As filed with the Securities and Exchange Commission on August 21, 2013

Registration No. 333-188224

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 6

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LADDER CAPITAL FINANCE HOLDINGS LLLP

LADDER CAPITAL FINANCE CORPORATION

(Exact Name of Each Registrant as Specified in Its Charter)

Delaware	6500	26-2048427
Delaware	6500	80-0846293
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

345 Park Avenue

8th Floor

New York, New York 10154

(212) 715-3170

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marc Fox

Chief Financial Officer

Ladder Capital Finance Holdings LLLP

345 Park Avenue

8th Floor

New York, New York 10154

(212) 715-3170

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Joshua N. Korff, Esq.

Michael Kim, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as reasonably practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (Check One):

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer (Do not check if a smaller reporting company): ☒		Smaller reporting company:	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer):  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer):  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
7.375% Senior Notes due 2017	$325,000,000	$44,330(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.
(2)	Previously Paid.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.

Subject to Completion, dated August 21, 2013

Preliminary Prospectus

Ladder Capital Finance Holdings LLLP

Ladder Capital Finance Corporation

$325,000,000

7.375% Senior Notes due 2017

Ladder Capital Finance Holdings LLLP (the “Company”) and Ladder Capital Finance Corporation (the “Co-Issuer” and, together with the Company, the “Issuers”) are offering to exchange up to $325,000,000 of the Issuers’ 7.375% Senior Notes due 2017 (the “Old Notes”) for up to $325,000,000 in aggregate principal amount of 7.375% Senior Notes due 2017 which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes” and, together with the Old Notes, the “Notes”).

Terms of the Exchange Offer:

•	Expires 11:59 p.m., New York City time, September 17, 2013, unless extended.

•	You may withdraw tendered outstanding Old Notes any time before the expiration or termination of the exchange offer.

•	Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•	The Issuers can amend or terminate the exchange offer.

•	The Issuers will not receive any proceeds from the exchange offer.

•	The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Terms of the Exchange Notes:

•

The terms of the Exchange Notes are substantially identical to those of the outstanding Old Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the exchange offer, see “Risk Factors” beginning on page 17 of this prospectus.

We are an “emerging growth company” as defined under federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

There is no established trading market for the Old Notes or the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Notes.

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Non-GAAP Financial Measures

We refer to the terms “adjusted net income,” “net result from securitizations,” “cost of funds,” “interest income, net of cost of funds” and “net revenues” in various places in this prospectus. These are a supplemental financial measures that are not presented in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only supplementally with results presented in accordance with GAAP, and you should primarily rely on our GAAP results. The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules to regulate the use in filings with the SEC and in public disclosures of “non-GAAP financial measures,” such as adjusted net income. Our measurement of adjusted net income may not be comparable to those of other companies. For a description of how this measure is defined and the reasons that we believe this information is useful to management and to investors, see “Summary—Summary Consolidated Financial Information.”

Market and Industry Data and Forecasts

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s good faith estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information nor have we ascertained the underlying economic assumptions relied upon in those sources. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” See “Risk Factors—Risks Related to Our Capital Structure and Operations—As an “emerging growth company” under the JOBS Act, we are eligible to take advantage of certain exemptions from various reporting requirements.”

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We may remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

ii

PROSPECTUS SUMMARY

This summary highlights material information about our business and the exchange offer. This is a summary of material information contained elsewhere in this prospectus and is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and the exchange offer, you should read this entire prospectus, including the section entitled “Risk Factors,” as well as the consolidated financial statements and the related notes thereto.

Unless otherwise noted or indicated by the context, the terms “Ladder,” “Company,” “we,” “our” and “us” refer to Ladder Capital Finance Holdings LLLP only and not any of its subsidiaries.

Certain figures included in this prospectus have been subject to rounding adjustments. Therefore, figures shown as totals in certain tables may not sum due to rounding.

Our Company

We are a leading commercial real estate finance company primarily focused on (i) the direct origination of mid-market senior secured commercial real estate first mortgage loans of $5 million to $100 million, (ii) investing in investment grade-rated securities secured by first mortgage loans on commercial real estate, and (iii) investing in net leased and other commercial real estate. Our proprietary origination platform enables us to invest on a national basis through our offices in New York, Los Angeles and Boca Raton.

As of June 30, 2013, we had $2.5 billion in total assets and $1.2 billion in book equity capital. As of that date, our assets included $1.7 billion of senior secured assets, including $818.1 million of first mortgage loans secured by commercial real estate, $629.6 million of investment grade-rated commercial mortgage-backed securities (“CMBS”), and $257.9 million of other commercial real estate securities guaranteed by a U.S. government agency or by a government-sponsored entity (“GSE”) (together “U.S. Agency Securities”). We also owned $521.4 million of real estate at June 30, 2013. For the six months ended June 30, 2013 and the year ended December 31, 2012, we earned net income attributable to preferred and common unitholders of $150.5 million and $172.4 million, respectively, and adjusted net income of $131.2 million and $174.9 million, respectively. See Note 1 in “Summary Consolidated Financial Information” for our definition of adjusted net income and a reconciliation to net income attributable to preferred and common unit holders.

Our primary sources of revenue include net interest income on our investments, which comprised 18.1% and 39.7% of our net revenues and 25.3% and 57.9% of net income for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, and income from sales of loans, net, which represents the income we earn from regular sales and securitizations of certain commercial mortgage loans, and which comprised 57.7% and 61.5% of our net revenues and 80.9% and 89.7% of net income for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. See Note 4 in “Summary Consolidated Financial Information” for our definition of net revenues and a reconciliation to total net interest income after provision for loan losses and total other income. From inception in October 2008 through June 30, 2013, we directly originated and funded $6.2 billion of commercial real estate loans and invested in $4.7 billion of CMBS and U.S. Agency Securities. We generally seek to maintain the ability to offer certain of our first mortgage loans for sale into CMBS trusts as part of a securitization process. From inception through June 30, 2013, we sold $4.1 billion of mortgage loans into 14 securitizations, consisting of two securitizations in 2010, three securitizations in 2011, six securitizations in 2012 and three securitizations in the first six months of 2013. In addition, we sold $55.8 million and $88.6 million in market value of U.S. Agency Securities in the first six months of 2013 and the year ended December 31, 2012, respectively, the large majority of which were subsequently securitized. We also generate net rental revenues from certain of our real estate and fee income from our loan originations and the management of our institutional bridge loan partnership.

We were initially founded as a Delaware limited liability company with commitments that resulted in initial equity contributions of $611.6 million from a diverse group of institutional investors and our management team. In the third quarter of 2011, we successfully completed a $257.4 million follow-on institutional equity offering, and in connection with that offering, we changed our corporate structure to a Delaware limited liability limited partnership. As of June 30, 2013, we had $1.2 billion of debt financing outstanding, including $113.2 million of committed secured term financing from leading domestic financial institutions listed in Note 7 of the consolidated financial statements included elsewhere in the prospectus (with an additional $1.8 billion of committed secured term financing available to us from these institutions), $498.0 million of financing from the Federal Home Loan Bank (“FHLB”) (with an additional $902.0 million of committed term financing available to us from the FHLB), $166.3 million of third party, non-recourse mortgage debt, $141.8 million of other securities financing and $325.0 million of Notes.

We are led by a highly experienced management team that has substantial experience in all aspects of commercial real estate, including origination, credit, underwriting, structuring, capital markets and asset management. On average, our management team members have 25 years of experience in the industry. Our management team includes Brian Harris, our Chief Executive Officer; Michael Mazzei, our President; Greta Guggenheim, our Chief Investment Officer; Pamela McCormack, our General Counsel and Co-Head of Securitization; Marc Fox, our Chief Financial Officer; Thomas Harney, our Head of Merchant Banking & Capital Markets; and Robert Perelman, our Head of Asset Management.

Preservation and growth of capital is core to our corporate culture. We apply a predominantly credit-centric, fundamental underwriting approach to all of our investments based on our significant in-house expertise in commercial real estate finance.

Our Businesses

We invest primarily in loans, securities and other interests in U.S. commercial real estate, with a focus on senior secured assets. Our business segments include loans, securities and real estate. The following table summarizes the value of our investment portfolio as reported in our consolidated financial statements as of the dates indicated below ($ in thousands):

	As of June 30, 2013	As of December 31,
		2012	2011	2010
Loans
Conduit first mortgage loans	$577,340	$623,333	$258,842	$353,946
Balance sheet first mortgage loans	237,139	229,926	229,378	149,104
Other commercial real estate-related loans	96,815	96,392	25,819	6,754

Total loans	$911,294	$949,651	$514,039	$509,804
Securities
CMBS investments	629,598	833,916	1,664,001	1,736,043
U.S. Agency Securities investments	257,925	291,646	281,069	189,467

Total securities	$887,523	$1,125,562	$1,945,070	$1,925,510
Real Estate
Total real estate, net	521,369	380,022	28,835	25,669

Total investments	$2,320,186	$2,455,235	$2,487,944	$2,460,983
Cash, cash equivalents and cash collateral held by broker	86,783	109,169	138,630	105,138
Other assets	91,295	64,626	27,815	21,667

Total assets	$2,498,264	$2,629,030	$2,654,389	$2,587,788

Loans

Conduit First Mortgage Loans. We originate first mortgage loans, which we refer to as conduit loans, that are secured by cash-flowing commercial real estate and are available for sale to securitizations. These first mortgage loans are typically structured with fixed interest rates and five- to ten- year terms. Our loans are originated by an internal team that has longstanding and strong relationships with borrowers and brokers throughout the U.S. We follow a rigorous investment process, which begins with an initial due diligence review; continues through a comprehensive legal and underwriting process incorporating multiple internal and external checks and balances; and culminates in approval or disapproval of each prospective investment by our Investment Committee. Conduit first mortgage loans in excess of $50.0 million also require approval of our Board of Directors’ Risk and Underwriting Committee.

We generally seek to maintain the ability to keep our conduit first mortgage loans on our balance sheet, offer them for sale to CMBS trusts as part of a securitization process or otherwise sell them as whole loans to third-party institutional investors. From inception through June 30, 2013, we originated and funded $5.2 billion of conduit first mortgage loans, and securitized $4.1 billion of such mortgage loans in 14 separate transactions, including two securitizations in 2010, three securitizations in 2011, six securitizations in 2012 and three securitizations in the six months ended June 30, 2013. We generally securitize our loans together with partners, which to date have included affiliates of Deutsche Bank Securities Inc., Wells Fargo, J.P. Morgan, UBS Securities LLC (“UBS”) and others. As of June 30, 2013, we held 38 first mortgage loans that were substantially available to be offered for sale into a securitization with an aggregate book value of $577.3 million. Based on the loan balances and the “as-is” third-party Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 66.0% at June 30, 2013.

Balance Sheet First Mortgage Loans. We also originate and invest in balance sheet first mortgage loans secured by commercial real estate properties that are undergoing lease-up, sell-out, renovation or repositioning. These mortgage loans are structured to fit the needs and business plans of the borrowers, and generally have floating rates and terms (including extension options) ranging from one to three years. Balance sheet first mortgage loans are originated, underwritten, approved and funded using the same underwriting approach, process and personnel as used to originate our conduit first mortgage loans. Balance sheet first mortgage loans in excess of $20 million also require approval of our Board of Directors’s Risk and Underwriting Committee.

We generally seek to hold our balance sheet first mortgage loans for investment, or offer them for sale to our institutional bridge loan partnership. These investments have been typically repaid at or prior to maturity (including by being refinanced by us into a new conduit first mortgage loan upon property stabilization) or sold to our institutional bridge loan partnership. As of June 30, 2013, we held a portfolio of 13 balance sheet first mortgage loans with an aggregate book value of $237.1 million. Based on the loan balances and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 57.2% at June 30, 2013.

Other commercial real estate-related loans. We selectively invest in note purchase financings, subordinated debt, mezzanine debt, and other structured finance products related to commercial real estate. As of June 30, 2013, we held $96.8 million of other commercial real estate-related loans. Based on the loan balance and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of the portfolio was 79.3%.

Securities

CMBS Investments. We invest in CMBS secured by first mortgage loans on commercial real estate, and own predominantly short-duration, AAA-rated securities. These investments have provided a stable and attractive base of net interest income and have helped us manage our liquidity. We have significant in-house expertise in the evaluation and trading of CMBS, due in part to our experience in originating and underwriting mortgage loans that comprise the assets within CMBS trusts, as well as our experience in structuring CMBS transactions. As of June 30, 2013, the estimated fair value of our portfolio of CMBS investments totaled $629.6 million in 74 CUSIPs ($8.5 million average investment per CUSIP). As of that date, all of our CMBS investments were rated investment grade, consisting of 84.2% AAA-rated securities, and 15.8% other investment grade-rated securities, and had a weighted average duration of 1.8 years.

U.S. Agency Securities Investments. Our U.S. Agency Securities portfolio consists of securities for which the principal and interest payments are guaranteed by a U.S. government agency, such as the Government National Mortgage Association (“Ginnie Mae”), or by a GSE, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”). As of June 30, 2013, the estimated fair value of our portfolio of U.S. Agency Securities was $257.9 million in 59 CUSIPs ($4.4 million average investment per CUSIP), with a weighted average duration of 3.5 years.

Real estate

Commercial real estate properties. As of June 30, 2013, we owned a 13-story office building with a book value of $18.0 million through a joint venture with an operating partner, and a portfolio of office properties with a book value of $135.0 million through a separate joint venture with an operating partner. In addition, as of June 30, 2013, we owned 34 single tenant retail properties with an aggregate book value of $261.6 million. These properties are leased on a net basis where the tenant is generally responsible for payment of real estate taxes, building insurance and maintenance. Sixteen of our properties are leased to a national pharmacy chain, and the remaining properties are leased to a national discount retailer, a regional sporting goods store, and a regional membership warehouse club. As of June 30, 2013, our net leased properties had an average age since construction of 6.6 years and a weighted average remaining lease term of 19.2 years.

Residential real estate. As of June 30, 2013, we owned 384 residential condominium units at Veer Towers in Las Vegas with a book value of $106.9 million through a joint venture with an operating partner. The units were 63% rented and occupied as of June 30, 2013. We sold 43 units during the six months ended June 30, 2013 and we intend to sell the remaining units over time.

Other Investments

Institutional bridge loan partnership. In 2011, we established an institutional partnership with a Canadian sovereign pension fund to invest in first mortgage bridge loans that meet pre-defined criteria. Our partner owns 90% of the limited partnership interest and we own the remaining 10% on a pari passu basis as well as 100% of the general partnership interest. Our partner retains the discretion to accept or reject individual loans. As the general partner, we earn management fees and incentive fees from the partnership. In addition, we are entitled to retain origination fees of up to 1% on loans that we sell to the partnership. As of June 30, 2013, the partnership owned $142.1 million of first mortgage bridge loan assets that were financed by $53.1 million of term debt. Debt of the partnership is nonrecourse to the limited and general partners, except for customary nonrecourse carve-outs for certain actions and environmental liability. As of June 30, 2013, the book value of our investment in the institutional partnership was $8.1 million.

Unconsolidated joint venture. In connection with the origination of a loan in April 2012, we received a 25% equity kicker with the right to convert upon a capital event. On March 22, 2013, the loan was refinanced and we converted our interest into a 25% limited liability company interest in Grace Lake JV, LLC. As of June 30, 2013, the LLC owned an office building with a carrying value of $78.0 million that is financed by $78.7 million of long-term debt. Debt of the joint venture is nonrecourse to the limited liability company members, except for customary nonrecourse carve-outs for certain actions and environmental liability. As of June 30, 2013, the book value of our investment in the joint venture was $2.1 million.

Other asset management activities. As of June 30, 2013, we also managed three separate CMBS investment accounts for private investors with combined total assets of $7.8 million. As of October 2012, we are no longer purchasing any new investments for these accounts. However, we will continue to manage the existing investments until their full prepayment or other disposition.

Our Competitive Strengths

Our competitive strengths include:

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Leading commercial mortgage franchise. We operate a vertically integrated commercial mortgage origination platform on a national basis that allows us to manage and control the loan process from origination through closing and, when appropriate, disposition, with over 50 experienced employees specializing in origination, underwriting, structuring, capital markets and asset management. We have a strong credit culture stemming from the extensive experience of our management team in commercial real estate transactions. As of June 30, 2013, our business was supported by $1.2 billion of book equity from more than 20 global institutional investors and our management team, which gives us a significant market presence as a lender and investor in the commercial real estate finance markets.

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Proven proprietary origination platform. Our proprietary origination platform enabled us to originate $1.4 billion and $2.5 billion of mortgage loans on commercial real estate during the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. Our management team and our origination team of approximately 20 professionals have long-established client relationships with major owners and operators of commercial real estate across the country as well as mortgage brokers on a national basis. We believe that we understand the financial needs of our borrowers, the geographic markets in which they operate, relevant market conditions for different types of commercial properties, and how to structure commercial real estate loans to meet their needs as well as our needs as a lender. Our originators are compensated based on profit metrics, which aligns their interests with ours, and helps to create and maintain a loan performance-driven culture versus a loan volume-driven culture.

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Rigorous credit and underwriting process. Prior to origination, we complete a comprehensive credit and underwriting process for all of our investments. Our credit process includes detailed due diligence on the property (including by conducting a site visit), market, tenants, and sponsor, coupled with multiple third-party reviews including a property appraisal. Our Investment Committee, comprised of four members of our management team who have extensive experience in commercial real estate finance, must approve every loan; and the Risk and Underwriting Committee of our Board of Directors must additionally approve investments above specified size thresholds. We have had no events of default or credit losses on the loans we originated since inception.

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Diversified non-bank investment platform. We put our knowledge of commercial real estate to work across multiple investment structures, including whole loans, securities, and equity and partnership interests. Our diversified, fixed income-oriented investment platform affords us the opportunity to capture relative value opportunities amongst the various products in different market environments. We also manage our loan and securities portfolios for diversification across property types, geographic regions, and sponsors. As Basel III and other risk-based capital regulations increasingly impact banks’ commercial real estate operations, we believe we and other non-bank lenders can benefit from the constraints placed on banks. We expect to continue to profit from our ability to act with speed and flexibility to benefit borrowers when warranted.

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Senior secured assets. We seek to maintain a balance sheet that is comprised principally of senior secured assets and characterized by adequate liquidity. As of June 30, 2013, 70.1% of our total assets consisted of senior secured assets or unrestricted cash. As of June 30, 2013, 37.4% of our total assets consisted of unrestricted cash and investment grade securities.

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Moderate leverage and strong access to capital. As of June 30, 2013, our debt to equity ratio was 1.0:1.0, and we had $1.8 billion of committed, undrawn funding capacity available to finance our business. We have access to low-cost and diverse sources of capital, including secured and repurchase financing from four institutional counterparties, financing from our subsidiary’s membership in the FHLB, the high-yield bond market, and the private equity market. We believe our ability to raise both equity and debt capital during periods of high market volatility underscores the confidence our equity investors and lenders have in our ability to manage our business prudently. Our access to diverse and low-cost debt capital, particularly our subsidiary’s FHLB membership, is a mark of distinction amongst our non-bank competitors.

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Experienced management team with significant ownership. Our management team has extensive expertise in the commercial real estate industry, with an average of 25 years of experience. The core of our management team has worked together during both volatile and stable market conditions, and has expertise in origination, underwriting, transaction management, structuring, capital markets and asset management. As of June 30, 2013, our management team and Board of Directors held capital accounts in our company with $93.9 million of book equity value, which we believe aligns their interests with our financial and strategic objectives. We believe that their significant ownership stake and incentive structure closely align the interests of our management team and Board of Directors with those of our other stakeholders and creditors.

Our Financing Strategies

Our financing strategies are critical to the success and growth of our business. We manage our financing to complement our asset composition and to diversify our exposure across multiple capital markets and counterparties.

We fund our investments in commercial real estate loans and securities through multiple sources, including the $611.6 million of gross cash proceeds we raised in our initial equity private placement beginning in October 2008, the $257.4 million of gross cash proceeds we raised in our follow-on equity private placement in the third quarter of 2011, current and future earnings and cash flow from operations, existing debt facilities, and other borrowing programs in which we participate.

We finance our portfolio of commercial real estate loans using committed term facilities provided by multiple financial institutions with total commitments of $1.3 billion at June 30, 2013, a $50.0 million credit agreement, and via our FHLB membership. As of June 30, 2013, there was no debt outstanding under the term facilities or credit agreement. We finance our securities portfolio, including CMBS and U.S. Agency Securities, via our FHLB membership, a $600.0 million committed term master repurchase agreement from a leading domestic financial institution and uncommitted master repurchase agreements with numerous counterparties. As of June 30, 2013, we had total outstanding balances of $255.0 million under all securities master repurchase agreements. In addition to the amounts outstanding on our other facilities, we had $498.0 million of borrowings from the FHLB outstanding at June 30, 2013. We finance our real estate investments with nonrecourse first mortgage loans. As of June 30, 2013, we had outstanding balances of $166.3 million on these nonrecourse mortgage loans. We also had $325.0 million aggregate principal amount of senior notes due 2017 issued and outstanding as of June 30, 2013. See Note 7 to our consolidated financial statements for the six months ending June 30, 2013 included elsewhere in this prospectus for more information about our financing arrangements.

We enter into interest rate and credit spread derivative contracts to mitigate our exposure to changes in interest rates and credit spreads. We generally seek to hedge assets that have a duration longer than two years, including newly-originated conduit first mortgage loans, securities in our CMBS portfolio if long enough in duration, and most of our U.S. Agency Securities portfolio. We monitor our asset profile and our hedge positions to manage our interest rate and credit spread exposures, and seek to match fund our assets according to the liquidity characteristics and expected holding periods of our assets.

We seek to maintain a debt-to-equity ratio in the range of 2:1-3:1. We expect this ratio to fluctuate during the course of a fiscal year due to the normal course of business in our conduit lending operations, in which we generally securitize our inventory of loans at intervals, and also because of changes in our asset mix, due in part to such securitizations. Our debt-to-equity ratio was 1.0:1.0 at June 30, 2013. We believe that our predominantly senior secured assets and our defensive financing strategy allow us to maintain financial flexibility to capitalize on attractive market opportunities as they arise.

From time to time, we may add financing counterparties that we believe will complement our business. The Indenture and the agreements governing our other indebtedness provide certain limitations on our ability and the ability of our present and future subsidiaries to incur additional indebtedness. Further, while our LLLP Agreement does not impose any threshold limits on our ability to use leverage, the unanimous approval of certain directors appointed by our lead investors is required to effect any new financing transaction.

Overview of the Commercial Real Estate Finance Industry

Commercial real estate is a capital intensive business that uses substantial amounts of debt capital to develop, acquire, maintain, reposition and refinance commercial properties. There were $3.1 trillion of commercial mortgage loans outstanding in the U.S. as of March 31, 2013. These mortgage loans were predominantly held as investments by banks ($1.5 trillion), securitization trusts ($683 billion), and insurance companies ($322 billion). Securitization trusts and the CMBS they issue have risen in importance as a financing source for the commercial real estate industry, growing from $40 billion in assets in 1990, representing 3.6% of commercial mortgage loans outstanding at the time, to $683 billion in assets, representing 22.3% of commercial mortgage loans outstanding as of March 31, 2013.

We believe there is currently a compelling market opportunity to invest in commercial real estate finance products, including loans and securities, as a result of the constrained supply of commercial real estate financing coupled with the significant demand for debt capital on newly acquired or refinanced commercial real estate properties. The commercial real estate market faces high near-term debt maturities, in that over $1.6 trillion of commercial and multifamily real estate debt is scheduled to mature from 2014 through 2018. At the same time, the flow of capital available to finance commercial real estate has decreased. Traditional commercial real estate lenders, including banks and insurance companies, are currently facing tighter capital constraints and regulatory changes.

The CMBS market is recovering following the global financial crisis, with $11.6 billion in new issuance in 2010, $32.7 billion in new issuance in 2011, $48.4 billion in new issuance in 2012 and $43.9 billion of new issuance in the first six months of 2013. We believe there is capacity for a substantial market recovery and that the CMBS market will continue to play an important role in the financing of commercial real estate in the U.S. We also believe that we will be able to capitalize on the relative lack of capital available for balance sheet loans, commanding relatively high yields on conservatively underwritten commercial real estate mortgage loans.

Corporate Information

The Company was founded in October 2008 and is a Delaware limited liability limited partnership. Our principal executive offices are located at 345 Park Avenue, 8th Floor, New York, New York 10154 and our telephone number is (212) 715-3170. We maintain a website at www.laddercapital.com. The information contained on or connected to our website is not intended to form a part of or be incorporated by reference into this prospectus.

Exchange Offer

On September 19, 2012, the Issuers sold, through a private placement exempt from the registration requirements of the Securities Act, $325,000,000 of the Issuers’ 7.375% Senior Notes due 2017, all of which are eligible to be exchanged for Exchange Notes. The Old Notes were issued under the indenture, dated as of September 19, 2012, among the Issuers and Wilmington Trust, National Association, as trustee (as supplemented, amended or modified, the “Indenture”).

Simultaneously with the private placement, the Issuers entered into a registration rights agreement with the initial purchasers of the Old Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, as amended, we are required to use our reasonable best efforts to cause a registration statement for substantially identical notes, which will be issued in exchange for the Old Notes, to be filed with the SEC and to complete the exchange offer within 30 days after the date such registration statement is declared effective. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings “Exchange Offer” and “Description of Notes” for further information regarding the Exchange Notes.

Securities Offered	$325,000,000 aggregate principal amount of 7.375% Senior Notes due 2017.

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in minimum denominations of $2,000 and integral principal multiples of $1,000 in excess thereof. The exchange offer is being made pursuant to the Registration Rights Agreement which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 11:59 p.m., New York City time, on September 17, 2013, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense promptly after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•	you acquire the Exchange Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Broker-Dealer	Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions on the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions. These conditions include our determination in our sole reasonable discretion that:

•	no threatened, instituted or pending statute, law, rule or regulation of any governmental agency or regulatory body restrains or prohibits the exchange offer; and

•

no banking moratorium, suspension of bank payments, limitation by any governmental agency or authority that adversely affects the extension of credit, war or other similar international calamity, or general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or over-the-counter market has occurred; and

•

no change or development involving a prospective change, has occurred or been threatened in our business, financial condition or prospects that is or may be adverse to us or have an adverse impact on the value of the Old Notes or the Exchange Notes; and

•	no change in the current interpretation of the Staff of the SEC regarding the application of the prospectus delivery provisions of the Securities Act to the exchange offer has occurred; and

•

no stop order shall have been issued or threatened by the SEC or any state securities authority suspending effectiveness of the registration statement and all governmental approvals have been obtained; and

•	we have not received an opinion of counsel to the effect that there is any actual or threatened legal impediment to the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing conditions has not been satisfied, we may, subject to applicable law, terminate the exchange offer or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions on the Exchange Offer.”

Procedures for Tendering Old Notes Held in the Form of Book-entry Interests	The Old Notes were issued as global securities and were deposited upon issuance with Wilmington Trust, National Association, which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depository Trust Company (“DTC”).

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Your outstanding Old Notes must be tendered in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 11:59 p.m., New York City time, on the expiration date of the exchange offer.

U.S. Federal Income Tax Considerations	The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “Exchange Offer—Consequences of Failure to Exchange” and “Description of Notes—Registration Rights.”

Description of Exchange Notes

The summary below described the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Please see “Description of Notes” for a more detailed description of the terms and conditions of the Notes. The Exchange Notes will have terms identical in all material respects to the Old Notes, except that the Exchange Notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the Registration Rights Agreement.

Issuers	Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership, and Ladder Capital Finance Corporation, a Delaware corporation.

Securities	$325 million aggregate principal amount of 7.375% senior notes due 2017.

Maturity Date	The Exchange Notes will mature on October 1, 2017.

Interest Rate	7.375% per annum.

Interest Payment Dates	Each April 1 and October 1. Interest accrues from the original issue date of the outstanding notes or from the most recent date on which interest has been paid on the Notes.

Ranking	The Exchange Notes will be the Issuers’ senior unsecured obligations and will:

•	rank senior in right of payment to all of the Issuers’ existing and future subordinated indebtedness;

•	rank equally in right of payment with all of the Issuers’ existing and future senior indebtedness;

•	be effectively subordinated to all of the Issuers’ secured indebtedness and obligations to the extent of the value of the assets securing such indebtedness and obligations; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Optional Redemption	We may redeem the Exchange Notes, in whole, at any time, or from time to time in part, prior to their stated maturity. The redemption price for Notes that are redeemed before April 1, 2017 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, plus (ii) a make-whole premium. The redemption price for Notes that are redeemed on or after April 1, 2017 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, and will not include a make-whole premium. See “Description of Notes—Optional Redemption.”

At any time before October 1, 2015, we may on one or more occasions redeem up to 25% of the aggregate principal amount of the

Exchange Notes with the net cash proceeds of certain equity offerings, at a redemption price equal to 107.375% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any.

Change of Control Offer	If we experience certain kinds of changes of control and the Exchange Notes receive a ratings downgrade, we will be required to offer to repurchase the Exchange Notes at prices described under “Description of Notes—Change of Control.”

Asset Sale Proceeds	If we or our restricted subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such asset sales in our business within a specified period of time, repay certain senior debt or make an offer to purchase a principal amount of the Notes equal to the excess net proceeds. The purchase price of the Exchange Notes will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of Notes—Limitation on Sale of Assets and Subsidiary Stock.”

Certain Covenants	The Indenture, including the Exchange Notes, contains covenants that, among other things, limit our ability and the ability of the restricted subsidiaries to:

•	incur additional indebtedness or issue certain disqualified stock and preferred shares;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock or make other restricted payments;

•	incur liens;

•	allow to exist certain restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to us;

•	merge or consolidated with another company or sell all or substantially all assets; and

•	enter into transactions with affiliates.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of Notes—Certain Covenants.”

Certain of these covenants will cease to apply to the Exchange Notes at all times when the Exchange Notes have investment grade ratings from two of the three following rating agencies: Standard & Poor’s Rating Services (“Standard & Poor’s”), Moody’s Investor Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”). For more details, see “Description of Notes.”

No Prior Market	The Exchange Notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk Factors	You should carefully consider all information in this prospectus. In particular, you should evaluate the specific risks described in the section entitled “Risk Factors” in this prospectus for a discussion of risks relating to an investment in the Notes.

Summary Consolidated Financial Information

The following tables set forth our summary consolidated financial data as of and for the periods indicated. The statements of operating data for the years ended December 31, 2012, 2011 and 2010 and balance sheet data as of December 31, 2012 and 2011 are derived from our audited consolidated financial statements and related notes included in this prospectus. The balance sheet data as of December 31, 2010 is derived from our audited consolidated financial statements and related notes that are not included in this prospectus. The balance sheet data as of June 30, 2012 has been derived from our unaudited consolidated financial statements not included in this prospectus. The following consolidated financial information has been revised as described in Note 2 of the audited consolidated financial statements included elsewhere in this prospectus.

The following summary consolidated financial data are qualified in their entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements and related notes and the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Information” and other financial information included in this prospectus. Historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance and the results for any interim period are not necessarily indicative of the operating results to be expected for the full fiscal year.

For the six months ended June 30,	For the year ended December 31,
2013	2012	2012	2011	2010
(unaudited)
Operating Data:	($ in thousands)
Net interest income	$38,018	$55,132	$99,726	$97,461	$80,427
Provision for loan losses	(300)	(149)	(449)	—	(885)

Net interest income after provision for loan losses	37,718	54,983	99,277	97,461	79,542
Total other income	172,576	53,427	151,945	12,350	39,251
Total costs and expenses	(56,420)	(31,316)	(76,264)	(36,570)	(27,149)

Income before taxes	153,874	77,094	174,958	73,241	91,644
Tax expense	(3,684)	(414)	(2,584)	(1,510)	(600)

Net income	150,190	76,680	172,374	71,731	91,044
Net (income) loss attributable to noncontrolling interest	327	(8)	49	(16)	—

Net income attributable to preferred and common unit holders	$150,517	$76,672	$172,423	$71,715	$91,044

Other Financial Data:
Adjusted net income(1)	$131,153	$88,401	$174,943	$102,940	$91,387
Cost of funds(2)	(28,276)	(25,120)	53,027	50,760	55,859
Interest income, net of cost of funds(2)	33,153	46,059	83,171	82,538	73,443
Net revenues(4)	210,294	108,410	251,222	109,811	118,793

Other Financial and Credit Metrics (at end of period):
Debt to equity	1.0	x	1.6	x	1.3	x	1.6	x	2.6	x
Tangible equity to assets(3)	47.5%	37.4%	41.9%	37.3%	27.8%
Unrestricted cash and investment grade securities as a % of total assets	37.4%	61.1%	44.5%	76.4%	77.4%
Amount of undrawn committed repurchase agreement financings	$1,786,808	$1,195,612	$1,195,612	$952,616	$738,241
Amount of undrawn committed FHLB financings	$902,000,000	—	$738,000,000	—	—

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)
	($ in thousands)
Cash Flow Data:
Net Cash Flows provided by (used in):
Operating Activities	$218,513	$(137,672)	$(108,415)	$340,302	$(231,274)
Investing Activities	67,774	135,342	283,310	(320,699)	(434,396)
Financing Activities	(285,583)	21,374	(214,450)	(12,564)	568,717

Balance Sheet Data (at end of period):
Cash and Cash Equivalents	$45,884	$102,393	$43,796	$83,350	$76,311
Real Estate Securities	887,523	1,623,180	1,125,562	1,945,070	1,925,510
Mortgage Loan Receivables	911,294	825,605	949,651	514,038	509,804
Real Estate	521,369	79,387	380,022	28,835	25,669
Total Assets	2,498,264	2,777,844	2,629,030	2,654,389	2,587,788
Total Debt Outstanding	1,244,248	1,675,316	1,484,672	1,615,641	1,839,720
Total Liabilities	1,310,817	1,737,865	1,527,840	1,665,326	1,869,282
Total Capital (Equity)	1,187,447	1,039,978	1,101,190	989,062	718,506

(1)	We present adjusted net income, which is a non-GAAP measure, as a supplemental measure of our performance. We define adjusted net income as net income attributable to preferred and common unit holders adjusted to add back real estate depreciation and amortization, eliminate the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period, exclude unrealized gains/losses related to our investments in agency interest-only securities, and add back non-cash stock-based compensation. As more fully discussed in Note 2 to the consolidated financial statements included elsewhere in this prospectus, our investments in agency interest-only securities are recorded at fair value with changes in fair value recorded in current period earnings. Also as discussed in Note 2, we do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss (whether realized or unrealized) on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” We exclude the results on these hedges from adjusted net income until the related asset is sold, and the hedge position is considered “closed.” We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and derivatives which we use to hedge asset values.

Set forth below is a reconciliation of net income attributable to preferred and common unit holders to adjusted net income:

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)
	($ in thousands)
Net income attributable to preferred and common unit holders	$150,517	$76,671	$172,423	$71,716	$91,045
Real estate depreciation and amortization	5,926	691	3,093	703	263
Adjustments for unrecognized derivative results	(31,896)	7,673	(8,662)	31,961	2,452
Unrealized (gain) loss on agency IO securities, net	5,039	2,045	5,681	(1,591)	(2,547)
Non-cash stock-based compensation	1,567	1,321	2,408	151	174

Adjusted net income	$131,153	$88,401	$174,943	$102,940	$91,387

We present adjusted net income because we believe it assists investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives. In addition, we use adjusted net income: (i) to evaluate our earnings from operations and (ii) because management believes that it may be a useful performance measure for us.

Adjusted net income has limitations as an analytical tool. Some of these limitations are:

•	adjusted net income does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate adjusted net income differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted net income should not be considered in isolation or as a substitute for net income attributable to preferred and common unit holders or other performance measures calculated in accordance with GAAP.

(2)	We present cost of funds, which is a non-GAAP measure, as a supplemental measure of the Company’s cost of debt financing. We define cost of funds as interest expense as reported on our consolidated statements of income adjusted to include the net interest expense component resulting from our hedging activities, which is currently included in net results from derivative transactions on our consolidated statements of income. We net cost of funds with our interest income as presented on our consolidated statements of income to arrive at interest income, net of cost of funds, which we believe represents a more comprehensive measure of our net interest results.

Set forth below is an unaudited reconciliation of interest expense to cost of funds:

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)
	($ in thousands)
Interest expense	$(23,411)	$(16,047)	$(36,473)	$(35,836)	$(48,874)
Net interest expense component of hedging activities(1)	(4,865)	(9,073)	(16,554)	(14,924)	(6,985)

Cost of funds	$(28,276)	$(25,120)	$(53,027)	$(50,760)	$(55,859)

Interest income	$61,429	$71,179	$136,198	$133,298	$129,302
Cost of funds	(28,276)	(25,120)	(53,027)	(50,760)	(55,859)

Interest income, net of cost of funds	$33,153	$46,059	$83,171	$82,538	$73,443

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
(1) Net interest expense component of hedging activities	$(4,865)	$(9,073)	$(16,554)	$(14,924)	$(6,985)
Hedging realized result (futures)	4,086	(4,291)	(20,886)	(32,227)	(3,088)
Hedging realized result (swaps)	(8,169)	(1,868)	(6,872)	(2,263)	(8,222)
Hedging unrecognized result	31,897	(7,474)	8,662	(31,961)	(2,452)
Net result from derivative transactions	$22,949	$(22,706)	$(35,650)	$(81,375)	$(20,747)

(3)	Computation excludes the impact of real estate-related intangible assets.

(4)	We present net revenues, which is a non-GAAP measure, as a supplemental measure of the Company’s performance, excluding operating expenses. We define net revenues as net interest income after provision for loan losses and total other income, which are both disclosed on the Company’s consolidated statements of income. We present interest income on investments, net and income from sales of loans, net as a percent of net revenues to reflect the contributions of the net interest from our investments and the loan sales and securitization activity to our net revenues.

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
Net interest income after provision for loan losses	$37,718	$54,983	$99,277	$97,461	$79,542
Total other income	172,576	53,427	151,945	12,350	39,251

Net revenues	$210,294	$108,410	$251,222	$109,811	$118,793

RISK FACTORS

Participating in the exchange offer is subject to a number of risks. You should carefully consider the following risk factors as well as the other information and data included in this prospectus prior to participating in the exchange offer. Any of the following risks could materially and adversely affect our business, cash flows, financial condition or results of operations. In such case, you may lose all or part of your original investment in your Notes.

Risks Related to the Exchange Notes

Holders of Old Notes who fail to exchange their Old Notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the exchange offer, see the discussion below under the caption “Exchange Offer—Consequences of Failure to Exchange.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “Exchange Offer—Procedures for Tendering Old Notes Through Brokers and Banks” and “Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.

We have, and upon consummation of this exchange offer, will continue to have, a significant amount of indebtedness. At June 30, 2013, we and our subsidiaries had approximately $1.2 billion of aggregate principal amount of indebtedness outstanding, of which $919.2 million was secured indebtedness. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our substantial indebtedness could have other important consequences to you and significant effects on our business. For example, it could;

•	make it more difficult for us to satisfy our obligations with respect to the Notes and our other debt;

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital and other general partnership purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from capitalizing on business opportunities;

•	make it more difficult to satisfy our financial obligations, including payments on the Notes;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds for working capital, acquisitions, debt service requirements, execution of our business strategy or other general partnership purposes.

In addition, the credit agreements governing our funding debt contain and the Indenture will contain, and the agreements governing future indebtedness may contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness.

We will depend on distributions from our subsidiaries to fulfill our obligations under the Notes.

We are a holding company and our assets consist primarily of investments in our subsidiaries. Our ability to service debt obligations, including our ability to pay the interest on and principal of our credit facilities, Notes and other debt securities when due, will be dependent upon cash distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us, including limitations imposed by individual debt arrangements at these subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make any funds available to us.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

Subject to the debt to equity ratio covenants in our credit facilities and the terms of the Indenture, both of which limit our ability and the ability of our present and future subsidiaries to incur additional indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness in the future. The terms of the Indenture permit us to incur significant additional indebtedness. To the extent that we incur additional indebtedness or such other obligations, the risk associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase. In addition, because certain of our outstanding indebtedness bears interest at variable rates of interest, we are exposed to risk from fluctuations in interest rates. We may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk, or may create additional risks.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Generally, the debt we have incurred to finance the mortgage loans we originate matures sooner than those mortgage loans. Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund working capital needs will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the Notes, on or before the maturity thereof, sell assets or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness, including the Notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest or principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the Notes.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our financial condition and results of operations.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Our assets or cash flow could be insufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. As a result, any default by us on our indebtedness could have a material adverse effect on our business and could impact our ability to make payments under the Notes.

The Indenture and the credit agreements governing our funding debt will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Indenture and the credit agreements governing our funding debt will impose significant operating and financial restrictions and limit the ability of the Issuers and their restricted subsidiaries to, among other things:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, partnership interests or capital stock;

•	prepay, redeem or repurchase certain debt;

•	sell or otherwise dispose of assets;

•	sell stock of our subsidiaries;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

As a result of these covenants and restrictions, we are and will be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. In addition, we will be required to maintain specified financial ratios and satisfy other financial condition tests. The terms of any future indebtedness we may incur could include more restrictive covenants. We may be unable to maintain compliance with these covenants in the future and, if we fail to do so, we may be unable to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as others contained in our future debt instruments from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected.

Your right to receive payments on the Notes will be effectively subordinated to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Subject to the restrictions in the Indenture, we and our subsidiaries may incur significant additional indebtedness secured by assets. If we are declared bankrupt or insolvent, or if we default under any of our existing or future indebtedness, including our funding debt, that is secured by assets, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the holders of such indebtedness could foreclose on such assets to the exclusion of holders of the Notes, even if an event of default exists under the Indenture at such time. In any such event, because the Notes will not be secured by such assets or the equity interests in the Issuers, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

The Notes will be structurally subordinated to the claims of the creditors of our subsidiaries.

We conduct a substantial portion of our business through our subsidiaries. Our subsidiaries do not guarantee the Notes. Claims of creditors of our subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As of June 30, 2013, after giving effect to this offering, the subsidiaries of the Issuers would have had $1.0 billion of outstanding liabilities (excluding intercompany liabilities).

We may be unable to repurchase the Notes upon a change of control.

Upon the occurrence of specified kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at a price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest to the date of repurchase.

However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the Notes. If we are required to repurchase the Notes, we would probably require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the Notes to obtain the benefit of an offer to repurchase all of a portion of the Notes held by such holder may be impaired. See “Description of Notes—Change of Control” and “Description of Notes—Limitation on Sales of Assets and Subsidiary Stock.”

If the Notes are rated investment grade by two out of three rating agencies, certain covenants contained in the Indenture will be suspended, and you will lose the protection of these covenants unless or until the Notes subsequently fall back below investment grade.

The Indenture contains certain covenants that will be suspended for so long as the Notes are rated investment grade by two out of the three following rating agencies: Standard & Poor’s, Moody’s and Fitch. These covenants restrict, among other things, our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness or issue preferred stock;

•	make distributions or other restricted payments;

•	sell capital stock or other assets;

•	engage in transactions with affiliates; and

•	designate our subsidiaries as unrestricted.

Because these restrictions will not apply when the Notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the Notes. In addition, we will not have to make certain offers to repurchase the Notes. These covenants will only be restored if the credit ratings assigned to the Notes later fall below investment grade.

Ratings of the Notes may affect the market price and marketability of the Notes.

The Notes have been rated by Standard & Poor’s, Moody’s and Fitch. These ratings are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the ratings agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Holders of Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Notes.

Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market and an active trading market may not develop for the Exchange Notes.

The Exchange Notes will be a new issue of securities for which there is no established trading market. We do not intend to list the Notes or any Exchange Notes on any national securities exchange or include the Exchange Notes in any automated quotation system. The initial purchasers of the Old Notes have advised us that they intend to make a market in the Old Notes and any Exchange Notes issued in exchange therefor, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to do so, and, if commenced, they may discontinue their market making activities at any time without notice. In addition, market making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending.

Therefore, an active market for the Exchange Notes may not develop or be maintained, which would adversely affect the market price and liquidity of the Exchange Notes. In that case, the holders of the Exchange Notes may not be able to sell their Notes at a particular time or at a favorable price. The liquidity of any market for the Notes will depend on a number of factors, including:

•	the number of holders of Notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Notes for the Exchange Notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Notes;

•	prevailing interest rates; and

•	the aggregate principal amount of Notes outstanding.

Even if an active trading market for the Exchange Notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your Exchange Notes. In addition, subsequent to their initial issuance, the Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar Notes, our performance and other factors.

Risks Related to Our Operations

Our business model may not be successful. We may change our investment strategy and financing policy in the future and any such changes may not be successful.

There can be no assurance that any business model or business plan of ours will prove accurate, that our management team will be able to implement such business model or business plan successfully in the future or that we will achieve our performance objectives. Any business model of ours, as well as any assumptions and predictions thereof, merely reflect our assessment of the short and long-term prospects of the business, finance and real estate markets in which we operate and should not be relied upon in determining whether to invest in the Notes. We have discretion regarding the assets we originate or acquire, and our management team is authorized to follow very broad investment guidelines and has great latitude within those guidelines to determine which assets make proper investments for us, in each case subject to any restrictions set forth in any limited liability limited partnership agreement or other of our applicable agreements. You will not be able to evaluate the nature of and the terms on which we will originate, acquire, invest in, securitize, warehouse, hold or dispose of particular assets.

Our General Partner does not manage us and it is not liable for our liabilities and obligations.

Our sole general partner is LCFH GP, LLC, a Delaware limited liability company (the “General Partner”). Pursuant to our limited liability limited partnership agreement, as amended (the “LLLP Agreement”), the General Partner has irrevocably delegated to our Board of Directors all management powers over our business and affairs. Accordingly, the General Partner does not have management authority over us. As we are a Delaware limited liability limited partnership, the General Partner will not be liable for our liabilities and obligations. Thus, the noteholders will not be able to look to the General Partner to satisfy any of our liabilities or obligations.

Our Lead Investors may take actions with respect to our business that are contrary to those recommended by our Board of Directors.

Although certain affiliates of TowerBrook Capital Partners L.P. (“TowerBrook”) and GI International L.P. (“GI Partners” and, together with TowerBrook, the “Lead Investors”) have and are expected to continue to provide assistance to our management team, the Lead Investors have no obligation to provide any such assistance and will not be responsible for our day-to-day operations or management. Such responsibility will be vested solely in our management team. The Lead Investors do not have any obligation to commit any resources to us.

Private equity funds advised by the Lead Investors (the “Lead Investor Funds”) have invested a total of $350 million in us. Although private equity funds advised by each of the Lead Investors have in the past invested in companies operating in the financial services sector and that represented build-up opportunities, none of such investments was in the commercial real estate industry. The financial results of past investments made by any Lead Investor Fund or other investment vehicles managed by any Lead Investor are not indicative of our future financial results. You should not place any reliance on any Lead Investor’s investment track record.

In their capacity as our limited partners, the Lead Investor Funds will have the ability, directly or indirectly, to appoint a majority of the members of the Board of Directors and will have certain approval rights that are unique to the Lead Investor Funds. As our limited partners, no Lead Investor Fund has any fiduciary duties to us and, as such, each Lead Investor Fund will take actions that are in the best interest of such Lead Investor Fund, which actions may not be in your best interest as a holder of Notes. Additionally, any Lead Investor Fund, as a limited partner of the Company, may take actions that are contrary to those recommended by our Board of Directors.

We are dependent on our management team, and loss of any of these individuals could adversely affect our ability to operate profitably.

We depend to a significant extent upon the skills and experience of our management team. The loss of the services of one or more of such individuals could have an adverse effect on our operations, and in such case we will be subject to the risk that no suitable replacement could be found. Furthermore, any termination of a member of the management team may be difficult and costly for us and create obligations for us to the departing individual. In the future, if we are unable to staff our management team fully with individuals who possess the skills and experience necessary to excel in their positions on the management team, we may be adversely affected. Furthermore, if one or more members of our management team is no longer employed by us, financial institutions providing any financing arrangements to us may not provide future financing to us, which could materially and adversely affect our business.

We may not be able to hire and retain qualified loan originators or grow and maintain our relationships with key loan brokers, and if we are unable to do so, our ability to implement our business and growth strategies could be limited.

We depend on our loan originators to generate borrower clients by, among other things, developing relationships with commercial property owners, real estate agents and brokers, developers and others, which we believe leads to repeat and referral business. Accordingly, we must be able to attract, motivate and retain skilled loan originators. The market for loan originators is highly competitive and may lead to increased costs to hire and retain them. We cannot guarantee that we will be able to attract or retain qualified loan originators. If we cannot attract, motivate or retain a sufficient number of skilled loan originators, or even if we can motivate or retain them but at higher costs, we could be materially and adversely affected. We also depend on our network of loan brokers, who generate a significant portion of our loan originations. While we strive to cultivate long-standing relationships that generate repeat business for us, brokers are free to transact business with other lenders and have done so in the past and will do so in the future. Our competitors also have relationships with some of our brokers and actively compete with us in bidding on loans shopped by these brokers. We also cannot guarantee that we will be able to maintain or develop new relationships with additional brokers.

We may face difficulties in obtaining required authorizations or licenses to do business.

In order to implement our business strategies, we may be required to obtain, maintain or renew certain licenses and authorizations (including “doing business” authorizations and licenses with respect to loan origination) from certain governmental entities. While we do not anticipate any delays or other complications relating to such licenses and authorizations, there is no assurance that any particular license or authorization will be obtained, maintained or renewed quickly or at all. Any failure of ours to obtain, maintain or renew such authorizations or licenses may adversely affect our business.

We may not be able to maintain our joint ventures and strategic business alliances.

We often rely on other third-party companies for assistance in origination, warehousing, distribution, securitization and other finance-related and loan-related activities. Some of our business may be conducted through non-wholly-owned subsidiaries, joint ventures in which we share control (in whole or in part) and strategic alliances formed by us with other strategic or business partners that we do not control. There can be no assurance that any of these strategic or business partners will continue their relationships with us in the future or that we will be able to pursue our stated strategies with respect to non wholly-owned subsidiaries, joint ventures, strategic alliances and the markets in which we operate. Our ability to influence our partners in joint ventures or strategic alliances may be limited, and non-alignment of interests on various strategic decisions in joint ventures or strategic alliances may adversely impact our business. Furthermore, joint venture or strategic alliance partners may (i) have economic or business interests or goals that are inconsistent with ours; (ii) take actions contrary to our policies or objectives; (iii) undergo a change of control; (iv) experience financial and other difficulties; or (v) be unable or unwilling to fulfill their obligations under a joint venture or strategic alliance, which may affect our financial conditions or results of operations.

We may not be able to raise sufficient capital to implement our business plan, which could negatively affect our financial results.

If we do not raise sufficient capital through our issuance of debt or equity securities in the future, we may not be able to fully implement our business plan. An inability to fully execute the business plan could negatively affect our financial results.

Our business is highly leveraged, which could lead to greater losses than if we were not as leveraged.

We do and, in the future, intend to use financial leverage in executing our business plan. Such borrowings may take the form of “financing facilities” such as bank credit facilities, credit facilities from government agencies (including the FHLB), repurchase agreements and warehouse lines of credit, which are secured revolving lines of credit that we utilize to warehouse portfolios of real estate instruments until we exit them through securitization. We do and, in the future, intend to enter into securitization and other long-term financing transactions and to use the proceeds from such transactions to reduce the outstanding balances under these financing facilities. However, such agreements may include a recourse component. Further, any financing facilities that we currently have or may use in the future to finance our assets may require us to provide additional collateral or pay down debt if the market value of our assets pledged or sold to the provider of the credit facility or the repurchase agreement counterparty decline in value. In addition, our borrowings are generally based on floating interest rates, the fluctuation of which could adversely affect our business and results of operations. Our use of leverage in a market that moves adversely to our business interests could result in a substantial loss to us, which would be greater than if we were not leveraged.

There can be no assurance that we will be able to utilize financing facilities in the future on favorable terms, or at all.

There is no assurance that we will be able to obtain, maintain or renew our financing facilities on terms favorable to us or at all. Furthermore, any financing facility that we enter into will be subject to conditions and restrictive covenants relating to our operations, which may inhibit our ability to grow our business and increase revenues. To the extent we breach a covenant or cannot satisfy a condition, such facility may not be available to us, or may be required to be repaid in full or in part, which could limit our ability to pursue our business strategies. Further, such borrowings may limit the length of time during which any given asset may be used as eligible collateral.

Additionally, if we are unable to securitize our loans to replenish a warehouse line of credit, we may be required to seek other forms of potentially less attractive financing or otherwise to liquidate our assets. Furthermore, some of our warehouse lines of credit contain cross-default provisions. If a default occurs under one of these warehouse lines of credit and the lenders terminate one or more of these agreements, we may need to enter into replacement agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement agreements on the same terms as the terminated warehouse line of credit.

We may issue more unsecured corporate bonds in the future depending on the financing requirements of our business and market conditions. Our failure to maintain the credit ratings on the Notes could negatively affect our ability to access capital and could increase our interest expense. The credit ratings agencies periodically review our capital structure and the quality and stability of our earnings. Deterioration in our capital structure or the quality and stability of our earnings could result in a downgrade of the credit ratings on our Notes or other debt securities. Any negative ratings action could constrain the capital available to Ladder and could limit our access to funding for our operations. We are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes constrained, our interest costs could increase, which could have a material adverse effect on our results of operations, financial condition and cash flows.

The utilization of any of our repurchase and warehouse facilities and other financing arrangements is subject to the pre- approval of the lender, which we may be unable to obtain.

In order to borrow funds under a repurchase or warehouse agreement or other financing arrangement, the lender has the right to review the potential assets for which we are seeking financing and approve such asset in its sole discretion. Accordingly, we may be unable to obtain the consent of a lender to finance an investment and alternate sources of financing for such asset may not exist.

Our use of repurchase agreements to finance our securities and/or loans may give our lenders greater rights in the event that either we or a lender files for bankruptcy, including the right to repudiate our repurchase agreements, which could limit or delay our claims.

In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted under applicable insolvency laws to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured claim. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur. Therefore, our use of repurchase agreements to finance our portfolio assets exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or ourselves.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security and/or loans to us at the end of the transaction term, or if the value of the underlying security and/or loans has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in repurchase transactions, we generally sell securities and/or loans to lenders (i.e., repurchase agreement counterparties) in return for cash from the lenders. The lenders then are obligated to resell the same securities and/or loans to us at the end of the term of the transaction. In a repurchase agreement, the cash we receive from a lender when we initially sell the securities and/or loans to such lender is less than the value of the securities and/or loans sold. If the lender defaults on its obligation to resell the same securities and/or loans to us under the terms of a repurchase agreement, we will incur a loss on the transaction equal to the difference between the value of the securities and/or loans sold and the cash we received from the lender (assuming there was no change in the value of the securities and/or loans). We also would lose money on a repurchase transaction if the value of the underlying securities and/or loans has declined as of the end of the transaction term, as we would have to repurchase the securities and/or loans for their initial value but would receive securities and/or loans worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender will be able to terminate the transaction and cease entering into any other repurchase transactions with us. Our repurchase agreements generally contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements also could declare a default. If a default occurs under any of our repurchase agreements and the lenders terminate one or more of their repurchase agreements, we may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses that we incur on our repurchase transactions could adversely affect our earnings.

We may be subject to repurchases of loans or indemnification on loans and real estate that we have sold if certain representations or warranties in those sales are breached.

If loans that we sell or securitize do not comply with representations and warranties that we make about the loans, the borrowers, or the underlying properties, we may be required to repurchase such loans (including from a trust vehicle used to facilitate a structured financing of the assets through a securitization) or replace them with substitute loans. Additionally, in the case of loans and real estate that we have sold, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically will require a significant allocation of working capital to be carried on our books, and our ability to borrow against such assets may be limited. Any significant repurchases or indemnification payments could adversely affect our business.

The allocation of capital among our business lines may vary, which will affect our financial performance.

In executing our business plan, we regularly consider the allocation of capital to our various commercial real estate business lines. The allocation of capital among such business lines may vary due to market conditions, the expected relative return on equity of each activity, the judgment of our management team, the demand in the marketplace for commercial real estate loans and securities and the availability of specific investment opportunities. We also consider the availability and cost of our likely sources of capital. If we fail to appropriately allocate capital and resources across our business lines or fail to optimize our investment and capital raising opportunities, our financial performance may be adversely affected.

Our access to the CMBS securitization market and the timing of our securitization activities may greatly affect our quarterly financial results.

We expect to distribute the conduit loans we originate through securitizations, and, upon completion of a securitization, we will recognize certain non-interest revenues which are included in total other income on our consolidated statements of income and cease to earn net interest income on the securitized loans. Our quarterly revenue, operating results and profitability have varied substantially from quarter to quarter based on the frequency, volume and timing of our securitizations. Securitization activities will be affected by a number of factors, including our loan origination volumes, changes in loan values, quality and performance during the period such loans are on our books and conditions in the securitization and credit markets generally and at the time we seek to launch and complete our securitizations. As a result of these quarterly variations, quarter-to-quarter comparisons of our operating results may not provide an accurate comparison of our current period results of operations.

Our financial statements may be materially affected if our estimates, including loan loss reserves, prove to be inaccurate.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to (i) assessing the adequacy of the allowance for loan losses, (ii) determining the fair value of investment securities and (iii) assessing other than temporary impairments on real estate. These estimates, judgments and assumptions are inherently uncertain, especially in turbulent economic times, and, if they prove to be wrong, then we face the risk that charges to income will be required.

If we fail to maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

We depend on our ability to produce accurate and timely financial statements in order to run our business. If we fail to do so, our business could be negatively affected and our independent registered public accounting firm may be unable to attest to the accuracy of our financial statements.

A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct, misstatements on a timely basis by the Company’s internal controls. A significant deficiency is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a registrant’s financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented or detected and corrected, on a timely basis by the Company’s internal controls.

Although we continuously monitor the design, implementation and operating effectiveness of our internal controls over financial reporting, there can be no assurance that significant deficiencies or material weaknesses will not occur in the future. If we fail to maintain effective internal controls in the future, it could result in a material misstatement of our financial statements that may not be prevented or detected on a timely basis, which could cause stakeholders to lose confidence in our reported financial information.

We may be subject to “lender liability” litigation.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure you that such claims will not arise or that we will not be subject to significant liability if a claim of this type were to arise.

Litigation may adversely affect our business, financial condition and results of operations.

We are, from time to time, subject to legal and regulatory requirements applicable to our business and industry. We may be subject to various legal proceedings and these proceedings may range from actions involving a single plaintiff to class action lawsuits. Litigation can be lengthy, expensive, and disruptive to our operations and results cannot be predicted with certainty. There may also be adverse publicity associated with litigation, regardless of whether the allegations are valid or whether we are ultimately found not liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

There can be no assurance that our corporate insurance policies will mitigate all insurable losses, costs or damages to our business.

Based on our history and type of business, we believe that we maintain adequate insurance coverage to cover probable and reasonably estimable liabilities should they arise. However, there can be no assurance that these estimates will prove to be sufficient, nor can there be any assurance that the ultimate outcome of any claim or event will not have a material negative impact on our business prospects, financial position, results of operations or cash flows.

As an “emerging growth company” under the JOBS Act we are eligible to take advantage of certain exemptions from various reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our securities less attractive as a result. The result may be a less active trading market for our securities and our security prices may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Market Risks Related to Real Estate Securities and Loans

We have a concentration of investments in the real estate sector and may have concentrations from time to time in certain property types, locations, tenants and borrowers, which may increase our exposure to the risks of certain economic downturns.

We operate in the commercial real estate sector. Such concentration in one economic sector may increase the volatility of our returns and may also expose us to the risk of economic downturns in this sector to a greater extent than if our portfolio also included other sectors of the economy. Declining real estate values may reduce the level of new mortgage and other real estate-related loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase of or investment in additional properties. Borrowers may also be less able to pay principal and interest on our loans if the value of real estate weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, acquire or sell loans, which would materially and adversely affect our results of operations, financial condition, liquidity and business.

In addition, we are not required to observe specific diversification criteria relating to property types, locations, tenants or borrowers. A limited degree of diversification increases risk because the aggregate return of our business may be adversely affected by the unfavorable performance of a single property type, single tenant, single market or even a single investment. To the extent that our portfolio is concentrated in any one region or type of asset, downturns relating generally to such region or type of asset may result in defaults on a number of our assets within a short time period. Additionally, borrower concentration, in which a particular borrower is, or a group of related borrowers are, associated with multiple real properties securing mortgage loans or securities held by us, magnifies the risks presented by the possible poor performance of such borrower(s).

We operate in a highly competitive market for lending and investment opportunities, which may limit our ability to originate or acquire desirable loans and investments in our target assets.

We operate in a highly competitive market for lending and investment opportunities. A number of entities compete with us to make the types of loans and investments that we seek to make. Our profitability depends, in large part, on our ability to originate or acquire target assets at attractive prices. In originating or acquiring target assets, we compete with a variety of institutional lenders and investors and many other market participants, including specialty finance companies, real estate investment trusts (“REITs”), commercial banks and thrift institutions, investment banks, insurance companies, hedge funds and other financial institutions. Many competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other finance companies have raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for lending and investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance, to which our REIT subsidiary is subject, or maintenance of an exemption from the Investment Company Act. Furthermore, competition for originations of, and investments in, our target assets may lead to the yield of such assets decreasing, which may further limit our ability to generate desired returns. Also, as a result of this competition, desirable loans and investments in specific types of target assets may be limited in the future and we may not be able to take advantage of attractive lending and investment opportunities from time to time. We can offer no assurance that we will be able to identify and originate loans or make any or all of the types of investments that are described in this prospectus.

Our investment guidelines and underwriting guidelines may restrict our ability to compete with others for desirable commercial mortgage loan origination and acquisition opportunities.

We have investment guidelines and underwriting guidelines with respect to commercial mortgage loan origination and acquisition opportunities. Additionally, under our credit facilities, the lenders have the right to review the assets which we are seeking to finance and approve the purchase and financing of such assets in their sole discretion. These investment and underwriting guidelines and lender approvals may restrict us from being able to compete with others for commercial mortgage loan origination and acquisition opportunities and these guidelines may be stricter than the guidelines employed by our competitors. As a result, we may not be able to compete with others for desirable commercial mortgage loan origination and acquisition opportunities. In addition, these investment and underwriting guidelines and approvals impose conditions and limitations on our ability to originate certain of our target assets, including, in particular, restrictions on our ability to originate junior mortgage loans, mezzanine loans and preferred equity investments.

Our earnings may decrease because of changes in prevailing interest rates.

Our primary interest rate exposures relate to the yield on our assets and the financing cost of our debt, as well as the interest rate swaps that we utilize for hedging purposes. Interest rates are highly sensitive to many factors beyond our control, including but not limited to governmental monetary and tax policies, domestic and international economic and political considerations. Interest rate fluctuations present a variety of risks, including the risk of a mismatch between asset yields and borrowing rates, variances in the yield curve and fluctuating prepayment rates, and such fluctuations may adversely affect our income and may generate losses.

Prepayment rates on mortgage loans cannot be predicted with certainty and prepayments may result in losses to the value of our assets.

The frequency at which prepayments (including voluntary prepayments by the borrowers and liquidations due to defaults and foreclosures) occur on our investments can adversely impact our business, and prepayment rates cannot be predicted with certainty, making it impossible to completely insulate us from prepayment or other such risks. Any adverse effects of prepayments may impact our portfolio in that particular investments, which may experience outright losses in an environment of faster actual or anticipated prepayments or may underperform relative to hedges that the management team may have constructed for such investments (resulting in a loss to our overall portfolio). Additionally, borrowers are more likely to prepay when the prevailing level of interest rates falls, thereby exposing us to the risk that the prepayment proceeds may be reinvested only at a lower interest rate than that borne by the prepaid obligation.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.

We cannot predict the severity of the effect that potential future terrorist attacks could have on us. Any future terrorist attacks, the anticipation of any such attacks, the consequences of any military or other response by the United States and its allies, and other armed conflicts could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our assets and harm our financial condition and results of operations, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. The economic impact of such events could also adversely affect the credit quality of some of our loans and investments and the property underlying our securities. Losses resulting from these types of events may not be fully insurable.

The events of September 11, 2001 created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002 (the “TRIA”) and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, which extended the TRIA through the end of 2014, insurers must make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable opportunities available to us and the pace at which we are able to acquire assets. If the properties underlying our interests are unable to obtain affordable insurance coverage, the value of our interests could decline, and in the event of an uninsured loss, we could lose all or a portion of our assets.

Risks Related to Our Portfolio

The value of our investments, including the CMBS in which we invest, may be adversely affected by many factors that are beyond our control.

Income from, and the value of, our investments may be adversely affected by many factors that are beyond our control, including:

•	volatility and adverse changes in international, national and local economic and market conditions, including contractions in market liquidity for mortgage loans and mortgage-related assets;

•	changes in interest rates and in the availability, costs and terms of financing;

•	changes in generally accepted accounting principles;

•	changes in governmental laws and regulations, fiscal policies and zoning and other ordinances and costs of compliance with laws and regulations;

•	downturns in the markets for mortgage backed securities and other asset-backed and structured products; and

•

civil unrest, terrorism, acts of war, nuclear or radiological disasters and natural disasters, including earthquakes, hurricanes, tornados, tsunamis and floods, which may result in uninsured and underinsured losses.

In addition to other analytical tools, our management team utilizes financial models to evaluate loans and real estate assets, the accuracy and effectiveness of which cannot be guaranteed.

In all cases, financial models are only estimates of future results which are based upon assumptions made at the time that the projections are developed. There can be no assurance that management’s projected results will be obtained and actual results may vary significantly from the projections. General economic and industry-specific conditions, which are not predictable, can have an adverse impact on the reliability of projections.

The vast majority of the mortgage loans that we originate or purchase, and those underlying the CMBS in which we invest, are nonrecourse loans and the assets securing the loans may not be sufficient to protect us from a partial or complete loss if the borrower defaults on the loan.

Except for customary nonrecourse carve-outs for certain actions and environmental liability, most commercial mortgage loans, including those underlying the CMBS in which we invest, are effectively nonrecourse obligations of the sponsor and borrower, meaning that there is no recourse against the assets of the borrower or sponsor other than the underlying collateral. In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. Even if a mortgage loan is recourse to the borrower (or if a nonrecourse carve-out to the borrower applies), in most cases, the borrower’s assets are limited primarily to its interest in the related mortgaged property. Further, although a mortgage loan may provide for limited recourse to a principal or affiliate of the related borrower, there is no assurance of any recovery from such principal or affiliate will be made or that such principal’s or affiliate’s assets would be sufficient to pay any otherwise recoverable claim. In the event of the bankruptcy of a borrower, the loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

The commercial mortgage and other commercial real estate-related loans, and the commercial mortgage loans underlying the CMBS in which we may invest, are subject to the ability of the commercial property owner to generate net income from operating the property (and not the independent income or assets of the borrower). The volatility of real property could have a material adverse effect on our business, financial position and results of operations.

Commercial mortgage loans and the commercial mortgage loans underlying the securities in which we may invest are subject to the ability of the commercial property owner to general net income from operating the property (and not the independent income or assets of the borrower). Any reductions in net operating income (“NOI”) increase the risks of delinquency, foreclosure and default, which could result in losses to us. NOI of an income-producing property can be affected by many factors, including, but not limited to:

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses;

•	changes in general or local market conditions;

•

changes in tenant mix and performance, the occupancy or rental rates of the property or, for a property that requires new leasing activity, a failure to lease the property in accordance with the projected leasing schedule;

•	competition from comparable property types or properties;

•	unskilled or inexperienced property management;

•	limited availability of mortgage funds or fluctuations in interest rates which may render the sale and refinancing of a property difficult;

•	development projects that experience cost overruns or otherwise fail to perform as projected, including, without limitation, failure to complete planned renovations, repairs or construction;

•	unanticipated increases in real estate taxes and other operating expenses;

•	challenges to the borrower’s claim of title to the real property;

•	environmental considerations;

•	zoning laws;

•	other governmental rules and policies;

•	unanticipated structural defects or costliness of maintaining the property;

•	uninsured losses, such as possible acts of terrorism;

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a decline in the operational performance of a facility on the real property (such facilities may include multifamily rental facilities, office properties, retail facilities, hospitality facilities, healthcare-related facilities, industrial facilities, warehouse facilities, restaurants, mobile home facilities, recreational or resort facilities, arenas or stadiums, religious facilities, parking lot facilities or other facilities); and

•	severe weather-related damage to the property and/or its operation.

Additional risks may be presented by the type and use of a particular commercial property, including specialized use as a nursing home or hospitality property.

In instances where the borrower is acting as a landlord on the underlying property as we do for our net leased and other commercial real estate assets, the ability of such borrower to satisfy the debt obligation we hold will depend on the performance and financial health of the underlying tenants, which may be difficult for us to assess or predict. In addition, as the number of tenants with respect to a commercial property decreases or as tenant spaces on a property must be relet, the nonperformance risk of the loan related to such commercial property may increase. Any one or more of the preceding factors could materially impair our ability to recover principal in a foreclosure on the related loan as lender and repay the principal as borrower.

A substantial portion of our portfolio may be committed to the origination or purchasing of commercial loans to small and medium-sized, privately owned businesses. Compared to larger, publicly owned firms, such companies generally have limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. The above financial challenges may make it difficult for such borrowers to make scheduled payments of interest or principal on their loans. Accordingly, advances made to such types of borrowers entail higher risks than advances made to companies who are able to access traditional credit sources.

A portion of our portfolio also may be committed to the origination or purchasing of commercial loans where the borrower is a business with a history of poor operating performance, based on our belief that we can realize value from a loan on the property despite such borrower’s performance history. However, if such borrower were to continue to perform poorly after the origination or purchase of such loan, including due to the above financial challenges, we could be adversely affected.

Certain balance sheet loans may be more illiquid and involve a greater risk of loss than long-term mortgage loans.

We originate and acquire balance sheet loans, generally having maturities of three years or less, that provide interim financing to borrowers seeking short-term capital for the acquisition or transition (for example, lease up and/or rehabilitation) of commercial real estate generally having a maturity of three years or less. Such a borrower under an interim loan often has identified a transitional asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the interim loan, and we bear the risk that we may not recover some or all of our initial expenditure. In addition, borrowers usually use the proceeds of a long-term mortgage loan to repay an interim loan. We may therefore be dependent on a borrower’s ability to obtain permanent financing to repay our interim loan, which could depend on market conditions and other factors.

Further, interim loans may be relatively less liquid than loans against stabilized properties due to their short life, their potential unsuitability for securitization, any unstabilized nature of the underlying real estate and the difficulty of recovery in the event of a borrower’s default. This lack of liquidity may significantly impede our ability to respond to adverse changes in the performance of our interim loan portfolio and may adversely affect the value of the portfolio. Such “liquidity risk” may be difficult or impossible to hedge against and may also make it difficult to effect a sale of such assets as we may need or desire. As a result, if we are required to liquidate all or a portion of our interim loan portfolio quickly, we may realize significantly less than the value at which such investments were previously recorded, which may fail to maximize the value of the investments or result in a loss.

We may finance first mortgages, which may present greater risks than if we made first mortgage loans directly to owners of real estate collateral.

Our portfolio may include first mortgage loan financings which are loans made to holders of commercial real estate first mortgage loans that are secured by commercial real estate. While we have certain rights with respect to the real estate collateral underlying a first mortgage loan, the holder of the commercial real estate first mortgage loans may fail to exercise its rights with respect to a default or other adverse action relating to the underlying real estate collateral or fail to promptly notify us of such an event which would adversely affect our ability to enforce our rights. In addition, in the event of the bankruptcy of the borrower under the first mortgage loan, we may not have full recourse to the assets of the holder of the commercial real estate mortgage loan, or the assets of the holder of the commercial real estate mortgage loan may not be sufficient to satisfy our first mortgage loan financing. Accordingly, we may face greater risks from our first mortgage loan financings than if we had made first mortgage loans directly to owners of real estate collateral.

We may originate or acquire construction loans, which may expose us to an increased risk of loss.

We may originate or acquire construction loans. If we fail to fund our entire commitment on a construction loan or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences associated with the loan, including: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete construction from other sources; a borrower claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan.

We are subject to additional risks associated with loan participations.

Some of our loans are participation interests or co-lender arrangements in which we share the rights, obligations and benefits of the loan with other lenders. We may need the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceedings in the event of default and the institution of, and control over, foreclosure proceedings. Similarly, a majority of the participants may be able to take actions to which we object but to which we will be bound if our participation interest represents a minority interest. We may be adversely affected by this lack of full control.

We may originate or acquire B-Notes, a form of subordinated mortgage loan, and we may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We may originate or acquire B-Notes. A B-Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note owners after payment to the A-Note owners. B-Notes reflect similar credit risks to comparably rated CMBS. However, since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments and circumstances. Further, B-Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties. B-Notes also are less liquid than CMBS, thus we may be unable to dispose of underperforming or non-performing investments.

Our investments in subordinate loans, subordinate participation interests in loans and subordinate CMBS rank junior to other senior debt and we may be unable to recover our investment in these loans.

We may originate or acquire subordinate loans (including mezzanine loans), subordinate participation interests in loans and subordinate CMBS. In the event a borrower defaults on a loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. In addition, certain of our loans may be subordinate to other debt of the borrower. If a borrower defaults on a loan to us or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend loan documents, assign our loans, accept prepayments, exercise remedies and control decisions made in bankruptcy proceedings relating to borrowers.

If a borrower defaults on our mezzanine loan, subordinate loan or debt senior to any loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is paid in full. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine and subordinate loans may have higher loan-to-value ratios than first mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans or subordinate loans would result in operating losses for us.

In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B-Note, if any, then by the “first loss” subordinated security holder (generally, the “B-Piece” buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B-Notes, and any classes of securities junior to those in which we may invest, we may not be able to recover all of our investment in the securities we purchased. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we may invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgage loans underlying the mortgage-backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal in these securities.

The market value of our investments in CMBS could fluctuate materially as a result of various risks that are out of our control and may result in significant losses.

We currently invest in and may continue to invest in CMBS, a specific type of structured finance security. CMBS are, generally, investment grade and below investment grade securities backed by obligations (including certificates of participation in obligations) that are principally secured by commercial mortgage loans or interests therein having a multi-family or commercial use, such as shopping malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living centers. Accordingly, investments in CMBS are subject to the various risks described herein which relate to the pool of underlying assets in which the CMBS represents an interest. The exercise of remedies and successful realization of liquidation proceeds relating to commercial mortgage loans underlying CMBS may be highly dependent on the performance of the servicer or special servicer. There may be a limited number of special servicers available, particularly those which do not have conflicts of interest. We will bear the risk of loss on any CMBS we purchase. Further, the insurance coverage for various types of losses is limited in amount and we would bear losses in excess of the applicable limitations.

We may attempt to underwrite our investments on a “loss-adjusted” basis, which projects a certain level of performance. However, there can be no assurance that this underwriting will accurately predict the timing or magnitude of such losses. To the extent that this underwriting has incorrectly anticipated the timing or magnitude of losses, our business may be adversely affected. Some mortgage loans underlying CMBS may default. Under such circumstances, cash flows of CMBS investments held by us may be adversely affected as any reduction in the mortgage payments or principal losses on liquidation of any mortgage loan may be applied to the class of CMBS relating to such defaulted loans that we hold.

The market value of our CMBS investments could fluctuate materially over time as the result of changes in mortgage spreads, treasury bond interest rates, capital market supply and demand factors, and many other factors that affect high-yield fixed income products. These factors are out of our control, and could influence our ability to obtain short-term financing on the CMBS. The CMBS in which we may invest may have no, or only a limited, trading market. The financial markets in the past have experienced and could in the future experience a period of volatility and reduced liquidity which may reoccur or continue and reduce the market value of CMBS. Some or all of the CMBS that we hold may be subject to restrictions on transfer and may be considered illiquid.

We have acquired and, in the future, may acquire net leased real estate assets, or make loans to owners of net leased real estate assets (including ourselves), which carry particular risks of loss that may have a material impact on our financial condition, liquidity and results of operations.

A net lease requires the tenant to pay, in addition to the fixed rent, some or all of the property expenses that normally would be paid by the property owner. The value of our investments and the income from our investments in net leased properties, if any, will depend upon the ability of the applicable tenant to meet its obligations to maintain the property under the terms of the net lease. If a tenant fails or becomes unable to so maintain a property, the cash flow and/or the value of the property would be adversely affected. In addition, under many net leases the owner of the property retains certain obligations with respect to the property, including among other things, the responsibility for maintenance and repair of the property, to provide adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If we, as the owner, or the borrower, were to fail to meet these obligations, the applicable tenant could abate rent or terminate the applicable lease, which may result in a loss of capital invested in, and anticipated profits from, the property. In addition, we, as the owner, or the borrower may find it difficult to lease certain property to new tenants if that property had been suited to the particular needs of a former tenant.

The expense of operating and owning real property may impact our cash flow from operations.

We have in the past and may in the future make equity investments in real property. Costs associated with real estate investment, such as real estate taxes, insurance and maintenance costs, generally are not reduced even when a property is not fully occupied, rental rates decrease or other circumstances cause a reduction in income from the property. As a result, cash flow from the operations of our properties may be reduced if a tenant does not pay its rent or we are unable to rent out properties on favorable terms. Under those circumstances, we might not be able to enforce our rights as landlord without delays and may incur substantial legal costs. Additionally, new properties that we may acquire or redevelop may not produce significant revenue immediately, and the cash flow from existing operations may be insufficient to pay the operating expenses and principal and interest on debt associated with such properties until they are fully leased.

For example, in December 2012, we entered into a joint venture to purchase 427 residential condominium units in Veer Towers. There can be no assurance that this investment will generate positive cash flows in excess of the expense of owning and operating such properties.

Our investments in securities and mortgages issued by agencies or instrumentalities of the U.S. government face risks of prepayments or defaults on U.S. Agency Securities that we own at a premium and of “negative convexity.”

We currently invest in and may continue to invest in securities and mortgages issued by agencies or instrumentalities of the U.S. government, including Ginnie Mae, Fannie Mae, the Federal Housing Administration (“FHA”), Freddie Mac and other government agency mortgages secured by single multifamily properties or skilled nursing facilities. Additionally, we invest in real estate mortgage investment conduit (“REMIC”) securities collateralized by these mortgages. We invest in U.S. Agency Securities, the principal of which is guaranteed implicitly or explicitly by the U.S. government. Therefore, the most significant risks present in U.S. Agency Securities owned by us are first, in prepayments or defaults on U.S. Agency Securities that we own at a premium and second, “negative convexity,” as defined below.

We are exposed to the risk of increased prepayments or defaults by any mortgage or security that we own at a premium, such as any interest-only securities, most single mortgage securities and all construction and permanent loans. Any principal paydown diminishes the amount outstanding in these securities and reduces the yield to us. Before purchasing a loan or security, we judge the likelihood of prepayment based on certain prepayment and default parameters and our own experience in the government agency security market. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on our judgment and, accordingly, result in losses to our business.

“Negative convexity” is the inverse relationship between interest rates and the average expected life of a pool of mortgage loans; when interest rates rise, a mortgage may extend and when interest rates fall, a mortgage may prepay or default. As in any mortgage security, negative convexity is a concern as the yield on mortgage-backed securities is based on the average expected life of the underlying pool of mortgage loans. The actual prepayment experience of such pools may cause the yield we realize to differ from that calculated by us in making the investment, resulting in losses or profits. To protect against prepayments in a falling interest rate environment, typically each newly originated multifamily loan owned by us has a combination of 10 years of call/prepayment protection. However, an unexpected default in a single large property may reduce yield. In each transaction, we attempt to understand the agencies’ underwriting processes in order to assess the risk of default associated with a particular U.S. Agency Security. We also endeavor to diversify our holdings and at periodic points in time, sell our older positions for newer product, which may have less likelihood of default. There is no guarantee that we will be successful in either of these activities. When interest rates are rising, the rate of prepayment tends to decrease, thereby lengthening the actual average life of such pools. We frequently update our extension risk analyses and, if necessary, our hedging to account for this risk. The same is true when interest rates fall and prepayments tend to increase.

Other risks associated with U.S. Agency Securities are illiquidity, re-investment and the risk that a construction loan may not roll into a permanent loan.

A change to the conservatorship of Fannie Mae and Freddie Mac and related actions, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. federal government, could adversely affect our business.

There continues to be substantial uncertainty regarding the future of Fannie Mae and Freddie Mac, including the length of time for which they may continue to exist and in what form they may operate during that period. Due to increased market concerns about the ability of Fannie Mae and Freddie Mac to withstand future credit losses associated with securities on which they provide guarantees and loans held in their investment portfolios without the direct support of the U.S. federal government, in September 2008, the Federal Housing Finance Agency (the “FHFA”) placed Fannie Mae and Freddie Mac into conservatorship and, together with the Treasury, established a program designed to boost investor confidence in Fannie Mae and Freddie Mac by supporting the availability of mortgage financing and protecting taxpayers. The U.S. government program includes contracts between the Treasury and each of Fannie Mae and Freddie Mac that seek to ensure that each GSE maintains a positive net worth by providing for the provision of cash by the Treasury to Fannie Mae and Freddie Mac if FHFA determines that its liabilities exceed its assets. Although the U.S. government has described some specific steps that it intends to take as part of the conservatorship process, efforts to stabilize these entities may not be successful and the outcome and impact of these events remain highly uncertain. Under the statute providing the framework for the GSE’s conservatorship, either or both GSEs could also be placed into receivership under certain circumstances.

In August 2012, the Treasury announced its intention to restructure the preferred stock agreements with the GSEs. Under the new agreement, the GSEs will (a) pass on all profits to the Treasury when they make money and pay nothing when they have losses (as opposed to paying a flat 10% dividend), (b) wind down their mortgage portfolios by 15% per annum with the goal of reaching a total portfolio size of $150 billion by 2018 and (c) submit a plan to the Treasury to reduce mortgage risk for both the guaranteed book and retained portfolio by December 15, 2012. In March 2013, Fannie Mae and Freddie Mac announced that they will build a new entity as they wind down operations and may eventually be replaced by the new entity. In June 2013, a draft bill entitled the “Secondary Mortgage Market Reform and Taxpayer Protection Act of 2013” gave a name to this new entity - the Federal Mortgage Insurance Company (the “FMIC”). As proposed in the draft bill, the FMIC would be modeled after the Federal Deposit Insurance Corporation and provide catastrophic reinsurance in the secondary market for mortgage-backed securities. It would also take over multi-family guarantees as the existing portfolios of Fannie Mae and Freddie Mac are wound down by at least 15% annually until they are completely liquidated. The effects that these plans, which are not guaranteed to take effect as stated or at all, may have on our business are yet to be determined.

We may make equity and preferred equity investments which involve a greater risk of loss than traditional debt financing.

We may invest in equity and preferred equity interests in entities owning real estate. Such investments are subordinate to debt financing and are not secured. Should the issuer default on our investment, in most instances we would only be able to proceed against the entity that issued the equity in accordance with the terms of the security, and not any property owned by the entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our capital after any creditors to the entity are paid. As a result, we may not recover some or all of our capital, which could result in losses.

Our participation in the market for nonrecourse long-term securitizations may expose us to risks that could result in losses to us.

Following the dislocation of credit markets that commenced in 2007, the market for nonrecourse long-term securitizations has resumed and we have generally participated in that market by contributing loans to securitizations led by various large financial institutions and by leading a single-asset securitization on a single mortgage loan we originated. We may, in the future, take a larger role in leading single-asset and multi-asset securitizations of mortgage loans. To date, when we have primarily acted as a co-manager and mortgage loan seller into securitizations, we have been obligated to assume substantially similar liabilities as were required of a mortgage loan seller prior to the credit market dislocation, including with respect to representations and warranties required to be made for the benefit of investors. In particular, in connection with any particular securitization, we: (i) make certain representations and warranties regarding ourselves and the characteristics of, and origination process for, the mortgage loans that we contribute to the securitization; (ii) undertake to cure, or to repurchase or replace any mortgage loan that we contribute to the securitization that is affected by a material breach of any such representation and warranty or a material loan document deficiency; and (iii) assume, either directly or through the indemnification of third-parties, potential securities law liabilities for disclosure to investors regarding ourselves and the mortgage loans that we contribute to the securitization. When we lead single-asset or multi-asset securitizations as issuer and/or lead manager, we assume, either directly or through indemnification agreements, additional potential securities law liabilities and third-party liabilities beyond the liabilities we would assume when we act only as a mortgage loan seller into a securitization.

As a result of the dislocation of the credit markets, the securitization industry has crafted and continues to craft proposed changes to securitization practices, including proposed new standard representations and warranties, underwriting guidelines and disclosure guidelines. In addition, the securitization industry is becoming more regulated. For example, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), various federal agencies have promulgated, or are in the process of promulgating regulations with respect to various issues that affect securitizations, including (i) a requirement under the Dodd-Frank Act that issuers in securitizations retain 5% of the risk associated with securities they issue, (ii) requirements for additional disclosure, (iii) requirements for additional review and reporting, (iv) a possible requirement that a portion of potential profit that would be realized on the securitization must be deposited in a reserve account and used as additional credit support for the related commercial mortgage-backed securities until the loans are repaid and (v) certain restrictions designed to prevent conflicts of interest. The implementation of any regulations ultimately adopted will occur over a time period that could range from two months to as long as two years. Certain regulations have already been adopted and others remain under consideration by various governmental agencies, in some cases past the deadlines set in the Dodd-Frank Act for adoption. It is expected that the risk-retention regulations will be adopted in 2013 and that, pursuant to the Dodd-Frank Act as presently in effect, those regulations would take effect two years after adoption. Certain proposed regulations, if adopted, could alter the structure of securitizations in the future and could pose additional risks to our participation in future securitizations or could reduce or eliminate the economic benefits of participating in future securitizations.

Prior to any securitization, we generally finance mortgage loans with relatively short-term facilities until a sufficient portfolio is accumulated. We are subject to the risk that we will not be able to originate or acquire sufficient eligible assets to maximize the efficiency of a securitization. We also bear the risk that we might not be able to obtain new short-term facilities or would not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible assets for a securitization. Our inability to refinance any short-term facilities would also increase our risk because borrowings thereunder would likely be recourse to us or one of our subsidiaries. If we are unable to obtain and renew short-term facilities or to consummate securitizations to finance our assets on a long-term basis, we may be required to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price.

Any credit ratings assigned to our investments could be downgraded, which could have a material impact on our financial condition, liquidity and results of operations.

Some of our investments may be rated by one or more of Moody’s, Fitch, Standard & Poor’s, Realpoint, Dominion Bond Rating Service, Kroll Bond Ratings or other credit rating agencies. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot be assured that any such ratings will not be changed or withdrawn by a credit rating agency in the future if, in its judgment, circumstances warrant. If credit rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of these investments could significantly decline, which would adversely affect the value of our portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

The credit ratings currently assigned to our investments may not accurately reflect the risks associated with those investments.

Credit rating agencies rate our investments based upon their assessment of the perceived safety of the receipt of principal and interest payments from the issuers of such debt securities. Credit ratings assigned by the credit rating agencies may not fully reflect the true risks of an investment in such securities. Also, credit rating agencies may fail to make timely adjustments to credit ratings based on recently available data or changes in economic outlook or may otherwise fail to make changes in credit ratings in response to subsequent events, so that our investments may in fact be better or worse than the ratings indicate. We try to reduce the impact of the risk that a credit rating may not accurately reflect the risks associated with a particular debt security by not relying solely on credit ratings as the indicator of the quality of an investment. We make our acquisition decisions after factoring in other information, such as the discounted value of a CMBS security’s projected future cash flows, and the value of the real estate collateral underlying the mortgage loans owned by the issuing REMIC trust. However, our assessment of the quality of a CMBS investment may also prove to be inaccurate and we may incur credit losses in excess of our initial expectations.

We could incur losses from investments in non-conforming and non-investment grade-rated loans or securities, which could have a material impact on our financial condition, liquidity and results of operations.

Our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated or will be rated as non-investment grade by the credit rating agencies. The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, these investments will have a higher risk of default and loss than investment grade-rated assets. Any loss that we incur may be significant. There may be no limits on the percentage of unrated or non-investment grade rated assets that we may hold in our portfolio.

Some of our portfolio investments will be recorded at fair value and there is uncertainty as to the value of these investments. Furthermore, our determinations of fair value may have a material impact on our financial condition and results of operations.

The value of some of our investments may not be readily determinable. We will value these investments quarterly at fair value, as determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (Topic 820): Fair Value Measurement, or ASC 820. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these assets existed. Our determinations of fair value may have a material impact on our earnings, in the case of impaired loans and other assets, trading securities and available-for-sale securities that are subject to OTTI, or our accumulated other comprehensive income/(loss) in our partners’ equity, in the case of available-for-sale securities that are subject only to temporary impairments.

In many cases, our determination of the fair value of our investments will be based on valuations provided by third-party dealers and pricing services. Valuations of certain of our assets are often difficult to obtain or unreliable. In general, dealers and pricing services heavily disclaim their valuations. Dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

Our ability to collect upon the mortgage loans may be limited by the application of state laws.

Each of our mortgage loans permits us to accelerate the debt upon default by the borrower. The courts of all states will enforce acceleration clauses in the event of a material payment default, subject in some cases to a right of the court to revoke such acceleration and reinstate the mortgage loan if a payment default is cured. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust, or other security instrument or to permit the acceleration of the indebtedness if the exercise of those remedies would be inequitable or unjust or the circumstances would render the acceleration unconscionable. Thus, a court may refuse to permit foreclosure or acceleration if a default is deemed immaterial or the exercise of those remedies would be unjust or unconscionable or if a material default is cured.

Further, the ability to collect upon mortgage loans may be limited by the application of state and federal laws. Several states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation. Some courts have construed the term “judicial action” broadly.

The borrowers under the loans underlying our investments may be unable to repay their remaining principal balances on their stated maturity dates, which could negatively impact our business results.

Our mortgage loans may be non-amortizing or partially amortizing balloon loans that provide for substantial payments of principal due at their stated maturities. Balloon loans involve a greater risk to the lender than amortizing loans because a borrower’s ability to repay a balloon mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan (although some loans such as those on condominium projects, may be at least partially self-liquidating) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to effect a refinancing or sale will be affected by a number of factors. We are not obligated to refinance any of these mortgage loans.

Third-party diligence reports on mortgaged properties are made as of a point in time and are therefore limited in scope.

Appraisals and engineering and environmental reports, as well as a variety of other third party reports, are generally obtained with respect to each of the mortgaged properties underlying our investments at or about the time of origination. Appraisals are not guarantees of present or future value. One appraiser may reach a different conclusion than the conclusion that would be reached if a different appraiser were appraising that property. Moreover, the values of the mortgaged properties may have fluctuated significantly since the appraisals were performed. In addition, any third party report, including any engineering report, environmental report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance, remediation and capital improvement items.

The owners of, and borrowers on, the properties which secure our investments may seek the protection afforded by bankruptcy, insolvency and other debtor relief laws, which may create potential for risk of loss to us.

Although commercial mortgage lenders typically seek to reduce the risk of borrower bankruptcy through such items as nonrecourse carveouts for bankruptcy and special purpose entity/separateness covenants and/or non-

consolidation opinions for borrowing entities, the owners of, and borrowers on, the properties which secure our investments may still seek the protection afforded by bankruptcy, insolvency and other debtor relief laws. One of the protections offered in such proceedings to borrowers or owners is a stay of legal proceedings against such borrowers or owners, and a stay of enforcement proceedings against collateral for such loans or underlying such securities (including the properties and cash collateral). A stay of foreclosure proceedings could adversely affect our ability to realize on its collateral, and could adversely affect the value of those assets. Other protections in such proceedings to borrowers and owners include forgiveness of debt, the ability to create super priority liens in favor of certain creditors of the debtor, the potential loss of cash collateral held by the lender if the lender is over-collateralized, and certain well defined claims procedures. Additionally, the numerous risks inherent in the bankruptcy process create a potential risk of loss of our entire investment in any particular investment.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.

Liability relating to environmental matters may decrease the value of the underlying properties of our investments and may adversely affect the ability of a person to sell such property or real estate instrument related to the property or borrow using such property as collateral and may adversely affect the security afforded by a property for a mortgage loan. Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on, about, under or in its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. To the extent that an owner of an underlying property becomes liable for removal costs, testing, monitoring, remediation, bodily injury or property damage, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage asset related to such property. If we acquire any properties by foreclosure or otherwise, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thereby harming our financial conditions. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition. Moreover, some federal and state laws provide that, in certain situations, a secured lender, such as us, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or previous owner caused the environmental damage. Therefore, the presence of hazardous materials on certain property could have an adverse effect on us in our capacity as the owner of such property, as the mortgage lender to the owner of such property, or as the holder of a real estate instrument related to such property.

Insurance on the real estate underlying our loans and investments may not cover all losses, and this shortfall could result in both loss of cash flow from and a decrease in the asset value of the affected property.

The borrower, or we as property owner and/or originating lender, as the case may be, might not purchase enough or the proper types of insurance coverage to cover all losses. Further, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Any uninsured loss could result in both loss of cash flow from and a decrease in the asset value of the affected property.

Our entitlement to repayment on a loan may be impacted by the doctrine of equitable subordination, which would result in the subordination of our claim to the claims of other creditors of the borrower.

Courts have, in some cases, applied the doctrine of equitable subordination to subordinate the claim of a lending institution against a borrower to claims of other creditors of the borrower, when the lending institution is found to have engaged in unfair, inequitable or fraudulent conduct. The courts have also applied the doctrine of equitable subordination when a lending institution or its affiliates are found to have exerted inappropriate control over a borrower, including control resulting from the ownership of equity interests in a borrower. In certain instances where we own equity in a property, we also may make one or more loans to the owner of such property. Payments on one or more of our loans, particularly a loan to a borrower in which we also hold equity interests, may be subject to claims of equitable subordination that would place our entitlement to repayment of the loan on an equal basis with holders of the borrower’s common equity only after all of the borrower’s obligations relating to its other debt and preferred securities has been satisfied.

If we purchase or originate loans secured by liens on facilities that are subject to a ground lease and such ground lease is terminated unexpectedly, our interests could be adversely affected.

A ground lease is a lease of land, usually on a long-term basis, that does not include buildings or other improvements on the land. Normally any real property improvements made by the lessee during the term of the lease will revert to the owner at the end of the lease term. We may purchase or originate loans secured by liens on facilities that are subject to a ground lease, and, if the ground lease were to terminate unexpectedly, due to the borrower’s default on such ground lease, our business could be adversely affected.

For certain of our loans, we may rely on loan agents and special servicers and such agents and servicers may not act in the manner that we expect.

With respect to some of our loans, we will be neither the agent of the lending group that receives payments under the loan nor the agent of the lending group that controls the collateral for purposes of administering the loan. When we are not the agent for a loan, we may not receive the same financial or operational information as we would receive for loans for which we are the agent and, in many instances, the information on which we must rely may be provided by the agent rather than directly by the borrower. As a result, it may be more difficult for us to track or rate such loans than it is for the loans for which we are the agent. Additionally, we may be prohibited or otherwise restricted from taking actions to enforce the loan or to foreclose upon the collateral securing the loan without the agreement of other lenders holding a specified minimum aggregate percentage, generally a majority or two-thirds of the outstanding principal balance. It is possible that an agent or other lenders for one of such loans may choose not to take the same actions to enforce the loan or to foreclose upon the collateral securing the loan that we would have taken had we been agent for the loan.

We may not be able to control the party who services the mortgage loans included in the CMBS in which we may invest if those loans are in default and, in such cases, our interests could be adversely affected.

With respect to each series of the CMBS in which we may invest, overall control over the special servicing of the related underlying mortgage loans will be held by a “directing certificate-holder” or a “controlling class representative,” which is appointed by the holders of the most subordinate class of CMBS in such series. We may not have the right to appoint the directing certificate-holder or controlling class representative. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificate-holder or controlling class representative, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests. However, the special servicer is not permitted to take actions that are prohibited by law or violate the applicable servicing standard or the terms of the mortgage loan documents.

We may be required to make determinations of a borrower’s creditworthiness based on incomplete information or information that we cannot verify, which may cause us to purchase or originate loans that we otherwise would not have purchased or originated and, as a result, may negatively impact our business.

The commercial real estate lending business depends on the creditworthiness of borrowers, which we must judge. In making such judgment, we will depend on information obtained from non-public sources and the borrowers in making many decisions related to our portfolio, and such information may be difficult to obtain or may be inaccurate. As a result, we may be required to make decisions based on incomplete information or information that is impossible or impracticable to verify. A determination as to the creditworthiness of a prospective borrower is based on a wide-range of information including, without limitation, information relating to the form of entity of the prospective borrower, which may indicate whether the borrower can limit the impact that its other activities have on its ability to pay obligations related to the mortgaged property. Even if we are provided with full and accurate disclosure of all material information concerning a borrower, members of the management team may misinterpret or incorrectly analyze this information, which may cause us to purchase or originate loans that we otherwise would not have purchased or originated and, as a result, may negatively impact our business, or the borrower could still defraud us after origination, leading to a loss.

Our reserves for loan losses may prove inadequate, which could have a material adverse effect on us.

We maintain and regularly evaluate financial reserves to protect against potential future losses. Our reserves reflect management’s judgment of the probability and severity of losses. We cannot be certain that our judgment will prove to be correct and that reserves will be adequate over time to protect against potential future losses because of unanticipated adverse changes in the economy or events adversely affecting specific assets, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. We must evaluate existing conditions on our debt investments to make determinations to record loan loss reserves on these specific investments. If our reserves for credit losses prove inadequate, we could suffer losses which would have a material adverse effect on our financial performance.

If the loans that we originate or purchase do not comply with applicable laws, we may be subject to penalties.

Loans that we originate or purchase may be directly or indirectly subject to U.S. laws. Real estate lenders and borrowers may be responsible for compliance with a wide range of law intended to protect the public interest, including, without limitation, the Truth in Lending, Equal Credit Opportunity, Fair Housing and Americans with Disabilities Acts and local zoning laws (including, but not limited, to zoning laws that allow permitted non-conforming uses). If we or any other person fail to comply with such laws in relation to a loan that we have purchased or originated, legal penalties may be imposed, and our business may be adversely affected as a result. Additionally, jurisdictions with “one action,” “security first” and/or “antideficiency rules” may limit our ability or the ability of a special servicer of a CMBS issuance to foreclose on a real property or to realize on obligations secured by a real property. In the future, new laws may be enacted or imposed by federal, state or local governmental entities, and such laws may have an adverse effect on our business.

We are subject to various risks relating to non-U.S. securities and loans that may make them more risky than our investments in U.S.-based securities and loans.

Investments in securities or loans of non-U.S. issuers or borrowers or on non-U.S. properties and securities denominated or whose prices are quoted in non-U.S. currencies pose, to the extent not hedged, currency exchange risks (including blockage, devaluation and nonexchangeability), as well as a range of other potential risks which could include expropriation, confiscatory taxation, withholding or other taxes on interest, dividends, capital gain or other income, political or social instability, illiquidity, price volatility, market manipulation and the burdens of complying with international licensing and regulatory requirements and prohibitions that differ between jurisdictions. In addition, less information may be available regarding non-U.S. properties or securities of non-U.S. issuers or borrowers and non-U.S. issuers or borrowers may not be subject to accounting, auditing and financial reporting standards and requirements comparable to or as uniform as those of U.S. issuers. Transaction costs of investing in non-U.S. securities or loan markets are generally higher than in the United States, and there may be less government supervision and regulation of exchanges, brokers and issuers than there is in the United States. We might have greater difficulty taking appropriate legal action in non-U.S. courts and non-U.S. markets also have different clearance and settlement procedures which in some markets have at times failed to keep pace with the volume of transactions, thereby creating substantial delays and settlement failures that could adversely affect our performance.

Risks Related to Regulatory and Compliance Matters

One of our subsidiaries is registered as a broker-dealer and is subject to various broker-dealer regulations. Violations of these regulations could result in revocation of broker-dealer licenses, fines or other disciplinary action.

We have a subsidiary that is registered as a broker-dealer with the SEC and in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, and is a member of the Financial Industry Regulatory Authority (“FINRA”). This subsidiary is subject to regulations that cover all aspects of its business, including sales methods, trade practices, use and safekeeping of clients’ funds and securities, the capital structure of the subsidiary, recordkeeping, the financing of client purchases and the conduct of directors, officers and employees. The SEC and FINRA have also imposed both conduct-based and disclosure-based requirements with respect to research reports. Violation of these regulations can result in the revocation of broker-dealer licenses (which could result in our having to hire new licensed investment professionals before continuing certain operations), the imposition of censure or fines and the suspension or expulsion of the subsidiary, its officers or employees from FINRA. In addition, our broker-dealer subsidiary is subject to routine periodic examination by the staff of FINRA. As a registered broker-dealer and member of a self-regulatory organization, our broker-dealer subsidiary is subject to the SEC’s uniform net capital rule. Rule 15c3-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

The Dodd-Frank Act will result in additional regulation by the SEC, the U.S. Commodity Futures Trading Commission (“CFTC”) and other regulators of our broker-dealer subsidiary. The legislation calls for the imposition of expanded standards of care by market participants in dealing with clients and customers, including by providing the SEC with authority to adopt rules establishing fiduciary duties for broker-dealers and directing the SEC to examine and improve sales practices and disclosure by broker-dealers and investment advisers. Our broker-dealer subsidiary will also be affected by rules to be adopted by federal agencies pursuant to the Dodd-Frank Act that require any person who organizes or initiates an asset-backed security transaction to retain a portion (generally, at least five percent) of any credit risk that the person conveys to a third party. Securitizations will also be affected by rules proposed by the SEC in September 2011 to implement the Dodd-Frank Act’s prohibition against securitization participants’ engaging in any transaction that would involve or result in any material conflict of interest with an investor in a securitization transaction. The proposed rules would except bona fide market-making activities and risk-mitigating hedging activities in connection with securitization activities from the general prohibition.

If our subsidiaries that are regulated as registered investment advisers are unable to meet the requirements of the SEC or fail to comply with certain federal and state securities laws and regulations, they may face termination of their investment adviser registration, fines or other disciplinary action.

Two of our subsidiaries are regulated by the SEC as registered investment advisers. Registered investment advisers are subject to the requirements and regulations of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Such requirements relate to, among other things, fiduciary duties to advisory clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients and general anti-fraud prohibitions. Non-compliance with the Advisers Act or other federal and state securities laws and regulations could result in investigations, sanctions, disgorgement, fines and reputational damage.

If our subsidiaries that are regulated as registered investment advisers are unable to successfully negotiate the terms of their management fees, our results of operations could be negatively impacted.

Our asset management business depends in large part on our ability to raise capital from third-party investors. If we are unable to raise capital from third-party investors, we would be unable to collect management fees or deploy their capital into investments and potentially receive additional fees and compensation, which would materially reduce our revenue and cash flow from our asset management business and adversely affect our financial condition.

In connection with creating new investment products or securing additional investments in existing accounts and vehicles, we negotiate terms with existing and potential investors. The outcome of such negotiations could result in our agreement to terms that are materially less favorable to us than the terms of other accounts or vehicles one of our investment adviser subsidiaries has advised. Such terms could restrict our subsidiaries’ ability to advise accounts or vehicles with investment objectives or strategies that compete with existing accounts or vehicles, reduce fee revenues we earn, reduce the percentage of profits on third-party capital that we share in or add expenses and obligations for us in managing the accounts or vehicles or increase our potential liabilities, all of which could ultimately reduce our profitability.

The historical returns attributable to the accounts and investment vehicles managed by our asset management business are not indicative of the future results of the accounts and investment vehicles managed by this business, our future results or the performance of the Notes.

The historical and potential future returns of the accounts and investment vehicles managed by our asset management business are not directly linked to returns on our Notes. Therefore, any positive performance of the accounts and investment vehicles that we manage will not necessarily result in positive returns on an investment in our Notes. However, poor performance of the accounts and investment vehicles that we manage would cause a decline in our revenue from such accounts and investment vehicles, and would therefore have a negative effect on our performance.

One of our subsidiaries that advises private investment funds may provide investors the right to redeem their investments in these funds or to cause these funds to be dissolved. In addition, the investment management agreements related to our separately managed accounts may permit the investor to terminate our management of such account on short notice. Any of these events would lead to a decrease in our revenues, which could be substantial.

Investors in any private investment funds advised by one of our subsidiaries may have the right redeem their investments on an annual, semi-annual or quarterly basis following the expiration of a specified period of time when capital may not be withdrawn, subject to the applicable fund’s specific redemption provisions. In a declining market, the pace of redemptions and consequent reduction in our subsidiary’s assets under management could accelerate. The decrease in revenues that would result from significant redemptions in our subsidiary’s funds could have a material adverse effect on our business, revenues, net income and cash flows.

One of our subsidiaries currently manages certain separately managed accounts whereby it earns management and incentive fees. The investment management agreements our subsidiary enters into in connection with managing separately managed accounts on behalf of certain clients may be terminated by such clients on relatively short notice. In the case of any such terminations, the management and incentive fees our subsidiary earns in connection with managing such account would cease, which could result in an adverse impact on our revenues.

The governing agreements of any private investment funds advised by one of our subsidiaries may provide that, subject to certain conditions, third-party investors in those funds will have the right to remove the general partner of the fund or to accelerate the liquidation date of the investment fund without cause by a simple majority vote, resulting in a reduction in the compensation we would earn from such investment funds. Finally, the applicable funds would cease to exist. In addition to having a negative impact on our revenue, net income and cash flow, the occurrence of such an event with respect to any of our investment funds could result in significant reputational damage to us.

We cannot be certain that consents required for assignments of our investment management agreements will be obtained if a change of control occurs at the Company, which may result in the termination of these agreements and a corresponding loss of revenue.

All of our separately managed accounts and private funds do and would have an adviser that is regulated as a registered investment adviser under the Advisers Act, which requires these investment management agreements to be terminated upon an “assignment” without investor consent. Such “assignment” may be deemed to occur in the event such adviser was to experience a direct or indirect change of control (at the Company level). Termination of these agreements would cause us to lose the fees we earn from such accounts or funds.

If our subsidiary that operates as a captive insurance company fails to comply with insurance laws or is no longer a member of the FHLB, our sources of financing may be limited, which may have an adverse financial impact on the captive and us.

We maintain a captive insurance company to provide coverage previously self-insured by us, including nuclear, biological or chemical coverage, excess property coverage and excess errors and omissions coverage. The captive is regulated by the State of Michigan and is subject to regulations that cover all aspects of its business, including a requirement to maintain a certain minimum net capital. Violation of these regulations can result in revocation of its authorization to do business as a captive insurer or result in censures or fines. The captive could also be found to be in violation of the insurance laws of states other than Michigan (i.e., states where insureds are located), in which case fines and penalties could apply from those states. Any limitation on the activities of the captive and regulatory proceeding, regulatory limitation or sanction, loss of license or change of laws or regulation affecting the captive could affect the ability of the captive to borrow from the FHLB and thereby limit a source of financing for our operations.

The captive is a member of the FHLB, and as such, is eligible to borrow funds, on a fully collateralized basis, in accordance with the terms and conditions of the FHLB’s Advances, Pledge and Security Agreement. As a member, the captive is required to purchase shares of the FHLB based on the amount of funds borrowed. The organization of the captive and its membership in the FHLB is viewed as a risk financing and investment vehicle of Ladder. Like any other investment, the captive’s participation in the FHLB involves some risk of loss, both with respect to the shares of the FHLB and the assets provided by the captive as collateral. Furthermore, if the captive’s membership in the FHLB is terminated, then it may have an adverse financial impact on the captive and us.

The FHFA may pass regulatory initiatives adverse to captive insurance companies which may lead to limited lending to captive insurance companies and possibly termination of our FHLB membership.

The FHFA is the regulator of the FHLB. The FHFA has issued two formal regulatory initiatives to address its concerns regarding captive insurance companies as members of the FHLB. These initiatives could (i) impact whether additional captive insurance companies may become members of an FHLB, (ii) limit lending by FHLB to captive insurance companies members, (iii) incentivize captive insurance companies to voluntarily withdraw from membership or (iv) dictate the involuntary termination of captive insurance companies and the associated repayment of their outstanding financing. Although we do not expect the FHFA to issue proposed rules in the near term, there can be no assurance that any such proposed rules will not adversely impact our captive insurance company and its access to lending by the FHLB.

Regulatory changes in the United States and regulatory compliance failures could adversely affect our reputation, business and operations.

Potential regulatory action poses a significant risk to our business. Certain of our subsidiaries’ businesses are subject to extensive regulation in the United States and may rely on exemptions from various requirements of the Securities Act, the Exchange Act, the Investment Company Act, and the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”). These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties who we do not control. If for any reason these exemptions were to be revoked or challenged or otherwise become unavailable to us, we could be subject to regulatory action or third-party claims, and our business could be materially and adversely affected. Further, each of the regulatory bodies with jurisdiction over one or more of our subsidiaries has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities, which may negatively affect our business.

In addition, once the Notes are publicly traded, we will be subject to additional regulation, including the Sarbanes-Oxley Act of 2002 and other applicable securities rules and regulations. Compliance with these rules and regulations may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. We may also be involved in trading activities which implicate a broad number of United States securities law regimes, including laws governing trading on inside information, market manipulation and a broad number of technical trading requirements that implicate fundamental market regulation policies. Violation of these laws could result in severe restrictions on our activities and damage to our reputation.

In June 2010, the SEC approved Rule 206(4)-5 under the Advisers Act regarding “pay to play” practices by investment advisers involving campaign contributions and other payments to government clients and elected officials able to exert influence on such clients. The rule prohibits investment advisers from providing advisory services for compensation to a government client for two years, subject to very limited exceptions, after the investment adviser, its senior executives or its personnel involved in soliciting investments from government entities make contributions to certain candidates and officials in position to influence the hiring of an investment adviser by such government client. Advisers are required to implement compliance policies designed, among other matters, to track contributions by certain of the adviser’s employees and engagement of third-parties that solicit government entities and to keep certain records in order to enable the SEC to determine compliance with the rule. Any failure on our part to comply with the rule could expose us to significant penalties and reputational damage. In addition, there have been similar rules on a state-level regarding “pay to play” practices by investment advisers.

It is impossible to determine the extent of the impact on us of the Dodd-Frank Act or any other new laws, regulations or initiatives that may be proposed or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive, affect the manner in which we conduct our business and adversely affect our profitability.

Employee misconduct could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

There is a risk that our employees could engage in misconduct that adversely affects our business. We are subject to a number of obligations and standards arising from our regulated businesses and our authority over the assets managed by our asset management business. The violation of these obligations and standards by any of our employees would adversely affect our clients and us. If our employees were improperly to use or disclose confidential information obtained during discussions regarding a potential investment, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be adversely affected.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could impact our consolidated financial statements.

Accounting rules for transfers of financial assets, securitization transactions, consolidation of variable interest entities, or VIEs, and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information. Changes in accounting interpretations or assumptions could impact our consolidated financial statements, result in a need to restate our financial results and affect our ability to timely prepare our consolidated financial statements. Our inability to timely prepare our consolidated financial statements in the future would likely adversely affect our security prices significantly.

Risks Related to our REIT Subsidiary

The federal income tax laws governing REITs are complex, and we may choose to discontinue our REIT operations. Therefore, there is no assurance that our subsidiary that is a REIT has qualified or will continue to qualify as a REIT.

We believe that Ladder Capital Realty Finance Trust (the “Ladder REIT”) qualifies as a REIT for U.S. federal income tax purposes and has qualified as a REIT under the federal income tax rules since its organization. The REIT rules and regulations under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) are highly technical and complex and only limited judicial and administrative authorities exist interpreting these provisions. To qualify as a REIT for U.S. federal income tax purposes, the Ladder REIT must continually satisfy tests concerning, among other things, the sources of its income (“income tests”), the nature and diversification of its assets (“asset tests”), the amounts that it distributes to its members and the ownership of its shares. Even a technical or inadvertent violation could jeopardize the Ladder REIT’s qualification as a REIT. Accordingly, there is no assurance that the Ladder REIT has qualified or will continue to qualify as a REIT. In addition, we may also choose to discontinue the Ladder REIT in the future and therefore, there is no assurance that we will continue to do business through our REIT subsidiary.

We could be adversely affected by legislative or regulatory tax changes governing REITs, which could have retroactive effect.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Failure to qualify as a REIT would subject the Ladder REIT to federal income tax, which may harm its financial performance and affect its ability to elect REIT status in the future.

If the Ladder REIT fails to qualify as a REIT in any taxable year for which the statute of limitations remains open, it would not be allowed a deduction for dividends paid to shareholders in computing taxable income and would be subject to U.S. federal and state income tax at regular corporate rates (including any applicable alternative minimum tax) for such taxable year. The Ladder REIT might need to borrow money or sell assets in order to obtain the funds necessary to pay any such tax. If the Ladder REIT failed to qualify as a REIT in a given year and were not entitled to relief under the Code, it could not re-elect REIT status until the fifth calendar year following the year in which it failed to qualify. These adverse circumstances could affect the Ladder REIT for five or more years because, unless entitled to relief under the Code, the Ladder REIT would be taxable as a corporation beginning in the year in which the failure occurs and it would not be allowed to re-elect REIT status for four years.

Due to the complexity of the REIT rules, the Ladder REIT may not satisfy its asset tests.

The Ladder REIT’s ability to satisfy the asset tests for REIT qualification depends upon its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which the Ladder REIT will not obtain independent appraisals. While we intend to operate the Ladder REIT so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, our Ladder REIT may not qualify for REIT status for any particular year and thus may be subject to significant taxes.

The Ladder REIT intends to enter into repurchase agreements under which it will nominally sell certain assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. The Ladder REIT intends to treat such repurchase agreements as secured loans for U.S. Federal income tax purposes. The U.S. Internal Revenue Service (“IRS”) could assert, however, that the Ladder REIT does not own the relevant assets during the term of such repurchase agreements, in which case the Ladder REIT could fail to qualify as a REIT. In addition, the Ladder REIT may fail to qualify for certain safe harbors relating to the IRS’s REIT asset tests, or the IRS could successfully challenge the REIT asset and income tests of the Ladder REIT.

Liquidation of the Ladder REIT’s assets may jeopardize its REIT qualification or subject it to significant taxes.

To qualify as a REIT, an entity must continually comply with requirements including, among other things, the assets and income tests. If the Ladder REIT is compelled to liquidate its assets to repay obligations to its lenders, it may be unable to comply with these requirements, thereby jeopardizing its qualification as a REIT, or it may be subject to a 100% tax on any resultant gain if it sells assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Complying with REIT requirements may cause the Ladder REIT to forgo otherwise attractive investment opportunities or business combination opportunities.

To qualify as a REIT, the Ladder REIT must continually satisfy tests including the asset and income tests, and comply with tests concerning, among other things, the amounts it distributes to its members and the ownership of its stock. To meet its annual distribution requirements, the Ladder REIT may be required to distribute amounts that may otherwise be used for our operations, including amounts that may otherwise be invested in future acquisitions, or repayment of debt and it is possible that we might be required to borrow funds, sell assets or raise equity to fund these distributions, even if the then-prevailing market conditions are not favorable for these borrowings, or sales. The Ladder REIT may be required to make distributions to us at disadvantageous times or when it does not have funds readily available for distribution, and may be unable to pursue investments or business combinations that would be otherwise advantageous in order to satisfy the income or asset tests. Thus, compliance with the REIT requirements may hinder the ability of the Ladder REIT to make certain attractive investments, or engage in business combination transactions.

Complying with REIT requirements may force the Ladder REIT to liquidate otherwise attractive investments.

To qualify as a REIT, the Ladder REIT must ensure that at the end of each calendar quarter it satisfies certain asset tests. If the Ladder REIT fails to satisfy any of these requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, the Ladder REIT may be required to liquidate from its portfolio otherwise attractive investments. These actions could reduce its income and the amount available for distribution to us.

Complying with REIT requirements may limit the Ladder REIT’s ability to hedge effectively.

The REIT provisions of the Code may limit the Ladder REIT’s ability to hedge its assets and liabilities which are not incurred to acquire real estate. Under these provisions, any income that a REIT generates from transactions intended to hedge its interest rate risk will be excluded from gross income for purposes of the REIT gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified for tax purposes under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements generally will constitute nonqualifying income for purposes of the REIT gross income tests. As a result of these rules, the Ladder REIT may have to limit its use of hedging techniques that might otherwise be advantageous, or implement those hedges through a taxable REIT subsidiary (“TRS”). This limitation could expose us to greater risks associated with changes in interest rates than we would otherwise want to bear, or increase the Ladder REIT’s cost of hedging activities, because a TRS would be subject to tax on income or gains resulting from hedges entered into by it. In addition, losses in such TRS generally will not provide any tax benefit, except for being carried forward against future taxable income in such TRS.

The tax on prohibited transactions will limit the Ladder REIT’s ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% excise tax. In general, prohibited transactions are sales or other dispositions of property (excluding foreclosure property, but including mortgage loans) held as inventory or primarily for sale to customers in the ordinary course of business. A REIT might be subject to this tax if it were to sell or securitize loans in a manner that was treated as a sale of the loans as inventory for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, the Ladder REIT may choose not to engage in certain sales of loans, other than through a TRS, and the Ladder REIT may be required to limit the structures it uses for its securitization transactions, even though such sales or structures might otherwise be beneficial for our business.

The Ladder REIT may be subject to U.S. federal, state and local taxes on its income and assets and this may decrease the cash available for distribution to us.

Even if the Ladder REIT qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, taxes on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. Further, the Ladder REIT could, in certain circumstances be required to pay an excise tax or penalty tax (which could be significant in amount) in order to utilize one or more of the relief provisions under the Code to maintain its qualification as a REIT. In addition, any TRSs owned by the Ladder REIT will be subject to U.S. federal, state and local corporate taxes. Any taxes paid by such TRSs would decrease the cash available for distribution to us. Furthermore, the Code imposes a 100% tax on certain transactions between a TRS and the Ladder REIT that are not conducted on an arm’s length basis. The Ladder REIT intends to structure any transaction with a TRS on terms that it believes are arm’s length to avoid incurring this 100% excise tax. There can be no assurances, however, that it will be able to avoid application of the 100% tax.

Risks Related to Our Investment Company Act Exemption

Maintenance of our exemption from registration under the Investment Company Act imposes significant limits on our operations. The value of our securities or our ability to satisfy our obligations in respect of the Notes may be adversely affected if we are required to register as an investment company under the Investment Company Act.

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. If we were unable to maintain an exemption from registration under the Investment Company Act, we could, among other things, be required either to (a) substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company under the Investment Company Act, any of which could have an adverse effect on us and the value of our securities or our ability to satisfy our obligations in respect of the Notes.

If we or any of our subsidiaries were required to register as an investment company under the Investment Company Act, the registered entity would become subject to substantial regulation with respect to capital structure (including the ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations. For example, because affiliate transactions are generally prohibited under the Investment Company Act, we would not be able to enter into certain transactions with any of our affiliates if we are required to register as an investment company, which could have a material adverse effect on our ability to operate our business.

If we were required to register us as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

We believe we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we will not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. However, under Section 3(a)(1)(C) of the Investment Company Act, because we are a holding company that will conduct its businesses primarily through wholly-owned subsidiaries, the securities issued by these subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our adjusted total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). This requirement limits the types of businesses in which we may engage through our subsidiaries. In addition, the assets we and our subsidiaries may originate or acquire are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder, which may adversely affect our business.

We expect that certain of our subsidiaries may rely on the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of these subsidiaries’ assets must comprise qualifying real estate assets and at least 80% of each of their portfolios must comprise qualifying real estate assets and real estate-related assets under the Investment Company Act. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of such guidance to determine which assets are qualifying real estate assets and real estate-related assets. However, the SEC’s guidance was issued in accordance with factual situations that may be substantially different from the factual situations we may face, and much of the guidance was issued more than 20 years ago. We have not received, nor have we sought, a no-action letter from the SEC regarding how our investment strategy fits within the exclusions from regulation under the Investment Company Act that we and our subsidiaries are using. The SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. If we are required to re-classify our assets, certain of our subsidiaries may no longer be in compliance with the exemption from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. To the extent that the SEC staff publishes new or different guidance with respect to any assets we have determined to be qualifying real estate assets, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in a subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

Any of the Company or our subsidiaries may rely on the exemption provided by Section 3(c)(6) of the Investment Company Act to the extent that they primarily engage, directly or through majority-owned subsidiaries, in the businesses described in Sections 3(c)(3), 3(c)(4) and 3(c)(5) of the Investment Company Act. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

We determine whether an entity is one of our majority-owned subsidiaries. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

In 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act, including the nature of the assets that qualify for purposes of the exemption and whether companies that are engaged in the business of acquiring mortgages and mortgage-related instruments should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of such companies, including the SEC or its staff providing more specific or different guidance regarding Section 3(c)(5)(C), will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exemption from registration under the Investment Company Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company, any of which could negatively affect our financial results, the sustainability of our business model, the value of our securities, or our ability to satisfy our obligations in respect of the Notes.

Risks Related to Conflicts of Interest

Our officers and directors may be involved in other businesses related to the commercial real estate industry and potential conflicts of interests may arise if we invest in commercial real estate instruments or properties affiliated with such businesses.

Our officers or directors may be involved in other businesses related to the commercial real estate industry, and we may wish to invest in commercial real estate instruments or properties affiliated with such persons. Potential conflicts of interest may exist in such situations, and as a result, the benefits to our business of such investments may be limited. We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any transaction in which we have an interest or engaging for their own account in business activities of the types that we conduct.

We may compete with our investors and our affiliated entities for certain investment opportunities.

Each Lead Investor, which is affiliated with one or more of the Lead Investor Funds, which collectively are currently the investors with the ability to appoint a majority of the members of the board of directors of each of the Company or its direct or indirect subsidiaries, or one or more of their affiliates, may compete against us for investment opportunities in the future. The investment in the Company by the Lead Investor Funds did not result in any limitations on the types of investments and activities that may be made or pursued by any of the Lead Investor Funds or the Lead Investors. In the future, any Lead Investor (or one of any Lead Investor’s affiliates) or one or more of the Lead Investor Funds may invest in and/or control one or more other entities or businesses with investment and operating focuses that overlap with our investment and operating focus. Certain potential conflicts of interest may also arise with respect to the allocation of prospective investments between us and one or more of the Lead Investor Funds or other investment entities controlled or managed by any Lead Investor and its affiliates. Where such allocations are appropriate, a Lead Investor generally will act or choose not to act in a fashion that it deems reasonable and fair to each investment entity that is a party to the transaction. As a result, we may decide not to invest in otherwise desirable and beneficial investment opportunities.

Meridian Capital Group, LLC (“Meridian”), a strategic investor in us, expects, in its capacity as a commercial real estate mortgage loan broker, to present us with a geographically diverse volume of loan opportunities for our review. Meridian, however, will also provide our competitors with many, if not all, of the same loan opportunities and there can be no assurance that we will accept any of these opportunities for origination. Additionally, representatives of Meridian who may be appointed to our Board of Directors and our subsidiaries may also serve as directors of one or more other entities that compete with us.

Certain of our entities have in the past and may in the future make loans to other of our entities. Such loans may be made on other-than-arms’-length terms, and as a result, we could be deemed to be subject to an inherent conflict of interest in the event that the interest rates and related fees of such loans differ from those rates and fees then available in the marketplace. We expect that such loans will not give rise to a conflict of interest because such loans generally will be made at rates, and subject to fees, lower than those available in the marketplace; however, we will attempt to resolve any conflicts of interest that arise in a fair and equitable manner.

We hold CMBS and the master servicer, special servicer or sub-servicer or their affiliates may have relationships with borrowers under related mortgage loans and such relationships may impact the value of such CMBS.

In instances where we hold CMBS, the master servicer, special servicer or sub-servicer or any of their respective affiliates may have interests in, or other financial relationships with, borrowers under related mortgage loans. Such relationships may create conflicts of interest that negatively impact the value of such CMBS.

Risks Related to Hedging

We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

Part of our strategy will involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). These potential payments will be contingent liabilities and therefore may not appear in our financial statements. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may adversely affect our earnings.

We intend to pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect our business because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	applicable law may require mandatory clearing of certain interest rate hedges that we may wish to use, which may raise costs;

•	due to a credit loss or other factors, the duration of the hedge may not match the duration of the related liability;

•	in the case of a Ladder REIT, the amount of income that a REIT may earn from hedging transactions to offset interest rate losses may be limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign its side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

In addition, we may fail to recalculate, readjust and execute hedges in an efficient manner.

Any hedging activity in which we engage may materially and adversely affect our results of operations and cash flows. Therefore, while we may enter into such transactions seeking to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Certain hedging instruments are not traded on regulated exchanges and therefore may involve risks and costs that could result in material losses.

The enforceability of agreements underlying certain hedging transactions may depend on compliance with applicable statutory and regulatory requirements under U.S. law and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default, resulting in the loss of unrealized profits and forcing us to cover our commitments, if any, at the then current market price. A liquid secondary market may not exist for these hedging instruments, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

We may enter into hedging transactions that subject us to mandatory margin requirements.

Part of our strategy will involve entering into hedging transactions that may be subject to mandatory clearing under the Dodd-Frank Act and therefore subject to mandatory margin requirements. The margin we may be required to post may be subject to the rules of the relevant clearinghouse, which may provide the clearinghouse with discretion to increase those requirements. In addition, intermediaries who clear our trades with a clearinghouse may have contractual rights to increase the margin we are required to provide. Our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition. In addition, the failure to satisfy a margin call may result in the liquidation of all or a portion of the relevant hedge transactions.

Increased regulatory oversight of derivatives could adversely affect our hedging activities.

The Dodd-Frank Act regulates derivative transactions, which include certain hedging instruments we may use in our risk management activities. The Dodd-Frank Act and related CFTC regulations that have been adopted to date include significant new provisions regarding the regulation of derivatives (including mandatory clearing), although the full impact of those provisions will not be known definitively until they have been fully implemented. Additional SEC and CFTC regulations relating to issues such as mandatory margin are also expected. The legislation and new regulations could increase the operational and transactional cost of derivatives contracts and affect the number and/or creditworthiness of available hedge counterparties to us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The forward-looking statements are based on our current expectations and projections about future events. Discussions containing forward-looking statements may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “predicts,” “projects,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” or the negative of those terms and other variations of them or by comparable terminology.

These forward-looking statements are only predictions, not historical facts, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and of course, it is impossible to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus include, among others:

•	changes in economic conditions generally, changes in our industry and changes in the commercial finance and the real estate markets specifically;

•	our business and investment strategy;

•	our ability to obtain and maintain financing arrangements;

•	the financing and advance rates for our assets;

•	our expected leverage;

•	the adequacy of collateral securing our loan portfolio and a decline in the fair value of our assets;

•	interest rate mismatches between our assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our assets;

•	changes in prepayment rates on our assets;

•	the effects of hedging instruments and the degree to which our hedging strategies may or may not protect us from interest rate and credit risk volatility;

•	the increased rate of default or decreased recovery rates on our assets;

•	the adequacy of our policies, procedures and systems for managing risk effectively;

•	a downgrade in the credit ratings assigned to our investments;

•	the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	the ability of one of our subsidiaries to maintain qualification as a REIT for U.S. federal income tax purposes;

•	our ability and the ability of our subsidiaries to maintain our and their exemptions from registration under the Investment Company Act;

•	potential liability relating to environmental matters that impact the value of properties we may acquire or the properties underlying our investments;

•	the inability of insurance covering real estate underlying our loans and investments to cover all losses;

•	the availability of investment opportunities in mortgage-related and real estate-related instruments and other securities;

•	fraud by potential borrowers;

•	the availability of qualified personnel;

•	the degree and nature of our competition;

•	the market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy; and

•	the prepayment of the mortgage and other loans underlying our mortgage-backed and other asset backed securities.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2013.

The information in this table is presented and should be read in conjunction with the information under “Use of Proceeds,” “Selected Historical Consolidated Financial Information,” Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus ($ in thousands).

As of June 30, 2013
Cash and cash equivalents	$45,884

Debt:
Funding debt	919,248
7.375% Senior Notes	325,000

Total debt	1,244,248

Total capital (equity)	1,187,447

Total capitalization	$2,431,695

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets for our ratio of earnings to fixed charges on a historical basis for the periods indicated:

Six months ended June 30, 2013	Year ended December 31,
	2012	2011	2010	2009	2008
7.49x	5.72x	3.03x	2.87x	3.51x	— (a)

(a)	Earnings for the year ended December 31, 2008 were not sufficient to cover fixed charges by $6.4 million.

For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables summarize our consolidated financial data for the periods indicated. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus. The selected consolidated balance sheet data for years ended December 31, 2012 and 2011 and the selected consolidated statement of operating and cash flows data for years ended December 31, 2012, 2011 and 2010 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2010, 2009 and 2008 and the operating and cash flows data for the year ended 2009 and for the period from inception through December 31, 2008 are derived from the audited consolidated financial statements and related notes that are not included in this prospectus. The following consolidated financial information for the years ended December 31, 2012, 2011 and 2010 has been revised as described in Note 2 of the audited consolidated financial statements included elsewhere in the prospectus. Additionally the effect of the revision in 2009 is the reclassification of unrealized gains and losses on agency interest-only securities from other comprehensive income to a component of net income in the amount of $1.2 million.

	For the year ended December 31,				For the period from inception through December 31, 2008
	2012	2011	2010	2009
	($ in thousands)
Operating Data:
Interest income	$136,198	$133,298	$129,301	$54,894	$923
Interest expense	(36,472)	(35,836)	(48,874)	(16,727)	(1,040)

Net interest income (expense)	99,726	97,462	80,427	38,167	(117)
Provision for loan losses	(449)	—	(885)	(566)	—

Net interest income (expense) after provision for loan losses	99,277	97,462	79,542	37,601	(117)
Total other income	151,945	12,350	39,251	23,695	(44)
Total costs and expenses	(76,264)	(36,570)	(27,149)	(18,899)	(6,278)

Income before taxes	174,958	73,241	91,644	42,397	(6,439)
Tax expense	(2,584)	(1,510)	(600)	—	—

Net income (loss)	172,374	71,731	91,044	42,397	(6,439)

Net (income) loss attributable to noncontrolling interest	49	(16)	—	—	—

Net income (loss) attributable to preferred and common unit holders	$172,423	$71,715	$91,044	$42,397	$(6,439)

Net Cash Provided By (Used in):
Operating activities	$(108,415)	$340,302	$(231,274)	$(45,524)	$(3,063)
Investing activities	283,310	(320,699)	(434,396)	(1,481,283)	(104,809)
Financing activities	(214,450)	(12,564)	568,717	1,578,807	229,137

Balance Sheet Data:
Securities	$1,125,562	$1,945,070	$1,925,510	$1,550,901	$106,370
Loans	949,651	514,038	509,804	123,136	—
Real estate	380,022	28,835	25,669	—	—
Other	64,626	27,815	21,667	16,420	4,691
Total assets	2,629,030	2,654,389	2,587,788	1,879,776	232,461
Total financing arrangements	1,484,672	1,615,641	1,839,720	1,219,425	—
Total liabilities	1,527,840	1,665,326	1,869,282	1,231,286	(3,679)
Total noncontrolling interest	582	125	—	—	—
Total partners’/members’ capital	1,101,190	989,062	718,506	648,490	228,782

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes included in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in our “Risk Factors.”

Overview

We are a leading commercial real estate finance company primarily focused on (i) the direct origination of mid-market senior secured commercial real estate first mortgage loans of $5 million to $100 million, (ii) investing in investment grade-rated securities secured by first mortgage loans on commercial real estate, and (iii) investing in net leased and other commercial real estate. Our proprietary origination platform enables us to invest on a national basis through our offices in New York, Los Angeles, and Boca Raton.

As of June 30, 2013, we had $2.5 billion in total assets and $1.2 billion in book equity capital. As of that date, our assets included $1.7 billion of senior secured assets, including $818.1 million of first mortgage loans secured by commercial real estate, $629.6 million of investment grade-rated CMBS, and $257.9 million of U.S. Agency Securities. We also owned $521.4 million of real estate at June 30, 2013. For the year ended December 31, 2012, we earned net income attributable to preferred and common unit holders of $172.4 million and adjusted net income of $169.3 million. For the six months ended June 30, 2013, we earned net income attributable to preferred and common unit holders of $150.5 million and adjusted net income of $131.2 million compared to $76.7 million of net income attributable to preferred and common unit holders and $88.4 million of adjusted net income for the comparable period in the prior year. See “—Non-GAAP financial measures” for our definition of adjusted net income and a reconciliation to net income attributable to preferred and common unit holders.

Our primary sources of revenue include net interest income on our investments, which comprised 18.1% and 25.3% of our total net interest income after provision for loan losses and other income (“net revenues”) and net income, respectively, for the six months ended June 30, 2013, and income from sales of loans, net, which represents the income we earn from regular sales and securitizations of certain commercial mortgage loans, and which comprised 57.7% and 80.9% of our net revenues and net income, respectively, for the six months ended June 30, 2013. See “—Non-GAAP financial measures” for our definition of net revenues and a reconciliation to total net interest income after provision for loan losses and total other income. From inception in October 2008 through June 30, 2013, we directly originated and funded $6.2 billion of mortgage loans and invested in $4.7 billion of CMBS and U.S. Agency Securities. We generally seek to maintain the ability to offer certain of our first mortgage loans for sale into CMBS trusts as part of a securitization process. From inception through June 30, 2013, we sold $4.1 billion of mortgage loans into 14 securitizations, consisting of two securitizations in 2010, three securitizations in 2011, six securitizations in 2012 and three securitizations in the first six months of 2013. In addition, we sold $55.8 million and $88.6 million in market value of U.S. Agency Securities in the first six months of 2013 and the year ended December 31, 2012, respectively, the large majority of which were subsequently securitized. We also generate net rental revenues from certain of our real estate and fee income from our loan originations and the management of our institutional bridge loan partnership.

We were founded with commitments that resulted in initial equity contributions of $611.6 million from a diverse group of institutional investors and our management team. In the third quarter of 2011, we successfully completed a $257.4 million follow-on institutional equity offering. As of June 30, 2013, we had $1.2 billion of debt financing outstanding, including $113.2 million of committed secured term financing from leading domestic financial institutions listed in Note 7 of the consolidated financial statements included elsewhere in the prospectus (with an additional $1.8 billion of committed secured term financing available to us from these institutions), $498.0 million of financing from the FHLB (with an additional $902.0 million of committed term financing available to us from the FHLB), $166.3 million of third party, non-recourse mortgage debt, $141.8 million of other securities financing and $325.0 million of Notes.

We were initially established as a private limited liability company. Effective August 9, 2011, we changed our corporate structure to a limited liability limited partnership, or LLLP, in connection our follow-on equity offering. We conduct operations through our subsidiaries. One of our subsidiaries is the Ladder REIT, which has elected to be taxed as a REIT for federal income tax purposes. We operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.

Refer to Note 16 to the unaudited consolidated financial statements included elsewhere in the prospectus for disclosure regarding events subsequent to June 30, 2013.

Our Businesses

We invest primarily in loans, securities and other interests in U.S. commercial real estate, with a focus on senior secured assets. Our business segments include loans, securities and real estate. The following table summarizes the value of our investment portfolio as reported in our consolidated financial statements as of the dates indicated below:

	As of June 30, 2013	As of December 31,
		2012	2011	2010
	(unaudited)
	($ in thousands)
Loans
Conduit first mortgage loans	$577,340	$623,333	$258,842	$353,946
Balance sheet first mortgage loans	237,139	229,926	229,378	149,104
Other commercial real estate-related loans	96,815	96,392	25,819	6,754

Total loans	$911,294	$949,651	$514,039	$509,804
Securities
CMBS investments	629,598	833,916	1,664,001	1,736,043
U.S. Agency Securities investments	257,925	291,646	281,069	189,467

Total securities	$887,523	$1,125,562	$1,945,070	$1,925,510
Real Estate
Total real estate, net	521,369	380,022	28,835	25,669

Total investments	$2,320,186	$2,455,235	$2,487,944	$2,460,983
Cash, cash equivalents and cash collateral held by broker	86,783	109,169	138,630	105,138
Other assets	91,295	64,626	27,815	21,667

Total assets	$2,498,264	$2,629,030	$2,654,389	$2,587,788

Loans

Conduit First Mortgage Loans. We originate first mortgage loans that are secured by cash-flowing commercial real estate. These first mortgage loans are typically structured with fixed interest rates and five- to ten- year terms.

As of June 30, 2013, we held 38 first mortgage loans that were substantially available to be offered for sale into a securitization with an aggregate book value of $577.3 million. Based on the loan balances and the “as-is” third-party Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 66.0% at June 30, 2013.

Balance Sheet First Mortgage Loans. We also originate and invest in balance sheet first mortgage loans secured by commercial real estate properties that are undergoing transition, including lease-up, sell-out, renovation or repositioning. These mortgage loans are structured to fit the needs and business plans of the borrowers, and generally have floating rates and terms (including extension options) ranging from one to three years. We generally seek to hold our balance sheet first mortgage loans for investment, or offer them for sale to our institutional bridge loan partnership. As of June 30, 2013, we held a portfolio of 13 balance sheet first mortgage loans with an aggregate book value of $237.1 million. Based on the loan balances and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 57.2% at June 30, 2013.

Other commercial real estate-related loans. We selectively invest in note purchase financings, subordinated debt, mezzanine debt, and other structured finance products related to commercial real estate. As of June 30, 2013, we held $96.8 million of other commercial real estate-related loans. Based on the loan balance and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of the portfolio was 79.3% at June 30, 2013.

The following charts set forth our total outstanding conduit loans and balance sheet loans as of June 30, 2013 and a breakdown of our loan portfolio by loan size and geographic location and asset type of the underlying asset.

Securities

CMBS Investments. We invest in CMBS secured by first mortgage loans on commercial real estate, and own predominantly short-duration, AAA-rated securities. As of June 30, 2013, the estimated fair value of our portfolio of CMBS investments totaled $629.6 million in 74 CUSIPs ($8.5 million average investment per CUSIP). As of that date, all of our CMBS investments were rated investment grade, consisting of 84.2% AAA-rated securities, and 15.8% other investment grade-rated securities, and had a weighted average duration of 1.8 years. The commercial real estate collateral underlying our CMBS portfolio is located throughout the United States, and no material position of the real estate collateral is concentrated in any one location.

U.S. Agency Securities Investments. Our U.S. Agency Securities portfolio consists of securities for which the principal and interest payments are guaranteed by a U.S. government agency, such as Ginnie Mae, or by a GSE, such as Fannie Mae or Freddie Mac. As of June 30, 2013, the estimated fair value of our portfolio of U.S. Agency Securities was $257.9 million in 59 CUSIPs ($4.4 million average investment per CUSIP), with a weighted average duration of 3.5 years. The commercial real estate collateral underlying our U.S. Agency Securities portfolio is located throughout the United States, and no material position of the real estate collateral is concentrated in any one location.

Real estate

Commercial real estate properties. As of June 30, 2013, we owned 34 single tenant retail properties with an aggregate book value of $261.6 million. These properties are leased on a net basis where the tenant is generally responsible for payment of real estate taxes, building insurance and maintenance. Sixteen of our properties are leased to a national pharmacy chain, and the remaining properties are leased to a national discount retailer, a regional sporting goods store, and a regional membership warehouse club. As of June 30, 2013, our net leased properties comprised a total of 1.3 million square feet, had a 100% occupancy rate, had an average age since construction of 6.6 years and a weighted average remaining lease term of 19.2 years. In addition, as of June 30, 2013, we owned a 13-story office building with a book value of $18.0 million through a joint venture with an operating partner.

Residential real estate. As of June 30, 2013, we owned 384 residential condominium units at Veer Towers in Las Vegas with a book value of $106.9 million through a joint venture with an operating partner. As of June 30, 2013, the units were 63% rented and occupied. We sold 43 units during the six months ended June 30, 2013, generating aggregate gains on sale of $7.4 million and we intend to sell the remaining units over time.

Other Investments

Institutional bridge loan partnership. In 2011, we established an institutional partnership with a Canadian sovereign pension fund to invest in first mortgage bridge loans that met pre-defined criteria. Our partner owns 90% of the equity and we own the remaining 10% on a pari passu basis as well as 100% of the general partnership interest. Our partner retains the discretion to accept or reject individual loans. As the general partner, we earn management fees and incentive fees from the partnership. In addition, we are entitled to retain origination fees of up to 1% on loans that we sell to the partnership. As of June 30, 2013, the partnership owned $142.1 million of first mortgage bridge loan assets that were financed by $53.1 million of term debt. Debt of the partnership is nonrecourse to the limited and general partners, except for customary nonrecourse carve-outs for certain actions and environmental liability. As of June 30, 2013, the book value of our investment in the institutional partnership was $8.1 million.

Unconsolidated joint venture. In connection with the origination of a loan in April 2012, we received a 25% equity kicker with the right to convert upon a capital event. On March 22, 2013, the loan was refinanced and we converted our interest into a 25% limited liability company interest in Grace Lake JV, LLC. As of June 30, 2013, the LLC owned an office building with a carrying value of $78.0 million that is financed by $78.7 million of long-term debt. Debt of the LLC is nonrecourse to the limited liability company members, except for customary nonrecourse carve-outs for certain actions and environmental liability. As of June 30, 2013, the book value of our investment in the LLC was $2.1 million.

Other asset management activities. As of June 30, 2013, we also managed three separate CMBS investment accounts for private investors with combined total assets of $7.8 million. As of October 2012, we are no longer purchasing any new investments for these accounts. However, we will continue to manage the existing investments until their full prepayment or other disposition.

Business Outlook

We believe the commercial real estate finance market currently presents substantial opportunities for new origination, as it is characterized by stabilizing property values, a low interest rate environment, and a supply-demand imbalance for financing. Over $1.6 trillion of commercial real estate debt is scheduled to mature over the next five years according to Trepp, while at the same time traditional real estate lenders such as banks and insurance companies face significant new capital and regulatory requirements.

April 2010 marked the first new-issue, multi-borrower CMBS securitization since June 2008. For 2010 as a whole, new CMBS issuances totaled $11.6 billion. In 2011, new CMBS issuances totaled $32.7 billion, despite a slowdown in originations of commercial real estate mortgage loans during the second half of the year because of the uncertain economic climate created by the Euro-area crisis. In 2012, new CMBS issuance totaled $48.4 billion, a 47.9% increase over 2011. For the six months ended June 30, 2012 new CMBS issuances totaled $18.3 billion. For the six months ended June 30, 2013, new CMBS issuances totaled $43.9 billion, a 139.2% increase over the same period in 2012. We believe the CMBS market will continue to play an important role in the financing of commercial real estate in the United States.

We believe our ability to quickly and efficiently shift our focus between lending, securities, and real estate investment opportunities allows us to take advantage of attractive investment opportunities under a variety of market conditions. There are times when the conduit lending/securitization market conditions are very favorable and we shift our focus and allocate our equity toward that market. At other times, especially when markets are under stress, investment in securities is more attractive and we quickly shift focus and equity accordingly. In the current market environment, we believe we will be able to benefit from the relative lack of capital available for loans and certain types of real estate, commanding relatively high yields on conservatively underwritten commercial real estate investments.

The passage of the Dodd-Frank Act introduced complex, comprehensive legislation into the financial industry, which will have far reaching effects on the securitization industry and its participants. There is uncertainty as to how, in the coming years, the Dodd-Frank Act may affect us or our competitors. In addition, there can be no assurance that the recovery will continue or that we will be able to find appropriate investment opportunities.

Factors impacting operating results

There are a limited number of factors that influence our operating results in a meaningful way. The most meaningful include (1) our competition; (2) market and economic conditions; (3) loan origination volume; (4) profitability of securitizations; (5) avoidance of credit losses; (6) availability of debt and equity funding and the costs of that funding; (7) the net interest margin on our investments; and (8) effectiveness of our hedging and other risk management practices.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we may choose to rely on certain exemptions. See “Risk Factors—Risk related to our capital structure and operations—As an “emerging growth company” under the JOBS Act we are eligible to take advantage of certain exemptions from various reporting requirements.”

Results of Operations

Six months ended June 30, 2013 compared to the six months ended June 30, 2012

Overview

Net income attributable to preferred and common unit holders totaled $150.5 million for the six months ended June 30, 2013, compared to $76.7 million for the six months ended June 30, 2012. The increase in net income attributable to preferred and common unit holders was primarily the result of increased volume in loan securitizations from $562.8 million in the six months ended June 30, 2012 to $1.2 billion in the six months ended June 30, 2013, combined with an increased securitization profit in 2013.

Adjusted net income totaled $131.2 million for the six months ended June 30, 2013, compared to $88.4 million for the six months ended June 30, 2012. The increase in adjusted net income was also due to the improved securitization results discussed in the preceding paragraph. See “—Non-GAAP financial measures” for our definition of adjusted net income and a reconciliation to net income attributable to preferred and common unit holders.

Net interest income

Interest income totaled $61.4 million for the six months ended June 30, 2013, compared to $71.2 million for the six months ended June 30, 2012. The $9.8 million decrease in interest income was primarily attributable to a decrease in our average investment in our securities portfolios. For the six months ended June 30, 2013, securities investments averaged $1.0 billion (54.3% of average interest bearing investments) versus an average loan investment balance of $859.6 million. For the six months ended June 30, 2012, securities investments averaged $1.8 billion (75.3% of average interest bearing investments) versus an average loan investment balance of $602.1 million.

Interest expense totaled $23.4 million for the six months ended June 30, 2013, compared to $16.0 million for the six months ended June 30, 2012. The $7.4 million increase in interest expense was primarily attributable to the $325 million of Notes that were outstanding during the six months ended June 30, 2013 but not for the six months ended June 30, 2012.

Net interest income totaled $38.0 million for the six months ended June 30, 2013, compared to $55.1 million for the six months ended June 30, 2012. The $17.1 million decrease in net interest income was primarily attributable to the declining securities investment balance throughout the year and the additional interest expense incurred by the bond issuance.

Cost of funds, a non-GAAP measure, totaled $28.3 million for the six months ended June 30, 2013, compared to $25.1 million for the six months ended June 30, 2012. The $3.2 million increase in cost of funds was primarily attributable to the $325 million Notes that were outstanding during the six months ended June 30, 2013 but not during the six months ended June 30, 2012.

Interest income, net of cost of funds, a non-GAAP measure, totaled $33.2 million for the six months ended June 30, 2013, compared to $46.1 million for the six months ended June 30, 2012. The $12.9 million decrease in interest income, net of cost of funds was primarily attributable to the declining securities investment balance throughout the year and the additional interest expense incurred by the issuance of the Notes referred to in the preceding paragraph.

We present cost of funds, which is a non-GAAP measure, as a supplemental measure of the Company’s cost of debt financing. We define cost of funds as interest expense as reported on our consolidated statements of income adjusted to include the net interest expense component resulting from our hedging activities, which is currently included in net results from derivative transactions on our consolidated statements of income. We net cost of funds with our interest income as presented on our consolidated statements of income to arrive at interest income, net of cost of funds, which we believe represents a more comprehensive measure of our net interest results.

Set forth below is an unaudited reconciliation of interest expense to cost of funds ($ in thousands):

	For the six months ended June 30,
	2013	2012
Interest expense	$(23,411)	$(16,047)
Net interest expense component of hedging activities (1)	(4,865)	(9,073)

Cost of funds	$(28,276)	$(25,120)

Interest income	$61,429	$71,179
Cost of funds	(28,276)	(25,120)

Interest income, net of cost of funds	$33,153	$46,059

	For the six months ended June 30,
	2013	2012
(1) Net interest expense component of hedging activities	$(4,865)	$(9,073)
Hedging realized result (futures)	4,086	(4,291)
Hedging realized result (swaps)	(8,169)	(1,868)
Hedging unrecognized result	31,897	(7,474)

Net result from derivative transactions	$22,949	$(22,706)

Interest spreads

As of June 30, 2013, the weighted average yield on our mortgage loan receivables was 7.13%, compared to 7.32% as of June 30, 2012. As of June 30, 2013, the weighted average interest rate on borrowings against our mortgage loan receivables was 0.67%, compared to 2.60% as of June 30, 2012. The decrease in the rate on borrowings against our mortgage loan receivables from June 30, 2012 to June 30, 2013 was primarily due to the utilization of the FHLB as the source of all of these borrowings as of June 30, 2013 versus the utilization of higher cost borrowings under bank financing facilities as of June 30, 2012. As of June 30, 2013, we had outstanding borrowings against our mortgage loan receivables equal to 12.6% of the carrying value of our mortgage loan receivables, compared to 34.7% as of June 30, 2012.

As of June 30, 2013, the weighted average yield on our real estate securities was 5.02%, compared to 5.10% as of June 30, 2012. As of June 30, 2013, the weighted average interest rate on borrowings against our real estate securities was 0.89%, compared to 1.44% as of June 30, 2012. The decrease in the interest rate on borrowings against our real estate securities from June 30, 2012 to June 30, 2013 was primarily due to the utilization of the FHLB as a source of a portion of these borrowings as of June 30, 2013 versus the sole utilization of borrowings under higher cost repurchase agreements as of June 30, 2012. As of June 30, 2013, we had outstanding borrowings against our real estate securities equal to 71.9% of the carrying value of our real estate securities, compared to 83.7% as of June 30, 2012.

Our real estate is comprised of non-interest bearing assets. As of June 30, 2013, the weighted average interest rate on mortgage borrowings against our real estate was 5.14%, compared to 6.19% as of June 30, 2012. During the one year period between June 30, 2012 and June 30, 2013, the carrying value of our real estate portfolio increased from $79.4 million to $521.4 million. The decrease in the interest rate on borrowings against our real estate from June 30, 2012 to June 30, 2013 was primarily due to lower prevailing market interest rates on the mortgage debt used primarily to finance real estate investments added since June 30, 2012. As of June 30, 2013, we had outstanding borrowings against our real estate equal to 31.9% of the carrying value of our real estate, compared to 37.2% as of June 30, 2012.

Provision for loan losses

We had a $0.3 million provision for loan losses for the six months ended June 30, 2013, compared to a $0.1 million provision for loan losses for the six months ended June 30, 2012. We invest primarily in loans with high credit quality, and we sell our conduit mortgage loans in the ordinary course of business. We estimate our loan loss provision based on our historical loss experience and our expectation of losses inherent in the portfolio but not yet realized. We have had no events of impairment on the loans we originated since inception. As a result, our reserve for loan losses remained relatively unchanged as of June 30, 2013, with an increase of $0.2 million.

Income from sales of loans, net

Income from sales of loans, net, which includes all loan sales, whether by securitization, whole loan sales or other means, totaled $121.4 million for the six months ended June 30, 2013, compared to $57.1 million for the six months ended June 30, 2012, an increase of $64.3 million. In the six months ended June 30, 2013, we participated in three separate securitization transactions, selling 66 loans with an aggregate outstanding principal balance of $1.2 billion. In the six months ended June 30, 2012, we participated in two securitization transactions, selling 35 loans with an aggregate outstanding principal balance of $562.8 million.

Income from sales of securitized loans, net, a non-GAAP measure, represents gross proceeds received from the sale of loans into securitization trusts, less the book value of those loans at the time they were sold, less any costs, such as legal and closing costs, associated with the securitization transactions.

We present net results from loans sold into securitizations, a non-GAAP measure, as a supplemental measure of the performance of our loan securitization business. We consider loans sold into securitizations as one of our primary business drivers and as such, net results from loans sold into securitizations are a key component of our results. Since our loans sold into securitizations to date are comprised of long-term fixed-rate loans, the result of hedging those exposures prior to securitization represents a substantial portion of our interest rate hedging. Therefore, we view these two components of our profitability together when assessing the performance of this business activity and find it a meaningful measure of the company’s performance as a whole. When evaluating the performance of our sale of loans into securitization business, we generally consider the income from sales of securitized loans, net, in conjunction with our income statement items that are directly related to such securitization transactions, including portions of the realized net result from derivative transactions that are specifically related to hedges on the securitized or sold loans, which we reflect as hedge gain/(loss) related to loans securitized, a non-GAAP measure, in the table below.

Below are the results from sales of loans into securitizations for the six month periods ended June 30, 2013 and 2012:

	Six months ended June 30,
	2013	2012
Number of loans	66	35
Face amount of loans sold into securitizations ($ in thousands)	$1,153,649.8	$562,795.8
Number of securitizations	3	2
Income from sale of securitized loans, net ($ in thousands) (1)	$119,279.5	$56,460.7
Hedge gain/(loss) related to loans securitized ($ in thousands) (2)	(3,466.2)	(3,863.2)

Net results from loans sold into securitizations ($ in thousands)	$115,813.3	$52,597.5

(1)	The following is a reconciliation of the non-GAAP measure of income from sale of securitized loans, net to income from sale of loans, net, which is the closest GAAP measure, as reported in our consolidated financial statements included herein.

	Six months ended June 30,
	2013	2012
	($ in thousands)
Income from sale of loans (non-securitized), net	$2,164.8	$622.3
Income from sale of securitized loans, net	119,279.5	56,460.7

Income from sale of loans, net	$121,444.3	$57,083.0

(2)	The following is a reconciliation of the non-GAAP measure of hedge gain/(loss) related to loans securitized to net results from derivative transactions, which is the closest GAAP measure, as reported in our consolidated financial statements included herein.

	Six months ended June 30,
	2013	2012
	($ in thousands)
Hedge gain/(loss) related to lending and securities positions	$26,414.9	$(18,843.2)
Hedge gain/(loss) related to loans securitized	(3,466.2)	(3,863.2)

Net results from derivative transactions	$22,948.7	$(22,706.4)

Income from sales of securities, net

Income from sales of securities, net, totaled $5.9 million for the six months ended June 30, 2013, compared to $10.2 million for the six months ended June 30, 2012, a decrease of $4.3 million. For the six months ended June 30, 2013, we sold $99.0 million of securities, comprised of $43.2 million of CMBS for income of $2.6 million, and $55.8 million of U.S. Agency Securities in two separate securitizations of those securities for income of $3.3 million. For the six months ended June 30, 2012, we sold $159.2 million of securities, comprised of $112.8 million of CMBS securities for income of $5.6 million, and $46.3 million of U.S. Agency Securities in two separate securitizations of those securities for income of $4.5 million.

Income from sales of real estate, net

For the six months ended June 30, 2013 income from sales of residential real estate properties totaled $7.4 million. During the six months ended June 30, 2013 we sold 43 residential condominium units. Income from sales of commercial real estate properties totaled $1.5 million for the six months ended June 30, 2012, during which we sold 12 properties that were leased to drugstores under long-term leases.

Other income

Operating lease income totaled $15.4 million for the six months ended June 30, 2013, compared to $2.3 million for the six months ended June 30, 2012. The increase of $13.1 million reflects the larger portfolio of real estate in 2013.

Fee income totaled $3.6 million for the six months ended June 30, 2013, compared to $6.4 million for the six months ended June 30, 2012. We generate fee income from the management of our institutional partnership as well as from origination fees, exit fees and other fees on the loans we originate and in which we invest. The $2.8 million decrease in fee income year over year was due to a significant exit fee earned in the second quarter 2012.

Net result from derivative transactions

Net result from derivative transactions represented a gain of $22.9 million for the six months ended June 30, 2013, compared to a loss of $22.7 million for the six months ended June 30, 2012, a positive change of $45.6 million. The derivative positions that generated these results were a combination of interest rate swaps, caps, and futures that we employed in an effort to hedge the value of our fixed rate assets and the net interest income we earn against the impact of changes in interest rates. The gain in 2013 was primarily related to an increase in interest rates during the six months ended June 30, 2013, which generally decreased the value of our fixed rate loan and securities investments, and increased the fair value of our offsetting derivative transactions. The total net result from derivative transactions is comprised of hedging interest expense, realized losses related to hedge terminations and unrealized losses related to changes in the fair value of asset hedges. The hedge positions were related to fixed rate conduit-eligible loans and securities investments.

Earnings from investment in unconsolidated joint ventures

In 2011, we entered into an institutional partnership for which we use the equity method of accounting. We own a 100% general partner interest and a 10% limited partner interest in the institutional partnership. We are entitled to income allocations and distributions based upon our limited partner interest of 10% and are eligible for additional distributions up to 25% if certain return thresholds are met upon asset sale or maturity. Our proportionate share of the net income of the institutional partnership, as defined in the institutional partnership agreement, is reflected on our consolidated statements of income as earnings from investment in unconsolidated joint ventures.

In 2013, we acquired a 25% limited liability company interest for which we use the equity method of accounting. We receive distributions on a pari passu basis with one other financial institution’s equity interest. Our proportionate share of the net income of the limited liability company, as defined in the limited liability company agreement, is reflected on our consolidated statements of income as earnings from investment in unconsolidated joint ventures.

Earnings from investment in unconsolidated joint ventures totaled $1.0 million for the six months ended June 30, 2013, compared to $0.8 million for the six months ended June 30, 2012.

Salaries and employee benefits

Salaries and employee benefits totaled $33.6 million for the six months ended June 30, 2013, compared to $23.3 million for the six months ended June 30, 2012. Salaries and employee benefits are comprised primarily of salaries, bonuses, originator bonuses related to loan profitability, equity based compensation and other employee benefits. The increase of $10.3 million in salaries and employee benefits was primarily related to the $73.5 million year over year increase in net income which resulted in higher incentive compensation expense and additional headcount.

Operating expenses

Operating expenses totaled $5.0 million for the six months ended June 30, 2013, compared to $5.0 million for the six months ended June 30, 2012. Operating expenses are comprised primarily of professional fees, lease expense, and technology expenses.

Real estate operating expenses

Real estate operating expenses totaled $6.4 million for the six months ended June 30, 2013, compared to zero for the six months ended June 30, 2012. The increase of $6.4 million in real estate operating expenses was primarily related to the recent acquisition of two major multitenant properties (among others) as our real estate investments increased from $79.4 million as of June 30, 2012 to $521.4 million at June 30, 2013.

Fee expense

Fee expense totaled $5.2 million for the six months ended June 30, 2013, compared to $2.1 million for the six months ended June 30, 2012. Fee expense is comprised primarily of real estate acquisition costs. The increase of $3.1 million in fee expense was primarily related to the increase of real estate investments to $521.4 million at June 30, 2013 from $79.4 million at June 30, 2012.

Other costs and expenses

Depreciation totaled $6.2 million for the six months ended June 30, 2013, compared to $1.0 million for the six months ended June 30, 2012. The $5.2 million increase in depreciation is attributable to increased real estate of $521.4 million at June 30, 2013 versus $79.4 million at June 30, 2012.

Tax expense

Tax expense totaled $3.7 million for the six months ended June 30, 2013, compared to $0.4 million for the six months ended June 30, 2012. The increase of $3.3 million is primarily attributable to increased revenue earned on securitizations which is subject to the New York City Unincorporated Business Tax.

Year ended December 31, 2012 compared to the year ended December 31, 2011

Overview

Net income attributable to preferred and common unit holders totaled $172.4 million for the year ended December 31, 2012, compared to $71.7 million for the year ended December 31, 2011. The increase in net income attributable to preferred and common unit holders was primarily the result of increased volume in loan securitizations from $1.0 billion in 2011 to $1.6 billion in 2012, combined with an increased securitization profit in 2012.

Adjusted net income totaled $174.9 million for the year ended December 31, 2012, compared to $102.9 million for the year ended December 31, 2011. The increase in adjusted net income was also due to the improved securitization results discussed in the preceding paragraph.

Investment and Financing Overview

Investment activity in 2012 focused on loan originations and real estate investments. We originated and funded $2.5 billion in principal value of commercial mortgage loans in the year ended December 31, 2012. We also invested $428.7 million in real estate. Our securities portfolio continued to amortize over the course of the year. We acquired $425.8 million of new securities, which was not enough to offset $279.3 million of sales and $951.2 million of amortization in the portfolio, which contributed to a net reduction in our securities portfolio of $819.5 million.

The financing climate improved in 2012 compared to 2011. In the third and fourth quarters of 2012 we entered into two significant new financing arrangements, including a subsidiary’s membership in the FHLB, and the issuance of the Notes. We also successfully extended several of our key loan and securities financing facilities over the course of the year.

We originated and funded $1.4 billion in principal value of commercial mortgage loans in the year ended December 31, 2011, and securitized and sold $1.4 billion of loans over the course of the year. We also invested in $991.2 million in securities in 2011, which was largely offset by $547.5 million of repayment of securities and $406.9 million in sales of securities. The investment climate in 2011 was generally stable, with the exception of the third quarter of the year, when uncertainty related to a number of domestic and foreign economic issues, including concerns regarding the finances of a number of member countries of the European Union, had a slow-down effect on the CMBS market. During the third quarter of 2011, we curtailed our origination of first mortgage loans and made additional securities investments, as the adverse market conditions affecting lending translated into greater availability of attractively priced securities investments.

In 2011, we successfully raised additional equity capital and additional committed financing. In the third quarter of 2011, we completed our second offering of equity interests and raised commitments totaling $257.4 million. A total of $86.1 million of the capital was called in the third quarter of 2011, and the remaining $171.3 million was called in December 2011. At that time, we used the proceeds of the capital call to pay down debt and fund new investments, resulting in a year-end debt to equity ratio of 1.6:1.0. The impact of this additional equity funding on interest income, interest expense, and other income was limited in 2011. Other notable funding events during the year included successful extensions of existing funding facilities, the creation of the institutional bridge loan partnership, and the final repayment of amounts borrowed under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility, or TALF.

Net interest income

Interest income totaled $136.2 million for the year ended December 31, 2012, compared to $133.3 million for the year ended December 31, 2011. Interest income varies upon the mix of our interest bearing investments. The $2.9 million increase in interest income was primarily attributable to increase in our average investment in our loan portfolio. In 2012, securities investments averaged $1.6 billion (69.4% of average interest bearing investments) versus an average loan investment balance of $696.9 million. In the preceding year, securities investments averaged $1.9 billion (79.5% of average interest bearing investments) versus an average loan investment balance of $502.4 million.

Interest expense totaled $36.5 million for the year ended December 31, 2012, compared to $35.8 million for the year ended December 31, 2011. Interest expense will vary depending upon the amount of leverage we choose to use and the average cost to borrow funds. The $0.7 million increase in interest expense was primarily attributable to the addition of the interest expense on the Notes offset by the declining cost of funds on our more recent debt facilities.

Net interest income totaled $99.7 million for the year ended December 31, 2012, compared to $97.5 million for the year ended December 31, 2011. The change in the net interest margin from 2011 to 2012 is due to the mix of our investments with a heavier emphasis on loans combined with the average yield on those investments offset by a net higher cost of funds resulting from the interest on the Notes.

Cost of funds, a non-GAAP measure, totaled $53.0 million for the year ended December 31, 2012, compared to $50.8 million for the year ended December 31, 2011. The $2.2 million increase in cost of funds was primarily attributable to the addition of the interest expense on the Notes issued in September 2012 offset by the declining cost of funds on our more recent debt facilities as noted in the preceding paragraph as well as a decrease in the net interest expense component related to hedging.

Interest income, net of cost of funds, a non-GAAP measure, totaled $83.2 million for the year ended December 31, 2012, compared to $82.5 million for the year ended December 31, 2011. The $0.7 million increase in interest income, net of cost of funds from 2011 to 2012 a change in the mix of our investments in 2012 to one with a heavier emphasis on loans with higher average yields offset by a higher cost of funds resulting from the interest on the Notes.

We present cost of funds, which is a non-GAAP measure, as a supplemental measure of the Company’s cost of debt financing. We define cost of funds as interest expense as reported on our consolidated statements of income adjusted to include the net interest expense component resulting from our hedging activities, which is currently included in net results from derivative transactions on our consolidated statements of income. We net cost of funds with our interest income as presented on our consolidate statements of income to arrive at interest income, net of cost of funds, which we believe represents a more comprehensive measure of our net interest results.

Set forth below is an unaudited reconciliation of interest expense to cost of funds ($ in thousands):

	For the year ended December 31,
	2012	2011	2010
Interest expense	$(36,473)	$(35,836)	$(48,874)
Net interest expense component of hedging activities (1)	(16,554)	(14,924)	(6,985)

Cost of funds	$(53,027)	$(50,760)	$(55,859)

Interest income	$136,198	$133,298	$129,302
Cost of funds	(53,027)	(50,760)	(55,859)

Interest income, net of cost of funds	$83,171	$82,538	$73,443

	For the year ended December 31,
	2012	2011	2010
(1) Net interest expense component of hedging activities	$(16,554)	$(14,924)	$(6,985)
Hedging realized result (futures)	(20,886)	(32,227)	(3,088)
Hedging realized result (swaps)	(6,872)	(2,263)	(8,222)
Hedging unrecognized result	8,662	(31,961)	(2,452)

Net result from derivative transactions	$(35,650)	$(81,375)	$(20,747)

Interest spreads

As of December 31, 2012, the weighted average yield on our mortgage loan receivables was 7.03%, compared to 7.73% as of December 31, 2011, reflecting lower interest rates and more competitive lending conditions in 2012. As of December 31, 2012, the weighted average interest rate on borrowings against our mortgage loan receivables was 2.78%, compared to 2.82% as of December 31, 2011. As of December 31, 2012, we had outstanding borrowings against our mortgage loan receivables equal to 23.8% of the carrying value of our mortgage loan receivables, compared to 29.7% as of December 31, 2011.

As of December 31, 2012, the weighted average yield on our real estate securities was 4.99%, compared to 4.94% as of December 31, 2011. As of December 31, 2012, the weighted average interest rate on borrowings against our real estate securities was 1.08%, compared to 1.39% as of December 31, 2011. The decrease in the interest rate on borrowings against our real estate securities from December 31, 2011 to December 31, 2012 was primarily due to the utilization of the FHLB as a source of a portion of these borrowings as of December 31, 2012 versus the sole utilization of more costly borrowings under repurchase agreements as of December 31, 2011. As of December 31, 2012, we had outstanding borrowings against our real estate securities equal to 73.7% of the carrying value of our real estate securities, compared to 74.3% as of December 31, 2011.

Our real estate is comprised of non-interest bearing assets. As of December 31, 2012, the weighted average interest rate on mortgage borrowings against our real estate was 5.35%, compared to 6.59% as of December 31,

2011. During the one year period between December 31, 2011 and December 31, 2012, the carrying value of our real estate portfolio increased from $28.8 million to $380.0 million. The decrease in the interest rate on borrowings against our real estate from December 31, 2011 to December 31, 2012 was primarily due to lower prevailing market interest rates on the mortgage debt used primarily to finance real estate investments added since December 31, 2011. As of December 31, 2012, we had outstanding borrowings against our real estate equal to 27.3% of the carrying value of our real estate, compared to 64.4% as of December 31, 2011.

Provision for loan losses

We had a $0.4 million provision for loan losses for the year ended December 31, 2012, compared to no provision for loan losses for the year ended December 31, 2011. We invest primarily in loans with high credit quality, and we sell our conduit mortgage loans in the ordinary course of business. We estimate our loan loss provision based on our historical loss experience and our expectation of losses inherent in the portfolio but not yet realized. We have had no events of default or credit losses on the loans we originated since inception. As a result, our reserve for loan losses remained relatively unchanged in 2012.

Income from Sales of Securities, Net

Income from sales of securities, net, totaled $19.0 million for the year ended December 31, 2012, compared to $20.1 million for the year ended December 31, 2011, a decrease of $1.1 million. For the year ended December 31, 2012, we sold $279.3 million of securities, comprised of $190.7 million of CMBS for income of $10.0 million, and $88.6 million of U.S. Agency Securities in two separate securitizations of those securities for income of $9.0 million. For the year ended December 31, 2011, we sold $406.9 million of securities, comprised of $239.4 million of CMBS securities for income of $6.6 million, and $167.5 million of U.S. Agency Securities in two separate securitizations of those securities for income of $13.4 million.

Income from sales of loans, net

Income from sales of loans, net, which includes all loan sales, whether by securitization, whole loan sales or other means, totaled $154.6 million for the year ended December 31, 2012, compared to $66.3 million for the year ended December 31, 2011, an increase of $88.3 million. In the year ended December 31, 2012, we participated in six separate securitization transactions, selling 95 loans with an aggregate outstanding principal balance of $1.6 billion. In the year ended December 31, 2011, we participated in three separate securitization transactions, selling 61 loans with an aggregate outstanding principal balance of $1.0 billion and we also sold one first mortgage whole loan with an outstanding principle balance of $229.0 million in an separate transaction with an insurance company.

Income from sales of securitized loans, net, a non-GAAP measure, represents gross proceeds received from the sale of loans into securitization trusts, less the book value of those loans at the time they were sold, less any costs, such as legal and closing costs, associated with the securitization transactions.

We present net results from securitizations, a non-GAAP measure, as a supplemental measure of the performance of our loan securitization business. We consider securitizations as one of our primary business drivers and as such, net results from securitizations are a key component of our results. Since our securitizations to date are comprised of long-term fixed-rate loans, the result of hedging those exposures prior to securitization represents a substantial portion of our interest rate hedging. Therefore, we view these two components of our profitability together when assessing the performance of this business activity and find it a meaningful measure of the company’s performance as a whole. When evaluating the performance of our loan securitization business, we generally consider the income from sales of securitized loans, net, in conjunction with our income statement items that are directly related to such securitization transactions, including portions of the realized net result from derivative transactions that are specifically related to hedges on the securitized or sold loans which we reflect as hedge gain/(loss) related to loans securitized, a non-GAAP measure, in the table below.

Below are the net results from securitizations for the years ended December 31, 2012, 2011 and 2010:

	For the year ended December 31,
	2012	2011	2010
Number of loans	95	61	31
Face amount of loans sold into securitizations ($ in thousands)	$1,599,858	$1,016,469	$329,762
Number of securitizations	6	3	2
Income from sale of securitized loans, net ($ in thousands) (1)	$152,776	$44,167	$30,533
Hedge gain/(loss) related to loans securitized ($ in thousands) (2)	(20,110)	(11,795)	(8,018)

Net result from securitizations	$132,666	$32,372	$22,515

(1)	The following is a reconciliation of the non-GAAP measure of income from sale of securitized loans, net to income from sale of loans, net, which is the closest GAAP measure as reported in our consolidated financial statements included herein.

	For the year ended December 31,
	2012	2011	2010
	($ in thousands)
Income from sales of loans (non-securitized), net	$1,837	$22,104	$—
Income from sale of securitized loans, net	152,776	44,167	30,533

Income from sale of loans, net	$154,613	$66,271	$30,533

(2)	The following is a reconciliation of the non-GAAP measure of hedge gain/(loss) relating to loans securitized to net results from derivative transactions, which is the closet GAAP measure, as reported in our consolidated financial statements included herein.

	For the year ended December 31,
	2012	2011	2010
	($ in thousands)
Hedge gain/(loss) related to lending and securities positions	$(15,541)	$(69,579)	$(12,729)
Hedge gain/(loss) related to loans securitized	(20,110)	(11,795)	(8,018)

Net results from derivative transactions	$(35,651)	$(81,374)	$(20,747)

Other Income

Operating lease income totaled $8.3 million for the year ended December 31, 2012, compared to $2.3 million for the year ended December 31, 2011. The increase of $6.0 million reflects the larger portfolio of real estate in 2012.

Sale of real estate, net totaled $1.3 million for the year ended December 31, 2012. During 2012 we sold 13 properties that were leased to drugstores under long-term leases. There were no sales of real estate in 2011.

Fee income totaled $8.8 million for the year ended December 31, 2012, compared to $3.1 million for the year ended December 31, 2011. We generate fee income from the management of our institutional partnership as well as from origination fees, exit fees and other fees on the loans we originate and in which we invest. The $5.7 million increase in fee income year over year was due to an increase in fee generating activity, primarily the increase in loan origination volume.

Net Result from Derivative Transactions

Net result from derivative transactions represented a loss of $35.7 million for the year ended December 31, 2012, compared to a loss of $81.4 million for the year ended December 31, 2011, a decrease of $45.7 million. The net result from derivative transactions includes the portion of net result from derivative transactions discussed above in the section “income from sales of loans, net” as well as other realized and unrealized derivative gains and losses. The derivative positions that generated these results were a combination of interest rate swaps, caps, and futures that we employed in an effort to hedge the value of our fixed rate assets and the net interest income we earn against the impact of changes in interest rates. The lower level of losses in 2012 was primarily related to a more moderate decline in interest rates, which generally increased the value of our fixed rate loan and securities investments, and decreased the fair value of our offsetting derivative transactions. During 2011, the market volatility in the third quarter resulted in significant losses in the interest rate hedge positions. The market conditions throughout 2012 did not reflect a similar level of volatility and therefore did not result in an equivalent level of losses on the open hedge positions. The total net result from derivative transactions is comprised of hedging interest expense, realized losses related to hedge terminations and unrealized losses related to changes in the fair value of asset hedges. The hedge positions were related to fixed rate conduit-eligible loans and securities investments.

Operating Expenses

Operating expenses totaled $72.6 million for the year ended December 31, 2012, compared to $35.5 million for the year ended December 31, 2011. Operating expenses are comprised primarily of compensation and benefits expense, professional fees, lease expense, and technology expenses. The increase of $37.1 million in operating expenses was primarily related to increased compensation and benefits expense associated with improved operating results as the $100.6 million year over year increase in net income resulted in higher incentive compensation expense and additional headcount as the average number of employees rose from 40 to 54.

Other Costs and Expenses

Depreciation totaled $3.6 million for the year ended December 31, 2012, compared to $1.0 million for the year ended December 31, 2011. The $2.6 million increase in depreciation is attributable to increased real estate of $380.0 million at December 31, 2012 versus $28.8 million at December 31, 2011.

Earnings from Investment in Equity Method Investee

In 2011, we entered into an institutional partnership for which we use the equity method of accounting. Earnings from investment in equity method investee totaled $1.3 million for the year ended December 31, 2012, compared to $0.3 million for the year ended December 31, 2011. We own a 10% equity interest in the institutional partnership on a pari passu basis with one other financial institution’s 90% equity interest. Our proportionate share of the net income of the institutional partnership is reflected on our income statement as earnings from investment in equity method investee.

Tax Expense

Tax expense totaled $2.6 million for the year ended December 31, 2012, compared to $1.5 million for the year ended December 31, 2011. The increase of $1.1 million is primarily attributable increased revenue earned on securitization that is subject to the New York City Unincorporated Business Tax.

Year ended December 31, 2011 compared to the year ended December 31, 2010

Overview

Net income attributable to preferred and common unit holders totaled $71.7 million for the year ended December 31, 2011, compared to $91.0 million for the year ended December 31, 2010. The decrease in net income attributable to preferred and common unit holders was primarily the result of higher net interest income and income from sales of loans that was more than offset by an unfavorable change in net result from derivative transactions.

Adjusted net income totaled $102.9 million for the year ended December 31, 2011, compared to $91.4 million for the year ended December 31, 2010. The increase in adjusted net income was primarily attributable to the same factors as cited above, adjusted to exclude interest rate hedging losses of $32.0 million and $2.5 million in 2011 and 2010, respectively, related to hedges on the value of assets still residing on the balance sheet as of the end of each respective year as well as real estate depreciation and amortization and to add back non-cash stock-based compensation.

Investment and Financing Overview

We originated and funded $1.4 billion in principal value of commercial mortgage loans in the year ended December 31, 2011, and securitized and sold $1.2 billion in principal value of loans over the course of the year. We also invested in $991.2 million in securities in 2011, which was largely offset by $547.5 million of repayment of securities and $406.9 million in sales of securities. The investment climate in 2011 was generally stable, with the exception of the third quarter of the year, when uncertainty related to a number of domestic and foreign economic issues, including concerns regarding the finances of a number of member countries of the European Union, had a slow-down effect on the CMBS market. During the third quarter of 2011, we curtailed our origination of first mortgage loans and made additional securities investments, as the adverse market conditions affecting lending translated into greater availability of attractively priced securities investments.

In 2011, we successfully raised additional equity capital and additional committed financing. In the third quarter of 2011, we completed our second offering of equity interests and raised commitments totaling $257.4 million. $86.1 million of the capital was called in the third quarter of 2011, and the remaining $171.3 million was called in December 2011. At that time, we used the proceeds of the capital call to pay down debt and fund new investments, resulting in a year-end debt to equity ratio of 1.6:1.0. The impact of this additional equity funding on interest income, interest expense, and other income was limited in 2011. Other notable funding events during the year included successful extensions of existing funding facilities, the creation of the institutional bridge loan partnership, and the final repayment of TALF debt.

In 2010, commercial mortgage lending markets continued to improve and the market for new issue, multi-borrower CMBS was in the early stages of re-starting after a period of low activity in the wake of the preceding financial crisis. In 2010, we originated and funded $784.1 million of commercial mortgage loans and, capitalizing on the increased activity in the new issue CMBS market, participated in two securitization transactions in which we profitably sold $329.8 million in principal value of loans we had originated. CMBS credit spreads generally narrowed over the course of the year, which had the effect of increasing the profitability of those securitization transactions and also increased the values of our CMBS and U.S. Agency Securities portfolios.

Also in 2010, we enhanced our access to secured debt financing while reducing our cost of that financing. We entered 2010 with a total of $300.0 million of committed secured debt financing from one major financial institution. By the end of the year, we had added $650.0 million of committed secured funding capacity to finance our loan originations from two major banks and one insurance company. With respect to securities financing, the TALF Program ceased to provide access to additional funding at the end of March 2010. At that point, we had over $1.1 billion of long term fixed rate debt outstanding under that program. In October 2010, we established a $1.0 billion term secured funding facility for our CMBS holdings that we used to refinance a substantial portion of the securities previously financed under TALF. We amended the facility and the funding was reduced to $600.0 million during 2012. The result was a substantial reduction in our cost of financing. The impact of that cost reduction was evident in only our fourth quarter results in 2010.

Net Interest Income

Interest income totaled $133.3 million for the year ended December 31, 2011, compared to $129.3 million for the year ended December 31, 2010. Loan investments in both years yielded higher average interest rates than our securities investments. The $4.0 million increase in interest income was primarily attributable to a change in the mix of investments we carried from year to year. In 2011, securities investments averaged $1.9 billion (79.5% of average interest bearing investments) versus an average loan investment balance of $502.4 million. In the preceding year, securities investments averaged $2.1 billion (90.1% of average interest bearing investments) versus an average loan investment balance of $226.6 million. The impact of this additional volume and change in the mix of interest bearing investment assets was partially offset by a decline in the average yield on earning assets as market conditions moderated.

Interest expense totaled $35.8 million for the year ended December 31, 2011, compared to $48.9 million for the year ended December 31, 2010. The $13.1 million decrease in interest expense was primarily attributable to the replacement of higher cost TALF financing with lower cost asset repurchase financing and lower debt costs in general.

Net interest income totaled $97.5 million for the year ended December 31, 2011, compared to $80.4 million for the year ended December 31, 2010. The $17.1 million increase in net interest income was primarily attributable to the decrease in interest expense as noted above.

Cost of funds, a non-GAAP measure, totaled $50.8 million for the year ended December 31, 2011, compared to $55.9 million for the year ended December 31, 2011. The $5.1 million decrease in cost of funds was primarily attributable to the replacement of higher cost TALF financing with lower cost asset repurchase financing and lower debt costs in general as noted in the preceding paragraph.

Interest income, net of cost of funds, a non-GAAP measure, totaled $82.5 million for the year ended December 31, 2011, compared to $73.4 million for the year ended December 31, 2010. The $9.1 million increase in interest income, net of cost of funds from 2010 to 2011 is primarily attributable to the decrease in interest expense as noted above.

We present cost of funds, which is a non-GAAP measure, as a supplemental measure of the Company’s cost of debt financing. We define cost of funds as interest expense as reported on our consolidated statements of income adjusted to include the net interest expense component resulting from our hedging activities, which is currently included in net results from derivative transactions on our consolidated statements of income. We net cost of funds with our interest income as presented on our consolidated statements of income to arrive at interest income, net of cost of funds, which we believe represents a more comprehensive measure of our net interest results.

Set forth below is an unaudited reconciliation of interest expense to cost of funds:

	For the year ended December 31,
	2012	2011	2010
	($ in thousands)
Interest expense	$(36,473)	$(35,836)	$(48,874)
Net interest expense component of hedging activities (1)	(16,554)	(14,924)	(6,985)

Cost of funds	$(53,027)	$(50,760)	$(55,859)

Interest income	$136,198	$133,298	$129,302
Cost of funds	(53,027)	(50,760)	(55,859)

Interest income, net of cost of funds	$83,171	$82,538	$73,443

		For the year ended December 31,
		2012	2011	2010
		($ in thousands)
(1)	Net interest expense component of hedging activities	$(16,554)	$(14,924)	$(6,985)
	Hedging realized result (futures)	(20,886)	(32,227)	(3,088)
	Hedging realized result (swaps)	(6,872)	(2,263)	(8,222)
	Hedging unrecognized result	8,662	(31,961)	(2,452)

	Net result from derivative transactions	$(35,650)	$(81,375)	$(20,747)

Interest spreads

As of December 31, 2011, the weighted average yield on our mortgage loan receivables was 7.73%, compared to 6.97% as of December 31, 2010 as our mix of mortgage loan receivables was more heavily weighted toward higher yielding loans held for investment as of December 31, 2011. As of December 31, 2011, the weighted average interest rate on borrowings against our mortgage loan receivables was 2.82%, compared to 2.81% as of December 31, 2010. As of December 31, 2011, we had outstanding borrowings against our mortgage loan receivables equal to 29.7% of the carrying value of our mortgage loan receivables, compared to 41.5% as of December 31, 2010.

As of December 31, 2011, the weighted average yield on our real estate securities was 4.94%, compared to 5.33% as of December 31, 2010, primarily due to improving commercial real estate market conditions that drove a 0.34% decline in the yield on our CMBS holdings, which comprised the large majority of our real estate securities portfolio. As of December 31, 2011, the weighted average interest rate on borrowings against our real estate securities was 1.39%, compared to 1.36% as of December 31, 2010. As of December 31, 2011, we had outstanding borrowings against our real estate securities equal to 74.3% of the carrying value of our real estate securities, compared to 76.5% as of December 31, 2010.

Our real estate is comprised of non-interest bearing assets. As of December 31, 2011, the weighted average interest rate on mortgage borrowings against our real estate was 6.59%, compared to 6.75% as of December 31, 2010. During 2011, the carrying value of our real estate investments increased by only $3.2 million and we added $2.9 million of mortgage debt financing. As of December 31, 2011, we had outstanding borrowings against our real estate equal to 64.4% of the carrying value of our real estate, compared to 61.0% as of December 31, 2010.

Provision for Loan Losses

We had no provision for loan losses for the year ended December 31, 2011, compared to a $0.9 million provision for the year ended December 31, 2010. We invest primarily in loans with high credit quality, and we sell our conduit mortgage loans in the ordinary course of business. We estimate our loan loss provision based on our historical loss experience and our expectation of losses inherent in the portfolio but not yet realized. We have had no events of default or credit losses on the loans we originated since inception. As a result, our reserve for loan losses remained unchanged in 2011.

Income from Sales of Securities, Net

Income from sales of securities, net, totaled $20.1 million for the year ended December 31, 2011, compared to $22.1 million for the year ended December 31, 2010, a decrease of $2.0 million. For the year ended December 31, 2011, we sold $406.9 million of securities, comprised of $239.4 million of CMBS securities for income of $6.6 million, and $167.5 million of U.S. Agency Securities in two separate securitizations of those securities for income of $13.4 million. For the year ended December 31, 2010, we sold $483.6 million of CMBS securities.

Income from Sales of Loans, Net

Income from sales of loans, net, totaled $66.3 million for the year ended December 31, 2011, compared to $30.5 million for the year ended December 31, 2010, an increase of $35.8 million. In the year ended December 31, 2011, we participated in three separate securitization transactions, selling 61 loans with an aggregate outstanding principal balance of $1.0 billion. We also sold one first mortgage whole loan with an outstanding principal balance of $229.0 million in a separate transaction with an insurance company. In the year ended December 31, 2010, we participated in two separate securitization transactions, selling 31 loans with an aggregate outstanding principal balance of $329.8 million.

Income from sales of loans, net, represents gross proceeds received from the sale of loans into securitization trusts, less the book value of those loans at the time they were sold, less any costs associated with the securitization transactions.

When evaluating the performance of our loan securitization business, we generally consider the income from sales of loans, net, in conjunction with the realized net result from derivative transactions that are specifically related to hedges on the securitized or sold loans.

For the year ended December 31, 2011, our income from sales of loans of $66.3 million was offset by realized losses on derivative transactions of $11.8 million for a net result from sales of loans of $54.5 million.

For the year ended December 31, 2010, our income from sales of loans, net, of $30.5 million was offset by realized losses on derivative transactions of $8.0 million for a net result from sales of loans of $22.5 million.

Other Income

Operating lease income totaled $2.3 million for the year ended December 31, 2011, compared to $1.0 million for the year ended December 31, 2010. Although we only acquired one relatively small net rental property in 2011, we had the benefit of a full year of rental income on the properties acquired in the preceding year.

There were no sales of real estate in 2011. Sale of real estate, net totaled $2.4 million for the year ended December 31, 2010. During 2010, we sold a portfolio of seven properties that were leased under long-term leases to drugstores.

Fee income totaled $3.1 million for the year ended December 31, 2011, compared to $1.4 million for the year ended December 31, 2010. We generate fee income from the management of our institutional partnership as well as from origination fees, exit fees and other fees on the loans we originate and in which we invest. The $1.7 million increase in fee income year over year was due to an increase in volume of activity generating these fees, primarily the increase in loan origination volume.

Net Result from Derivative Transactions

Net result from derivative transactions represented a loss of $81.4 million for the year ended December 31, 2011, compared to a loss of $20.7 million for the year ended December 31, 2010, an unfavorable increase of $60.7 million. The derivative positions that generated these results were a combination of interest rate swaps, caps, and futures that we employed in an effort to hedge the value of our fixed rate assets and the net interest income we earn against the impact of changes in interest rates. The higher level of losses in 2011 was due to declines in interest rates and the larger volume of hedge positions required as a result of an increased quantity of fixed rate loan origination in that year.

The total net result from derivative transactions is comprised of hedging interest expense, realized losses related to hedge terminations and unrealized losses related to changes in the fair value of asset hedges. The hedge positions were related to fixed rate conduit-eligible loans and securities investments.

Operating Expenses

Operating expenses totaled $35.5 million for the year ended December 31, 2011, compared to $26.7 million for the year ended December 31, 2010. The increase in operating expenses was primarily related to increased compensation and benefits expense associated with improved operating results and additional headcount.

Other Costs and Expenses

Depreciation totaled $1.0 million for the year ended December 31, 2011, compared to $0.4 million for the year ended December 31, 2010. The increase in depreciation is attributable to continued investment in our net lease and other real estate portfolio.

Earnings from Investment in Equity Method Investee

Earnings from our investment in equity method investee totaled $0.3 million for the year ended December 31, 2011. In 2011, we entered into an institutional partnership for which we use the equity method of accounting. We own a 10% equity interest in the institutional partnership on a pari passu basis with one other financial institution’s 90% equity interest. Our proportionate share of the net income of the institutional partnership is reflected on our income statement as earnings from investment in equity method investee.

Tax Expense

Tax expense totaled $1.5 million for the year ended December 31, 2011, compared to $0.6 million for the year ended December 31, 2010. The change is primarily attributable to an increase in income that is subject to the New York City Unincorporated Business Tax.

Liquidity and Capital Resources

Our financing strategies are critical to the success and growth of our business. We manage our financing to complement our asset composition and to diversify our exposure across multiple capital markets and counterparties.

We require substantial amounts of capital to support our business. The management team, in consultation with our Board of Directors, establishes our overall liquidity and capital allocation strategies. A key objective of those strategies is to support the execution of our business strategy while maintaining sufficient ongoing liquidity throughout the business cycle to service our financial obligations as they become due. When making funding and capital allocation decisions, members of our senior management consider business performance; the availability of, and costs and benefits associated with, different funding sources; current and expected capital markets and general economic conditions; our balance sheet and capital structure, and our targeted liquidity profile and risks relating to our funding needs.

Our primary uses of liquidity are for (1) the funding of loan and real estate-related investments, (2) the repayment of short-term and long-term borrowings and related interest, (3) the funding of our operating expenses and (4) distributions to our equity investors to finance their income tax obligations related to the portion of our taxable income allocated to each of them. We require short-term liquidity to fund loans that we originate and hold on our consolidated balance sheet pending sale, including through whole loan sale, participation, or securitization. We generally require longer-term funding to finance the loans and real estate-related investments that we hold for investment.

Our primary sources of liquidity have been (1) cash and cash equivalents, (2) cash generated from operations, (3) borrowings under various financing arrangements, (4) principal repayments on investments including mortgage loans and securities, (5) proceeds from securitizations and sales of loans, (6) proceeds from the sale of securities, (7) proceeds from the sale of real estate, and (8) proceeds from the issuance of equity capital.

We have historically maintained a debt-to-equity ratio of 3:1 or below. This ratio typically fluctuates during the course of a fiscal year due to the normal course of business in our conduit lending operations, in which we have generally securitized our inventory of loans at intervals, and also because of changes in our asset mix, due in part to such securitizations. We generally seek to match fund our assets according to their liquidity characteristics and expected hold period. We believe that the defensive positioning of our predominantly senior secured assets and our financing strategy has allowed us to maintain financial flexibility to capitalize on an attractive range of senior secured market opportunities as they have arisen.

Our principal debt financing sources include: (1) committed secured funding provided by banks and an insurance company, (2) uncommitted secured funding sources, including asset repurchase agreements with a number of banks, (3) long term nonrecourse mortgage financing, (4) the Notes and (5) borrowings on both a short and long-term committed basis, made by our wholly-owned subsidiary, Tuebor Captive Insurance Company LLC (“Tuebor”), from the FHLB.

As of June 30, 2013, we had unrestricted cash of $45.9 million, unencumbered loans of $690.6 million, unencumbered securities of $99.5 million and restricted cash of $40.9 million.

Our captive insurance company subsidiary is subject to state regulations which require that dividends may only be made with regulatory approval.

Cash and cash equivalents

We held unrestricted cash and cash equivalents of $45.9 million and $45.2 million at June 30, 2013 and December 31, 2012, respectively.

Cash generated from operations

Our operating activities were a net provider of cash of $218.5 million during the six months ended June 30, 2013, and were a net user of cash of $137.7 million for the six months ended June 30, 2012. Our operating activities were a net user of cash of $108.4 million during the year ended December 31, 2012, generated net cash of $340.3 million for the year ended December 31, 2011, and were a net user of $231.3 million for the year ended December 31, 2010. Cash from operations includes the purchase of loans held for sale, and the proceeds from sale of loans and gains from sales of loans.

Borrowings under various financing arrangements

Our financing strategies are critical to the success and growth of our business. We manage our leverage policies to complement our asset composition and to diversify our exposure across multiple counterparties. Our borrowings under various financing arrangements as of June 30, 2013 and December 31, 2012 are set forth in the table below ($ in thousands):

	As of June 30, 2013	As of December 31, 2012
Committed loan facilities	$—	$226,367
Committed securities facility	113,192	278,021
Uncommitted securities facilities	141,786	289,528
Borrowings under credit agreement	—	—
Long term financing	166,270	103,756
Borrowings from the FHLB	498,000	262,000
The Notes	325,000	325,000

Total	$1,244,248	$1,484,672

The Company’s repurchase facilities include covenants covering minimum net worth requirements (ranging from $75.0 million to $780.0 million), maximum reductions in net worth over stated time periods, minimum liquidity levels (typically $30.0 million of cash or a higher standard that allows for the inclusion of liquid securities), maximum leverage ratios, which are calculated in various ways, and, in the instance of one provider, an interest coverage ratio of 1.50x if certain liquidity thresholds are not satisfied. The Company was in compliance with all covenants as of June 30, 2013 and December 31, 2012. Further, certain of our financing arrangements and loans on our real property are secured by the assets of the Company, including pledges of the equity of certain subsidiaries. From time to time, certain of these financing arrangements and loans may prohibit certain of our subsidiaries from paying dividends to the Company, from making distributions on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or other assets to the Company or other subsidiaries of the Company.

Committed loan facilities

We are parties to multiple committed loan facilities, as outlined in the table below, totaling $1.3 billion of credit capacity. Assets pledged as collateral under these facilities are generally limited to whole mortgage loans collateralized by first liens on commercial real estate. Our repurchase facilities include covenants covering net worth requirements, minimum liquidity levels, and maximum debt/partners’ capital ratios. We believe we are in compliance with all covenants as of June 30, 2013 and December 31, 2012.

We have the option to extend some of our existing facilities subject to a number of customary conditions. The lenders have sole discretion with respect to the inclusion of collateral in these facilities, to determine the market value of the collateral on a daily basis, and, if the estimated market value of the included collateral declines, have the right to require additional collateral or a full and/or partial repayment of the facilities (margin call), sufficient to rebalance the facilities. Typically, the facilities are established with stated guidelines regarding the maximum percentage of the collateral asset’s market value that can be borrowed. We often borrow at a lower percentage of the collateral asset’s value than the maximum leaving us with excess borrowing capacity that can be drawn upon at a later date and/or applied against future margin calls so that they can be satisfied on a cashless basis.

Committed securities facility

We are a party to a term master repurchase agreement with a major U.S. banking institution for CMBS securities, as outlined in the table below, totaling $600.0 million of credit capacity. As we do in the case of borrowings under committed loan facilities, we often borrow at a lower percentage of the collateral asset’s value than the maximum leaving us with excess borrowing capacity that can be drawn upon a later date and/or applied against future margin calls so that they can be satisfied on a cashless basis.

Uncommitted securities facilities

We are party to multiple master repurchase agreements with several counterparties to finance our investments in CMBS and U.S. Agency Securities as outlined in the table below. The securities that served as collateral for these borrowings are highly liquid and marketable assets that are typically of relatively short duration. As we do in the case of other secured borrowings, we often borrow at a lower percentage of the collateral asset’s value than the maximum leaving us with excess borrowing capacity that can be drawn upon a later date and/or applied against future margin calls so that they can be satisfied on a cashless basis.

Our committed and uncommitted loan and securities facilities as of June 30, 2013 were as follows:

Committed Amount	Outstanding Amount	Interest Rate(s) at June 30, 2013	Maturity	Remaining Extension Options	Eligible Collateral	Carrying Amount of Collateral	Fair Value of Collateral

$300,000,000	$—	—	5/18/2015	Two additional twelve month periods at Company’s option	First mortgage commercial real estate loans	$—	$—

$250,000,000	$—	—	4/10/2014	Two additional 364 day periods at Company’s option	First mortgage commercial real estate loans	$—	$—

$450,000,000	$—	—	5/26/2015	Two additional twelve month periods at Company’s option	First mortgage commercial real estate loans	$—	$—

$300,000,000	$—	—	1/24/2014	N/A	First mortgage commercial real estate loans	$—	$—

$1,300,000,000	$—					$—	$—

$600,000,000	$113,191,525	1.410%	1/27/2014	N/A	Investment grade commercial real estate securities	$128,249,072	$128,249,072

$—	$141,786,000	Between 0.650% and 1.540%	7/10/2013- 7/30/2013	N/A	Investment grade commercial real estate securities	$164,814,322	$164,814,322
$1,900,000,000	$254,977,525					$293,063,394	$293,063,394

The following table presents the amount of collateralized borrowings outstanding as of the end of each quarter, the average amount of collateralized borrowings outstanding during the quarter and the monthly maximum amount of collateralized borrowings outstanding during the quarter:

	Total			Collateralized Borrowings Under Repurchase Agreements(1)			TALF
($ in thousands) Quarter Ended	Quarter- end balance	Average quarterly balance	Maximum balance of any month-end	Quarter- end balance	Average quarterly balance	Maximum balance of any month-end	Quarter- end balance	Average quarterly balance	Maximum balance of any month-end
March 31, 2010	$1,825,036	$1,592,175	$1,825,036	$692,461	$595,271	$692,461	$1,132,575	$996,904	$1,132,575
June 30, 2010	1,838,315	1,910,808	1,950,581	722,434	786,647	824,663	1,115,881	1,124,161	1,130,684
September 30, 2010	1,875,616	1,866,576	1,877,228	900,028	859,795	900,028	975,587	1,006,781	1,049,779
December 31, 2010	1,824,066	1,819,249	1,824,650	1,685,710	1,370,115	1,685,710	138,356	449,134	967,341
March 31, 2011	1,733,745	1,770,001	1,917,583	1,595,388	1,631,645	1,779,227	138,356	138,356	138,356
June 30, 2011	1,986,274	2,002,600	2,104,626	1,901,806	1,889,419	1,987,906	84,468	113,181	138,356
September 30, 2011	1,773,005	1,846,206	2,017,311	1,730,846	1,775,841	1,932,844	42,159	70,365	84,468
December 31, 2011	1,597,077	1,804,540	1,929,282	1,597,077	1,790,487	1,887,260	—	14,053	42,159
March 31, 2012	1,551,245	1,634,731	1,692,270	1,551,245	1,634,731	1,692,270	—	—	—
June 30, 2012	1,645,770	1,608,041	1,645,770	1,645,770	1,608,041	1,645,770	—	—	—
September 30, 2012	754,263	1,190,263	1,471,712	754,263	1,190,263	1,471,712	—	—	—
December 31, 2012	793,917	776,672	868,754	793,917	776,672	868,754	—	—	—
March 31, 2013	382,161	428,531	559,516	382,161	428,531	559,516	—	—	—
June 30, 2013	254,978	233,476	405,182	254,978	233,476	405,182	—	—	—

(1)	Collateralized borrowings under repurchase agreements include all securities and loan financing under repurchase agreements.

The Company borrowed under the TALF program during the period from July 2009 through March 2010 to finance the acquisition of AAA-rated CMBS. Subsequent to March 2010, TALF borrowings declined as the underlying collateral was paid down, sold or refinanced with more attractive and efficient financing terms.

In addition to the cyclical cash proceeds from origination and securitization of mortgage loans held for sale, the CMBS portfolio received over $900.0 million of principal repayments in 2012 which reduced collateralized borrowings under repurchase agreements on the positions and provided net cash for additional reductions of collateralized borrowings under repurchase agreements.

The Company raised $257.4 million of additional capital during 2011, of which $86.1 million was called during the third quarter of 2011 and $171.3 million was called in the fourth quarter of 2011. The proceeds were primarily used to reduce outstanding collateralized borrowings under repurchase agreements.

The Company commenced borrowings from the FHLB in the third quarter of 2012 and commenced borrowing under a new credit agreement in the first quarter of 2013. These additional sources of financing reduced the collateralized borrowings under repurchase agreements.

Borrowings under credit agreement

On January 24, 2013, we entered into a $50 million credit agreement with one of our committed financing counterparties in order to finance our securities and lending activities. As of June 30, 2013 there were no borrowings outstanding under this facility.

Long term financing

We generally finance our real estate using long-term nonrecourse mortgage financing. During the first six months of 2013, we executed six term debt agreements to finance real estate. These nonrecourse debt agreements are fixed rate financing at rates ranging from 4.25% to 6.75% and mature in 2018, 2020, 2021, 2022 and 2023.

During the first six months of 2012, we executed one term debt agreement to finance real estate. This nonrecourse debt agreement is fixed rate financing at 5.50% and matures in 2022. Long term financing totaled $166.3 million and $103.8 million at June 30, 2013 and December 31, 2012, respectively.

FHLB financing

On July 11, 2012, our wholly-owned subsidiary, Tuebor became a member of the FHLB and subsequently drew its first secured funding advances from the FHLB. As of June 30, 2013, Tuebor had $498.0 million of borrowings outstanding (with an additional $902.0 million of committed term financing available to us from the FHLB), with terms of overnight to 7 years, interest rates of 0.20% to 2.40%. Collateral for the borrowings was comprised of $494.9 million of CMBS and U.S. Agency Securities and $220.7 million of mortgage loan receivables held for investment. As of December 31, 2012, Tuebor had $262.0 million of borrowings outstanding (with an additional $738.0 million of committed term financing available to us from the FHLB), with terms of 6 months to 5 years, interest rates of 0.39% to 0.93%. Collateral for the borrowings was comprised of $333.6 million of CMBS and U.S. Agency Securities. Tuebor is subject to state regulations which require that dividends (including dividends to us as its parent company) may only be made with regulatory approval.

Senior Unsecured Notes

On September 14, 2012, we issued the Notes at par. The Notes are not guaranteed by any of our subsidiaries. Interest on the Notes is payable on April 1 and October 1 of each year and the Notes will mature on October 1, 2017. The Notes are senior unsecured obligations and rank equally with all of the co-issuers’ existing and future senior indebtedness, senior to all of their existing and future subordinated indebtedness, effectively subordinated to all of their present and future senior secured indebtedness to the extent of the value of the assets securing such debt. The Notes are unsecured and are subject to covenants, including limitations on the incurrence of additional debt, restricted payments, liens, sales of assets, affiliate transactions and other covenants typical for financings of this type.

The Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods and notification requirements), among others: non-payment of principal or interest; breach of other agreements in the Indenture; defaults in failure to pay certain other indebtedness; the rendering of judgments to pay certain amounts of money against the co-issuers or certain subsidiaries; and certain events of bankruptcy or insolvency.

Principal repayments on investments

We receive principal amortization on our loans and securities as part of the normal course of our business. Repayment of real estate securities provided net cash of $210.2 million for the six months ended June 30, 2013, and $487.1 million for the six months ended June 30, 2012. Repayment of mortgage loan receivables provided net cash of $169.3 million for the six months ended June 30, 2013, and $174.9 million for the six months ended June 30, 2012.

Proceeds from securitizations and sales of loans

We sell our conduit mortgage loans to securitization trusts and to other third-parties as part of our normal course of business. We also sell certain balance sheet loans to the Partnership. Proceeds from sales of mortgage loans provided net cash of $1.4 billion for the six months ended June 30, 2013, and $687.5 million for the six months ended June 30, 2012.

Proceeds from the sale of securities

We invest in CMBS and U.S. Agency Securities. Proceeds from sales of securities provided net cash of $99.0 million for the six months ended June 30, 2013, and $159.2 million for the six months ended June 30, 2012.

Proceeds from the sale of real estate

We own a portfolio of commercial real estate properties leased to tenants under long-term leases as well as a 13 story office building and a portfolio of office properties. From time to time we may sell these properties. For the six months ended June 30, 2013, there were no sales of these properties. For the six months ended June 30, 2012, proceeds from the sale of 12 of these properties provided net cash of $70.9 million.

We own, through a majority owned joint venture with an operating partner, a portfolio of residential condominium units, some of which are subject to residential leases. We intend to sell these properties. For the six months ended June 30, 2013, proceeds from the sale of 43 of these units provided net cash of $18.1 million.

Proceeds from the issuance of equity

For the six months ended June 30, 2013, we realized proceeds of $1.8 million in connection with the exercise of an option to purchase Series B participating preferred units by a member of management. For the six months ended June 30, 2012, we realized proceeds of $3.0 million in connection with the issuance of our Series B participating preferred units to a new member of management. We may issue additional equity in the future.

Other potential sources of financing

In the future, we may also use other sources of financing to fund the acquisition of our target assets, including credit facilities, warehouse facilities, repurchase facilities and other secured and unsecured forms of borrowing. These financings may be collateralized or non-collateralized, may involve one or more lenders and may accrue interest at either fixed or floating rates. We may also seek to raise further equity capital or issue debt securities in order to fund our future investments.

Contractual Obligations

Contractual obligations as of June 30, 2013 were as follows ($ in thousands):

	Contractual Obligations as of June 30, 2013
	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Secured financings	$379,978	$153,000	$185,000	$201,270	$919,248
Interest payable(1)	35,798	69,952	55,529	35,206	196,484
Other funding obligations	91,935	—	—	—	91,935
Operating lease obligations	890	3,164	2,305	4,820	11,179
Senior unsecured notes	—	—	325,000	—	325,000
Unused facility fees	—	—	—	—	—

Total	$508,601	$226,116	$567,834	$241,296	$1,543,846

(1)	For borrowings with variable interest rates, we used the rates in effect as of June 30, 2013 to determine the future interest payment obligations.

The tables above do not include amounts due under our derivative agreements as those contracts do not have fixed and determinable payments.

Dividends

We are structured as a limited liability limited partnership, and accordingly, partners are responsible for paying income taxes on their respective shares of our taxable income. We make quarterly tax distributions equal to a partner’s “Quarterly Estimated Tax Amount”, which is computed (as more fully described in the LLLP Agreement) for each partner based upon their share of our taxable income multiplied by the highest marginal blended federal, state and local income tax rate applicable to an individual residing in New York, NY.

During the six months ended June 30, 2013, we distributed $58.9 million, equivalent to 39.2% of our net income of $150.2 million. During the six months ended June 30, 2012, we distributed $40.4 million, equivalent to 52.7% of our net income of $76.7 million. It is important to note that certain income and expense items are treated differently when computing taxable income than for computing net income for financial reporting purposes.

Partners’ capital

Our partners’ capital has been issued through Series A participating preferred units, Series B participating preferred units, and common units. Series A participating preferred units were generally issued to investors who contributed capital in connection with our initial capital raise in September 2008, at a price of $100 per unit. Series B participating preferred units were generally issued to investors who contributed capital in connection with our follow-on capital raise in August and September 2011, at a price of $124 per unit. Common units were generally issued pursuant to grant agreements to management, our lead investors or their affiliates, and certain other investors.

As of June 30, 2013, the par value was $611.6 million for the outstanding Series A participating preferred units, and $267.2 million for the outstanding Series B participating preferred units. In addition, there were 22.6 million common units outstanding, of which 15.0 million units were owned by members of our management team.

Except for certain put rights provided to a limited number of officers and directors disclosed in the Company’s registration statement on Amendment No. 2 to Form S-4, filed with the Securities and Exchange Commission (“SEC”) on July 10, 2013, none of our partners’ capital is redeemable at any time. Management has determined that the put rights do not cause the related partners’ capital to be mandatorily redeemable or temporarily redeemable and that all partners’ capital is considered permanent equity. Also, our Series A and Series B participating preferred units and our common units are subject to certain transfer restrictions.

Distributions, other than tax distributions, generally follow the priorities described below:

•

First, to the holders of Series A and Series B participating preferred units pro rata based on the capital account of each such holder’s interests, until the Series A and Series B participating preferred unit holders have each received an amount equivalent to their respective capital accounts; then

•

Second, 20% to the common unit holders, and 80% to the holders of Series A participating preferred units, until the Series A participating preferred unit holders have each received an amount equivalent to $124 per unit; and

•	Thereafter, 20% to common unit holders, and 80% to the holders of Series A and Series B participating preferred units, pro rata based on the units held by each holder.

Based on total capital at June 30, 2013 of $1.2 billion and the distribution priority outlined above, Series A participating preferred units and Series B participating preferred units each had a book value of $135.27 per unit at June 30, 2013.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical accounting policies

Our critical accounting policies reflecting management’s estimates and judgments are described in the Company’s consolidated financial statements for the year ended December 31, 2012 included elsewhere in this prospectus. There have been no changes to critical accounting policies in the six months ended June 30, 2013.

Basis of Accounting and Principles of Consolidation

The consolidated financial statements include the Company’s accounts and those of its subsidiaries which are majority-owned and/or controlled by the Company and variable interest entities for which the Company has determined itself to be the primary beneficiary, if any. All significant intercompany transactions and balances have been eliminated.

Noncontrolling interests in consolidated subsidiaries are defined as “the portion of the equity (net assets) in the subsidiaries not attributable, directly or indirectly, to a parent.” Noncontrolling interests are presented as a separate component of capital in the consolidated balance sheets. In addition, the presentation of net income attributes earnings to preferred and common unit holders (controlling interest) and noncontrolling interests.

As of June 30, 2013, the Company’s significant accounting policies, which are detailed in the Company’s audited consolidated financial statements for the year ended December 31, 2012, have not changed materially.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the balance sheets. In particular, the estimates used in the pricing process for real estate securities, is inherently subjective and imprecise. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all investments with original maturities of three months or less to be cash equivalents. The Company maintains cash accounts at several financial institutions, which are insured up to a maximum of $250,000 as of June 30, 2013 and December 31, 2012. At June 30, 2013 and December 31, 2012 and at various times during the years, balances exceeded the insured limits. In addition, the Company maintains a cash account at the Federal Home Loan Bank (“FHLB”).

Transfer of Financial Assets

For a transfer of financial assets to be considered a sale, the transfer must meet the sale criteria of ASC 860 under which we must surrender control over the transferred assets. The assets must be isolated from us, even in bankruptcy or other receivership; the purchaser must have the right to pledge or sell the assets transferred and we may not have an option or obligation to reacquire the assets. If the sale criteria are not met, the transfer is considered to be a secured borrowing, the assets remain on our consolidated balance sheets and the sale proceeds are recognized as a liability.

The transfers of financial assets via sales of loans into securitizations have been treated as sales by us under ASC 860.

Investments in Unconsolidated Joint Ventures

The Company accounts for its investments in unconsolidated joint ventures under the equity method of accounting. The Company applies the equity method by initially recording these investments at cost, as investments in unconsolidated joint ventures, subsequently adjusted for equity in earnings and cash contributions and distributions.

On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investments in unconsolidated joint ventures may be impaired. An investment is impaired only if management’s estimate of the value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the value of the investment. The Company’s estimates of value for each investment (particularly in commercial real estate joint ventures) are based on a number of assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for tenants, changes in market rental rates, and operating costs. As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the values estimated by management in its impairment analyses may not be realized, and actual losses or impairment may be realized in the future. See Note 6: Investments in Unconsolidated Joint Ventures.

Real Estate Securities

The Company designates its real estate securities investments on the date of acquisition of the investment. Real estate securities that the Company does not hold for the purpose of selling in the near-term, but may dispose of prior to maturity, are designated as available-for-sale and are carried at estimated fair value with the net unrealized gains or losses recorded as a component of other comprehensive income (loss) in partners’ capital. Similar treatment is afforded to our portfolio of interest-only securities available for sale. The Company uses the specific identification method when determining the cost of securities sold and the amount reclassified out of accumulated other comprehensive income into earnings. The Company accounts for the changes in the fair value of the unfunded portion of its GNMA Construction securities, which are included in GN construction securities on the consolidated balance sheet, as available for sale securities. Unrealized losses on securities that, in the judgment of management, are other than temporary are charged against earnings as a loss in the consolidated statements of income. The Company estimates the fair value of its commercial mortgage backed securities (“CMBS”) primarily based on pricing services and broker quotes for the same or similar securities in which it has invested. Different judgments and assumptions could result in materially different estimates of fair value.

When the estimated fair value of an available-for-sale security is less than amortized cost, the Company will consider whether there is an other-than-temporary impairment in the value of the security. An impairment will be considered other-than-temporary based on consideration of several factors, including (i) if the Company intends to sell the security, (ii) if it is more likely than not that the Company will be required to sell the security before recovering its cost, or (iii) the Company does not expect to recover the security’s cost basis (i.e., credit loss). A credit loss will have occurred if the present value of cash flows expected to be collected from the debt security is less than the amortized cost basis. If the Company intends to sell an impaired debt security or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the impairment is other-than-temporary and will be recognized currently in earnings equal to the entire difference between fair value and amortized cost. If a credit loss exists, but the Company does not intend to, nor is it more likely than not that it will be required to sell before recovery, the impairment is other-than-temporary and will be separated into (i) the estimated amount relating to the credit loss, and (ii) the amount relating to all other factors. Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss recognized in other comprehensive income. Estimating cash flows and determining whether there is other-than-temporary impairment require management to exercise judgment and make significant assumptions, including, but not limited to, assumptions regarding estimated prepayments, loss assumptions, and assumptions regarding changes in interest rates. As a result, actual impairment losses, and the timing of income recognized on these securities, could differ from reported amounts.

The Company considers information from selected third party pricing services in determining the fair value of its securities. The Company develops an understanding of the valuation methodologies used by such pricing services through discussions with their representatives and review of their valuation methodologies used for different types of securities.

The Company understands that the pricing services develop estimates of fair value for CMBS and U.S. Agency Securities using various techniques, including discussion with their internal trading desks, proprietary models and matrix pricing approaches. The Company does not have access to, and are therefore not able to review in detail, the inputs used by the pricing services in developing their estimates of fair value. However, on at least a monthly basis as part of our closing process, the Company evaluates the fair value information provided by the pricing services by comparing this information for reasonableness against its direct observations of market activity for similar securities and anecdotal information obtained from market participants that, in its assessment, is relevant to the determination of fair value. This process may result in the Company “challenging” the estimate of fair value for a security if it is unable to reconcile the estimate provided by the pricing service with its assessment of fair value for the security. Accordingly, in following this approach, the Company’s objective is to ensure that the information used by pricing services in their determination of fair value of securities is reasonable and appropriate.

The Company requests prices for each of its CMBS and U.S. Agency Securities investments from three different sources. Typically, two prices per security are obtained. The Company may also develop a price for a security based on its direct observations of market activity and other observations if there is either significant variation in the values obtained from the pricing services or if the Company challenges the prices provided. The Company then utilizes the simple average of the available prices to determine the value used for financial reporting. The Company may occasionally utilize broker quotes as a price validation; however, since broker quotes are non-binding, the Company does not consider them to be a primary source for valuation.

Since inception, the Company has not encountered significant variation in the values obtained from the various pricing sources. In the extremely limited occasions where the prices received were challenged, the challenge resulted in the prices provided by the pricing services being updated to reflect current market updates or cash flow assumptions. The lack of significant variation and challenges are directly related to the high liquidity and transparency of the securities that constitute the portfolio.

Revenue Recognition

Interest income is accrued based on the outstanding principal amount and contractual terms of the Company’s loans and securities. Discounts or premiums associated with the purchase of loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected recovery period of the investment. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections. The Company has historically collected, and expects to continue to collect, all contractual amounts due on its loans and CMBS. As a result, the Company does not adjust the projected cash flows to reflect anticipated credit losses for these types of investments. If the performance of a credit deteriorated security is more favorable than forecasted, the Company will generally accrete more credit discount into interest income than initially or previously expected. These adjustments are made prospectively beginning in the period subsequent to the determination that a favorable change in performance is projected. Conversely, if the performance of a credit deteriorated security is less favorable than forecasted, an other-than-temporary impairment may be taken, and the amount of discount accreted into income will generally be less than previously expected.

The effective yield on these securities is based on the projected cash flows from each security, which is estimated based on the Company’s observation of the then current information and events and will include assumptions related to interest rates, prepayment rates and the timing and amount of credit losses. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses (if applicable), and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the yield/interest income recognized on such securities. Actual maturities of the securities are affected by the contractual lives of the associated mortgage collateral, periodic payments of scheduled principal, and repayments of principal. Therefore, actual maturities of the securities will generally be shorter than stated contractual maturities.

For loans that the Company has not elected to record at fair value under FASB ASC 825 and are classified as held for investment, origination fees and direct loan origination costs are also recognized in interest income over the loan term as a yield adjustment using the effective interest method. For loans classified as held for sale and that the Company has not elected to record at fair value under FASB ASC 825, origination fees and direct loan origination costs are deferred reducing the basis of the loan and are realized as a portion of the gain/(loss) on sale of loans when sold. As of June 30, 2013 and December 31, 2012, the Company did not hold any loans for which the fair value option was elected.

The Company utilizes expected cash flows, prepayment speed and default assumptions in calculating expected yield on securities portfolio. The effective yield is updated on a prospective basis based upon changes in those assumptions.

For our securities rated below AA, which represents approximately 14.6% of the Company’s CMBS portfolio as of June 30, 2013, cash flows from a security are estimated applying assumptions used to determine the fair value of such security and the excess of the future cash flows over the investment are recognized as interest income under the effective yield method. The Company will review and, if appropriate, make adjustments to, its cash flow projections at least quarterly and monitor these projections based on input and analysis received from external sources and its judgment about interest rates, prepayment rates, the timing and amount of credit losses and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in interest income recognized and amortization of any premium or discount on, or the carrying value of, such securities.

Fee Expense

Fee expense is comprised primarily of closing fees paid related to purchases of real estate and management fees incurred. In addition, the Company entered into a loan referral agreement with Meridian Capital Group LLC, as disclosed in Note 11. The agreement provides for the payment of referral fees for loans originated pursuant to a formula based on the Company’s net profit, as defined in the agreement, payable annually in arrears. While the arrangement gives rise to a potential conflict of interest, full disclosure is given and the borrower waives the conflict in writing.

Recently Issued and Adopted Accounting Pronouncements

In December 2011, the FASB released ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). ASU 2011-11 requires companies to provide new disclosures about offsetting and related arrangements for financial instruments and derivatives. The provisions of ASU 2011-11 are effective for reporting periods beginning on or after January 1, 2013, and are required to be applied retrospectively. The adoption of ASU 2011-11 did not have a material impact on the Company’s consolidated financial condition or results of operations, but did impact financial statement disclosures.

In February 2013, the FASB released ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU 2013-01”). ASU 2013-01 limits the scope of the new balance sheet offsetting disclosure requirements to derivatives (including bifurcated embedded derivatives), repurchase agreements and reverse repurchase agreements, and securities borrowing and lending transactions. The adoption of this standard effective January 1, 2013 did not have a material impact on the Company’s consolidated financial condition or results of operations, but did impact financial statement disclosures.

In February 2013, the FASB released ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 enhances the reporting of reclassifications out of accumulated other comprehensive income (“AOCI”). ASU 2013-02 sets requirements for presentation for significant items reclassified to net income in their entirety during the period and for items not reclassified to net income in their entirety during the period. It requires companies to present information about reclassifications out of AOCI in one place. It also requires companies to present reclassifications by component when reporting changes in AOCI balances. The adoption of this standard effective January 1, 2013 did not have a material impact on the Company’s consolidated financial condition or results of operations, but did impact financial statement disclosures.

In February 2013, the FASB issued ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date (ASU 2013-04”). ASU 2013-04 addresses the recognition, measurement, and disclosure of certain obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. U.S. GAAP does not currently include specific guidance on accounting for such obligations with joint and several liability which has resulted in diversity in practice. The ASU requires an entity to measure these obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The ASU is to be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the updates scope that exist within the Company’s statement of financial position at the beginning of the year of adoption. This guidance will be effective for the Company beginning January 1, 2014. The Company anticipates that the adoption of this standard will not have a material impact on its consolidated financial statements or footnote disclosures.

Reconciliation of Non-GAAP Financial Measures

We present adjusted net income, which is a non-GAAP measure, as a supplemental measure of our performance. We define adjusted net income as net income attributable to preferred and common unit holders adjusted to add back real estate depreciation and amortization, eliminate the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period, exclude unrealized gains/losses related to our investments in agency interest-only securities, and add back non-cash stock-based compensation. As more fully discussed in Note 2 to the consolidated financial statements included elsewhere in this prospectus, our investments in agency interest-only securities are recorded at fair value with changes in fair value recorded in current period earnings. Also as discussed in Note 2, we do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss (whether realized or unrealized) on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” We exclude the results on these hedges from adjusted net income until the related asset is sold, and the hedge position is considered “closed.” We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and derivatives which we use to hedge asset values.

Set forth below is an unaudited reconciliation of net income attributable to preferred and common unit holders to adjusted net income:

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
	($ in thousands)
			(unaudited)
Net income attributable to preferred and common unit holders	$150,517	$76,671	$172,423	$71,716	$91,045
Real estate depreciation and amortization (1)	5,926	691	3,093	703	263
Adjustments for unrecognized derivative results (2)	(31,896)	7,673	(8,662)	31,961	2,452
Unrealized (gain) loss on agency IO securities, net	5,039	2,045	5,681	(1,591)	(2,547)
Non-cash stock-based compensation	1,567	1,321	2,408	151	174

Adjusted net income	$131,153	$88,401	$174,943	$102,940	$91,387

		For the six months ended June 30,		For the year ended December 31,
		2013	2012	2012	2011	2010
		($ in thousands)
(1)	Depreciation – real estate	$5,926	$691	$3,094	$715	$263
	Depreciation – fixed assets	273	273	547	329	145

	Depreciation	$6,199	$964	$3,641	$1,044	$408

		For the six months ended June 30,		For the year ended December 31,
		2013	2012	2012	2011	2010
(2)	Hedging interest expense	$(4,865)	$(8,873)	$(16,554)	$(14,924)	$(6,985)
	Hedging realized result (futures)	4,086	(4,292)	(20,886)	(32,227)	(3,088)
	Hedging realized result (swaps)	(8,168)	(1,868)	(6,872)	(2,263)	(8,222)
	Hedging unrecognized result	31,896	(7,673)	8,662	(31,961)	(2,452)

	Net results from derivative transactions	$22,949	$(22,706)	$(35,650)	$(81,375)	$(20,747)

We present adjusted net income because we believe it assists investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives. In addition, we use adjusted net income: (i) to evaluate our earnings from operations and (ii) because management believes that it may be a useful performance measure for us.

Adjusted net income has limitations as an analytical tool. Some of these limitations are:

•	adjusted net income does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate adjusted net income differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted net income should not be considered in isolation or as a substitute for net income attributable to preferred and common unit holders or other performance measures calculated in accordance with GAAP.

In the future we may incur gains and losses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present net result from securitizations, a non-GAAP measure, as a supplemental measure of the performance of our loan securitization business. We consider securitizations as one of our primary business drivers and as such, net result from securitizations are a key component of our results. Since our securitizations to date are comprised of long-term fixed-rate loans, the result of hedging those exposures prior to securitization represents a substantial portion of our interest rate hedging. Therefore, we view these two components of our profitability together when assessing the performance of this business activity and find it a meaningful measure of the company’s performance as a whole. When evaluating the performance of our loan securitization business, we generally consider the income from sales of securitized loans, net, in conjunction with other income statement items that are directly related to such securitization transactions, including portions of the realized net result from derivative transactions that are specifically related to hedges on the securitized or sold loans, which we reflect as hedge gain/(loss) related to loans securitized, a non-GAAP measure, in the table below.

Set forth below is an unaudited reconciliation of income from sale of securitized loans, net to income from sale of loans, net as reported in our consolidated financial statements included herein and an unaudited reconciliation of hedge gain/(loss) relating to loans securitized to net results from derivative transactions as reported in our consolidated financial statements included herein:

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
Number of loans	66	35	95	61	31
Face amount of loans sold into securitizations ($ in thousands)	$1,153,650	$562,796	$1,599,858	$1,016,469	$329,762
Number of securitizations	3	2	6	3	2
Income from sale of securitized loans, net ($ in thousands) (1)	$119,279	$56,461	$152,776	$44,167	$30,533
Hedge gain/(loss) related to loans securitized ($ in thousands) (2)	(3,466)	(3,863)	(20,110)	(11,795)	(8,018)

Net result from securitizations	$115,813	$52,598	$132,666	$32,372	$22,515

(1)	The following is a reconciliation of the non-GAAP measure of income from sale of securitized loans, net to income from sale of loans, net, which is the closest GAAP measure as reported in our consolidated financial statements included herein.

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
	($ in thousands)
Income from sale of loans (non-securitized), net	$2,165	$622	$1,837	$22,104	$—
Income from sale of securitized loans, net	119,279	56,461	152,776	44,167	30,533

Income from sale of loans, net	$121,444	$57,083	$154,613	$66,271	$30,533

(2)	The following is a reconciliation of the non-GAAP measure of hedge gain/(loss) relating to loans securitized to net results from derivative transactions, which is the closest GAAP measure, as reported in our consolidated financial statements included herein.

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
	($ in thousands)
Hedge gain/(loss) related to lending and securities positions	$26,415	$(18,843)	$(15,541)	$(69,579)	$(12,729)
Hedge gain/(loss) related to loans securitized	(3,466)	(3,863)	(20,110)	(11,795)	(8,018)

Net results from derivative transactions	$22,949	$(22,706)	$(35,651)	$(81,374)	$(20,747)

We present cost of funds, which is a non-GAAP measure, as a supplemental measure of the Company's cost of debt financing. We define cost of funds as interest expense as reported on our consolidated statements of income adjusted to include the net interest expense component resulting from our hedging activities, which is currently included in net results from derivative transactions on our consolidated statements of income. We net cost of funds with our interest income as presented on our consolidated statements of income to arrive at interest income, net of cost of funds, which we believe represents a more comprehensive measure of our net interest results.

Set forth below is an unaudited reconciliation of interest expense to cost of funds:

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
	($ in thousands)
Interest expense	$(23,411)	$(16,047)	$(36,473)	$(35,836)	$(48,874)
Net interest expense component of hedging activities(1)	(4,865)	(9,073)	(16,554)	(14,924)	(6,985)

Cost of funds	$(28,276)	$(25,120)	$(53,027)	$(50,760)	$(55,859)

Interest income	$61,429	$71,179	$136,198	$133,298	$129,302
Cost of funds	(28,276)	(25,120)	(53,027)	(50,760)	(55,859)

Interest income, net of cost of funds	$33,153	$46,059	$83,171	$82,538	$73,443

		For the six months ended June 30,		For the year ended December 31,
		2013	2012	2012	2011	2010
		($ in thousands)
(1)	Net interest expense component of hedging activities	$(4,865)	$(9,073)	$(16,554)	$(14,924)	$(6,985)
	Hedging realized result (futures)	4,086	(4,291)	(20,886)	(32,227)	(3,088)
	Hedging realized result (swaps)	(8,169)	(1,868)	(6,872)	(2,263)	(8,222)
	Hedging unrecognized result	31,897	(7,474)	8,662	(31,961)	(2,452)

	Net result from derivative transactions	$22,949	$(22,706)	$(35,650)	$(81,375)	$(20,747)

We present net revenues, which is a non-GAAP measure, as a supplemental measure of the Company’s performance, excluding operating expenses. We define net revenues as net interest income after provision for loan losses and total other income, which are both disclosed on the Company’s consolidated statements of income. We present interest income on investments, net and income from sales of loans, net as a percent of net revenues to reflect the contributions of the net interest from our investments and the loan sales and securitization activity to our net revenues.

	For the six months ended June 30,		For the year ended December 31,
	2013	2012	2012	2011	2010
Net interest income after provision for loan losses	$37,718	$54,983	$99,277	$97,461	$79,542
Total other income	172,576	53,427	151,945	12,350	39,251

Net revenues	$210,294	$108,410	$251,222	$109,811	$118,793

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk that a change in the level of one or more market prices, rates, indices, implied volatilities, correlations or other market factors will result in a financial loss. The primary market risks that we face are interest rate risk, market value risk, liquidity risk, credit risk, credit spread risk, and risks related to real estate.

Interest Rate Risk

The nature of our business exposes us to market risk arising from changes in interest rates. Changes, both increases and decreases, in the rates we are able to charge our borrowers, the yields we are able to achieve in our securities investments, and our cost of borrowing directly impact our net income. Our interest income stream from loans and securities is generally fixed over the life of our assets, whereas we use floating-rate debt to finance a significant portion of our investments. Another component of interest rate risk is the effect changes in interest rates will have on the market value of the assets we acquire. We face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments. We mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap and futures agreements. Interest rate swap and futures agreements are utilized to hedge against future interest rate increases on our borrowings and potential adverse changes in the value of certain assets that result from interest rate changes. We generally seek to hedge assets that have a duration longer than two years, including newly originated conduit first mortgage loans, securities in our CMBS portfolio if long enough in duration, and most of our U.S. Agency Securities portfolio.

The following table summarizes the change in net income for a 12-month period commencing June 30, 2013 and the change in fair value of our investments and indebtedness assuming an increase or decrease of 100 basis points in the LIBOR interest rate on June 30, 2013, both adjusted for the effects of our interest rate hedging activities ($ in thousands):

	Projected change in net income	Projected change in portfolio value
Change in interest rate:
Decrease by 1.00%	$(5,017)	$15,386
Increase by 1.00%	6,152	(15,755)

Market Value Risk

Our securities investments are reflected at their estimated fair value. The change in estimated fair value of securities available-for-sale is reflected in accumulated other comprehensive income. The change in estimated fair value of Agency interest-only securities is recorded in current period earnings. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase. As market volatility increases or liquidity decreases, the market value of our assets may be adversely impacted. Our fixed rate mortgage loan portfolio is subject to the same risks. However, to the extent those loans are classified as held for sale, they are reflected at the lower of cost or market. Otherwise, held for investment mortgage loans are reflected at values equal to the unpaid principal balances net of certain fees, costs and loan loss allowances.

Liquidity Risk

Market disruptions may lead to a significant decline in transaction activity in all or a significant portion of the asset classes in which we invest, and may at the same time lead to a significant contraction in short term and long term debt and equity funding sources. A decline in liquidity of real estate and real estate-related investments, as well as a lack of availability of observable transaction data and inputs, may make it more difficult to sell our investments or determine their fair values. As a result, we may be unable to sell our investments, or only able to sell our investments at a price that may be materially different from the fair values presented. Also, in such conditions, there is no guarantee that our borrowing arrangements or other arrangements for obtaining leverage will continue to be available, or if available, will be available on terms and conditions acceptable to us. In addition, a decline in market value of our assets may have particular adverse consequences in instances where we borrowed money based on the fair value of our assets. A decrease in the market value of our assets may result in the lender requiring us to post additional collateral or otherwise sell assets at a time when it may not be in our best interest to do so. Finally, our captive insurance company subsidiary is subject to state regulations which require that dividends may only be made with regulatory approval.

Credit Risk

We are subject to varying degrees of credit risk in connection with our investments. We seek to manage credit risk by performing deep credit fundamental analysis of potential assets and through ongoing asset management. Our investment guidelines do not limit the amount of our equity that may be invested in any type of our assets, however, investments greater than a certain size are subject to review of the Risk and Underwriting Committee of our Board of Directors.

Credit Spread Risk

Credit spread risk is the risk that interest rate spreads between two different financial instruments will change. In general, fixed-rate commercial mortgages and CMBS are priced based on a spread to Treasury swaps. We generally benefit if credit spreads narrow during the time that we hold a portfolio of mortgage loans or CMBS investments, and we may experience losses if credit spreads widen during the time that we hold a portfolio of mortgage loans or CMBS investments. We actively monitor our exposure to changes in credit spreads and we may enter into credit total return swaps or take positions in other credit related derivative instruments to moderate our exposure against losses associated with a widening of credit spreads.

Risks Related to Real Estate

Real estate and real estate-related assets are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans, which could also cause us to suffer losses.

BUSINESS

Overview

We are a leading commercial real estate finance company primarily focused on (i) the direct origination of mid-market senior secured commercial real estate first mortgage loans of $5 million to $100 million, (ii) investing in investment grade-rated securities secured by first mortgage loans on commercial real estate, and (iii) investing in net leased and other commercial real estate. Our proprietary origination platform enables us to invest on a national basis through our offices in New York, Los Angeles, and Boca Raton.

As of June 30, 2013, we had $2.5 billion in total assets and $1.2 billion in book equity capital. As of that date, our assets included $1.7 billion of senior secured assets, including $818.1 million of first mortgage loans secured by commercial real estate, $629.6 million of investment grade-rated CMBS, and $257.9 million of U.S. Agency Securities. We also owned $521.4 million of real estate at June 30, 2013.

For the year ended December 31, 2012, we earned net income attributable to preferred and common unit holders of $172.4 million and adjusted net income of $174.9 million. For the six months ended June 30, 2013, we earned net income attributable to preferred and common unit holders of $150.5 million and adjusted net income of $131.2 million compared to $76.7 million of net income attributable to preferred and common unit holders and $88.4 million of adjusted net income for the comparable period in the prior year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Summary Consolidated Financial Information” for our definition of adjusted net income and a reconciliation to net income attributable to preferred and common unit holders.

Our primary sources of revenue include net interest income on our investments, which comprised 18.1% and 39.7% of our net revenues and 25.3% and 57.9% of net income for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, and income from sales of loans, net, which represents the income we earn from regular sales and securitizations of certain commercial mortgage loans, and which comprised 57.7% and 61.5% of our net revenues and 80.9% and 89.7% of net income for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 4 in “Summary Consolidated Financial Information” for our definition of net revenues and a reconciliation to total net interest income after provision for loan losses and total other income. From inception in October 2008 through June 30, 2013, we directly originated/purchased and funded $6.2 billion of commercial real estate loans and invested in $4.7 billion of CMBS and U.S. Agency Securities. We generally seek to maintain the ability to offer certain of our first mortgage loans for sale into CMBS trusts as part of a securitization process. From inception through June 30, 2013, we sold $4.1 billion of mortgage loans into 14 securitizations, consisting of two securitizations in 2010, three securitizations in 2011, six securitizations in 2012 and three securitizations in the first six months of 2013. In addition, we sold $55.8 million and $88.6 million in market value of U.S. Agency Securities in the first six months of 2013 and the year ended December 31, 2012, respectively, the large majority of which were subsequently securitized. We also generate net rental revenues from certain of our real estate and fee income from our loan originations and the management of our institutional bridge loan partnership.

We were initially founded as a Delaware limited liability company with commitments that resulted in initial equity contributions of $611.6 million from a diverse group of institutional investors and our management team. In the third quarter of 2011, we successfully completed a $257.4 million follow-on institutional equity offering, and in connection with that offering, we changed our corporate structure to a Delaware limited liability limited partnership. As of June 30, 2013, we had $1.2 billion of debt financing outstanding, including $113.2 million of committed secured term financing from leading domestic financial institutions listed in Note 7 of the consolidated financial statements included elsewhere in the prospectus (with an additional $1.8 billion of committed secured term financing available to us from these institutions), $498.0 million of financing from the FHLB (with an additional $902.0 million of committed term financing available to us from the FHLB), $166.3 million of third party, non-recourse mortgage debt, $141.8 million of other securities financing and $325.0 million of Notes.

We are led by a highly experienced management team that has substantial experience in all aspects of commercial real estate, including origination, credit, underwriting, structuring, capital markets and asset management. On average, our management team members have 25 years of experience in the industry. Our management team includes Brian Harris, our Chief Executive Officer; Michael Mazzei, our President; Greta Guggenheim, our Chief Investment Officer; Pamela McCormack, our General Counsel and Co-Head of Securitization; Marc Fox, our Chief Financial Officer; Thomas Harney, our Head of Merchant Banking & Capital Markets; and Robert Perelman, our Head of Asset Management.

Preservation and growth of capital is core to our corporate culture. We apply a predominantly credit-centric, fundamental underwriting approach to all of our investments based on our significant in-house expertise in commercial real estate finance.

Our Businesses

We invest primarily in loans, securities and other interests in U.S. commercial real estate, with a focus on senior secured assets. Our business segments include loans, securities, and real estate. The following table summarizes the value of our investment portfolio as reported in our consolidated financial statements as of the dates indicated below ($ in thousands):

	As of June 30, 2013	As of December 31,
		2012	2011	2010
	(in thousands)
Loans
Conduit first mortgage loans	$577,340	$623,333	$258,842	$353,946
Balance sheet first mortgage loans	237,139	229,926	229,378	149,104
Other commercial real estate-related loans	96,815	96,392	25,819	6,754

Total loans	$911,294	$949,651	$514,039	$509,804
Securities
CMBS investments	629,598	833,916	1,664,001	1,736,043
U.S. Agency Securities investments	257,925	291,646	281,069	189,467

Total securities	$887,523	$1,125,562	$1,945,070	$1,925,510
Real Estate
Total real estate, net	521,369	380,022	28,835	25,669

Total investments	$2,320,186	$2,455,235	$2,487,944	$2,460,983
Cash, cash equivalents and cash collateral held by broker	86,783	109,169	138,630	105,138
Other assets	91,295	64,626	27,815	21,667

Total assets	$2,498,264	$2,629,030	$2,654,389	$2,587,788

Loans

Conduit first mortgage loans. We originate first mortgage loans, which we refer to as conduit loans that are secured by cash-flowing commercial real estate and available for sale to securitizations. These first mortgage loans are typically structured with fixed rates and five- to ten- year terms. Our loans are originated by an internal team that has longstanding and strong relationships with borrowers and brokers throughout the U.S. We follow a rigorous investment process, which begins with an initial due diligence review; continues through a comprehensive legal and underwriting process incorporating multiple internal and external checks and balances; and culminates in approval or disapproval of each prospective investment by our Investment Committee. Conduit first mortgage loans in excess of $50.0 million also require approval of our Board of Directors’ Risk and Underwriting Committee.

We generally seek to maintain the ability to keep our conduit first mortgage loans on our balance sheet, offer them for sale to CMBS trusts as part of a securitization process or otherwise sell them as whole loans to third-party institutional investors. From inception through June 30, 2013, we originated and funded $5.2 billion of conduit first mortgage loans, and securitized $4.1 billion of such mortgage loans in 14 separate transactions, including two securitizations in 2010, three securitizations in 2011, six securitizations in 2012 and three in the six months ended June 30, 2013. We generally securitize our loans together with partners, which to date have included affiliates of Deutsche Bank Securities Inc., Wells Fargo, J.P. Morgan, UBS and others. As of June 30, 2013, we held 38 first mortgage loans that were substantially available to be offered for sale into a future securitization with an aggregate book value of $577.3 million. Based on the loan balances and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 66.0% at June 30, 2013.

Balance sheet first mortgage loans. We also originate and invest in balance sheet first mortgage loans secured by commercial real estate properties that are undergoing lease-up, sell-out, renovation or repositioning. These mortgage loans are structured to fit the needs and business plans of the borrowers, and generally have floating rates and terms (including extension options) ranging from one to three years. Balance sheet first mortgage loans are originated, underwritten, approved and funded using the same underwriting approach, process and personnel as used to originate our conduit first mortgage loans. Balance sheet first mortgage loans in excess of $20.0 million also require approval of our Board of Director’s Risk and Underwriting Committee.

We generally seek to hold our balance sheet first mortgage loans for investment, or offer them for sale to our institutional bridge loan partnership. These investments have been typically repaid at or prior to maturity (including by being refinanced by us into a new conduit first mortgage loan upon property stabilization), or sold to our institutional bridge loan partnership. As of June 30, 2013, we held a portfolio of 13 balance sheet first mortgage loans with an aggregate book value of $237.1 million. Based on the loan balances and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 57.2% at June 30, 2013.

Other commercial real estate-related loans. We selectively invest in note purchase financings, subordinated debt, mezzanine debt and other structured finance products related to commercial real estate. As of June 30, 2013, we held $96.8 million of other commercial real estate-related loans. Based on the loan balance and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of the portfolio was 79.3%.

Securities

CMBS investments. We invest in CMBS secured by first mortgage loans on commercial real estate, and own predominantly short-duration, AAA-rated securities. These investments have provided a stable and attractive base of net interest income and have helped us manage our liquidity. We have significant in-house expertise in the evaluation and trading of CMBS, due in part to our experience in originating and underwriting mortgage loans that comprise the assets within CMBS trusts, as well as our experience in structuring CMBS transactions. As of June 30, 2013, the estimated fair value of our portfolio of CMBS investments totaled $629.6 million in 74 CUSIPs ($8.5 million average investment per CUSIP). As of that date, all of our CMBS investments were rated investment grade consisting of 84.2% AAA-rated securities, and 15.8% other investment grade-rated securities, and had a weighted average duration of 1.8 years.

U.S. Agency Securities investments. Our U.S. Agency Securities portfolio consists of securities for which the principal and interest payments are guaranteed by a U.S. government agency, such as Ginnie Mae, or by a GSE, such as Fannie Mae or Freddie Mac. As of June 30, 2013, the estimated fair value of our portfolio of U.S. Agency Securities was $257.9 million in 59 CUSIPs ($4.4 million average investment per CUSIP), with a weighted average duration of 3.5 years.

Real estate

Commercial real estate properties. As of June 30, 2013, we owned a 13-story office building with a book value of $18.0 million through a joint venture with an operating partner which has $12.4 million of financing with the consolidated subsidiary. In addition, as of June 30, 2013, we owned 34 single tenant retail properties with an aggregate book value of $261.6 million. These properties are leased on a net basis where the tenant is generally responsible for payment of real estate taxes, building insurance and maintenance. Sixteen of our properties are leased to a national pharmacy chain, and the remaining properties are leased to a national discount retailer, a regional sporting goods store, and a regional membership warehouse club. As of June 30, 2013, our net leased properties had an average age since construction of 6.6 years and a weighted average remaining lease term of 19.2 years.

Our asset management team monitors, on an ongoing basis, the corporate credit of each net lease tenant, macroeconomic events affecting each corporate credit, and, if available, the sales performance of the individual stores in our real estate portfolio. The team’s surveillance of tenant- and asset-specific performance includes tracking changes to the rated public debt of, and any rating agency disclosure regarding, each tenant, as well as following each tenant’s corporate activities via customized news alerts. In addition to reviewing financial data on store sales activity as described above, our asset management team also maintains an open dialogue with each tenant’s corporate headquarters and with the individual store managers.

Residential real estate. As of June 30, 2013, we owned 384 residential condominium units at Veer Towers in Las Vegas with a book value of $106.9 million through a joint venture with an operating partner. The units were 63% rented and occupied as of June 30, 2013. We sold 43 units during the six months ended June 30, 2013 and we intend to sell the remaining units over time.

Other investments

Institutional bridge loan partnership. In 2011, we established an institutional partnership with a Canadian sovereign pension fund to invest in first mortgage bridge loans that meet pre-defined criteria. Our partner owns 90% of the equity and we own the remaining 10% on a pari passu basis as well as 100% of the general partnership interest. Our partner retains the discretion to accept or reject individual loans. As the general partner, we earn management fees and incentive fees from the partnership. In addition, we are entitled to retain origination fees of up to 1% on loans that we sell to the partnership. As of June 30, 2013, the partnership owned $142.1 million of first mortgage bridge loan assets that were financed by $53.1 million of term debt. Debt of the partnership is nonrecourse to the limited and general partners, except for customary nonrecourse carve-outs for certain actions and environmental liability. As of June 30, 2013, the book value of our investment in the institutional partnership was $8.1 million.

Other asset management activities. As of June 30, 2013, we also managed three separate CMBS investment accounts for private investors with combined total assets of $7.8 million. As of October 2012, we are no longer purchasing any new investments for these accounts. However, we will continue to manage the existing investments until their full prepayment or other disposition.

Our Competitive Strengths

Our competitive strengths include:

•

Leading commercial mortgage franchise. We operate a vertically integrated commercial mortgage origination platform on a national basis that allows us to manage and control the loan process from origination through closing and, when appropriate, disposition, with over 50 experienced employees specializing in origination, underwriting, structuring, capital markets and asset management. We have a strong credit culture stemming from the extensive experience of our management team in commercial real estate transactions. As of June 30, 2013, our business was supported by $1.2 billion of book equity from more than 20 global institutional investors and our management team, which gives us a significant market presence as a lender and investor in the commercial real estate finance markets.

•

Proven proprietary origination platform. Our proprietary origination platform enabled us to originate $1.4 billion and $2.5 billion of mortgage loans on commercial real estate during the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. Our management team and our origination team of approximately 20 professionals have long-established client relationships with major owners and operators of commercial real estate across the country as well as mortgage brokers on a national basis. We believe that we understand the financial needs of our borrowers, the geographic markets in which they operate, relevant market conditions for different types of commercial properties, and how to structure commercial real estate loans to meet their needs as well as our needs as a lender. Our originators are compensated based on profit metrics, which aligns their interests with ours, and helps to create and maintain a loan performance-driven culture versus a loan volume-driven culture.

•

Rigorous credit and underwriting process. Prior to origination, we complete a comprehensive credit and underwriting process for all of our investments. Our credit process includes detailed due diligence on the property (including by conducting a site visit), market, tenants, and sponsor, coupled with multiple third-party reviews including a property appraisal. Our Investment Committee, comprised of four members of our management team who have extensive experience in commercial real estate finance, must approve every loan; and the Risk and Underwriting Committee of our Board of Directors must additionally approve investments above specified size thresholds. We have had no events of default or credit losses on the loans we originated since inception.

•

Diversified non-bank investment platform. We put our knowledge of commercial real estate to work across multiple investment structures, including whole loans, securities, and equity and partnership interests. Our diversified, fixed income-oriented investment platform affords us the opportunity to capture relative value opportunities amongst the various products in different market environments. We also manage our loan and securities portfolios for diversification across property types, geographic regions, and sponsors. As Basel III and other risk-based capital regulations increasingly impact banks’ commercial real estate operations, we believe we and other non-bank lenders can benefit from the constraints placed on banks. We expect to continue to profit from our ability to act with speed and flexibility to benefit borrowers when warranted.

•

Senior secured assets. We seek to maintain a balance sheet that is comprised principally of senior secured assets and characterized by adequate liquidity. As of June 30, 2013, 70.1% of our total assets consisted of senior secured assets or unrestricted cash. As of June 30, 2013, 37.4% of our total assets consisted of unrestricted cash and investment grade securities.

•

Moderate leverage and strong access to capital. As of June 30, 2013, our debt to equity ratio was 1.0:1.0, and we had $1.5 billion of committed, undrawn funding capacity available to finance our business. We have access to low-cost and diverse sources of capital, including secured and repurchase financing from four institutional counterparties, financing from our subsidiary’s membership in the FHLB, the high-yield bond market, and the private equity market. We believe our ability to raise both equity and debt capital during periods of high market volatility underscores the confidence our equity investors and lenders have in our ability to manage our business prudently. Our access to diverse and low-cost debt capital, particularly our subsidiary’s FHLB membership, is a mark of distinction amongst our non-bank competitors.

•

Experienced management team with significant ownership. Our management team has extensive expertise in the commercial real estate industry, with an average of 25 years of experience. The core of our management team has worked together during both volatile and stable market conditions and has expertise in origination, underwriting, transaction management, structuring, capital markets, and asset management. As of June 30, 2013, our management team and Board of Directors held capital accounts in our company with $93.9 million of book equity value, which we believe aligns their interests with our financial and strategic objectives. We believe that their significant ownership stake and incentive structure closely align the interests of our management team and Board of Directors with those of our other stakeholders and creditors.

Our Financing Strategies

Our financing strategies are critical to the success and growth of our business. We manage our financing to complement our asset composition and to diversify our exposure across multiple capital markets and counterparties.

We fund our investments in commercial real estate loans and securities through multiple sources, including the $611.6 million of gross cash proceeds we raised in our initial equity private placement beginning in October 2008, the $257.4 million of gross cash proceeds we raised in our follow-on equity private placement in the third quarter of 2011, current and future earnings and cash flow from operations, existing debt facilities, and other borrowing programs in which we participate.

We finance our portfolio of commercial real estate loans using committed term facilities provided by multiple financial institutions with total commitments of $1.3 billion at June 30, 2013, a $50.0 million credit agreement, and via our FHLB membership. As of June 30, 2013, there was no debt outstanding under the term facilities or credit agreement. We finance our securities portfolio, including CMBS and U.S. Agency Securities, via our FHLB membership, a $600.0 million committed term master repurchase agreement from a leading domestic financial institution and uncommitted master repurchase agreements with numerous counterparties. As of June 30, 2013, we had total outstanding balances of $255.0 million under all securities master repurchase agreements. In addition to the amounts outstanding on our other facilities, we had $498.0 million of borrowings from the FHLB outstanding at June 30, 2013. We finance our real estate investments with nonrecourse first mortgage loans. As of June 30, 2013, we had outstanding balances of $166.3 million on these nonrecourse mortgage loans. We also had $325.0 million aggregate principal amount of senior notes due 2017 issued and outstanding as of June 30, 2013. See Note 7 to our consolidated financial statements for the six months ending June 30, 2013 included elsewhere in this prospectus for more information about our financing arrangements.

We enter into interest rate and credit spread derivative contracts to mitigate our exposure to changes in interest rates and credit spreads. We generally seek to hedge assets that have a duration longer than two years, including newly-originated conduit first mortgage loans, securities in our CMBS portfolio if long enough in duration, and most of our U.S. Agency Securities portfolio. We monitor our asset profile and our hedge positions to manage our interest rate and credit spread exposures, and seek to match fund our assets according to the liquidity characteristics and expected holding periods of our assets.

We seek to maintain a debt-to-equity ratio in the range of 2:1-3:1. We expect this ratio to fluctuate during the course of a fiscal year due to the normal course of business in our conduit lending operations, in which we generally securitize our inventory of loans at intervals, and also because of changes in our asset mix, due in part to such securitizations. Our debt-to-equity ratio was 1.0:1.0 at June 30, 2013. We believe that our predominantly senior secured assets and our defensive financing strategy allow us to maintain financial flexibility to capitalize on attractive market opportunities as they arise.

From time to time, we may add financing counterparties that we believe will complement our business. The Indenture and other agreements governing our other indebtedness provide certain limitations on our ability and the ability of our present and future subsidiaries to incur additional indebtedness. Further, while our LLLP Agreement does not impose any threshold limits on our ability to use leverage, the unanimous approval of certain directors appointed by our lead investors is required to effect any new financing transaction.

Investment Process

Origination

Our team of originators is responsible for sourcing and directly originating new commercial first mortgage loans from the brokerage community and directly from real estate owners, operators, developers and investors. The extensive industry experience of our management team and origination team have enabled us to build a strong network of mortgage brokers and direct borrowers throughout the commercial real estate community in the United States.

We seek to align our interests and those of our originators by awarding our originators annual discretionary bonuses that are closely correlated with loan performance and realized profits, rather than loan volumes or other metrics. For the year ended December 31, 2012, we paid $21.5 million in discretionary bonuses to originators.

Credit and Underwriting

Our underwriting and credit process commences upon receipt of a potential borrower’s executed loan application and non-refundable deposit.

Our underwriters conduct a thorough due diligence process for each prospective investment. The team coordinates in-house and third-party due diligence for each prospective loan as part of a checklist-based process that is designed to ensure that each loan receives a systematic evaluation. Elements of the underwriting process generally include:

Cash Flow Analysis. We create an estimated cash flow analysis and underwriting model for each prospective investment. Creation of the cash flow analysis generally draws on an assessment of current and historical data related to the property’s rent roll, operating expenses, net operating income, leasing cost, and capital expenditures. Underwriting is expected to evaluate and factor in assumptions regarding current market rents, vacancy rates, operating expenses, tenant improvements, leasing commissions, replacement reserves, renewal probabilities and concession packages based on observable conditions in the subject property’s sub-market at the time of underwriting. The cash flow analysis may also rely upon third-party environmental and engineering reports to estimate the cost to repair or remediate any identified environmental and/or property-level deficiencies. The final underwritten cash flow analysis is used to estimate the property’s overall value and its ability to produce cash flow to service the proposed loan.

Borrower Analysis. Careful attention is also paid to the proposed borrower, including an analysis based on available information of its credit history, financial standing, existing portfolio and sponsor exposure to leverage and contingent liabilities, capacity and capability to manage and lease the collateral, depth of organization, knowledge of the local market, and understanding of the proposed product type. We also generally commission and review a third-party background check of our prospective borrower and sponsor.

Site Inspection. A Ladder underwriter typically conducts a physical site inspection of each property. The site inspection gives the underwriter insights into the local market and the property’s positioning within it, confirms that tenants are in-place, and generally helps to ensure that the property has the characteristics, qualities, and potential value represented by the borrower.

Legal Due Diligence. Our unique in-house transaction management team comprised of eight attorneys manages, negotiates, structures and closes all transactions and completes legal due diligence on each property, borrower, and sponsor, including the evaluation of documents such as leases, title, title insurance, opinion letters, tenant estoppels, organizational documents, and other agreements and documents related to the property or the loan.

Third-party Appraisal. We generally commission an appraisal from a Member of the Appraisal Institute to provide an independent opinion of value as well as additional supporting property and market data. Appraisals generally include detailed data on recent property sales, local rents, vacancy rates, supply, absorption, demographics and employment, as well as a detailed projected cash flow and valuation analysis. We typically use the independent appraiser’s valuation to calculate ratios such as loan-to-value and loan-to-stabilized-value ratio, as well as to serve as an independent source to which the in-house cash flow and valuation model can be compared.

Third-party Engineering Report. We generally engage an approved licensed engineer to complete property condition/engineering reports, and a seismic report for applicable properties. The engineering report is intended to identify any issues with respect to the safety and soundness of a property that may warrant further investigation, and provide estimates of ongoing replacement reserves, overall replacement cost, and the cost to bring a property into good repair.

Third-party Environmental Report. We also generally engage an approved environmental consulting firm to complete a Phase I Environmental Assessment to identify and evaluate potential environmental issues at the property, and may also order and review Phase II Environmental Assessments and/or Operations & Maintenance plans if applicable. Environmental reports and supporting documentation are typically reviewed in-house as well as by our dedicated outside environmental counsel who prepares a summary report on each property.

Third-party Insurance Review. A third-party insurance specialist reviews each prospective borrower’s existing insurance program to analyze the specific risk exposure of each property and to ensure that coverage is in compliance with our standard insurance requirements. Our transaction management team oversees this third-party review and makes the conclusions of their analysis available to the underwriting team.

A credit memorandum is prepared to summarize the results of the underwriting and due diligence process for the consideration of the Investment Committee. We thoroughly document the due diligence process up to and including the credit memorandum and maintain an organized digital archive of our work.

Transaction Management

The transaction management team is generally responsible for coordinating and managing outside counsel, working directly with originators, underwriters and borrowers to manage, structure, negotiate and close all transactions, including the securitization of our loans. The transaction management team plays an integral role in the legal underwriting of each property, consults with outside counsel on significant business, credit and/or legal issues, and facilitates the funding and closing of all investments and dispositions. The transaction management team also supports asset management and investment realization activities, including coordination of post-closing issues and assistance with loan sales, financings, refinancing and repayments.

Investment Committee Approval

All investments require approval from our Investment Committee, comprised of Brian Harris, CEO; Michael Mazzei, President; Greta Guggenheim, Chief Investment Officer; and Pamela McCormack, General Counsel. The Investment Committee generally requires each investment to be fully described in a comprehensive Investment Committee memorandum that identifies the investment, the due diligence conducted and the findings, as well as all identified related risks and mitigants. The Investment Committee meets regularly to ensure that all investments are fully vetted prior to issuance of Investment Committee approval.

In addition to Investment Committee approval, the Risk and Underwriting Committee of our Board of Directors approves all investments above certain thresholds, which are currently set at $50.0 million for fixed-rate loans and AAA-rated securities, and lower levels for all other types of investments.

Financing

Prior to securitization or other disposition, or in the case of balance sheet loans, maturity, we finance most of the loans we originate using our multiple committed term facilities from leading financial institutions and our membership in the FHLB. Our finance team endeavors to match the characteristics and expected holding periods of the assets being financed with the characteristics of the financing options available and our short and long term cash needs in determining the appropriate financing approaches to be applied. The approaches we apply to financing our assets are a key component of our asset/liability risk management strategy with respect to managing liquidity risk. These approaches, supplemented by the use of hedging primarily via the use of standard derivative instruments, facilitate the prudent management of our interest rate and credit spread exposures.

Asset Management

The asset management team, together with our third-party servicers, monitors the investment portfolio, working closely with borrowers and/or their partners to monitor performance of the assets. Asset management focuses on careful asset specific and market surveillance, active enforcement of loan and security rights, and regular review of potential disposition strategies. Loan modifications, asset recapitalizations and other necessary variations to a borrower’s or partner’s business plan or budget will generally be vetted through the asset management team with a recommended course of action presented to the Investment Committee for approval.

Specific responsibilities of the asset management team include:

•	coordinating cash processing and cash management for collections and distributions through lock box accounts that are set up to trap all cash flow from a property;

•	monitoring tax and insurance administration to ensure timely payments to appropriate authorities and maintenance or placement of applicable insurance coverages;

•	assisting with escrow analysis to maintain appropriate balances in required accounts;

•	monitoring UCC administration for continued compliance with lien laws in various jurisdictions;

•	assisting with reserve and draw management from pre-funded accounts including monitoring draw requests for legitimacy and budget accuracy;

•	coordinating and conducting site inspections and surveillance activities including periodic analysis of financial statements;

•	reviewing rent rolls and operating statements;

•	reviewing available information for any material variances; and

•

completing and updating asset summary reviews and providing active portfolio management reporting to ensure that borrowers remain compliant with the terms of their loans and remain on target for established budgets and business plans.

Disposition and Distribution

Our securitization team works with our transaction management and underwriting teams to realize our disposition strategy of selling our conduit first mortgage loans into CMBS securitization trusts. We also maintain the flexibility to keep such loans on our balance sheet or sell them as whole loans to third-party institutional investors. Our asset management team manages the disposition of our balance sheet first mortgage loans for investment by offering them for sale to our institutional bridge loan partnership or other buyers and managing repayments at or prior to maturity. Balance sheet loans that are refinanced by us into a new conduit first mortgage loan upon property stabilization and intended for securitization are re-underwritten and structured by our origination, underwriting and transaction management teams.

Industry Overview

Commercial real estate is a capital-intensive business that uses substantial amounts of debt capital to develop, acquire, maintain, reposition and refinance commercial properties. There were $3.1 trillion of commercial mortgage loans outstanding in the United States as of March 31, 2013. These mortgage loans were predominantly held as investments by banks ($1.5 trillion), securitization trusts ($683 billion), and insurance companies ($322 billion).

Market Outlook

We believe there is currently a compelling market opportunity to invest in commercial real estate finance products, including loans and securities, as a result of the constrained supply of commercial real estate financing coupled with the significant demand for debt capital on newly acquired or refinanced commercial real estate properties.

The commercial real estate market faces high near-term debt maturities, in that over $1.6 trillion of commercial and multifamily real estate debt is scheduled to mature from 2014 through 2018. The following chart shows commercial real estate debt maturities as of June 30, 2012 ($ in billions):

Source: Trepp LLC

At the same time, the flow of capital available to finance commercial real estate has decreased. The following chart illustrates net funds flow to the commercial real estate industry, and highlights the decline in the volume of net lending ($ in billions):

Source: Federal Reserve Flow of Funds report.

Traditional commercial real estate lenders, including banks and insurance companies, are currently facing tighter capital constraints and regulatory changes. Among the factors that we believe may continue to limit lending to the sector for traditional financing sources are Basel III, with its provisions for higher bank capital charges on certain types of real estate loans, as well as the Dodd-Frank Act. We believe the current regulatory environment will continue to be most impactful on larger financial institutions, including the 28 institutions identified by the Financial Stability Board as “Global Systemically Important Banks” (“G-SIBs”). In 2012, nine of the top ten contributors of loans to new CMBS securitizations were affiliates of G-SIBs.

In this environment, characterized by a supply-demand imbalance for financing and stabilizing asset values, we believe we are well positioned to originate and invest in attractive investment opportunities in commercial real estate finance.

Brief History of the CMBS Market

Securitization trusts and the CMBS they issue have risen in importance as a financing source for the commercial real estate industry. The industry has grown from $40 billion in assets in 1990, representing 3.6% of commercial mortgage loans outstanding at the time, to $683 billion in assets, and representing 22.3% of commercial mortgage loans outstanding as of March 31, 2013. The growth in securitization of commercial mortgage loans is part of a broader trend toward securitization of many different types of debt, including residential mortgage loans, auto loans, student loans, residential loans, and home equity loans. The following chart shows historical annual CMBS issuance from 1995 through the first six months of 2013 ($ in billions);

Source: Commercial Mortgage Alert

From 2002 to 2007, rapidly rising property values and commercial real estate lending volumes were driven by global economic growth, inexpensive, abundant debt and equity capital, and aggressive credit underwriting. Throughout this period, loan origination volume increased substantially with annual U.S. CMBS issuance growing from $52.1 billion in 2002 to $228.6 billion in 2007.

In early 2007, deterioration in the subprime residential mortgage market prompted a re-evaluation of credit standards across all debt markets. The commercial mortgage markets were directly impacted as credit rating agencies adjusted their ratings methodologies for CMBS. This development triggered a dramatic re-pricing of CMBS securities and ultimately resulted in a credit freeze in the debt markets, with a particularly negative impact on CMBS and the broader commercial real estate loan origination markets. CMBS issuance declined to $2.7 billion in 2009 and liquidity in the commercial real estate lending market was scarce.

In early 2010, commonly tracked economic indicators, including GDP, consumer spending, consumer confidence and disposable personal income, began to show signs of improvement. These changes, together with recovering property fundamentals, including decreasing vacancy rates, rent growth, positive absorption, limited new supply and increasing investor demand for commercial real estate, led to an improvement in commercial property values. During this time, several bank lenders reinitiated their CMBS lending programs, and several new lenders entered the business.

Following the financial crisis, lenders imposed a greater level of discipline on new loan originations. Underwriting standards were more conservative and lenders required additional reserves and enforced stricter covenants. At the same time, investors demanded a greater level of disclosure regarding the underlying collateral in new CMBS offerings along with more information about the potential risks associated with these investments.

In June 2010, the first new-issue multi-borrower CMBS securitization following the credit crisis occurred, and for calendar year 2010, new CMBS issuance totaled $11.6 billion. In 2011, new CMBS issuance totaled $32.7 billion, despite a slowdown in originations during the second half of the year because of the uncertain economic climate created by the Euro-area crisis. In 2012, new CMBS issuance totaled $48.4 billion. In the first quarter of 2013, new CMBS issuance totaled $22.9 billion, compared to $6.0 billion of new issuance in the first quarter of 2012. We believe there is the capacity for a continuing market recovery and that the CMBS market will continue to play an important role in the financing of commercial real estate in the United States.

Competition

The commercial real estate finance markets are highly competitive. We face competition for lending and investment opportunities from a variety of institutional lenders and investors and many other market participants including specialty finance companies, REITs, commercial banks and thrift institutions, investment banks, insurance companies, hedge funds and other financial institutions. Many of these competitors enjoy competitive advantages over us, including greater name recognition, established lending relationships with customers, financial resources, and access to capital.

We compete on the basis of relationships, product offering, loan structure, terms, pricing and customer service. Our success depends on our ability to maintain and capitalize on relationships with borrowers and brokers, offer attractive loan products, remain competitive in pricing and terms, and provide superior service.

Regulation

Our operations are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. In addition, certain of our subsidiaries’ businesses may rely on exemptions from various requirements of the Securities Act, the Exchange Act, the Investment Company Act, and ERISA. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third-parties who we do not control.

Regulatory Reform

The Dodd-Frank Act, which went into effect on July 21, 2010, is intended to make significant structural reforms to the financial services industry. For example, pursuant to the Dodd-Frank Act, various federal agencies have promulgated, or are in the process of promulgating, regulations with respect to various issues that affect securitizations, including (1) a requirement under the Dodd-Frank Act that issuers in securitizations retain 5% of the risk associated with the securities, (2) requirements for additional disclosure, (3) requirements for additional review and reporting, (4) a possible requirement that a portion of potential profit that would be realized on the securitization must be deposited in a reserve account and used as additional credit support for the related CMBS until the loans are repaid, and (5) certain restrictions designed to prevent conflicts of interest. The implementation of any regulations ultimately adopted will occur on a time period that could range from two months to as long as two years. Certain regulations have already been adopted and others remain under consideration by various governmental agencies, in some cases past the deadlines set in the Dodd-Frank Act for adoption. Certain proposed regulations, if adopted, could alter the structure of securitizations in the future and could pose additional risks to our participating in future securitizations or could reduce or eliminate the economic incentives of participating in future securitizations.

Pursuant to a new rule adopted by the SEC on October 26, 2011, we will be required to periodically file reports on a new Form PF. The rule subjects certain large private fund advisers to more detailed and in certain cases more frequent reporting requirements. The information will be used by the Council in monitoring risks to the U.S. financial system.

Certain other new federal, state and municipal rules could also impact our business. These include (1) new CFTC rules regarding CPO and CTA registration and compliance obligations, (2) new regulatory, reporting and compliance requirements applicable to swap dealers, security-based swaps dealers and major swap participants under the Dodd-Frank Act, (3) new Dodd-Frank regulation on derivative transactions and (4) new requirements in California and New York City that require placement agents who solicit funds from the retirement and public pension systems to register as lobbyists. Given the current status of the regulatory developments, we cannot currently quantify the possible effects of these regulatory changes. The final form these rules will take is not yet known, and their final formulation could be more, or less, restrictive than the current proposals. See “Risk factors—Risks related to regulatory and compliance matters” and “—Risks related to hedging.”

Regulation of Commercial Real Estate Lending Activities

Although most states do not regulate commercial finance, certain states impose limitations on interest rates and other charges and on certain collection practices and creditor remedies, and require licensing of lenders and financiers and adequate disclosure of certain contract terms. We also are required to comply with certain provisions of, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act that are applicable to commercial loans, the USA PATRIOT Act, regulations promulgated by the Office of Foreign Asset Control and federal and state securities laws and regulations.

Regulation as a REIT

We hold certain of our investments through the Ladder REIT and its subsidiaries. The Ladder REIT is a REIT chartered in Maryland. To qualify as a REIT for U.S. federal income tax purposes, the Ladder REIT must continually satisfy tests concerning, among other things, the sources of its income, the nature and diversification of its assets, the amounts that it distributes to its members and the ownership of its shares. If the Ladder REIT fails to qualify as a REIT in any taxable year, the Ladder REIT will be subject to federal income tax (including any applicable alternative minimum tax and possibly increased state and local taxes) on its net taxable income at regular corporate income tax rates. Even if the Ladder REIT qualifies for taxation as a REIT, the Ladder REIT may be subject to state and local taxes and to federal income tax and excise tax on, among other things, its undistributed income.

Regulation as an Investment Adviser

We conduct investment advisory activities in the United States through our subsidiaries, Ladder Capital Adviser LLC and LCR Income I GP LLC, which are regulated by the SEC as registered investment advisers under the Advisers Act. A registered investment adviser is subject to federal and state laws and regulations primarily intended to benefit its clients. These laws and regulations include requirements relating to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, record keeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an investment adviser and its advisory clients and general anti-fraud prohibitions. In addition, these laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict us from conducting our advisory activities in the event we fail to comply with those laws and regulations. Sanctions that may be imposed for a failure to comply with applicable legal requirements include the suspension of individual employees, limitations on our engaging in various advisory activities for specified periods of time, disgorgement, the revocation of registrations, other censures and fines.

We may become subject to additional regulatory and compliance burdens as our investment adviser subsidiaries expand their product offerings and investment platform. For example, if one of our investment adviser subsidiaries were to advise a registered investment company under the Investment Company Act, such registered investment company and our subsidiary that serves as its investment adviser would be subject to the Investment Company Act and the rules thereunder, which, among other things, regulate the relationship between a registered investment company and its investment adviser and prohibit or severely restrict principal transactions and joint transactions. This additional regulation could increase our compliance costs and create the potential for additional liabilities and penalties.

In June 2010, the SEC approved Rule 206(4)-5 under the Advisers Act regarding “pay to play” practices by investment advisers involving campaign contributions and other payments to government clients and elected officials able to exert influence on such clients. The rule prohibits investment advisers from providing advisory services for compensation to a government client for two years, subject to very limited exceptions, after the investment adviser, its senior executives or its personnel involved in soliciting investments from government entities make contributions to certain candidates and officials in a position to influence the hiring of an investment adviser by such government client. Advisers are required to implement compliance policies designed, among other matters, to track contributions by certain of the adviser’s employees and engagement of third-parties that solicit government entities and to keep certain records in order to enable the SEC to determine compliance with the rule. In addition, there have been similar rules on a state-level regarding “pay to play” practices by investment advisers.

Regulation as a Broker-Dealer

We have a subsidiary, Ladder Capital Securities LLC, that is registered as a broker-dealer with the SEC and in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, and is a member of FINRA. This subsidiary is subject to regulations that cover all aspects of its business, including sales methods, trade practices, use and safekeeping of clients’ funds and securities, the capital structure of the subsidiary, recordkeeping, the financing of clients’ purchases and the conduct of directors, officers and employees. Violations of these regulations can result in the revocation of its broker-dealer license (which could result in our having to hire new licensed investment professionals before continuing certain operations), the imposition of censure or fines and the suspension or expulsion of the subsidiary, its officers or employees from FINRA. The subsidiary also may be required to maintain certain minimum net capital. Rule 15c3-1 of the Exchange Act specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

Regulation as a Captive Insurance Company

We maintain a captive insurance company, Tuebor, to provide coverage previously self-insured by us, including nuclear, biological or chemical coverage, excess property coverage and excess errors and omissions coverage. It is regulated by the state of Michigan and is subject to regulations that cover all aspects of its business. Violations of these regulations can result in revocation of its authorization to do business as a captive insurer or result in censures or fines. The subsidiary is also subject to insurance laws of states other than Michigan (i.e., states where the insureds are located).

Investment Company Act Exemption

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. If we were unable to maintain an exemption from registration under the Investment Company Act, we could, among other things, be required either to (a) substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company under the Investment Company Act, any of which could have an adverse effect on us and the value of our securities or our ability to satisfy our obligations in respect of the Notes.

If we or any of our subsidiaries were required to register as an investment company under the Investment Company Act, the registered entity would become subject to substantial regulation with respect to capital structure (including the ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations. For example, because affiliate transactions are generally prohibited under the Investment Company Act, we would not be able to enter into certain transactions with any of our affiliates if we are required to register as an investment company, which could have a material adverse effect on our ability to operate our business.

If we were required to register us as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer which is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for certain privately-offered investment vehicles set forth in Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

We are organized as a holding company and conduct our businesses primarily through our subsidiaries. We intend to conduct our operations so that we comply with the 40% test, under which the securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” under Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our adjusted total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be engaged primarily in the non-investment company businesses of our subsidiaries.

We expect that certain of our subsidiaries may rely on the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of these subsidiaries’ assets must comprise qualifying real estate assets and at least 80% of each of their portfolios must comprise qualifying real estate assets and real estate-related assets under the Investment Company Act. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of such guidance to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to any assets we have determined to be qualifying real estate assets, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in a subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

Any of the Company or our subsidiaries may rely on the exemption provided by Section 3(c)(6) of the Investment Company Act to the extent that they primarily engage, directly or through majority-owned subsidiaries, in the businesses described in Sections 3(c)(3), 3(c)(4) and 3(c)(5) of the Investment Company Act. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

The SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act, including the nature of the assets that qualify for purposes of the exemption and whether companies that are engaged in the business of acquiring mortgages and mortgage-related instruments should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of such companies, including the SEC or its staff providing more specific or different guidance regarding Section 3(c)(5)(C), will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exemption from registration under the Investment Company Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company, any of which could negatively affect our financial results, the sustainability of our business model, the value of our securities, or our ability to satisfy our obligations in respect of the Notes.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. See “Risk factors—Risks related to our Investment Company Act exemption—Maintenance of our exemption from registration under the Investment Company Act imposes significant limits on our operations.”

Employees

As of June 30, 2013, we employed 58 full-time persons. All employees are employed by our operating subsidiary, Ladder Capital Finance LLC. None of our employees are represented by a union or subject to a collective bargaining agreement and we have never experienced a work stoppage. We believe that our employee relations are good.

Property

We lease our corporate headquarters office at 345 Park Avenue, 8th Floor, New York, New York, 10154. We also have regional offices at 10250 Constellation Boulevard, Suite 260, Los Angeles, California, 90067 and 433 Plaza Real, Suite 275, Boca Raton, Florida, 33432.

We own a portfolio of commercial real estate properties. As of June 30, 2013, we owned 34 single tenant retail properties with an aggregate book value of $261.6 million (“NNN Properties”). These properties are fully leased on a net basis where the single tenant is generally responsible for payment of real estate taxes, building insurance and maintenance expenses. Sixteen of our NNN Properties are leased to a national pharmacy chain, and the remaining properties are leased to a national discount retailer, a regional sporting goods store, and a regional membership warehouse club. As of June 30, 2013, our NNN Properties comprised a total of 1.3 million square feet, had a 100% occupancy rate, with an average age since construction of 6.6 years and a weighted average lease maturity of 19.2 years. Given the long term nature and single tenant occupancy of the NNN Properties, there are no rent concessions or abatements on these properties. We originated senior secured mortgage loans on all of our NNN Properties, and many of these mortgage loans have subsequently been securitized and are included as non-recourse long-term financing of $154.0 million on our balance sheet at June 30, 2013.

In addition, during the first quarter of 2013, we acquired a 13-story office building in Michigan through a consolidated, majority owned joint venture with an operating partner with a book value of $18.0 million and during the second quarter of 2013, we acquired a portfolio of 14 office buildings in Virginia through a consolidated, majority owned joint venture with a book value of $135.0 million (together with the Michigan office building, the “Office Portfolio”). Depending on market conditions for new leases and/or renewals in the Office Portfolio, we may provide tenants rent concessions or abatements, incur charges for tenant improvements or offer other inducements, including early termination rights. Such rent concessions and abatements did not materially impact our consolidated results of operations in the six months ended June 30, 2013.

In addition, as of June 30, 2013, we owned 384 residential condominium units at Veer Towers in Las Vegas with a book value of $106.9 million through a consolidated joint venture with an operating partner. The units were 63% leased and occupied as of June 30, 2013. Depending on market conditions for new leases and/or renewals in this residential inventory, we may provide tenants rent concessions or abatements. We intend to sell the entire inventory of units over time. We are only leasing the units currently under short-term leases (less than 2-year terms) to offset operating expenses during our sales process, and therefore, any rent concessions or abatements would have no material impact on our operations.

The following table summarizes our owned properties as of June 30, 2013:

TenantType	Location	Year built/reno	Lease expiration(1)	Approximate square footage	Carrying value of asset	Mortgage loan outstanding	Net book value of asset	Annual rental income(2)
					($ in thousands)
Retail	Lexington, SC	2009	09/30/33	14,820	$4,425	$2,898	$1,527	$362
Retail	Elkton, MD	2008	10/31/33	13,706	4,518	2,928	1,590	380
Retail	Lilburn, GA	2007	10/31/32	14,820	5,365	3,474	1,891	443
Retail	Douglasville, GA	2008	10/31/33	13,434	5,073	3,264	1,809	416
Retail	Tupelo, MS	2007	01/31/33	14,820	4,760	3,090	1,670	400
Retail	Spartanburg, SC	2007	08/31/32	14,820	3,626	2,854	772	291
Retail	Abingdon, VA	2006	06/30/31	15,371	4,626	3,003	1,623	300
Retail	Aiken, SC	2008	02/28/33	14,550	5,856	—	5,856	384
Retail	Johnson City, TN	2007	03/30/32	14,550	5,191	—	5,191	341
Retail	Gallatin, TN	2007	09/30/32	14,820	4,995	—	4,995	329
Retail	Greenwood, AR	2009	06/30/34	13,650	5,001	3,346	1,656	332
Retail	Mt. Airy, NC	2007	06/30/32	14,820	4,431	—	4,431	292
Retail	Chattanooga, TN	2008	01/31/33	14,550	5,627	3,740	1,887	365
Retail	Palmview, TX	2012	08/31/37	14,820	6,739	4,466	2,273	437
Retail	Millbrook, AL	2008	03/22/32	6,987	6,705	4,512	2,193	448
Retail	Durant, OK	2007	02/28/33	14,550	4,936		4,936	323
Retail	Orange City, FL	2011	04/30/27	9,026	1,263	798	465	103
Retail	Yulee, FL	2012	05/31/27	9,026	1,293	875	418	105
Retail	Middleburg, FL	2011	11/30/26	9,026	1,122	774	348	92
Retail	Satsuma, FL	2011	11/30/26	9,026	1,036	—	1,036	86
Retail	DeLeon Springs, FL	2011	01/31/27	9,100	1,201	801	400	98
Retail	Pittsfield, MA	2011	10/29/31	85,188	14,117	11,000	3,117	1,065
Retail	North Dartmouth, MA	1989	08/31/32	103,680	29,049	18,271	10,778	2,074
Retail	Mooresville, NC	2000	08/31/32	108,528	17,105	10,759	6,346	1,221
Retail	Saratoga Springs, NY	1994	08/31/32	116,620	19,617	12,339	7,278	1,166
Retail	Sennett, NY	1996	08/31/32	68,160	7,237	4,552	2,685	545
Retail	Tilton, NH	1996	08/31/32	68,160	7,019	4,415	2,604	562
Retail	Vineland, NJ	2003	08/31/32	115,368	21,858	13,748	8,110	1,557
Retail	Waldorf, MD	1999	08/31/32	15,660	18,311	11,517	6,794	1,272
Retail	Columbia, SC	2001	04/30/32	71,744	7,525	5,137	2,388	581
Retail	Jonesboro, AR	2012	10/31/32	71,600	8,241	5,460	2,781	626
Retail	Mt. Juliet, TN	2012	11/30/32	71,917	8,959	6,000	2,959	683
Retail	Snellville, GA	2011	04/30/32	67,375	7,674	5,281	2,393	605
Retail	Wichita, KS	2012	12/31/32	73,322	7,083	4,680	2,403	536
Condominium	Las Vegas, NV	2006		401,430	106,868	—	106,868	—	(3)
Office Building	Oakland County, MI	1989		240,900	17,919	12,291	5,628	3,723
Office Building	Richmond, VA	1995		994,040	135,000	—	135,000	17,380

Total				2,943,984	$521,369	$166,270	$355,099	$39,923

(1)	Lease expirations reflect the earliest date the lease is cancellable without penalty. However, actual term is longer.
(2)	Annual rental income represents twelve months of contractual rental income due under leases outstanding for the year ended December 31, 2013. Operating lease income on the consolidated statements of income represents rental income earned and recorded on a straight line basis over the term of the lease.
(3)	We own, through a majority owned joint venture with an operating partner, a portfolio of residential condominium units, some of which are subject to residential leases. Our intent is to sell these properties. The residential leases are generally short term in nature and are not included in the table above as it does not reflect the Company’s intent to sell the properties.

Legal Proceedings

From time to time, we may be involved in litigation and claims incidental to the conduct of our business in the ordinary course. Further, certain of our subsidiaries, including our registered broker-dealer, registered investment adviser and captive insurance company, are subject to scrutiny by government regulators, which could result in enforcement proceedings or litigation related to regulatory compliance matters. We are not presently a party to any enforcement proceedings, litigation related to regulatory compliance matters or any other type of material litigation matters. We maintain insurance policies in amounts and with the coverage and deductibles we believe are adequate, based on the nature and risks of our business, historical experience and industry standards.

DIRECTORS AND EXECUTIVE OFFICERS

Directors, Executive Officers and Other Key Executives

Currently, eight individuals are serving as our directors. The following table sets forth information as to persons who serve as our directors, executive officers or other key executives. Biographical information for each of the directors and officers can be found below. The positions referenced in the biographies represent the final positions held.

Our Directors, Executive Officers and Other Key Executives

Name	Age	Position
Alan Fishman	67	Non-Executive Chairman of the Board of Directors
Brian Harris	52	Chief Executive Officer and Director
Jonathan Bilzin	40	Director
Amin Hariri	38	Director
Ralph Herzka	51	Director
Neal Moszkowski	47	Director
Howard Park	51	Director
Joel C. Peterson	66	Director
Michael Mazzei	52	President
Greta Guggenheim	54	Chief Investment Officer
Marc Fox	53	Chief Financial Officer
Pamela McCormack	42	General Counsel and Co-Head of Securitization
Thomas Harney	51	Head of Merchant Banking and Capital Markets
Robert Perelman	51	Head of Asset Management

Alan Fishman. Mr. Fishman was appointed as Non-Executive Chairman of Ladder at its formation in October 2008. Prior to that, Mr. Fishman was appointed as Chief Executive Officer of Washington Mutual Inc. and its holding company in September 2008 for a brief period immediately preceding the holding company’s being placed into receivership and Washington Mutual Inc.’s merger immediately thereafter with J.P. Morgan Chase & Co. Mr. Fishman also previously served as Chairman of Meridian Capital Group from April 2007 to September 2008 and President of Sovereign Bank Corp from June 2006 until December 2006. From March 2001 until its sale to Sovereign Bank Corp in June 2006, Mr. Fishman served as Chief Executive Officer and President of Independence Community Bank. Mr. Fishman also serves as Chairman of the Board of Trustees of the Brooklyn Academy of Music, Chairman of the Brooklyn Navy Yard Development Corporation, Chairman of the Downtown Brooklyn Partnership, Chairman of the Brooklyn Community Foundation and on the boards of several other not-for-profit and civic organizations. Mr. Fishman earned a B.S. from Brown University and a Masters in Economics from Columbia University. Mr. Fishman’s extensive financial management experience qualifies him to serve as a member of our board.

Brian Harris. Mr. Harris is a co-founder of Ladder and has served as Chief Executive Officer and director of Ladder since its formation in October 2008. Mr. Harris has over 28 years of experience in the real estate and financial markets. Prior to forming Ladder, Mr. Harris served as a Senior Partner, Managing Director and Head of Global Commercial Real Estate at Dillon Read Capital Management (“DRCM”), a wholly owned subsidiary of UBS AG from June 2006 to May 2007, managing over $500 million of equity capital from UBS AG for DRCM’s commercial real estate activities globally. Prior to that, Mr. Harris served as Managing Director and Head of Global Commercial Real Estate at UBS Securities LLC (“UBS”) from June 1999 to June 2006, managing UBS’ proprietary commercial real estate activities globally. Mr. Harris also served as a member of the Board of Directors of UBS Investment Bank from April 2003 to September 2005. From March 1996 to April 1999, Mr. Harris served as Head of Commercial Mortgage Trading at Credit Suisse Securities (USA) LLC (“Credit Suisse”) and was responsible for managing all proprietary commercial real estate investment and trading activities. Prior to that, Mr. Harris also worked in the real estate groups at Lehman Brothers, Salomon Brothers, Smith Barney and Daiwa Securities. Mr. Harris earned a B.S. in Biology and an M.B.A. from The State University of New York at Albany. Mr. Harris’ real estate and financial experience qualify him to serve as a member of our board.

Jonathan Bilzin. Mr. Bilzin was appointed as a director of Ladder at its formation in October 2008. Mr. Bilzin is a Managing Director of TowerBrook, a private equity firm, where Mr. Bilzin has served since its formation in March 2005. Mr. Bilzin serves on TowerBrook’s Management Committee. Mr. Bilzin also serves as a director of Ironshore Inc., Sound Inpatient Physicians, Inc., Unison Site Management LLC, Rave Cinemas LLC, Shale-Inland Holdings, LLC and Wilton Industries, Inc. Mr. Bilzin earned a B.A. from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business. Mr. Bilzin’s senior role at TowerBrook and his business experience qualify him to serve as a member of our board.

Amin Hariri. Mr. Hariri was appointed as a director of Ladder in January 2010. Mr. Hariri currently serves as a Vice President of GI Partners, a private equity firm based in Menlo Park, CA. Prior to joining GI Partners in 2008, Mr. Hariri served as the Chief Financial Officer of Sunset Gower Studios, a portfolio company in the first fund of GI Partners. From 2004 to 2006, Mr. Hariri was a manager of corporate finance at Mattel Inc. Mr. Hariri also serves as a director of Archon Resources LLC. Mr. Hariri earned a B.S. in Structural Engineering from the University of California San Diego and an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Hariri’s experience at GI Partners and his financial experience qualify him to serve as a member of our board.

Ralph Herzka. Mr. Herzka was appointed as a director of Ladder at its formation in October 2008. Mr. Herzka is the founder and Chairman of Meridian Capital Group, LLC and has also served as its Chief Executive Officer since its formation in 1991. Mr. Herzka has over two decades of experience in the real estate finance business and has personally negotiated in excess of $60 billion in real estate financing transactions. Mr. Herzka’s experiences at Meridian and his two decades of experience in the real estate finance business qualify him to serve as a member of our board.

Neal Moszkowski. Mr. Moszkowski was appointed as a director of Ladder at its formation in October 2008. Mr. Moszkowski is the co-founder of TowerBrook and has served as its Co-Chief Executive Officer, Co-Chair of its Management Committee and Co-Chair of the Investment Committee since March 2005. Mr. Moszkowski serves as a director of Sound Inpatient Physicians, Inc. and Integra Life Sciences Holding Corporation. Mr. Moszkowski earned a B.A. from Amherst College and an M.B.A. from the Stanford Graduate School of Business. Mr. Moszkowski’s leadership role at TowerBrook and his business experience qualify him to serve as a member of our board.

Howard Park. Mr. Park was appointed as a director of Ladder at its formation in October 2008. Mr. Park has served as a Managing Director of GI International L.P. (“GI Partners”), a private equity firm based in Menlo Park, CA, since March 2003. Mr. Park serves or has served on the boards of SoftLayer Technologies, Inc., The Planet, Inc., Telx Corporation, Advoserv, Inc., Plum Healthcare Group, LLC and PC Helps Support, LLC. Mr. Park graduated cum laude from Rice University with a B.A. in Economics and earned an M.B.A. from the Amos Tuck School of Business at Dartmouth College. Mr. Park’s leadership role at GI Partners and his business experience qualify him to serve as a member of our board.

Joel C. Peterson. Mr. Peterson was appointed as a director of Ladder at its formation in October 2008. In 1995, Mr. Peterson founded Peterson Partners. Between 1973 and 1991, Mr. Peterson was a treasurer, Chief Financial Officer, a member of the board of directors and ultimately Managing Partner of Trammell Crow Company, one of the world’s largest real estate development firms. In addition, since 1992, Mr. Peterson has been a consulting professor at Stanford’s Graduate School of Business, where Mr. Peterson has taught courses in real estate investment, entrepreneurship and leadership. Mr. Peterson serves as director of Franklin Covey, Co. Mr. Peterson also serves as Chairman of JetBlue Airways Corporation and is an Overseer at the Hoover Institute. Mr. Peterson

earned a B.S. from Brigham Young University and an M.B.A. from Harvard Business School. Mr. Peterson’s extensive experience in the real estate industry qualify him to serve as a member of our board.

Michael Mazzei. Mr. Mazzei was appointed as President of Ladder in June 2012. From September 2009 to June 2012, Mr. Mazzei served as a Managing Director and Global Head of the CMBS and Bank Loan Syndication Group at Bank of America Merrill Lynch. Prior to that, Mr. Mazzei served as Co-Head of CMBS and Commercial Real Estate Debt Markets at Barclays Capital from March 2004 to June 2009. Prior to Barclays Capital, Mr. Mazzei spent 20 years at Lehman Brothers where Mr. Mazzei became the head of CMBS in 1991 and served as the Co-Head of Global Real Estate Investment Banking from March 2002 to February 2004. Mr. Mazzei has a total of 27 years of experience in commercial real estate finance. Mr. Mazzei earned a B.S. in Finance from Baruch College CUNY and a J.D. from St. John’s University, and is a graduate of the New York University Real Estate Institute.

Greta Guggenheim. Ms. Guggenheim is a co-founder of Ladder and was President of Ladder from its formation in October 2008 through June 2012 and was appointed Chief Investment Officer in June 2012. Prior to forming Ladder, Ms. Guggenheim served as a Managing Director and Head of Origination at DRCM from June 2006 to June 2007. Before joining DRCM, Ms. Guggenheim served as a Managing Director in Originations at UBS from May 2002 to June 2006. Prior to joining UBS, Ms. Guggenheim served as a Managing Director at Bear Stearns & Co. (“Bear Stearns”) from October 2000 to April 2002 and previously worked in real estate investment banking and commercial real estate lending at Credit Suisse and Credit Suisse First Boston from 1986 to 1999. Ms. Guggenheim has a total of 26 years of experience in commercial real estate finance. Ms. Guggenheim earned a B.A. in Economics and Spanish Literature from Swarthmore College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Marc Fox. Mr. Fox was appointed as Chief Financial Officer of Ladder in November 2008. From January 1999 through 2008, Mr. Fox served as Treasurer of Capmark Financial Group Inc. (“Capmark”), where Mr. Fox formulated and executed its worldwide funding strategies. Mr. Fox was significantly involved in the formation of Capmark’s wholly owned banking platform and debt management of Capmark Bank, a regulated industrial bank subsidiary of Capmark. Mr. Fox has a total of 23 years of experience in commercial real estate finance. Mr. Fox earned a B.S. in Economics and an M.B.A. from The Wharton School of the University of Pennsylvania.

Pamela McCormack. Ms. McCormack is a co-founder of Ladder and was appointed as General Counsel of Ladder at its formation in October 2008 and was subsequently also appointed as Co-Head of Securitization in 2010. Prior to forming Ladder, Ms. McCormack served as Executive Director and Head of Transaction Management at DRCM from June 2006 to June 2007. Before joining DRCM, Ms. McCormack served as Executive Director and Co-Head of Transaction Management and, previously also as Counsel, at UBS from October 2003 to June 2006. In that capacity, Ms. McCormack managed a team responsible for the structuring, negotiating and closing of all real estate investments globally. Prior to joining UBS, Ms. McCormack worked as Vice President and Counsel at Credit Suisse and as a real estate and finance attorney at Stroock, Stroock & Lavan LLP and Brown Raysman Millstein Felder & Steiner LLP. Ms. McCormack has a total of 17 years of experience in commercial real estate finance. Ms. McCormack graduated cum laude with a B.A. in English from the State University of New York at Stony Brook and earned a J.D. from St. John’s University School of Law.

Thomas Harney. Mr. Harney was appointed Head of Merchant Banking & Capital Markets of Ladder in October 2010. Prior to joining Ladder, Mr. Harney served as the Head of Real Estate at Tri-Artisan Capital Partners, a private merchant banking group based in New York from 2008 to 2010. Before joining Tri-Artisan, Mr. Harney served as Senior Managing Director of the Real Estate Investment Banking Group at Bear Stearns, where Mr. Harney worked from 1997 to 2008. Mr. Harney has extensive experience in completing large-scale M&A transactions, as well as a broad range of debt and equity securities transactions in both public and private formats. Mr. Harney has a total of 28 years of experience in commercial real estate finance. Mr. Harney graduated magna cum laude with a B.A. in Urban Studies from the University of Pennsylvania and is a graduate of the New York University Finance & Development Program.

Robert Perelman. Mr. Perelman is a co-founder of Ladder and was appointed as Head of Asset Management of Ladder at its formation in October 2008. Prior to forming Ladder, Mr. Perelman served as a Director and Head of Asset Management at UBS from June 2007 to October 2007 and, previously prior to the launch of DRCM, from April 2006 to June 2006. Prior to being re-integrated to UBS, Mr. Perelman served as a Director and Head of Asset Management at DRCM from June 2006 to June 2007. In that capacity, Mr. Perelman managed a team responsible for the portfolio management of all real estate investments globally. Prior to joining DRCM, Mr. Perelman served as a Managing Director and Partner at Hudson Realty Capital LLC (“Hudson Realty”), a private equity fund, where Mr. Perelman worked from June 2003 to March 2006 and was responsible for loan origination, real estate investments and asset management. Before joining Hudson Realty, Mr. Perelman served as a Director at Credit Suisse from February 1998 to May 2003. During his tenure at Credit Suisse, Mr. Perelman had significant responsibility for the structuring and closing of a wide variety of real estate investments within the United States and Asia. Mr. Perelman has a total of 24 years of experience in commercial real estate finance. Mr. Perelman earned a B.S. in Telecommunications Management from Syracuse University and a J.D. from Fordham University School of Law.

Committees of the Board of Directors

Our Board of Directors has three committees: Risk and Underwriting Committee, Audit Committee and Compensation Committee.

Risk and Underwriting Committee. The Risk and Underwriting Committee is composed of Alan Fishman (Chair), Jonathan Bilzin, Amin Hariri and Brian Harris. The committee reviews our internal risk reports and evaluates risk management strategies. In addition, it reviews and approves (i) fixed rate loans greater than $50 million, (ii) floating rate and mezzanine loans greater than $20 million, (iii) real estate equity investments greater than $5 million, (iv) AAA rated securities positions greater than $50 million and (v) all other securities positions greater than $26 million. This committee meets monthly or more frequently as needed depending on the transaction requirements.

Audit Committee. The Audit Committee is composed of Amin Hariri (Chair) and Jonathan Bilzin. This committee oversees the relationship between Ladder and its independent auditors, PricewaterhouseCoopers LLP, as well as reviews and approves Ladder’s audited financial statements. This committee meets five times a year: (i) at fiscal year-end, (ii) prior to the audit release and (iii) prior to the completion of each quarterly review.

Compensation Committee. The Compensation Committee is composed of Jonathan Bilzin (Chair), Howard Park, Ralph Herzka and Alan Fishman. The committee evaluates and considers for approval our management’s recommendations related to the budgeted and actual amounts and composition of the compensation to be paid to each employee. This committee meets twice a year: (i) at fiscal year-end and (ii) during the first quarter of the following fiscal year for final approval.

EXECUTIVE AND DIRECTOR COMPENSATION

The following discussion and tabular disclosure describes the material elements of compensation for our most highly compensated executive officers as of December 31, 2012 (collectively our “named executive officers”). Our named executive officers for 2012 were:

•	Brian Harris, Chief Executive Officer;

•	Michael Mazzei, President; and

•	Thomas Harney, Head of Merchant Banking and Capital Markets.

Executive Compensation

Compensation Philosophy and Objectives

Our compensation philosophy is to align executive compensation with the interests of our partners and, therefore, to financial objectives that our board of directors believes are primary determinants of long-term equity value. The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term company goals. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:

•	to reward our named executive officers for sustained financial and operating performance and leadership excellence;

•	to align the interests of our executives with those of our partners; and

•	to encourage our named executive officers to remain with us for the long-term.

Elements of Compensation

Base Salary

We pay our named executive officers a base salary based on the experience, skills, knowledge and responsibilities required of each officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to us.

Annual Cash Bonuses

To date, our board of directors has not adopted a formal plan or set of formal guidelines with respect to annual incentive or bonus payments, and has instead relied on an annual assessment of the performance of our executives during the preceding year to make annual incentive and bonus determinations. Our board of directors may retain the discretion to pay any such bonuses or incentive payments.

Long-Term Equity Compensation

Currently we provide our named executive officers with long-term equity compensation pursuant to our 2008 Incentive Equity Plan, as amended. We believe that providing our named executive officers with an equity interest brings their interests in line with those of our partners and that including a vesting component to those equity interests encourages our named executive officers to remain with us over the applicable vesting period.

Other Supplemental Benefits

Our named executive officers are eligible for the following benefits on a similar basis as other eligible employees:

•	health, dental and vision insurance;

•	vacation and sick days;

•	life insurance;

•	short-term and long-term disability insurance; and

•	401(k) plan.

Summary Compensation Table

The following table sets forth information concerning the total compensation received by, or earned by, our named executive officers during the past two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	All Other Compensation ($)		Total ($)
Brian Harris	2012	$500,000	$1,900,000		$—		$—	$1,877	(4)	$2,401,877
Chief Executive Officer	2011	500,000	1,250,000		—		—	1,867	(4)	1,751,867
Michael Mazzei	2012	290,064	1,750,000		5,448,816	(2)	145,161	146,105	(3)	7,780,146
President	2011	—	—		—		—	—		—
Thomas Harney	2012	400,000	1,700,000		—		—	1,877	(4)	2,101,877
Head of Merchant Banking and Capital Markets	2011	400,000	1,350,000	(1)	—		—	1,867	(4)	1,751,867

(1)	Includes $115,500 contribution to the Phantom Equity Investment Plan (Deferred Compensation Plan).
(2)	Includes grant of $1,360,106 of Class A Common Units and grant of $4,088,710 of Series B Participating Preferred Units.
(3)	Includes purchase discount of $145,161 on the purchase of Series B Participating Preferred Units and $944 life and disability insurance premiums, paid by the Company.
(4)	Includes life and disability insurance premiums paid by Ladder Capital Finance LLC.

Outstanding Option Awards at Year End

The following table summarizes the total outstanding option awards as of December 31, 2012, for each named executive officer.

Outstanding Option Awards at December 31, 2012

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Brian Harris	—	—	—	—
Michael Mazzei	24,193.55(1)	—	$124	June 6, 2013
Thomas Harney	—	—	—	—

(1)	Mr. Mazzei exercised his option in respect of 14,516.13 Series B Participating Preferred Units on May 29, 2013 at an exercise price of $124.0 per unit. The remaining options held by Mr. Mazzei terminated on May 29, 2013.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. A description of each of these agreements follows.

Brian Harris. During January 2013, Ladder Capital Finance LLC entered into an amended and restated employment agreement with Mr. Harris, which will remain in effect until Mr. Harris ceases to be an employee of Ladder Capital Finance LLC. The agreement grants Mr. Harris a base salary, which shall not be less than $500,000 per annum. Mr. Harris is also eligible to receive a discretionary cash bonus to be determined by the board of directors on an annual basis and is entitled to participate in Ladder Capital Finance LLC’s standard employee benefit programs.

Pursuant to an equity grant agreement, dated September 22, 2008, the Company granted Mr. Harris 6,049,443 Class A-2 Common Units. Pursuant to an amendment, dated December 22, 2008, such number of Class A-2 Common Units granted was increased to 6,058,760 and during November 2009 such number of Class A-2 Common Units were automatically increased pursuant to a pre-determined contractual formula to 6,305,333 Class A-2 Common Units. Subject to certain terms and conditions, these units vested over 42 months beginning on September 22, 2008.

Michael Mazzei. During 2012, Ladder Capital Finance LLC entered into an employment agreement with Michael Mazzei, which will remain in effect until Mr. Mazzei ceases to be an employee of Ladder Capital Finance LLC. The agreement grants Mr. Mazzei a base salary, which shall not be less than $500,000 per annum. Mr. Mazzei is also eligible to participate in Ladder Capital Finance LLC’s bonus pool. He is also entitled to participate in Ladder Capital Finance LLC’s standard employee benefit programs.

Pursuant to an equity grant agreement, dated June 4, 2012, the Company granted Mr. Mazzei 1,127,543 Class A-2 Common Units (which were subsequently transferred by Mr. Mazzei to a Mazzei trust) and 31,451.61 Series B Participating Preferred Units. Subject to certain terms and conditions, these units vest over 36 months beginning on January 1, 2012, which vesting may accelerate in certain circumstances. In addition, Mr. Mazzei was granted an option to purchase up to 24,195.55 Series B Participating Preferred Units at a price of $124.00 per unit. Mr. Mazzei exercised his option in respect of 14,516.13 Series B Participating Preferred Units on May 29, 2013 at an exercise price of $124.0 per unit. The remaining options held by Mr. Mazzei terminated on May 29, 2013.

Thomas Harney. During October 2010, Ladder Capital Finance LLC entered into a four-year employment agreement with Thomas Harney (which employment agreement was amended during January 2013), which automatically renews for one-year terms unless a non-renewal notice is provided by either party. The agreement grants Mr. Harney a base salary, which shall not be less than $400,000 per annum. Mr. Harney is also eligible to participate in Ladder Capital Finance LLC’s bonus pool. Under the agreement, Mr. Harney is also eligible to receive 50% of any cash received by Ladder for any assignment for merger and acquisition and merchant banking/advisory services performed by Ladder without any use of Ladder’s capital. He is also entitled to participate in Ladder Capital Finance LLC’s standard employee benefit programs.

Pursuant to an equity grant agreement, dated April 20, 2010, the Company granted Mr. Harney 910,491 Class A-2 Common Units. Subject to certain terms and conditions, these units vest over 42 months beginning on April 19, 2010.

Phantom Equity Investment Plan (Deferred Compensation Plan)

We entered into a Phantom Equity Investment Plan, effective on June 30, 2011 (the “Plan”). The Plan is an annual deferred compensation plan pursuant to which mandatory contributions are made to the Plan, depending upon the participant’s specific level of compensation, and to which participants may make elective contributions. Generally, if a participant’s total compensation is in excess of a certain threshold, a portion of a participant’s performance-based annual bonus is required to be deferred into the Plan. Otherwise, amounts may be deferred into the Plan at the election of the participant, so long as such elections are timely made in accordance with the terms and procedures of the Plan.

In the event that a participant elects to (or is required to) defer a portion of their compensation into the Plan, such amounts are not paid to the participant and are instead credited to such participant’s notional account under the Plan. Such amounts are then invested, on a phantom basis, in Series B Participating Preferred Units until such amounts are eventually paid to the participant pursuant to the Plan. Mandatory contributions are subject to one-third vesting over a three year period following the applicable plan year in which the related compensation was earned. Elective contributions are immediately vested upon contribution. Unvested amounts are generally forfeited upon the participant’s resignation or termination for cause.

The date that the amounts deferred into the Plan are paid to a participant depends upon whether such deferral was a mandatory deferral or an elective deferral. Elective deferrals are paid upon the earlier to occur of (1) a change in control (as defined in the Plan), (2) the end of the participant’s employment, or (3) December 31, 2017. The vested amounts of the mandatory contributions are paid upon the first to occur of (1) a change in control and (2) the first to occur of (x) December 31, 2017 or (y) the date of payment of the annual bonus payments following December 31 of the third calendar year following the applicable plan year to which the underlying deferred annual bonus relates. Payment is generally made in the form of the actual Series B Participating Preferred Units in which the deferred amounts were previously notionally invested, although we may elect to make such payment in cash in an amount equal to the then fair market value of such units. Mandatory contributions that are paid at the time specified in 2(y) above may be made in cash or in such units at the election of the participant, subject to our having sufficient cash to make such payment.

Potential Payments upon Termination or Change-in-Control

Employment Agreements

Brian Harris. Pursuant to his employment agreement, if Mr. Harris’ employment is terminated by Ladder Capital Finance LLC without cause or if Mr. Harris resigns for good reason, then (i) he is entitled under his employment agreement to receive severance payments of up to $5.0 million and to continue to receive certain employee benefits for one year following his termination date and (ii) he will only be subject to non-competition and non-solicitation provisions for a one-year period post-employment if Ladder Capital Finance LLC elects to pay him an additional $5.0 million. Cause generally means Mr. Harris’s willful and material violation of Ladder policy which he has previously approved, his willful misconduct which materially injures the financial condition of Ladder, certain breaches of his employment agreement, failure to comply in good faith with directions of the Board, or Mr. Harris’s commission of specified theft crimes or any felony. Good reason generally means significant changes in Mr. Harris’s official duties, relocation of his office without his consent, or reduction of his salary. Mr. Harris is required to execute a General Release waiving claims against the Ladder Capital Finance LLC arising from the employment agreement, as a condition to receiving his severance payments and benefits.

Michael Mazzei. Pursuant to his employment agreement, if Mr. Mazzei’s employment is terminated by Ladder Capital Finance LLC without cause or Mr. Mazzei resigns with good reason, then (i) he will be entitled to continue to receive his base salary and certain employee benefits for a period of up to one year following his termination date as well as a pro rata bonus (if any) with respect to the fiscal year in which such termination of employment occurs and (ii) he will only be subject to non-competition and certain non-solicitation provisions for a one-year period post-employment if Ladder Capital Finance LLC elects to pay him an additional $1.5 million. Mr. Mazzei is entitled to a pro rata bonus for the portion of the year worked in a year in which termination occurs without cause or for good reason. Cause generally means Mr. Mazzei’s willful and material violation of Ladder Capital Finance LLC policy, his willful misconduct which materially injures the financial condition of Ladder Capital Finance LLC, certain breaches of his employment agreement, or Mr. Mazzei’s commission of specified theft crimes or any felony. Good reason generally means significant changes in Mr. Mazzei’s official duties or reduction of his salary below a specified minimum. Mr. Mazzei is required to execute a general release waiving claims against Ladder Capital Finance LLC arising from the employment agreement as a condition to receiving his severance payments and benefits.

Thomas Harney. Pursuant to his employment agreement, if Mr. Harney ceases to be employed by Ladder Capital Finance LLC, he will be entitled to continue to receive his base salary and certain employee benefits for a period of up to 180 days following his termination date. Further, following his separation from Ladder Capital Finance LLC, Mr. Harney agrees that he will not compete with Ladder Capital Finance LLC for a period of 60 days and will not solicit the Company’s employees for a period of 180 days. Mr. Harney is required to execute a general release waiving claims against Ladder Capital Finance LLC arising from the employment agreement, as a condition to receiving his severance payments and benefits.

The Table below sets forth payments due as of December 31, 2012 to each named executive officer in case of termination without cause or resignation for good reason.

Named Executive Officer	Category of Payment	Termination Without Cause or Termination by the Employee for Good Reason	Termination Due to Death	Termination Upon Change of Control
Brian Harris	Cash Severance	$5,035,496	—	$—
	Accrued Bonus	—	—	—
	Vesting Options	—	—	—
	Total:	$5,035,496	—	$—
Michael Mazzei	Cash Severance	$535,495	—	$—
	Accrued Bonus	—	—	—
	Vesting Options	—	—	—
	Total:	$535,495	—	$—
Thomas Harney	Cash Severance	$217,748	—	$—
	Accrued Bonus	—	—	—
	Vesting Options	—	—	—
	Total:	$217,748	—	$—

Employee Benefit Plans

2008 Incentive Equity Plan

On September 22, 2008, our board of directors adopted the original 2008 Incentive Equity Plan. The Amended and Restated 2008 Incentive Equity Plan was adopted by our board of directors on February 15, 2012. The Compensation Committee of the board of directors administers the plan and has sole and complete authority to make determinations regarding the plan, including (i) selecting plan participants, (ii) issuing and granting Class A-2 Common Units and/or Series B Participating Preferred Units in such forms and for such amounts as it shall determine and (iii) imposing such limitations, restrictions and conditions as it shall deem appropriate.

Pursuant to the 2008 Incentive Equity Plan, we granted each of the named executive officers Class A-2 Common Units and, in Mr. Mazzei’s case, Series B Participating Preferred Units, under individual grant agreements. See “—Summary Compensation Table” for the number of units granted.

These Class A-2 Common Units and Series B Participating Preferred Units vest over time and any unvested amounts are forfeitable upon termination of employment. See “—Summary Compensation Table” for the individual vesting schedules. Under Mr. Harris’ grant agreement, if employment is terminated with cause, 10% of any vested Class A-2 Common Units are forfeited to the Company. Under Messrs. Mazzei and Harney’s grant agreements, if employment is terminated with cause, 100% of any vested Class A-2 Common Units are forfeited to the Company. Upon termination of employment, the named executive officers’ incentive units will, at the Company’s election, be subject to repurchase by the Company at a price per unit equal to the fair market value per unit determined as of the termination date, less the amount of any cash distributed by the Company to the officer with respect to such unit between the termination date and the closing of the repurchase.

Director Compensation

The following table shows the compensation earned during the fiscal year ended December 31, 2012, by each of our directors who are not Named Executive Officers.

Director Compensation Table For the Year Ended December 31, 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Alan Fishman	$300,000	—	—	—	—	—	$300,000

Narrative Disclosure Regarding Director Compensation Table

None of our directors, other than Alan Fishman, received any compensation from us for service on the board of directors. Ladder Capital Finance LLC has entered into a director agreement with Alan Fishman, which provides Alan Fishman with a $300,000 fee per year for being our Chairman, and which terminates upon written notice by Alan Fishman, the Lead Investors or upon sale of the Company.

Compensation Policies and Practices as They Relate to Risk Management

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respect areas of oversight. In particular, the risk and underwriting committee is responsible for monitoring and assessing strategic risk exposure, our major financial risk exposures and the steps our management has taken to monitor and control these exposures, reviewing with management the process by which risk assessment and management is undertaken, and monitoring compliance with legal and regulatory requirements. Our audit committee is responsible for reviewing the adequacy and effectiveness of our internal controls over financial reporting with our independent auditors. Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is or has been one of our officers or employees or has had any relationship with us requiring disclosure under the SEC’s rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our partners’ capital is represented by outstanding Series A Participating Preferred Units, Series B Participating Preferred Units and Class A Common Units. Ladder Capital Finance Corporation is a direct, wholly-owned subsidiary of Ladder.

Notwithstanding the beneficial ownership of our partners’ capital, the LLLP Agreement governs the appointment of our directors and certain other material events. The parties to the LLLP Agreement have agreed to appoint the directors as set forth therein. See “Certain Relationships and Related Party Transactions—Ladder LLLP Agreement” for a more detailed description of the LLLP Agreement.

The following table sets forth, as of December 31, 2012, certain information with respect to owners of more than 5% of our Series A and Series B Participating Preferred Units, owners of more than 5% of our Class A Common Units, and the ownership of our Series A and Series B Participating Preferred Units and Class A Common Units by each of our directors and named executive officers and by all of our directors and executive officers as a group:

	Series A and Series B Participating Preferred Units(1)		Class A Common Units(3)
Name and Address of Beneficial Owner	Number of Units Beneficially Owned	Percentage of Participating Preferred Units(2)	Number of Units Beneficially Owned	Percentage of Common Units(3)
Principal Beneficial Owners:
Entities affiliated with GI Partners(4)	1,782,258	21.6%	1,934,964	8.6%
Entities affiliated with TowerBrook(5)	1,620,968	19.7%	4,058,076	18.0%
GP09 Ladder Limited Partnership(6)	1,209,677	14.7%	—	—
OCP LCF Investment, Inc.(7)	585,000	7.1%	—	—
Meridian LCF LLC(8)	225,000	2.7%	1,132,741	5.0%
Greta Guggenheim	5,672	0.1%	3,167,351	14.0%
Named Executive Officers and Directors:
Alan Fishman	75,000	0.9%	1,030,942	4.6%
Brian Harris and a Harris Trust(9)	250,000	3.0%	7,039,579	31.2%
Jonathan Bilzin(5)	—	—	—	—
Amin Hariri(4)	—	—	—	—
Ralph Herzka	—	—	—	—
Neal Moszkowski(5)	—	—	—	—
Howard Park(4)	—	—	—	—
Joel C. Peterson	—	—	—	—
Michael Mazzei and a Mazzei Trust(10)	55,645	0.7%	1,127,543	5.0%
Thomas Harney	—	—	910,491	4.0%
All Directors and executive officers as a group, including trusts of executive officers (14 directors and executive officers)	390,801	4.6%	14,959,188	66.3%

(1)	The Series A Participating Preferred Units and Series B Participating Preferred Units are non-voting.
(2)	There were 8,246,764 Series A and Series B Participating Preferred Units outstanding as of December 31, 2012, 6,115,500 of which were Series A Participating Preferred Units and 2,131,264 of which were Series B Participating Preferred Units.
(3)	There were 22,550,855 Class A Common Units outstanding as of December 31, 2012, 8,639,225 of which were Class A-1 Common Units and 13,911,630 of which were Class A-2 Common Units.
(4)

Includes Series A Participating Preferred Units, Series B Participating Preferred Units and Class A-1 Common Units owned by GI Ladder Holdco LLC, GI Ladder Holdco ECI Blocker, Inc. and GI Ladder Holdco UBTI Blocker, Inc. (collectively, the “GI Holdcos”), which are owned by GI Partners Fund III L.P., GI Partners Fund III-A L.P. and GI Partners Fund III-B L.P. GI Partners Fund III L.P., GI Partners Fund III-A L.P. and GI Partners Fund III-B L.P., three affiliated investment funds (collectively, the “GI

Funds”) that are affiliates of GI Partners. GI Partners may be deemed to be the beneficial owner of Series A Participating Preferred Units, Series B Participating Preferred Units and Class A-1 Common Units beneficially owned by the GI Holdcos and the GI Funds , but disclaims such beneficial ownership pursuant to rules under the Securities Exchange Act of 1934, as amended. Mr. Park is a managing director of GI Partners and Mr. Hariri is a vice president of GI Partners, and each may be deemed to be the beneficial owner of the securities so beneficially owned by the GI Holdcos and the GI Funds, but disclaim such beneficial ownership (except as to any pecuniary interest therein) pursuant to rules under the Securities Exchange Act of 1934, as amended. The address of the GI Holdcos and the GI Funds is c/o GI Partners, 2180 Sand Hill Road, Suite 210, Menlo Park, California 94025.
(5)	Includes Series A Participating Preferred Units, Series B Participating Preferred Units and Class A-1 Common Units owned by TCP Ladder Blocker, Inc. and TI II Ladder Holdings, LLC (collectively, the “TowerBrook Holdcos”). TCP Ladder Blocker, Inc. is owned by TowerBrook Investors II AIV, L.P. TI II Ladder Holdings, LLC is owned by TowerBrook Investors II, L.P. and TowerBrook Investors II Executive Fund, L.P. TowerBrook Investors II AIV, L.P., TowerBrook Investors II, L.P. and TowerBrook Investors II Executive Fund, L.P. (collectively, the “TowerBrook Funds”) are advised by TowerBrook. The natural persons that have voting or investment power over Series A Participating Preferred Units, Series B Participating Preferred Units and Class A-1 Common Units beneficially owned by the TowerBrook Holdcos and the TowerBrook Funds are Neal Moszkowski and Ramez Sousou. TowerBrook may be deemed to be the beneficial owner of Series A Participating Preferred Units, Series B Participating Preferred Units and Class A-1 Common Units beneficially owned by the TowerBrook Holdcos and the TowerBrook Funds, but disclaims such beneficial ownership pursuant to rules under the Securities Exchange Act of 1934, as amended. Mr. Moszkowski is a co-chief executive officer of TowerBrook and Mr. Bilzin is a managing director of TowerBrook, and each may be deemed to be the beneficial owner of Series A Participating Preferred Units, Series B Participating Preferred Units and Class A-1 Common Units beneficially owned by the TowerBrook Holdcos and the TowerBrook Funds, but disclaims such beneficial ownership (except as to any pecuniary interest therein) pursuant to rules under the Securities Exchange Act of 1934, as amended. The address of the TowerBrook Holdcos and the TowerBrook Funds is c/o TowerBrook Capital Partners L.P., 65 East 55th Street, 27th Floor, New York, New York 10022.
(6)	GP09 Ladder Limited Partnership is owned by GP09 Ladder Holdings, Inc., GP09 GV Ladder Capital Ltd., GP09 PX Ladder Capital Ltd. and GP09 PX (LAPP) Ladder Capital Ltd., all of which are directly or indirectly owned by entities advised by Alberta Investment Management Corporation. The address for GP09 Ladder Limited Partnership is 1100 10830 Jasper Avenue, Edmonton, Alberta Canada, T5J 2B3.
(7)	OCP LCF Investment, Inc. is owned by OCP LCF Holdings Inc., and OCP LCF Holdings Inc. is a wholly owned subsidiary of OMERS Administration Corporation. The address for OCP LCF Investment, Inc. is c/o OMERS Private Equity Inc., Royal Bank Plaza, Suite 2010, Toronto, Ontario, M5J 2J2.
(8)

Includes Series A Participating Preferred Units and Class A-1 Common Units owned by Meridian LCF LLC. Meridian LCF LLC is indirectly owned by Meridian Capital Group, LLC. Ralph Herzka is the chief executive officer of Meridian Capital Group, LLC, and may be deemed to be the beneficial owner of Series A Participating Preferred Units and Class A-1 Common Units beneficially owned by Meridian LCF LLC and Meridian Capital Group, LLC, but disclaims such beneficial ownership (except as to any pecuniary interest therein) pursuant to rules under the Securities Exchange Act of 1934, as amended. The address for Meridian LCF LLC and Meridian Capital Group, LLC is One Battery Park Plaza, 26th Floor, New York, New York 10024.

(9)	All Series A Participating Preferred Units and Class A Common Units owned by Betsy A. Harris 2012 Family Trust were initially issued to Brian Harris, and were subsequently transferred to Betsy A. Harris 2012 Family Trust. Brian Harris is a trustee of Betsy A. Harris 2012 Family Trust.
(10)	As of June 30, 2013, Michael Mazzei owned 46,057.74 Series B Participating Preferred Units, and Christina Mazzei and Caroline Mazzei Irrevocable Trust Dated 9/3/2009 owned 24,193.55 Series B Participating Preferred Units and 1,127,543 Class A-2 Common Units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ladder LLLP Agreement

Pursuant to our LLLP Agreement, our General Partner delegated its management powers to our Board of Directors, which consists of Class A Directors and Class B Directors. Each Class A Director is entitled to two votes and each Class B Director is entitled to one vote. Any decision to be made by the Board of Directors requires approval by a majority of the votes of the directors. The initial authorized number of directors is four Class A Directors and six Class B Directors and such number may be increased or decreased if jointly approved by our Lead Investors. Our Lead Investors each have the right to designate two Class A Directors (the “Lead Investor Directors”) and one independent director. As long as Meridian, Alan Fishman and their affiliates continue to hold $5.0 million of the aggregate issuance price of our Series A participating preferred units, they may designate one Class B Director. As long as Brian Harris remains as our Chief Executive Officer, (i) he will be appointed as a Class B Director, (ii) he is entitled to appoint one other person as a Class B Director, subject to approval by the Lead Investors, (iii) his approval is required for the appointment of any individual to the Board of Directors who does not hold certain positions with our Lead Investors or Meridian and (iv) he has certain other approval rights. Subject to certain requirements, the Chairman of the Board will be designated by our Lead Investors, subject to the approval of Brian Harris for as long as he remains our Chief Executive Officer, and may be removed by the Lead Investors acting jointly. Unanimous consent of the Lead Investor Directors is required for certain actions including (i) certain financing transactions, a sale of the Company, an initial public offering, a dissolution and liquidation of the Company and certain sales of material assets or properties, (ii) amendment of organizational documents, (iii) distributions to any limited partner of the Company or repurchase of any limited partner interests of the Company, except under certain circumstances, (iv) entry into new lines of business, division or geographic area, (v) certain acquisitions of businesses or certain capital assets, (vi) entry into transactions with an affiliate of the Company and (vii) granting of certain additional registration rights. The LLLP Agreement authorizes the issuance by Ladder of: (i) Series A participating preferred units, (ii) Series B participating preferred units, (iii) Class A-1 common units and (iv) Class A-2 common units (collectively “our Ownership Units”). The LLLP Agreement also contains additional provisions regarding the management of Ladder, capital contributions and transfer restrictions and other rights and obligations relating to our Ownership Units.

Registration Rights Agreement

We entered into a registration rights agreement with the Lead Investors, Meridian, Brian Harris, Michael Mazzei, a Mazzei Trust and certain other of our equity investors. The registration rights agreement contains demand and piggyback registration rights. Pursuant to the registration rights agreement, under certain circumstances, our equity investors who are parties thereto will be entitled to require us to register our Ownership Units held by such equity investors under the Securities Act for resale.

Original Subscription Agreements

During September 2008, we entered into subscription agreements with, among others, the Lead Investors, Meridian and certain of our management and directors whereby the subscribers agreed to make certain capital contributions to the Company and the Company agreed to sell Series A participating preferred units to the subscribers. As part of their subscription agreements, Brian Harris, Greta Guggenheim, Alan Fishman have a put right to sell to the Company all, but not less than all, of the Series A participating preferred units then held by such subscriber within the one year period following, in the case of Brian Harris and Greta Guggenheim, the termination by Ladder Capital Finance LLC of such subscriber’s employment without cause or resignation by such subscriber from such employment for good reason and, in the case of Alan Fishman, the termination of his position as a director of the Company without cause. These put rights terminate if the Company is sold in an approved sale or undergoes an initial public offering. Upon exercise of any such put right, the purchase price of the applicable Series A participating preferred units will be the fair market value determined in good faith by the

Board of Directors with certain dispute resolution procedures regarding the determination of such fair market value. If such purchase is prohibited by or would cause default under any of the Company’s or any of its subsidiaries’ financing agreements or if the Board of Directors determines that the Company does not have adequate cash on hand for such purchase (a “Restrictive Covenant”), the Company may issue a promissory note to such subscriber. The promissory note will require the Company to pay the purchase price within ten business days of the Company no longer being subject to any Restrictive Covenant at a rate equal to six months LIBOR plus 2.00% per annum. Pursuant to these subscription agreements, Brian Harris, Greta Guggenheim and Alan Fishman originally purchased Series A participating preferred units from the Company for $25.0 million, $500,000 and $7.5 million, respectively.

Contribution Agreement with Michael Mazzei

During June 2012, we entered into a Contribution Agreement with Michael Mazzei and a Mazzei Trust pursuant to which (i) Mazzei Trust purchased from us 24,193.55 of our Series B participating preferred units for $3 million and (ii) we granted to Michael Mazzei a one-year option to purchase up to 24,193.55 of our Series B participating preferred units at an exercise price of $124.00 per Series B participating preferred unit. Mr. Mazzei exercised his option in respect of 14,516.13 Series B participating preferred units on May 29, 2013 at an exercise price of $124 per unit. The remaining options held by Mr. Mazzei terminated on May 29, 2013.

Employment Agreements

During January 2013, Ladder Capital Finance LLC entered into an amended and restated employment agreement with Mr. Harris, which will remain in effect until Mr. Harris ceases to be an employee of Ladder Capital Finance LLC. If Mr. Harris’ employment is terminated by Ladder Capital Finance LLC without cause or if Mr. Harris’ resigns for good reason, then (i) he is entitled under his employment agreement to receive severance payments of up to $5.0 million and to continue to receive certain employee benefits for one year following his termination date and (ii) he will only be subject to non-competition and non-solicitation provisions for a one-year period post-employment if Ladder Capital Finance LLC elects to pay him an additional $5.0 million.

During September 2008, Ladder Capital Finance LLC entered into a four-year employment agreement with each of Greta Guggenheim, Pamela McCormack and Robert Perelman, with each such employment agreement automatically renewing for one-year terms unless a non-renewal notice is provided by either party. If Greta Guggenheim’s, Pamela McCormack’s or Robert Perelman’s employment is terminated by Ladder Capital Finance LLC without cause or if she or he resigns for good reason, then she or he will only be subject to non-competition and non-solicitation provisions for up to six months post-employment to the extent that Ladder Capital Finance LLC elects to continue to pay her or his base salary and provides her or him with certain employee benefits during such period.

During October 2008, Ladder Capital Finance LLC entered into a four-year employment agreement with Marc Fox (which employment agreement was amended during January 2013), which automatically renews for one-year terms unless a non-renewal notice is provided by either party. If Mr. Fox ceases to be employed by Ladder Capital Finance LLC, then he will be entitled to continue to receive his base salary and certain employee benefits for a period of up to 90 days following his termination date. Further, following any future separation from Ladder Capital Finance LLC, Mr. Fox agrees that he will not compete with Ladder Capital Finance LLC for a period of 60 days.

During October 2010, Ladder Capital Finance LLC entered into a four-year employment agreement with Thomas Harney (which employment agreement was amended during January 2013), which automatically renews for one-year terms unless a non-renewal notice is provided by either party. If Mr. Harney ceases to be employed by Ladder Capital Finance LLC, then he will be entitled to continue to receive his base salary and certain employee benefits for a period of up to 180 days following his termination date. Further, following any future separation from Ladder Capital Finance LLC, Mr. Harney agrees that he will not compete with Ladder Capital Finance LLC for a period of 60 days.

During 2012, Ladder Capital Finance LLC entered into an employment agreement with Michael Mazzei, which will remain in effect until Mr. Mazzei ceases to be an employee of Ladder Capital Finance LLC. If Mr. Mazzei’s employment is terminated by Ladder Capital Finance LLC without cause or Mr. Mazzei resigns with good reason, then (i) he will be entitled to continue to receive his base salary and certain employee benefits for a period of up to one year following his termination date as well as a pro rata bonus (if any) with respect to the fiscal year in which such termination of employment occurs and (ii) he will only be subject to non-competition and certain non-solicitation provisions for a one-year period post-employment if Ladder Capital Finance LLC elects to pay him an additional $1.5 million.

Director Agreement with Alan Fishman

Ladder Capital Finance LLC has entered into a director agreement with Alan Fishman, which provides Alan Fishman with a $300,000 fee per year for being Chairman of Ladder, and which terminates upon written notice by Alan Fishman or the Lead Investors or upon sale of the Company.

2008 Incentive Equity Plan and Equity Grant Agreements

Under our 2008 Incentive Equity Plan, as amended, we have entered into equity grant agreements with certain of our executives and directors. The equity grant agreements provide the grantees with our Class A-2 common units and, in one case, our Series B participating preferred units that vest over time. These Class A-2 common units and Series B participating preferred units are forfeitable upon certain events such as termination of employment and are subject to certain accelerated vesting upon certain events such as a sale of the Company. Subject to certain requirements, we have the right under the 2008 Incentive Equity Plan to repurchase Class A-2 common units and Series B participating preferred units granted under the equity grant agreements following the termination of employment or directorship of the applicable executive or director.

Meridian Loan Referral Agreement

Ladder Capital Finance LLC and Meridian Capital Group LLC are parties to a Loan Referral Agreement pursuant to which Meridian Capital Group LLC may be entitled to receive from Ladder Capital Finance LLC certain fees for any commercial real estate loan originated by Ladder Capital Finance LLC as a result of a referral of a prospective commercial real estate loan from Meridian Capital Group LLC. The Company incurred fees of $1.7 million during 2012 for loans originated in accordance with this agreement.

EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Old Notes were originally issued and sold on September 19, 2012, to the initial purchasers, pursuant to the purchase agreement dated September 14, 2012. The Old Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the U.S. to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Old Notes that exchanges such Old Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Old Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

(i) the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(ii) the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

(iii) interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Old Notes.

The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses” and “Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 11:59 p.m., New York City time, on September 17, 2013, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

We intend to request that the registration statement covering the Exchange Notes be declared effective before the expiration date. We will extend the duration of the exchange offer as required by applicable law or if the registration statement is not declared effective by the Securities and Exchange Commission before the expiration date and the exchange offer has not otherwise been terminated.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(i) notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(ii) mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(i) if any of the conditions below under the heading “Conditions on the Exchange Offer” shall have not been satisfied,

(a) to delay accepting any Old Notes,

(b) to extend the exchange offer, or

(c) to terminate the exchange offer, or

(ii) to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Old Notes Through Brokers and Banks

Since the Old Notes are represented by global book-entry Notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 11:59 P.M. (NEW YORK CITY TIME) DEADLINE ON SEPTEMBER 17, 2013.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(i) you or any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is acquiring them in the ordinary course of business;

(ii) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(iii) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

(iv) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(v) if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer and you acquired the Old Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(i) may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(ii) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in integral multiples of $1,000.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(i) reject any and all tenders of any particular Old Note not properly tendered;

(ii) refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(iii) waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 11:59 p.m., New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(i) Name of the beneficial owner tendering such Old Notes;

(ii) Account number of the beneficial owner tendering such Old Notes;

(iii) Principal amount of Old Notes tendered by such beneficial owner; and

(iv) A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Old Notes when the conditions on the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of outstanding Notes at any time before 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 11:59 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(i) specify the name of the person that tendered the Old Notes to be withdrawn; and

(ii) identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions on the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

1.	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

2.	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer; or

3.	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

1.	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

2.	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

3.	a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

4.	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the U.S., or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed Wilmington Trust, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

WILMINGTON TRUST, NATIONAL ASSOCIATION, EXCHANGE AGENT

By registered or certified mail, overnight delivery:

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Attention: Sam Hamed (Ladder Capital Exchange)

For Information Call:

(302) 636-6181

For facsimile transmission (for eligible institutions only):

(302) 636-4139

Confirm by Telephone:

(302) 636-6181

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by Wilmington Trust, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the Indenture governing the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered Notes will not continue to be entitled to any increase in interest rate that the Indenture governing the Old Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

(i) to us upon redemption thereof or otherwise;

(ii) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the U.S. who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(iii) outside the U.S. to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreement also requires that we file a shelf registration statement if:

(i) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

(ii) a law or SEC policy prohibits a holder from participating in the exchange offer;

(iii) a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(iv) a holder is a broker-dealer and holds Notes acquired directly from us or one of our affiliates.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling Notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

(i) a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(ii) a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(iii) the Old Notes are sold under an effective shelf registration statement that we have filed; or

(iv) the Old Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF NOTES

The Old Notes were issued in a private placement on September 19, 2012. The Old Notes were issued, and the Exchange Notes will be issued, under the Indenture among the Issuers, the Guarantors thereto and Wilmington Trust, National Association, a trustee (the “Trustee”). We refer to the Old Notes and the Exchange Notes, collectively, as the “Notes” in this section. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Holders of the Notes are referred to the Indenture and the Trust Indenture Act for all of the terms of the Notes. In this Description of Notes, the terms “Company,” “we,” “us” and “our” refer only to Ladder Capital Finance Holdings LLLP and any successor obligor to Ladder Capital Finance Holdings LLLP on the Notes, and not to any of its Subsidiaries. The term “Issuers” refers collectively to Ladder Capital Finance Holdings LLLP and Ladder Capital Finance Corporation.

The following is a summary of the material provisions of the Indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the Indenture in its entirety. Copies of the proposed form of the Indenture are available as described under “Available information.” You can find the definitions of certain terms used in this description under “—Certain Definitions.”

Brief Description of the Notes

The Notes are:

•	general unsecured senior obligations of the Issuers;

•	pari passu in right of payment with any existing and future senior Indebtedness of the Issuers;

•	effectively subordinated to any existing and future secured Indebtedness of the Issuers to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any future Subordinated Indebtedness of the Issuers;

•	structurally subordinated to any existing and future Indebtedness and other liabilities, including preferred stock, of Non-Guarantors; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Notes and the Indenture are guaranteed by any of the Company’s Restricted Subsidiaries except to the extent any of such Subsidiaries are required to guarantee the Notes and the Indenture in the future pursuant to the covenant described below under “—Limitation on Guarantees.”

Principal, Maturity and Interest

The Notes are issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The rights of Holders of beneficial interests in the Notes to receive the payments on such Notes are subject to applicable procedures of DTC. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Notes were issued in an aggregate principal amount of $325.0 million of Notes on the Issue Date. The Notes will mature on October 1, 2017. Interest on the Notes will accrue at the rate per annum set forth on the cover of this prospectus and will be payable, in cash, semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2013, to Holders of record on the immediately preceding March 15 and September 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.

Additional Notes

The Indenture provides for the issuance of additional Notes (together, the “Additional Notes”) from time to time under the Indenture. The Indenture provides for the issuance of Additional Notes having identical terms and conditions to the Notes offered hereby, subject to compliance with the covenants contained in the Indenture. Additional Notes will be part of the same issue as the Old Notes offered under the Indenture for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Payments

Principal of, and premium, if any, interest and Additional Interest, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the paying agent, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders provided that all payments of principal, premium, if any, interest and Additional Interest, if any, with respect to Notes represented by one or more global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Optional Redemption

Except as set forth in the next three paragraphs, the Notes are not redeemable at the option of the Company.

At any time prior to April 1, 2017, the Issuers may redeem the Notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

At any time and from time to time on or after April 1, 2017, the Issuers may redeem the Notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of principal amount of such Notes plus accrued and unpaid interest thereon and Additional Interest, if any, to the redemption date.

At any time and from time to time prior to October 1, 2015, the Issuers may redeem the Notes with the net cash proceeds received by the Issuers from any Equity Offering at a redemption price equal to 107.375% plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 25% of the original aggregate principal amount of the Notes (including Additional Notes), provided that

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2) not less than 75% of the original aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately thereafter (excluding Notes held by the Issuers or any of their Restricted Subsidiaries).

Notice of redemption will be provided as set forth under “—Selection and Notice” below.

Any redemption and notice of redemption may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Sinking Fund

The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the captions “Change of Control,” “Certain Covenants—Limitations on Sales of Assets and Subsidiary Stock.” The Issuers may at any time and from time to time purchase Notes in the open-market transactions, tender offers or otherwise.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the applicable Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, as certified to the Trustee by the Issuers, and in compliance with the requirements of DTC, or if Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

Notices of redemption will be delivered electronically, if held at DTC, or mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuers default in the payment of the redemption payment interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control

The Indenture provides that if a Change of Control Repurchase Event occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuers will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Repurchase Event, the Issuers will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Future credit agreements or other agreements to which any Issuer becomes a party may provide that certain change of control events with respect to such Issuer would constitute a default thereunder (including a Change of Control under the Indenture) and prohibit or limit such Issuer from purchasing any Notes pursuant to this covenant. In the event any Issuer is prohibited from purchasing the Notes, such Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If such Issuer does not obtain such consent or repay such borrowings, such Issuer will remain prohibited from purchasing the Notes. In such case, such Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

The Issuers’ ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that we could decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Indebtedness” and “Certain Covenants—Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuers and their Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture.

Suspension of Covenants on Achievement of Investment Grade Status

Following the first day:

(a) the Notes have achieved Investment Grade Status; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,”

•	“—Limitation on Sales of Assets and Subsidiary Stock,”

•	“—Limitation on Guarantees,” and

•	The provisions of clause (3) of the first paragraph of “—Merger and Consolidation.”

If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of

Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.” During the Suspension Period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first and second paragraphs of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4)(c) of the second paragraph of “—Limitation on Indebtedness.” On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” In addition, any future obligation to grant further Guarantees shall be released. All such further obligation to grant Guarantees shall be reinstated upon the Reversion Date.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Non-Funding Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Debt to Equity Ratio of the Company and its Restricted Subsidiaries is not greater than 4.00 to 1.00.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1)	Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) the greater of $75.0 million or 2.5% of Total Assets, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2)	Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of the Indenture;

(3)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(4)	Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (3)) outstanding on the Issue Date, (c) Refinancing Indebtedness (including, in the case of the Notes (other than any Additional Notes) and any Guarantee thereof, any exchange notes and related exchange guarantees to be issued in exchange therefor pursuant to the Registration Rights Agreement) Incurred in respect of any Indebtedness described in this clause or clauses (5), (6), (7), (9), (10) or (15) of this paragraph or Incurred pursuant to the first paragraph of this covenant, and (d) Management Advances;

(5)	Indebtedness of (x) the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, merger or consolidation, either

(a)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Debt to Equity Ratio test set forth in the first paragraph of this covenant;

(b)	the Consolidated Debt to Equity Ratio of the Company and its Restricted Subsidiaries would not be greater than immediately prior to such acquisition, merger or consolidation; or

(c)	such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(6)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)	Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding and any Refinancing Indebtedness in respect thereof, does not exceed the greater of (a) $10.0 million and (b) 1.0% of Total Assets at the time of Incurrence;

(8)

Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, and (e) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9)	Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets, Person or any Capital Stock of a Subsidiary;

(10)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent the Company or any of its Restricted Subsidiaries make a Restricted Payment;

(11)	Indebtedness consisting of promissory notes issued by the Company or any of its Subsidiaries to any current or former employee, director or consultant of the Company, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Company or any of its Parents that is permitted by the covenant described below under “—Limitation on Restricted Payments”;

(12)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(13)	Permitted Funding Indebtedness;

(14)	Permitted Securitization Indebtedness and Indebtedness under Credit Enhancement Agreements or arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity; and

(15)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed $40.0 million.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant;

(2)	additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(3)	Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (1), (7) or (10) of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this “—Limitation on Indebtedness.” The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of the Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under this “—Limitation on Indebtedness,” the Company shall be in default of this covenant).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

The restrictions in this covenant and any restrictions in our other debt agreements may not restrict us from incurring future indebtedness, which may be substantial. In addition, the restrictions in this covenant may not prohibit us from incurring additional indebtedness at the level of our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and other lenders under future indebtedness, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. See “Risk Factors—The Notes will be structurally subordinated to the claims of the creditors of our subsidiaries.” Furthermore, to the extent that any of our current or future indebtedness is secured, such secured creditors will have priority with respect to their security over the claims of the holders of the Notes, to the extent of the value of the assets securing such indebtedness.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

(b)	dividends or distributions payable to any of the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2)	purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to clause (3) of the second paragraph of the covenant described under “—Limitation on Indebtedness”); or

(4)	make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(b)	the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (1) (without duplication of the declaration of the dividend or delivery of a redemption notice), (6), (10), (11) and (17) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph) would exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)

100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified

Stock) or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock) of the Company subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of the second succeeding paragraph and (z) Excluded Contributions);

(iii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(iv)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Company or a Restricted Subsidiary pursuant to clause (10) or (14) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; and

(v)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Company or a Restricted Subsidiary pursuant to clause (10) or (14) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment.

The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of the Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (c) of the preceding paragraph;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(4)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock (other than an issuance of Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary to replace Preferred Stock (other than Disqualified Stock) of the Company) of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(5)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(a)	from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below, but only if the Issuers shall have first complied with the terms described under “—Limitation on Sales of Assets and Subsidiary Stock” and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(b)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have first complied with the terms described under “—Change of Control” and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(c)	consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)

a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Company or any of its Parents held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $10.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $20.0 million in any fiscal year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution), Capital Stock of any of the Company’s Parents, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its Parents that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management, directors, employees or consultants of the Company or any of its Parents or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company or any of its Parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(7)	the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above;

(8)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)	dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(a)	the amounts required for any Parent to pay any Parent Expenses;

(b)	distributions in respect of Related Taxes; or

(c)	amounts constituting or to be used for purposes of making payments to the extent specified in clauses (2), (3) and (5) of the second paragraph under “—Limitation on Affiliate Transactions”;

(10)	the declaration and payment by the Company of dividends on the common stock or common equity interests of the Company or any Parent following a public offering of such common stock or common equity interests, in an amount not to exceed 6% in any fiscal year of the aggregate proceeds received by or contributed to the Company in or from all such public offerings;

(11)	payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(12)	Restricted Payments that are made with Excluded Contributions;

(13)

the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Refunding Capital Stock, after giving effect to such issuance on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described under “—Limitation on Indebtedness”;

(14)	dividends or other distributions of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(15)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Securitization;

(16)	so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed $25.0 million; and

(17)	mandatory redemptions of Preferred Stock issued as a Restricted Payment or as consideration for a Permitted Investment.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be their face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash, in each case over $25 million, shall be determined conclusively by the Board of Directors of the Company acting in good faith.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness (such Lien, the “Initial Lien”), without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(A)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(B)	make any loans or advances to the Company or any Restricted Subsidiary; or

(C)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted

Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

The provisions of the preceding paragraph will not prohibit:

(1)	any encumbrance or restriction pursuant to (a) any Credit Facilities or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)	any encumbrance or restriction pursuant to the Indenture, the Notes and the Guarantees;

(3)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)	any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(b)	contained in mortgages, pledges, charges or other security agreements permitted under the Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under the Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)	any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)	customary provisions in leases, licenses, Joint Venture agreements and other similar agreements and instruments;

(9)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction pursuant to Hedging Obligations;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13)	provisions in agreements evidencing Permitted Funding Indebtedness and restrictions or requirements created in connection with any Securitization Facility that are necessary or advisable to effect such Securitization Facility or applicable to any special purpose Subsidiary of the Company formed in connection therewith;

(14)	any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Facilities, together with the security documents associated therewith as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (a) the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness;

(15)	any encumbrance or restriction existing by reason of any lien permitted under “—Limitation on Liens”; or

(16)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this paragraph or this clause (an “Initial Agreement”) or contained in any amendment, extension, renewal, restatement, refunding, replacement, refinancing, supplement or other modification to an agreement referred to in clauses (1) to (15) of this paragraph or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

Limitation on Sales of Assets and Subsidiary Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuers or such Restricted Subsidiary, as the case may be:

(a)	to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor, Indebtedness that is secured by a Lien or Permitted Funding Indebtedness (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness; provided further that, to the extent the Company redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (ii), the Company shall equally and ratably reduce obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(b)	to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including Securitization Assets and by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day;

provided that, pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including Permitted Funding Indebtedness) or otherwise use such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under the Indenture. On the 366th day after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under the Indenture exceeds $25.0 million, the Issuers will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under such Indenture and, to the extent the Issuers elect, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuers will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuers upon converting such portion into U.S. dollars.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)	consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5)	any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $70.0 million and 2.5% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

Future credit agreements or other agreements to which any Issuer becomes a party may prohibit or limit, such Issuer from purchasing any Notes pursuant to this covenant. In the event any Issuer is prohibited from purchasing the Notes, such Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If such Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, such Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of $5.0 million unless:

(1)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate value in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

The provisions of the preceding paragraph will not apply to:

(1)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments,” or any Permitted Investment;

(2)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long- term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company in the ordinary course of business;

(3)	any Management Advances and any waiver or transaction with respect thereto;

(4)	any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5)	the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary of the Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)	the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect;

(7)	any customary transaction with a Securitization Entity effected as part of a Securitization;

(8)

transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)	any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)	issuances or sales of Capital Stock (other than Disqualified Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(12)	the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(13)	any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates; and

(14)	the provision of mortgage brokerage and servicing, asset management and similar services to Affiliates not prohibited by the Indenture that are fair to the Company and its Restricted Subsidiaries (as determined in good faith by the Board of Directors or the management of the Company) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined in good faith by the Board of Directors or the management of the Company).

Designation of Restricted and Unrestricted Subsidiaries

Except for during a Suspension Period, the Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Conduct of Business

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Reports

Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuers to file with the SEC within the dates set forth below:

1.	within 90 days (120 days in the case of the first fiscal year ending after the Issue Date) after the end of each fiscal year, annual reports of the Company containing substantially all of the financial information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is included in the offering memorandum for the Old Notes), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) audited financial statements prepared in accordance with GAAP;

2.	within 45 days (60 days in the case of the first fiscal quarter ending after the Issue Date) after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Company containing substantially all of the financial information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is provided in the offering memorandum for the Old Notes), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) unaudited quarterly financial statements prepared in accordance with GAAP; and

3.

within the time periods specified for filing Current Reports on Form 8-K after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

provided, however, that such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) and (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC.

Notwithstanding the foregoing, the Company shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, so long as if clause (i) or (ii) is applicable the Company makes available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case, at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to the immediately preceding sentence. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “Events of Default” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

At any time that any of the Subsidiaries of the Company are Unrestricted Subsidiaries, then the quarterly and annual reports required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

So long as the Notes are outstanding and the reports described above are not filed with the SEC, the Company will maintain a website (that may be password protected) to which noteholders, prospective investors, broker-dealers and securities analysts are given access promptly and to which all of the reports and press releases required by this “Reports” covenant are posted. The Company will hold a conference call for the Holders and securities analysts to discuss such financial information no later than 15 calendar days after filing the annual financial information described in clause (1) above and after filing the quarterly financial information described in clause (2) above. The Company will announce any such conference call at least three business days in advance and not more than ten business days after filing of the foregoing financial information.

In addition, to the extent not satisfied by the reports referred to in the first paragraph above, the Company shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

In the event that any Parent of the Company becomes a guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such Parent; provided that, to the extent required by Rule 3-10 of Regulation S-X promulgated by the SEC, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Limitation on Guarantees

The Company will not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee other loan facilities or debt securities (other than Permitted Funding Indebtedness) of the Company or any Restricted Subsidiary), other than (i) a co-Issuer or a Guarantor, (ii) an Excluded Restricted Subsidiary or (iii) a Securitization Entity, to Incur any Non-Funding Indebtedness (other than Preferred Stock) or Guarantee the payment of any loan facilities or debt securities of the Company or any other Guarantor that are Non-Funding Indebtedness in each case unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture and a joinder or supplement to the Registration Rights Agreement (if Exchange Notes have not yet been issued) providing for a senior Guarantee by such Restricted Subsidiary; provided that

(a)	if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(b)	if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or the Guarantor’s Guarantee are subordinated to such Indebtedness; and

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of obligations under the Indenture; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel stating that:

(a)	such Guarantee has been duly executed and authorized; and

(b)	such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 30-day period described above.

Any Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the U.S. Bankruptcy Code or any comparable provision of foreign or state law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Guarantee.

The Guarantee of a Guarantor will terminate upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture;

(2)	the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)	defeasance or discharge of the Notes, as provided in “—Defeasance” and “—Satisfaction and Discharge”;

(4)	to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5)	such Guarantor being released from all of its obligations under all of its Guarantees of payment by the Company of any Non-Funding Indebtedness of the Company under all loan facilities and debt securities of the Company (it being understood that a release subject to reinstatement is considered a release); or

(6)	upon the achievement of Investment Grade Status by the Notes; provided that such Guarantee shall be reinstated upon the Reversion Date.

Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries and claims against Joint Ventures generally will have priority with respect to the assets and earnings of those Subsidiaries and Joint Ventures over the claims of creditors of the Company, including Holders of the Notes. The Notes and each Guarantee therefore will be structurally subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Company (other than the Guarantors) and Joint Ventures. Initially, none of the Company’s Restricted Subsidiaries will guarantee the Notes. Although the Indenture limits the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Stock or Preferred Stock under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and the Indenture and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)

immediately after giving effect to such transaction, either (a) the Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” or (b) the Consolidated Debt to Equity Ratio of the Company and its Restricted Subsidiaries would not be greater than it was immediately prior to giving effect to such transaction; and

(4)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such Indenture or the Notes.

Notwithstanding the preceding clauses (2), (3) and (4) (which do not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company, (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary, (c) the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company and (d) this covenant does not apply to any Required Asset Sale that complies with the covenant described above under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” as if such Required Asset Sale was considered as Asset Disposition.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The foregoing provisions (other than the requirements of clause (2) of the first paragraph of this covenant) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

Events of Default

Each of the following is an Event of Default under the Indenture:

(1)	default in any payment of interest or Additional Interest, if any, on any Note when due and payable, continued for 30 days;

(2)	default in the payment of the principal amount of or premium, if any, on any Note issued under the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)

(a) failure to comply with the Indenture provisions described under “—Certain Covenants—Merger and Consolidation” and “—Change of Control” for 30 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes; and (b) failure to comply with the Issuers’ agreements or obligations contained in the Indenture for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes;

(4)	default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary or Non-Recourse Indebtedness whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(5)	certain events of bankruptcy, insolvency or court protection of any Issuer (the “bankruptcy provisions”);

(6)	failure by the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $30.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”); and

(7)	any Guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of the Indenture or a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with the Indenture.

If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the Trustee by written notice to the Issuers or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Issuers and the Trustee may declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of a majority in principal amount of the outstanding Notes under the Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interests, or Additional Interest if any,) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)	such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that, in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses caused by or that might be caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and the Trustee is informed of such occurrence by any Issuer or any Holder, the Trustee must give notice of the Default to the Holders within 60 days after being notified by any Issuer or any Holder. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(3)	reduce the principal of or extend the Stated Maturity of any such Note;

(4)	reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under “—Optional Redemption”;

(5)	make any such Note payable in money other than that stated in such Note;

(6)	impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7)	waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8)	make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents to:

(1)	cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to this “Description of Notes,” or reduce the minimum denomination of the Notes;

(2)	provide for the assumption by a successor Person of the obligations of any Company under any Note Document;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5)	make any change that does not adversely affect the rights of any Holder in any material respect;

(6)	at the Company’s election, comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, if such qualification is required;

(7)	make such provisions as necessary (as determined in good faith by the Company) for the issuance of Exchange Notes and Additional Notes;

(8)	to provide for any Restricted Subsidiary to provide a Guarantee in accordance with the Covenant described under “—Certain Covenants—Limitation on Indebtedness,” to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture;

(9)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document; or

(10)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of Notes and the Exchange Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Defeasance

The Issuers at any time may terminate all obligations of the Issuers under the Notes and the Indenture (“legal defeasance”) and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Issuers in connection therewith and obligations concerning issuing temporary Notes, registrations of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust.

The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” (other than clauses (1) and (2) of “—Merger and Consolidation”) and “—Change of Control” and the default provisions relating to such covenants described under “—Events of Default” above, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to the Issuers and Significant Subsidiaries, the judgment default provision and the guarantee provision described under “—Events of Default” above (“covenant defeasance”).

The Company at its option at any time may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to the Company and Significant Subsidiaries), (6) or (7) under “—Events of Default” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in dollars or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(1)	an Opinion of Counsel in the United States stating that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(2)	an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code, as amended;

(3)	an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(4)	an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (2) the Company has deposited or caused to be deposited with the Trustee, money or U.S. Government Obligations, or a combination thereof, as applicable in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Company has paid or caused to be paid all other sums payable under the Indenture; and (4) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “—Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company or any of its respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee and Certain Agents

Wilmington Trust, National Association has been appointed as Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the Indenture will not be construed as an obligation or duty.

The Indenture will impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company and its Affiliates and Subsidiaries.

The Indenture sets out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of the then outstanding Notes, or may resign at any time by giving written notice to the Company and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, (b) fails to meet certain minimum limits regarding the aggregate of its capital and surplus or (c) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Company may remove the Trustee, or any Holder who has been a bona fide Holder for not less than 6 months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

The Indenture will contain provisions for the indemnification of the Trustee for any loss, liability, taxes and expenses incurred without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of the Indenture.

Notices

All notices to Holders of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of the Notes, if any, maintained by the Registrar. For so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to DTC in accordance with DTC’s procedures, delivery of which shall be deemed to satisfy the requirements of this paragraph, which will give such notices to the Holders of Book-Entry Interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. For so long as any Notes are represented by Global Notes, all notices or communications will be delivered to DTC in accordance with DTC’s procedures, and such delivery shall be deemed to satisfy this paragraph. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Governing Law

The Indenture and the Notes, including any Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)	any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means the greater of (A) 1% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at April 1, 2017 (such redemption price (expressed in percentage of principal amount) being set forth under “—Optional Redemption” (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Asset Disposition” means:

(a)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company (other than Capital Stock of the Company) or any of its Restricted Subsidiaries, other than any Required Asset Sale (each referred to in this definition as a “disposition”); or

(b)	the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law and other than any Required Asset Sale), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)	a disposition of inventory or other assets in the ordinary course of business;

(4)	a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)	transactions permitted under “—Certain Covenants—Merger and Consolidation—The Company” or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than $15.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of the first paragraph under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions in connection with Permitted Liens;

(10)	disposition of Investments or other assets and disposition or compromise of receivables, in each case, in connection with the compromise, workout, settlement or collection thereof or exercise of remedies with respect thereto, or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of collateral for loans serviced or originated by the Company or any of its Subsidiaries;

(11)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable, notes receivable or other assets that by their terms convert into cash in the ordinary course of business or the conversion or exchange of accounts receivable for notes receivable, the sale of advances, loans, customer receivables, mortgage related securities or other assets, in each case in the ordinary course of business;

(14)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)	to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)	dispositions of assets of a Similar Business, including real estate and real estate related assets, as well as any dispositions by the Issuers and their Subsidiaries in the ordinary course of their respective businesses investment activities;

(18)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(19)	any sales, transfers, contributions or dispositions of Securitization Assets to Securitization Entities in connection with Securitizations in the ordinary course of business; and

(20)	transactions pursuant to repurchase agreements entered into in the ordinary course of business.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any Joint Venture entered into by the Company or any Restricted Subsidiary of the Company.

“Board of Directors” means (1) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the state of the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	(a) United States dollars, euro, or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6)

readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8)	bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(9)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (8) above; and

(10)	for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, other than any Required Asset Sale, to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Co-Issuer” means Ladder Capital Finance Corporation, a Delaware corporation, and any successor thereto.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Debt” means, with respect to any Person as of any determination date, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness for borrowed money and obligations in respect of Capitalized Lease Obligations of such Person and its Restricted Subsidiaries on a consolidated basis, plus (2) the aggregate liquidation preference of Disqualified Stock and Preferred Stock of Restricted Subsidiaries, less (3) up to $150.0 million aggregate amount of unrestricted cash of such Person and its Restricted Subsidiaries that is in excess of $50.0 million, in each case as of such determination date.

“Consolidated Debt to Equity Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated Debt of such Person as of such determination date to the Consolidated Stockholders Equity of such Person as of such determination date. In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Consolidated Debt (other than Consolidated Debt incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the date of the most recent consolidated balance sheet for which the Consolidated Debt to Equity Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Debt to Equity Ratio is made (the “Consolidated Debt to Equity Ratio Calculation Date”), then the Consolidated Debt to Equity Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such Issuance or redemption of Disqualified Stock or Preferred Stock as if the same had occurred prior to such determination date; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions described in the second paragraph under “—Certain Covenants—Limitation on Indebtedness.”

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries on or prior to or simultaneously with the Consolidated Debt to Equity Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations had occurred prior to the Consolidated Debt to Equity Ratio Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)

solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or the Indenture, and (c) restrictions specified in clause (14)(i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”) except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale or other disposition of any disposed or discontinued operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction but excluding pursuant to any sale of real estate related assets) and related fees and expenses as well as any net income or loss from disposed or discontinued operations;

(4)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles;

(6)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(11)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)	any goodwill or other intangible asset amortization, impairment charge or write-off;

(13)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments;

(14)	the amount of any expense to the extent a corresponding amount is received in cash by the Company and the Restricted Subsidiaries from a Person other than the Company or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(15)	change in fair value of Permitted Funding Indebtedness or Investments or the amortization of Permitted Funding Indebtedness or the write-off of Investments pursuant to such Person’s accounting policy;

(16)	any unrealized gains or losses on investment assets whether or not recognized as such on the financial statements of the Company; and

(17)	any realized gains or losses in respect of Hedging Obligations associated with specific assets owned by the Company as of the last day of the period for which Consolidated Net Income is being determined.

“Consolidated Stockholders Equity” means, with respect to any Person as of any determination date, the stockholders’ equity or partners’ capital, as applicable, as shown on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries that is internally available, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Consolidated Debt to Equity Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by the Company) with respect to any Permitted Funding Indebtedness or Permitted Securitization Indebtedness.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described under “—Certain Covenants—Limitation on Restricted Payments”; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities by a Parent, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of the Company.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Excluded Restricted Subsidiary” means any Subsidiary of the Company that is designated as a Restricted Subsidiary but prohibited, in the reasonable judgment of senior management of the Company, from guaranteeing the Notes by any applicable law, regulation or contractual restrictions existing at the time such Subsidiary becomes a Restricted Subsidiary and which, in the case of any such contractual restriction, in the reasonable judgment of senior management of the Company, cannot be removed through commercially reasonable efforts; provided that a Subsidiary shall be deemed to be an Excluded Restricted Subsidiary if, in the reasonable judgment of senior management of the Company, such a Subsidiary guaranteeing the Notes would require any of the Issuers or their Restricted Subsidiaries to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940, as amended. As of the Issue Date, all of the Company’s Subsidiaries are Excluded Restricted Subsidiaries other than Ladder Capital CRE Equity LLC, Ladder Capital Finance LLC, Ladder Capital Finance Portfolio II LLC, Ladder Member Corporation, Ladder Midco LLC, Ladder Midco II LLC, LCF Retail Portfolio I LLC, LCF Retail Portfolio II LLC and LCF Retail Portfolio III LLC.

The Issuers and the Guarantors are prohibited from taking or permitting actions that would require any of them from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Foreign Subsidiary” means, with respect to any Person, (a) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary and (b) any Restricted Subsidiary of such Person that has no material assets other than Capital Stock of one or more Foreign Subsidiaries (or Subsidiaries thereof).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in the Indenture, all ratios and calculations based on GAAP contained in the Indenture shall be computed in accordance with GAAP. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act and the covenants set forth under “Reports,” in IFRS. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes; provided that any Excluded Restricted Subsidiary and any Securitization Entities shall not be deemed Guarantors.

“Hedging Obligations” means, with respect to any person, the obligations of such Person under any interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity swap, cap or collar agreements, foreign exchange contracts, currency swap agreements, currency future or option contracts, credit-related derivatives and hedging instruments and other hedging agreements and transactions intended to hedge against financial risk.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Company and (ii) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) and consolidated operating income of less than 3.0% of the Company’s Total Assets and consolidated operating income (measured, in the case of operating income, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of operating income, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)	Cash Management Services;

(iii)	in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Purchasers” means J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that (x) endorsements of negotiable instruments and documents in the ordinary course of business, (y) accounts receivable, extensions of trade credit or advances by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with the Company’s or its Restricted Subsidiaries’ normal trade practices, as the case may be and (z) deposits made in the ordinary course of business and customary deposits into reserve accounts related to securitizations will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined in good faith by the Board of Directors of the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade” means (i) BBB- or higher by S&P, (ii) Baa3 or higher by Moody’s, or (iii) the equivalent of such ratings by S&P or Moody’s, or of another Nationally Recognized Statistical Ratings Organization.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)	a rating of “BBB-” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; and

(3)	a rating of “BBB-” or higher from Fitch.

or the equivalent of such rating by either such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means September 19, 2012.

“Issuers” means the Company and the Co-Issuer.

“Joint Venture” means, as to any Person, any other Person designated as a “joint venture” (1) that is not a Subsidiary of such Person, (2) in which such Person owns less than 100% of the equity or voting interests and (3) which Person is engaged in a Similar Business, including making Investments in real estate and real estate related assets.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made by third parties to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding $10.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes, and Related Taxes, paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or Joint Ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Funding Indebtedness” means, Indebtedness other than Permitted Funding Indebtedness.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” means Indebtedness for borrowed money of a Restricted Subsidiary (or group of Restricted Subsidiaries) of the Company, with respect to which recourse for payment is limited to investment assets of such Restricted Subsidiary (or such group of Restricted Subsidiaries) encumbered by a Lien securing such Indebtedness and/or the general credit of such Restricted Subsidiary (or group of Restricted Subsidiaries) but for which recourse shall not extend to the general credit of the Company or any other of its Restricted Subsidiaries, it being understood that the instruments governing such Indebtedness may include customary carve-outs to such limited recourse such as, for example, personal recourse to the Company or its Subsidiaries for breach of representations, fraud, misapplication or misappropriation of cash, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of assets or ownership interests therein, environmental liabilities, and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in financings of loan assets, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes.

“Note Documents” means the Notes (including Additional Notes), the Guarantees and the Indenture.

“Officer” means, with respect to any Person, (1) the Chief Executive Officer, the President, the Chief Investment Officer, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, the Secretary or the Head of Merchant Banking & Capital Markets (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person and meeting the requirements of the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)	customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)	obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries; and

(5)	expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

(y)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Non-Funding Indebtedness of the Company which ranks equally in right of payment to the Notes or any Guarantee if such Guarantee ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Permitted Funding Indebtedness” means (i) any Indebtedness Incurred in connection with investment activities of a Similar Business, including Indebtedness to finance real estate and real estate related assets and Non-Recourse Indebtedness, as well as any Indebtedness Incurred by the Issuers and their Subsidiaries in the ordinary course of their respective businesses and (ii) any Refinancing of the Indebtedness under clause (i), provided, however that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any Indebtedness incurred in accordance with this clause (ii) for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect thereto over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Funding Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Indebtedness” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (ii) which excess shall be entitled to be incurred pursuant to any other provision under the covenant described above under the caption “—Limitation on Indebtedness”). The amount of any Permitted Funding Indebtedness shall be determined in accordance with the definition of “Indebtedness.”

“Permitted Holders” means, collectively, (1) any Person who beneficially owns more than 20% of the total voting power of the Voting Stock of the Company or any of its Parents as of the Issue Date, together with such Persons’ Affiliates (other than an operating company with an existing business), (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, (3) Senior Management, (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its Parents held by such group.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	Management Advances;

(7)	Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)	Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under the Indenture;

(10)	Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness”;

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(12)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” (except those described in clauses (1), (3), (6), (8), (9) and (12) of that paragraph);

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with the Indenture;

(15)	(i) Guarantees not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Company or any of its Restricted Subsidiaries that are permitted by the Indenture;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the Indenture;

(17)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(20)	Investments in Joint Ventures;

(21)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $15.0 million and 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(22)	Investments by the Company or any Restricted Subsidiary in Securitization Entities or Investments in mortgage related securities or charge-off receivables in the ordinary course of business;

(23)	Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;

(24)	Investments in connection with any Permitted Funding Indebtedness;

(25)	Investments by the Company or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Company or such Restricted Subsidiary in the ordinary course of business;

(26)	Investments of a Similar Business, including real estate and real estate related assets, as well as any Investments by the Issuers and their Subsidiaries in the ordinary course of their respective businesses investment activities; and

(27)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (27) that are at that time outstanding, not to exceed the greater of $70.0 million and 2.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described in the section entitled “—Certain Covenants—Limitation on Restricted Payments” of any amounts applied pursuant to clause (c) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (27).

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(6)	Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under the Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under clause (8)(c) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof , which Liens, in any event, do not to secure any Indebtedness;

(7)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9)	Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, development, construction, lease, repairs, maintenance or improvement of assets or property acquired or constructed in the ordinary course of business (including Indebtedness incurred under clause (7) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness”); provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(10)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(11)	Liens existing on the Issue Date;

(12)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(14)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(17)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(19)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be Incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(21)	[Reserved]

(22)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(23)	any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(24)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods (which for the avoidance of doubt excludes Receivables);

(25)	Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(26)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the Indenture;

(27)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(28)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(29)	Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(30)	Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $25.0 million and (b) 1.0% of Total Assets at any one time outstanding;

(31)	Liens securing Non-Recourse Indebtedness (solely as assets of the type permitted to be secured pursuant to the definition thereof);

(32)	Liens securing Permitted Funding Indebtedness so long as any such Lien shall encumber only (i) the assets acquired or originated with the proceeds of Permitted Funding Indebtedness, assets that consist of loans, mortgage related securities and other mortgage related receivables, Residual Assets and other similar assets subject to and pledged to secure such Indebtedness and (ii) any intangible contract rights and proceeds of, and other, related documents, records and assets directly related to the assets set forth in clause (i);

(33)	any amounts held by a trustee in the funds and accounts under an Indenture securing any revenue bonds issued for the benefit of the Issuers or any Restricted Subsidiary;

(34)	Liens to secure Indebtedness of any Excluded Restricted Subsidiary securing Indebtedness of such Excluded Restricted Subsidiary that is permitted by the terms of the Indenture to be Incurred;

(35)	Liens on Securitization Assets and the proceeds thereof Incurred in connection with Permitted Securitization Indebtedness or permitted guarantees thereof; and

(36)	Liens on spread accounts and credit enhancement assets, Liens on the stock of Restricted Subsidiaries of the Company substantially all of which are spread accounts and credit enhancement assets and Liens on interests in Securitization Entities, in each case Incurred in connection with Credit Enhancement Agreements.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (i) in connection with any Securitization, any other Permitted Funding Indebtedness used to finance the purchase, origination or pooling of any Receivables subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by the Company and its Restricted Subsidiaries from the applicable Securitization Entity, and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions in the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness.”).

“Person” means any individual, corporation, partnership, Joint Venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a Nationally Recognized Statistical Rating Organization selected by the Company or any parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to affect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by one or more Rating Agencies if the applicable Rating Agency shall have put forth a statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (y) the Notes do not have an Investment Grade Status from either Rating Agency.

“Realizable Value” of an asset means the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Company in accordance with the agreement governing the applicable Permitted Funding Indebtedness, as the case may be, (or, if such agreement does not contain any related provision, as determined in good faith by management of the Company); provided, however, that the realizable value of any asset described above which an unaffiliated third party has a binding contractual commitment to purchase from the Company or any of its Restricted Subsidiaries shall be the minimum price payable to the Company or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Receivables” means loans and other mortgage-related receivables (excluding and net interest margin securities) purchased or originated by the Company or any Restricted Subsidiary of the Company or otherwise arising in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	the Refinancing Indebtedness has a final Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the final Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes and if the Indebtedness being refinanced constitutes Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)	if the Indebtedness being refinanced constituted Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Notes or the applicable Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(3)	Refinancing Indebtedness shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Registration Rights Agreement” means (i) the Registration Rights Agreement related to the Notes dated as of the Issue Date, among the Issuers and the Initial Purchasers, as amended or supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance of Additional Notes in a private offering by the Company after the Issue Date.

“Related Taxes” means:

(1)	any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(a)	being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(b)	being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d)	having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to “—Certain Covenants—Limitation on Restricted Payments”; or

(2)	for any taxable period of an Issuer, either

(a)	if, for such period, such Issuer is a corporation for U.S. federal income tax purposes and for so long as such Issuer is a member of a group filing a consolidated, unitary or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable, up to an amount not to exceed the amount of any such Taxes that such Issuer and its Subsidiaries that are members of such group would have been required to pay on a separate group basis if such Issuer and such Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of such Issuer and its Subsidiaries; provided that the amount of such Taxes with respect to any Unrestricted Subsidiary shall not exceed the amount actually paid by such Unrestricted Subsidiary to the Company or its Restricted Subsidiaries for the relevant taxable period; or

(b)	if, for such period (or portion thereof corresponding to a period used for computing estimated tax of a calendar year corporation), such Issuer is a partnership or disregarded entity for U.S. federal income tax purposes, tax distributions (in the case of an estimated tax period, prior to the related due date) to the owner or owners of equity of the Issuer in an aggregate amount equal to the greater of (1) the product of (i) the Issuer’s “taxable income” (in the case of a disregarded entity, computed as if such entity were a partnership) for such period (or portion thereof), reduced by the cumulative net taxable loss of the Issuer for all prior periods ending after the Issue Date (determined as if all such prior periods were one taxable period) to the extent such loss is of a character that would permit such loss to be deducted against the current period’s income, and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to an individual residing in New York City for such period or (2) the sum of the alternative minimum tax owed by an individual residing in New York City as a result of the income of the Issuer and the corresponding state and local tax (taking into account in each case the deductibility of state and local income taxes for U.S. federal income tax purposes), as properly adjusted to reflect the final determination of any previously estimated taxable income or loss; provided that the aggregate amount of Related Taxes determined under this paragraph for any taxable period shall be reduced by the excess of (A) the product of (x) the taxable income of any Unrestricted Subsidiary for such taxable period included in the calculation of clause (i) above and (y) the rate described in clause (ii) above, over (B) the amount distributed by such Unrestricted Subsidiary to the Company or its Restricted Subsidiaries for the relevant taxable period.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Required Asset Sale” means any Asset Sale that is a result of a repurchase right or obligation or a mandatory sale right or obligation related to Permitted Funding Indebtedness, which rights or obligations are either in existence on the Issue Date (or substantially similar in nature to such rights or obligations in existence on the Issue Date) or pursuant to the guidelines or regulations of a government-sponsored enterprise.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization” means a public or private transfer, sale or financing of servicing advances, mortgage loans, installment contracts, other loans, accounts receivable, real estate assets, mortgage receivables and any other assets capable of being securitized (collectively, the “Securitization Assets”) by which the Company or any of its Restricted Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including any such transaction involving the sale of specified servicing advances or mortgage loans to a Securitization Entity.

“Securitization Asset” has the meaning set forth in the definition of “Securitization.”

“Securitization Entity” means (i) any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing asset-backed or mortgage-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such person is not an obligor with respect to any Indebtedness of the Company or any Guarantor and (iii) any special purpose Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such person is not an obligor with respect to any Indebtedness of the Company or any Guarantor other than under Credit Enhancement Agreements. As of the Issue Date, none of the Subsidiaries of the Company are Securitization Entities.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Entity that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Securitization.

“Securitization Indebtedness” means (i) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings and (ii) any Indebtedness consisting of advances made to the Company or any of its Restricted Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Company or any of its Restricted Subsidiaries.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Securitization to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries on the Issue Date, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any of its Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Issuers or any of their Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Issuers or any of their Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions, expansions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, Joint Venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, Joint Venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” mean, as of any date, the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries that is internally available, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Consolidated Debt to Equity Ratio.

“Treasury Rate” means in the case of a redemption of the Notes, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to April 1, 2017; provided, however, that if the period from the redemption date to April 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company, respectively, (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of the Company in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments.”

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Company, all of the Capital Stock of which is owned by the Company.

BOOK ENTRY; DELIVERY AND FORM

The Global Notes

Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to DTC participants or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note) and transferred only to non-United States persons under Regulation S, QIBs under Rule 144A or institutional accredited investors.

Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. Depending on which Global Note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the Indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor Global Note, the Trustee may require the buyer to deliver a representation letter in the form provided in the Indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.

DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	certain other events provided in the Indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the exchange of Old Notes for Exchange Notes in the exchange offer. This summary is based on the Code, Treasury regulations thereunder and administrative interpretations and judicial decisions, all as in effect on the date of this Registration Statement and all of which are subject to change, with possible retroactive effect. No opinion of counsel has been obtained, and the Company does not intend to seek a ruling from the IRS, as to any of the tax consequences discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

This summary does not purport to address all tax consequences that may be important to a particular holder in light of that holder’s particular circumstances, and does not apply to persons subject to special treatment under U.S. federal income tax law (including, without limitation, a bank, governmental authority or agency, financial institution, insurance company, pass-through entity, tax-exempt organization, broker or dealer in securities or small business investment company, an employee of or other service provider to the Company or any of its subsidiaries, a person holding Old Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction, a person that is in bankruptcy or a regulated investment company or real estate investment trust). This summary assumes that each holder of an Old Note holds such security as a “capital asset” within the meaning of Section 1221 of the Code. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than U.S. federal income tax law, including under federal estate and gift tax laws or state, local or non-U.S. tax law.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds an Old Note generally will depend on the status of the partner and the activities of the partner and the partnership. A partnership, or a partner in a partnership, holding Old Notes should consult its own tax advisor.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO A PARTICULAR HOLDER. ACCORDINGLY, THE FOLLOWING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THE TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT.

Consequences of Tendering Old Notes

The exchange of your Old Notes for Exchange Notes in the exchange offer should not constitute an exchange for U.S. federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes exchanged therefor. Accordingly, the exchange offer should have no U.S. federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the U.S. federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

CERTAIN CONSIDERATIONS APPLICABLE TO U.S. RETIREMENT PLANS AND ARRANGEMENTS

General Fiduciary Matters

ERISA imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the “plan assets” of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan.

Non-U.S. plans, U.S. governmental plans and certain U.S. church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code (as discussed below), may nevertheless be subject to non-U.S., state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the notes to determine the suitability of the notes for such plan and the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code, prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Any Plan fiduciary which proposes to cause a Plan to purchase the notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding is in accordance with the documents and instruments governing the Plan and will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or Section 4975 of the Code.

The fiduciary of a Plan that proposes to purchase and hold any notes should consider, among other things, whether such purchase and holding may involve a prohibited transaction, including without limitation (i) the direct or indirect extension of credit between a Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Purchase and/or holding of the notes by a Plan with respect to which the Issuer, Co-Issuer or initial purchaser, among others, is or becomes a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable exemption.

Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of notes by a Plan, depending on the type and circumstances of the fiduciary making the decision to acquire such notes and the relationship of the party in interest or disqualified person to the Plan. Included among these exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions between a Plan and non-fiduciary service providers to the Plan. In addition, the U.S. Department of Labor (the “DOL”) has issued certain administrative prohibited transaction exemptions that may apply to the purchase and holding of notes, including Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by insurance company general accounts) or PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the “Class Exemptions”).

Each of these exemptions contains conditions and limitations on its application, and there can be no assurance that any Class Exemption or any other exemption will be available with respect to any particular transaction involving the notes.

Plan Asset Considerations

The DOL has issued a regulation (as modified by Section 3(42) of ERISA, the “Plan Asset Regulation”) that generally provides that when a “Benefit Plan Investor” using plan assets of a Plan acquires an equity interest in an entity such as the Company or the Co-Issuer, such investor’s assets include its equity interest and an undivided interest in each of the underlying assets of the entity. This default rule does not apply, however, to any entity that limits Benefit Plan Investor participation so that it is not “significant,” which requires that less than 25% of the value of each class of equity interests of such entity be held by Benefit Plan Investors. Each of the Company and the Co-Issuer intends to limit equity participation by Benefit Plan Investors so that it is not “significant.”

For purposes of the Plan Asset Regulation, an “equity interest” is an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is little guidance on the subject, the Company and the Co-Issuer believe that the notes should be treated as indebtedness without substantial equity features for purposes of the Plan Asset Regulation. Although not clear under the Plan Asset Regulation, it is possible that this debt treatment of the notes for purposes of the Plan Asset Regulation could change subsequent to their issuance if the notes are subsequently considered to have substantial equity features for that purpose, which could be more likely if the Company’s or the Co-Issuer’s financial condition deteriorates.

If participation in the Company or the Co-Issuer by Benefit Plan Investors became “significant” and no other exception applied, such entity would be deemed to hold plan assets of Benefit Plan Investors, management of such entity would become a fiduciary to each Benefit Plan Investor and violations of ERISA could result. In addition, any transaction such entity entered into would be treated as a transaction with each such Benefit Plan Investor and could result in a “prohibited transaction” under ERISA or Section 4975 of the Code.

There is very little authority regarding the application of ERISA and the Plan Asset Regulation to entities such as the Company and the Co-Issuer, and there can be no assurance that the DOL or the courts would not take a position or promulgate additional rules or regulations that could significantly impact the “plan asset” status of the Company or the Co-Issuer.

Consultation with Counsel

The foregoing discussion is general in nature and is not intended to be comprehensive; by its offer of the notes, neither the Company nor the Co-Issuer makes any representation that purchase or holding of such notes meets the relevant legal requirements with respect to any particular investor. The complexity of these rules, and the severity of potential penalties, make it particularly important that fiduciaries or other persons considering an acquisition of notes on behalf of or with the plan assets of any Plan, or plan subject to Similar Law, consult with its counsel regarding the suitability of an acquisition of the notes in light of such prospective purchaser’s particular circumstances.

Deemed Representation

By its acceptance of any note or any interest therein, the purchaser thereof will be deemed to have represented, warranted and covenanted that either:

(i) no assets of a Plan or non-U.S., governmental or church plan have been used to acquire such note or an interest therein; or

(ii) the acquisition and holding of such note or an interest therein by such person does not and will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or any violation of Similar Law.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired Notes directly from the Issuers or (C) broker-dealers who acquired Notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. However, broker-dealers receiving the Exchange Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the Old Notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the Registration Rights Agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such Exchange Notes. We have agreed that, for a period of up to 180 days after the effectiveness of the registration statement, we will make this prospectus, and any amendment or supplement to this prospectus, available to, and promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to, any broker-dealer that requests such documents in the letter of transmittal for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

Each holder of the Old Notes who wishes to exchange its outstanding Notes for Exchange Notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

LEGAL MATTERS

Certain legal matters in connection with the exchange of the Notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2012 and December 31, 2011 and for each of the three years in the period ended December 31, 2012, and the audited statements of revenue and certain expenses of the Abingdon, Aiken, Johnson City, Ooltewah, Palmview, Middleburg and Satsuma properties for the year ended December 31, 2011, included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the Exchange Notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the Indenture, we agree, whether or not we are required to do so by the rules and regulations of the SEC, to furnish to the holders of the Notes (a) all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (b) all information that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations. In addition, for so long as any Notes remain outstanding, during such times as we are not required to file such reports with the SEC we will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Copies of such documents are available upon request, without charge, by writing or telephoning us at: 345 Park Avenue, 8th Floor, New York, NY, 10154.

All other schedules are omitted because they are not required or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Partners of

Ladder Capital Finance Holdings LLLP

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in capital and cash flows present fairly, in all material respects, the financial position of Ladder Capital Finance Holdings LLLP and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 21 of this registration statement present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

March 28, 2013, except for Note 14, the Master Repurchase Agreement paragraph in Note 15, the financial statement schedules and the effects of the Registration paragraph described in Note 2 to the consolidated financial statements, as to which the date is April 29, 2013, and except for the effects of the revisions discussed in the revision of previously issued financial statements paragraph described in Note 2 to the consolidated financial statements, as to which the date is August 16, 2013.

Ladder Capital Finance Holdings LLLP

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Cash and cash equivalents	$43,795,663	$83,350,445
Cash collateral held by broker	65,373,470	55,279,701
Real estate securities, at fair value:
Investment grade commercial mortgage backed securities	806,773,207	1,644,748,001
GN construction securities	51,842,317	31,695,186
GN permanent securities	108,807,295	145,643,134
FNMA securities	—	4,296,061
Interest only securities	158,138,700	118,688,069
Mortgage loan receivables held for investment, at amortized cost	326,318,550	255,196,384
Mortgage loan receivables held for sale	623,332,620	258,841,725
Real estate	380,021,672	28,834,713
Investment in equity method investee	12,674,652	9,726,130
FHLB stock	13,100,000	—
Derivative instruments	5,694,519	1,819
Due from brokers	1,901,713	218,690
Accrued interest receivable	12,082,604	11,764,524
Other assets	19,172,873	6,104,317

Total assets	$2,629,029,855	$2,654,388,899

Liabilities and Capital
Liabilities
Repurchase agreements	$793,916,703	$1,597,077,158
Long term financing	103,755,644	18,564,040
Borrowings from the FHLB	262,000,000	—
Senior unsecured notes	325,000,000	—
Due to broker	—	871,802
Derivative instruments	18,515,163	25,743,526
Accrued expenses	19,273,388	19,002,795
Other liabilities	5,379,088	4,067,175

Total liabilities	1,527,839,986	1,665,326,496

Commitments and contingencies
Capital
Partners’ capital
Series A Preferred Units	782,832,687	707,847,217
Series B Preferred Units	272,818,838	257,376,700
Common Units	44,956,178	23,713,486

Total Partners’ Capital	1,100,607,703	988,937,403
Noncontrolling interest	582,166	125,000

Total capital	1,101,189,869	989,062,403

Total liabilities and capital	$2,629,029,855	$2,654,388,899

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Income

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Net interest income
Interest income	$136,198,204	$133,297,520	$129,301,530
Interest expense	36,472,578	35,836,124	48,874,327

Net interest income	99,725,626	97,461,396	80,427,203

Provision for loan losses	448,833	—	884,995

Net interest income after provision for loan losses	99,276,793	97,461,396	79,542,208

Other income
Operating lease income	8,331,338	2,290,291	1,011,631
Sale of securities, net	19,013,960	20,081,114	22,085,626
Sale of loans, net	154,613,009	66,270,758	30,532,843
Sale of real estate, net	1,275,235	—	2,419,423
Fee income	8,787,695	3,144,050	1,402,117
Net result from derivative transactions	(35,650,989)	(81,374,126)	(20,747,083)
Earnings from investment in equity method investee	1,256,109	346,612	—
Unrealized gain (loss) on agency IO securities, net	(5,680,893)	1,591,442	2,546,612

Total other income	151,945,464	12,350,141	39,251,169

Costs and expenses
Salaries and employee benefits	51,090,424	26,448,942	19,527,869
Operating expenses	21,533,281	9,077,035	7,212,579
Depreciation	3,640,619	1,043,732	408,489

Total costs and expenses	76,264,324	36,569,709	27,148,937

Income before taxes	174,957,933	73,241,828	91,644,440
Tax expense	2,583,999	1,510,149	599,780

Net income	172,373,934	71,731,679	91,044,660
Net (income) loss attributable to noncontrolling interest	49,084	(15,625)	—

Net income attributable to preferred and common unit holders	$172,423,018	$71,716,054	$91,044,660

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Net Income	$172,373,934	$71,731,679	$91,044,660
Other comprehensive income (loss)
Unrealized gains on securities
Unrealized gain on real estate securities, available for sale	29,014,769	6,691,658	43,829,989
Reclassification adjustment for gains included in net income	(19,013,960)	(20,081,114)	(22,085,626)

Total other comprehensive income (loss)	10,000,809	(13,389,456)	21,744,363

Comprehensive income	182,374,743	58,342,223	112,789,023

Comprehensive (income) loss attributable to noncontrolling interest	49,084	(15,625)	—

Comprehensive income attributable to preferred and common unit holders	$182,423,827	$58,326,598	$112,789,023

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Statements of Changes in Capital

Years Ended December 31, 2012, 2011 and 2010

	Partners’ Capital Units			Total Partners’ Capital
	Series A Preferred Units	Series B Preferred Units	Common Units	Series A Preferred Units	Series B Preferred Units	Common Units	Total Partners’ Capital	Non- controlling Interest	Total
Balance, beginning of period (1/1/2010)	6,115,500	—	20,512,821	$641,476,550	$—	$7,013,893	$648,490,443	$—	$648,490,443

Distributions	—	—	—	(34,357,561)	—	(8,589,390)	(42,946,951)	—	(42,946,951)
Equity based compensation	—	—	910,491	—	—	173,803	173,803	—	173,803
Net income	—	—	—	72,835,728	—	18,208,932	91,044,660	—	91,044,660
Other comprehensive income	—	—	—	17,395,490	—	4,348,873	21,744,363	—	21,744,363

Balance, end of period (12/31/2010)	6,115,500	—	21,423,312	$697,350,207	$—	$21,156,111	$718,506,318	$—	$718,506,318

Contributions	—	2,075,619	—	—	257,376,700	—	257,376,700	125,000	257,501,700
Series B offering costs	—	—	—	(1,154,614)	—	(288,654)	(1,443,268)	—	(1,443,268)
Distributions	—	—	—	(35,196,213)	—	(8,783,428)	(43,979,641)	(15,625)	(43,995,266)
Equity based compensation	—	—	—	—	—	150,696	150,696	—	150,696
Net income	—	—	—	57,559,402	—	14,156,652	71,716,054	15,625	71,731,679
Other comprehensive income	—	—	—	(10,711,565)	—	(2,677,891)	(13,389,456)	—	(13,389,456)

Balance, end of period (12/31/2011)	6,115,500	2,075,619	21,423,312	707,847,217	257,376,700	23,713,486	988,937,403	125,000	989,062,403

Contributions	—	24,194	—	—	3,000,000	—	3,000,000	521,875	3,521,875
Distributions	—	—	—	(58,396,459)	(2,529,456)	(15,235,385)	(76,161,300)	(15,625)	(76,176,925)
Equity based compensation	—	31,452	1,127,543	—	1,892,473	515,300	2,407,773	—	2,407,773
Net income (loss)	—	—	—	126,069,687	12,362,100	33,991,231	172,423,018	(49,084)	172,373,934
Other comprehensive income	—	—	—	7,312,242	717,021	1,971,546	10,000,809	—	10,000,809

Balance, end of period (12/31/2012)	6,115,500	2,131,265	22,550,855	$782,832,687	$272,818,838	$44,956,178	$1,100,607,703	$582,166	$1,101,189,869

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Cash flows from operating activities:
Net income	$172,373,934	$71,731,679	$91,044,660
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,640,619	1,043,732	408,489
Unrealized (gain) loss on derivative instruments	(12,694,838)	18,467,023	8,444,883
Unrealized (gain) loss on agency IO securities, net	5,680,893	(1,591,442)	(2,546,612)
Loan loss provision	448,833	—	884,995
Cash collateral held by broker—derivatives	4,640,186	(17,509,314)	(13,965,543)
Amortization of equity based compensation	2,407,773	150,696	173,803
Amortization of deferred financing costs included in interest expense	3,166,115	3,246,199	5,966,211
Accretion/amortization of discount, premium and other fees	35,334,242	23,329,660	(10,355,958)
Realized gain on sale of real estate securities	(19,013,961)	(20,081,114)	(22,085,626)
Realized gain on sale of mortgage loan receivables	(154,613,009)	(66,270,758)	(30,532,843)
Realized gain on sale of real estate	(1,275,235)	—	(2,419,423)
Origination of mortgage loan receivables held for sale	(2,121,380,854)	(1,139,669,700)	(623,159,195)
Repayment of mortgage loan receivables held for sale	75,654,634	19,957,458	1,454,692
Proceeds from sales of mortgage loan receivables held for sale	1,904,189,552	1,444,330,798	358,544,564
Accrued interest receivable	(318,080)	(811,868)	(2,706,232)
Earnings on equity method investee	(1,256,109)	(346,612)	—
Distributions of return on capital from investment in equity method investee	1,403,687	—	—
Changes in operating assets and liabilities:
Due to broker	(871,802)	657,632	214,170
Due from broker	(1,683,023)	(200,982)	1,392,126
Other assets	(5,890,951)	6,048	(185,254)
Accrued expenses and other liabilities	1,642,506	3,862,937	8,153,655

Net cash provided by (used in) operating activities	(108,414,888)	340,302,072	(231,274,438)

Cash flows from investing activities:
Acquisition of fixed assets	(351,041)	(1,317,417)	(339,731)
Purchases of real estate securities	(425,796,392)	(991,195,238)	(1,147,217,918)
Repayment of real estate securities	951,150,951	547,461,630	344,333,563
Proceeds from sales of real estate securities	279,275,981	406,937,614	483,645,609
Purchase of FHLB stock	(13,100,000)	—	—
Origination and purchases of mortgages held for investment	(341,947,392)	(304,684,390)	(160,948,125)
Repayment of mortgage loan receivables held for investment	204,913,202	44,291,884	68,449,688
Reduction (addition) of cash collateral held by broker	(14,733,955)	(8,943,268)	1,192,855
Capital contributions to investment in equity method investee	(9,265,125)	(9,549,518)	—
Distributions of return of capital from investment in equity method investee	6,169,025	170,000	—
Purchases of real estate	(428,651,275)	(3,870,000)	(63,582,856)
Proceeds from sale of real estate	75,646,240	—	40,070,429

Net cash provided by (used in) investing activities	283,310,219	(320,698,703)	(434,396,486)

Cash flows from financing activities:
Deferred financing costs	(10,599,987)	(500,000)	(8,508,714)
Repayment of repurchase agreement	(12,151,329,521)	(21,807,839,225)	(10,993,271,966)
Proceeds from repurchase agreement	11,348,169,066	21,719,206,391	12,237,547,399
Proceeds from long-term financing	85,228,344	2,940,000	373,331,813
Repayment of long-term financing	(36,740)	(138,386,154)	(997,312,406)
Proceeds from FHLB borrowings	362,000,000	—	—
Repayments of FHLB borrowings	(100,000,000)	—	—
Proceeds from debt issued	325,000,000	—	—
Purchase of derivative instruments	(226,225)	(48,375)	(122,000)
Partners’ capital contributions	3,000,000	257,376,700	—
Series B offering costs—Series A Preferred	—	(1,154,614)	—
Series B offering costs—Common Units	—	(288,654)	—
Partners’ capital distributions	(76,161,300)	(43,979,641)	(42,946,951)
Capital contributed by a noncontrolling interest	521,875	125,000	—
Capital distributed to a noncontrolling interest	(15,625)	(15,625)	—

Net cash provided by (used in) financing activities	(214,450,113)	(12,564,197)	568,717,175

Net increase / (decrease) in cash	(39,554,782)	7,039,172	(96,953,749)
Cash at beginning of period	83,350,445	76,311,273	173,265,022

Cash at end of period	$43,795,663	$83,350,445	$76,311,273

Supplemental information:
Cash paid for interest	$27,179,564	$32,329,370	$43,269,441
Cash paid for taxes	$589,042	$1,360,149	$597,826

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

1.	ORGANIZATION AND OPERATIONS

On February 25, 2008, Ladder Capital Finance Holdings LLC (the “LLC”) was organized as a Delaware limited liability company. Effective August 9, 2011, the LLC converted from a limited liability company to a limited liability limited partnership and the members of the LLC were admitted as partners in a newly formed company, Ladder Capital Finance Holdings LLLP (the LLC and Ladder Capital Finance Holding LLLP are collectively referred to as the “Company”). Ladder Capital Finance Holdings LLLP serves as the holding company for its wholly-owned subsidiaries that collectively operate as a specialty finance company that provides comprehensive financing solutions to the commercial real estate industry. The Company’s existence is perpetual unless dissolved and terminated in accordance with the provisions of the corresponding operating agreements.

The Company conducted and completed a private offering of its Series A participating preferred units (the “Offering”) and a private offering of its Series B participating preferred units (the “Series B Offering”) and, through its wholly-owned subsidiaries, is using the proceeds of the Offering and the Series B Offering to originate and invest in a diverse portfolio of real estate-related assets. The Company’s principal business activity is to originate and invest in the following asset classes: fixed-rate commercial mortgages, interim floating-rate commercial mortgages, senior and junior interests in commercial mortgages, mezzanine loans, commercial mortgage-backed securities (“CMBS”), and Government National Mortgage Association (“GNMA”) securities, net leased and other commercial real estate and special investment situations.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The consolidated financial statements include the Company’s accounts and those of its subsidiaries which are wholly-owned or controlled by the Company. All significant intercompany transactions and balances have been eliminated.

Certain 2011 amounts have been revised to correctly reflect amounts associated with the noncontrolling interests of the preferred shareholders of the Company’s REIT subsidiary. Specifically, the prior period amounts have been revised to separately reflect noncontrolling interest balances on the consolidated balance sheets and statements of changes in capital and the allocation of $15,625 of income and related distributions to noncontrolling interests on the consolidated statements of income and of cash flows. These balances and amounts had previously classified in the balances and amounts attributable to partners’ capital (common units). Management believes the impact of the revision to the 2011 financial statements is inconsequential.

Revision of Previously Issued Financial Statements

In connection with the preparation of the Registration Statement, the Company identified and corrected an error in the manner in which it accounted for the unrealized gains/losses related to its investment in Federal Home Loan Mortgage Corp (“FHLMC”) and GNMA interest-only securities (together “Agency interest-only securities”). The error impacted the financial statements for the years ended December 31, 2012, 2011 and 2010 and the quarterly periods within those years. Specifically, the Company historically incorrectly accounted for its investments in Agency interest-only securities as available-for-sale securities, rather than as financial instruments containing an embedded derivative for which the change in fair value is recorded in earnings. The effect of the correction is the reclassification of unrealized gains and losses on agency interest-only securities

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

from other comprehensive income to a component of net income, which accordingly impacts the consolidated statements of income, cash flows, comprehensive income and changes in capital and segment reporting included in Note 14. In accordance with accounting guidance found in ASC 250-10 (SEC Staff Accounting Bulletin No. 99, Materiality), the Company has concluded that the non-cash error in accounting for its Agency interest-only securities is not material to the financial statements for any prior period when taken as a whole, both on a quantitative and qualitative basis, and the effects of the revision are summarized in the following tables:

Consolidated Statements of Income

	Year ended December 31, 2012			Year ended December 31, 2011			Year ended December 31, 2010
	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised
Unrealized gain (loss) on agency IO securities, net	$—	$(5,680,893)	$(5,680,893)	$—	$1,591,442	$1,591,442	$—	$2,546,612	$2,546,612
Total other income	157,626,357	(5,680,893)	151,945,464	10,758,699	1,591,442	12,350,141	36,704,557	2,546,612	39,251,169
Income before taxes	180,638,826	(5,680,893)	174,957,933	71,650,386	1,591,442	73,241,828	89,097,828	2,546,612	91,644,440
Net income	178,054,827	(5,680,893)	172,373,934	70,140,237	1,591,442	71,731,679	88,498,048	2,546,612	91,044,660
Net income attributable to preferred and common unit holders	178,103,911	(5,680,893)	172,423,018	70,124,612	1,591,442	71,716,054	88,498,048	2,546,612	91,044,660

Consolidated Statements of Comprehensive Income

	Year ended December 31, 2012			Year ended December 31, 2011			Year ended December 31, 2010
	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised
Net income	$178,054,827	$(5,680,893)	$172,373,934	$70,140,237	$1,591,442	$71,731,679	$88,498,048	$2,546,612	$91,044,660
Unrealized gain (loss) on real estate securities, available for sale	23,333,876	5,680,893	29,014,769	8,283,100	(1,591,442)	6,691,658	46,376,601	(2,546,612)	43,829,989
Total other comprehensive income (loss)	4,319,916	5,680,893	10,000,809	(11,798,014)	(1,591,442)	(13,389,456)	24,290,975	(2,546,612)	21,744,363

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Statements of Changes in Capital

	Series A Preferred Units	Series B Preferred Units	Common Units	Total Partners’ Capital	Total Capital
Year ended December 31, 2012:
Net income—As originally reported	$130,223,357	$12,769,399	$35,111,155	$178,103,911	$178,054,827
Net income—Adjustments	(4,153,670)	(407,299)	(1,119,924)	(5,680,893)	(5,680,893)
Net income—As Revised	126,069,687	12,362,100	33,991,231	172,423,018	172,373,934

Other comprehensive income—As originally reported	3,158,572	309,722	851,622	4,319,916	4,319,916
Other comprehensive income—Adjustments	4,153,670	407,299	1,119,924	5,680,893	5,680,893
Other comprehensive income—As Revised	7,312,242	717,021	1,971,546	10,000,809	10,000,809

Year ended December 31, 2011:
Net income—As originally reported	$56,286,248	$—	$13,838,364	$70,124,612	$70,140,237
Net income—Adjustments	1,273,154	—	318,288	1,591,442	1,591,442
Net income—As Revised	57,559,402	—	14,156,652	71,716,054	71,731,679

Other comprehensive income—As originally reported	(9,438,411)	—	(2,359,603)	(11,798,014)	(11,798,014)
Other comprehensive income—Adjustments	(1,273,154)	—	(318,288)	(1,591,442)	(1,591,442)
Other comprehensive income—As Revised	(10,711,565)	—	(2,677,891)	(13,389,456)	(13,389,456)

Year ended December 31, 2010:
Net income—As originally reported	$70,798,438	$—	$17,699,610	$88,498,048	$88,498,048
Net income—Adjustments	2,037,290	—	509,322	2,546,612	2,546,612
Net income—As Revised	72,835,728	—	18,208,932	91,044,660	91,044,660

Other comprehensive income—As originally reported	19,432,780	—	4,858,195	24,290,975	24,290,975
Other comprehensive income—Adjustments	(2,037,290)	—	(509,322)	(2,546,612)	(2,546,612)
Other comprehensive income—As Revised	17,395,490	—	4,348,873	21,744,363	21,744,363

Consolidated Statements of Cash Flows

	Year ended December 31, 2012			Year ended December 31, 2011			Year ended December 31, 2010
	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised
Net income	$178,054,827	$(5,680,893)	$172,373,934	$70,140,237	$1,591,442	$71,731,679	$88,498,048	$2,546,612	$91,044,660
Unrealized (gain) loss on agency IO securities, net	—	5,680,893	5,680,893	—	(1,591,442)	(1,591,442)	—	(2,546,612)	(2,546,612)

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the balance sheets. In particular, the estimates used in the pricing process for real estate securities, is inherently subjective and imprecise. Actual results could differ from those estimates.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For the Company’s purposes, comprehensive income represents net income, as presented in the consolidated statement of income, adjusted for unrealized gains or losses on securities available for sale adjusted for realized gains or losses on securities sold.

Cash and Cash Equivalents

The Company considers all investments with original maturities of three months or less to be cash equivalents. The Company maintains cash accounts at several financial institutions, which are insured up to a maximum of $250,000 as of December 31, 2012 and 2011, respectively. At December 31, 2012 and December 31, 2011 and at various times during the years, balances exceeded the insured limits.

Real Estate Securities

The Company designates its real estate securities investments on the date of acquisition of the investment. Real estate securities that the Company does not hold for the purpose of selling in the near-term, but may dispose of prior to maturity, are designated as available-for-sale and are carried at estimated fair value with the net unrealized gains or losses recorded as a component of other comprehensive income (loss) in partners’ capital. Similar treatment is afforded to our portfolio of CMBS interest-only securities available for sale. The Company’s Agency interest-only securities are considered to be hybrid financial instruments that contain embedded derivatives. As a result, the Company accounts for them as hybrid instruments in their entirety at fair value with changes in fair value recognized in earnings in the consolidated statements of income in accordance with ASC 815. The Company’s recognition of interest income from its Agency interest-only securities, including effective interest from amortization of premiums, follows the company’s Revenue Recognition policy as disclosed within this footnote for recognizing interest income on its securities. The interest income recognized from the Company’s Agency interest-only securities is recorded in interest income on the consolidated statements of income. The Company uses the specific identification method when determining the cost of securities sold and the amount reclassified out of accumulated other comprehensive income into earnings. The Company accounts for the changes in the fair value of the unfunded portion of its GNMA Construction securities as available for sale securities. Unrealized losses on securities that, in the judgment of management, are other than temporary are charged against earnings as a loss in the consolidated statements of income. The Company estimates the fair value of its CMBS primarily based on pricing services and broker quotes for the same or similar securities in which it has invested. Different judgments and assumptions could result in materially different estimates of fair value.

When the estimated fair value of an available-for-sale security is less than amortized cost, the Company will consider whether there is an other-than-temporary impairment in the value of the security. An impairment will be considered other-than-temporary based on consideration of several factors, including (i) if the Company intends to sell the security, (ii) if it is more likely than not that the Company will be required to sell the security before recovering its cost, or (iii) the Company does not expect to recover the security’s cost basis (i.e., credit loss). A credit loss will have occurred if the present value of cash flows expected to be collected from the debt security is less than the amortized cost basis. If the Company intends to sell an impaired debt security or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the impairment is other-than-temporary and will be recognized currently in earnings equal to the entire difference between fair value and amortized cost. If a credit loss exists, but the Company does not intend to, nor is it more likely than not that it will be

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

required to sell before recovery, the impairment is other-than-temporary and will be separated into (i) the estimated amount relating to the credit loss, and (ii) the amount relating to all other factors. Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss recognized in other comprehensive income. Estimating cash flows and determining whether there is other-than-temporary impairment require management to exercise judgment and make significant assumptions, including, but not limited to, assumptions regarding estimated prepayments, loss assumptions, and assumptions regarding changes in interest rates. As a result, actual impairment losses, and the timing of income recognized on these securities, could differ from reported amounts.

No other-than-temporary impairment charges have been provided for in the financial statements at December 31, 2012 and 2011.

Mortgage Loans Receivable Held for Sale

Loans that the Company intends to sell, subsequent to origination or acquisition, are classified as mortgage loans receivable held for sale, net of any applicable allowance for credit loss. Mortgage loans classified as held for sale are generally subject to a specific marketing strategy or a plan of sale.

Loans held for sale are accounted for at the lower of cost or fair value on an individual basis. Loan origination fees and direct loan origination costs are deferred until the related loans are sold.

Mortgage Loans Receivable Held for Investment

Loans that the Company has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances net of any unearned income, unamortized deferred fees or costs, premiums or discounts and an allowance for loan losses. Loan origination fees and direct loan origination costs are deferred and recognized in interest income over the estimated life of the loans using the interest method, adjusted for actual prepayments.

The Company evaluates each loan classified as mortgage loans receivable held for investment for impairment at least quarterly. Impairment occurs when it is deemed probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan. If the loan is considered to be impaired, an allowance is recorded to reduce the carrying value of the loan to the present value of the expected future cash flows discounted at the loans contractual effective rate or the fair value of the collateral, if repayment is expected solely from the collateral.

The Company’s loans are typically collateralized by real estate. As a result, the Company regularly evaluates the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral property as well as the financial and operating capability of the borrower/sponsor on a loan by loan basis. The Company also evaluates the financial wherewithal of any loan guarantors as well as the borrower’s competency in managing and operating the properties. In addition the Company considers the overall economic environment, real estate sector, and geographic sub-market in which the borrower operates. Such impairment analyses are completed and reviewed by asset management personnel, who utilize various data sources, including (i) periodic financial data such as property occupancy, tenant profile, rental rates, operating expenses, the borrowers exit plan, and capitalization and discount rates, (ii) site inspections, and (iii) current credit spreads and other market data.

Upon the completion of the process above, the Company concluded that no loans were impaired as of December 31, 2012, 2011 or 2010. Significant judgment is required when evaluating loans for impairment, therefore actual results over time could be materially different.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Real Estate

Certain real estate is carried at historical cost less accumulated depreciation. Costs directly related to acquisitions deemed to be business combinations are expensed. Ordinary repairs and maintenance which are not reimbursed by the tenants are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their useful life. Real estate is depreciated using the straight-line method over the estimated useful lives of the assets which range from twelve to forty-nine years.

Operating real estate assets are stated at cost and consist of land, buildings and improvements, including other costs incurred during their possession, renovation and acquisition. A property acquired not subject to an existing lease is treated as the acquisition of an asset, recorded at its purchase price, allocated between land and building based upon their fair values at the date of acquisition, with acquisition costs capitalized to the basis of the asset acquired. A property acquired with an existing lease is accounted for as a business combination.

The Company allocates the cost of a real estate acquisition that is a business, including the assumption of liabilities, to tangible assets such as land, buildings and improvements and intangible assets and liabilities for in-place leases, above- and below-market leases, and tenant relationships, based on their estimated fair values. The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant. Above- and below-market and in-place lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be received and management’s estimate of market lease rates, measured over the non-cancelable terms of the respective leases, plus any extended term for leases with below-market renewal options when these renewals are expected to be exercised. Other intangible assets for in-place leases include estimates of carrying costs, such as real estate taxes, insurance, other operating expenses, and lost rental revenue during the hypothetical expected lease-up periods based on the evaluation of current market demand. Management also estimates costs to execute similar leases, including leasing commissions, tenant improvements, legal and other related costs.

Real estate is primarily leased to others on a net basis whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. These leases are for fixed terms of varying length and provide for annual rentals. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in unbilled rent receivable in the consolidated balance sheets.

The following is a schedule of future minimum rent under leases at December 31, 2012:

Amount
2013	$18,485,198
2014	18,485,198
2015	18,485,198
2016	18,494,072
2017	18,585,717
Thereafter	277,837,636

Total	$370,373,019

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Investment in Equity Method Investee

The Company holds a non-controlling interest in a partnership. The Company is deemed to exert significant influence over the affairs of the partnership and accounts for this investment using the equity method of accounting. The investment balance is increased each period for additional capital contributions and a share of the entity’s earnings and decreased for cash distributions and a share of the entity’s losses.

Valuation of Financial Instruments

Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, fair values are not necessarily indicative of the amounts the Company could realize upon disposition of the financial instruments. Financial instruments with readily available active quoted prices, or for which fair value can be measured from actively quoted prices, generally will have a higher degree of pricing observability and will therefore require a lesser degree of judgment to be utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have less, or no, pricing observability and will require a higher degree of judgment in measuring fair value. Pricing observability is generally affected by such items as the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and overall market conditions. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value amounts.

For a further discussion regarding the measurement of financial instruments see Note 8, “Fair Value of Financial Instruments.”

Tuebor/Federal Home Loan Bank Membership

Tuebor Captive Insurance Company LLC (“Tuebor”), a wholly owned subsidiary of the Company, was licensed in Michigan and approved to operate as a captive insurance company as well as being approved to become a member of the Federal Home Loan Bank of Indianapolis (“FHLB”), with membership finalized with the purchase of stock, in the FHLB on July 11, 2012. That approval allowed Tuebor to purchase capital stock in the FHLB, the prerequisite to obtaining financing on eligible collateral.

Deferred Financing Costs

Fees and expenses incurred in connection with financing transactions are capitalized within other assets in the consolidated balance sheets and amortized over the term of the financing by applying the effective interest rate method and the amortization is reflected in interest expense.

Derivative Instruments

In the normal course of business, the Company is exposed to the effect of interest rate changes and may undertake a strategy to limit these risks through the use of derivatives. To address exposure to interest rates, the Company uses derivatives primarily to economically hedge the fair value variability of fixed rate assets caused by interest rate fluctuations. The Company may use a variety of derivative instruments that are considered conventional, or “plain vanilla” derivatives, including interest rate swaps, futures, caps, collars and floors, to manage interest rate risk.

To determine the fair value of derivative instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. Standard market conventions and techniques such as discounted cash flow analysis, option-pricing models, and

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

termination cost may be used to determine fair value. All such methods of measuring fair value for derivative instruments result in an estimate of fair value, and such value may never actually be realized.

The Company recognizes all derivatives on the consolidated balance sheets at fair value. The Company does not generally designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, these derivatives have been recognized currently in net result from derivative transactions in the accompanying consolidated statements of income.

Repurchase Agreements

The Company finances the majority of its mortgage loan receivables held for sale, a portion of its mortgage loan receivables held for investment and the majority of its real estate securities using repurchase agreements. Under a repurchase agreement, an asset is sold to a counterparty to be repurchased at a future date at a predetermined price, which represents the original sales price plus interest. The Company accounts for these repurchase agreements as financings under ASC 860-10-40. Under this standard, for these transactions to be treated as financings, they must be separate transactions and not linked. If the Company finances the purchase of its mortgage loan receivables held for sale, mortgage loan receivables held for investment and real estate securities with repurchase agreements with the same counterparty from which the securities are purchased and both transactions are entered into contemporaneously or in contemplation of each other, the transactions are presumed under GAAP to be part of the same arrangement, or a “Linked Transaction,” unless certain criteria are met. None of the Company’s repurchase agreements are accounted for as linked transactions.

Income Taxes

The Company is a limited liability limited partnership which elected to be treated as a partnership for income tax purposes. Therefore, the Company is generally not subject to U.S. federal and state income taxes; however, certain of the Company’s income is subject to the New York Unincorporated Business Tax.

Income and losses pass through to the partners and are reported by them individually for federal and state income tax purposes. The Company’s sole corporate subsidiary is subject to federal, state and local income tax. The corporate tax payable is not considered to be material to the Company’s financial statements and accordingly is included in other liabilities in the accompanying balance sheet.

The Company’s consolidated real estate investment trust (“REIT”) subsidiary has operated consistent with and has elected to be treated as a real estate investment trust under the Internal Revenue Code. To qualify as a REIT, the subsidiary is required to pay dividends of at least 90% of its ordinary taxable income each year and meet certain other criteria. As a REIT, the subsidiary is subject to corporate taxes, however it is allowed a deduction for the amount of dividends paid to its shareholders/members and only pays taxes on undistributed profits. Accordingly, since the subsidiary expects to continue to distribute in excess of taxable income, no corporate-level current or deferred taxes are provided for by it or in these consolidated financial statements.

The Company determines whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Company recording a tax liability that would reduce partners’ capital.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

The Company’s policy is to classify interest and penalties associated with underpayment of federal and state income taxes, if any, as a component of general and administrative expense on its consolidated statements of income. As of December 31, 2012 and 2011, the Company does not have any interest or penalties associated with the underpayment of any income taxes. The last three tax years remain open and subject to examination by tax jurisdictions.

Revenue Recognition

Interest income is accrued based on the outstanding principal amount and contractual terms of the Company’s loans and securities. Discounts or premiums associated with the purchase of loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections. The Company has historically collected, and expect to continue to collect, all contractual amounts due on its loans and CMBS. As a result, the Company does not adjust the projected cash flows to reflect anticipated credit losses for these types of investments. If the performance of a credit deteriorated security is more favorable than forecasted, the Company will generally accrete more credit discount into interest income than initially or previously expected. These adjustments are made prospectively beginning in the period subsequent to the determination that a favorable change in performance is projected. Conversely, if the performance of a credit deteriorated security is less favorable than forecasted, an other-than-temporary impairment may be taken, and the amount of discount accreted into income will generally be less than previously expected.

The effective yield on these securities is based on the projected cash flows from each security, which is estimated based on the Company’s observation of the then current information and events and will include assumptions related to interest rates, prepayment rates and the timing and amount of credit losses. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses (if applicable), and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the yield/interest income recognized on such securities. Actual maturities of the securities are affected by the contractual lives of the associated mortgage collateral, periodic payments of scheduled principal, and repayments of principal. Therefore, actual maturities of the securities will generally be shorter than stated contractual maturities.

For loans that we have not elected to record at fair value under FASB ASC 825 and are classified as held for investment, origination fees and direct loan origination costs are also recognized in interest income over the loan term as a yield adjustment using the effective interest method. For loans classified as held for sale and that we have not elected to record at fair value under FASB ASC 825, origination fees and direct loan origination costs are deferred reducing the basis of the loan and are realized as a portion of the gain/(loss) on sale of loans when sold.

Securitization Results

We recognize gains on sale of loans upon sale to a securitization trust net of any costs related to that sale.

Stock Based Compensation Plan

The Company accounts for its equity-based compensation awards using the fair value method, which requires an estimate of fair value of the award at the time of grant, and generally are time based awards. For

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

time-based awards the Company recognizes compensation expense over the substantive vesting period, on a straight-line basis.

Registration

These financial statements are prepared in conformity with the requirements applicable to a “Non-Accelerated Filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. The Company’s previously issued financial statements were not prepared in compliance with public company reporting requirements. Significant differences from the previously issued statements include segment reporting, as reflected in Note 14, Partners’ capital is now segregated for each of the classes of units in the Consolidated Balance Sheets consistent with the presentation in the Capital Statements, and business combination reporting, as reflected in Note 5.

New Accounting Pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, Receivables (Topic 3 10): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, (“ASU 2011-02”) clarifies whether loan modifications constitute troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. ASU 2011-02 is effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The adoption of ASU 2011-02 did not have an effect on the Company’s financial position or results of operations.

In April 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements, (“ASU 2011-03”), which changes the assessment of whether repurchase agreement transactions should be accounted for as sales or secured financings. In a typical repurchase agreement transaction, an entity transfers financial assets to the counterparty in exchange for cash with an agreement for the counterparty to return the same or equivalent financial assets for a fixed price in the future. Prior to this update, one of the factors in determining whether sale treatment could be used was whether the transferor maintained effective control of the transferred assets and in order to do so, the transferor must have the ability to repurchase such assets. This ASU changes the assessment of effective control by focusing on a transferor’s contractual rights and obligations with respect to transferred financial assets, rather than whether the transferor has the practical ability to perform in accordance with those rights or obligations. ASU 2011-03 was effective for the Company for the first interim or annual period beginning on or after December 15, 2011. The Company records repurchase agreements as secured borrowings and not sales, and accordingly, the adoption of this update on January 1, 2012 did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”). ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles related to measuring fair value and requires additional disclosures about fair value measurements. Specifically, the guidance specifies that the concepts of highest and best use and valuation premise in a fair value measurement are only relevant when measuring the fair value of nonfinancial assets whereas they are not relevant when measuring the fair value of financial assets and liabilities. Required disclosures are expanded under the new guidance, especially for fair value measurements that are categorized within Level 3 of the fair value hierarchy, for which quantitative information about the

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

unobservable inputs used, and a narrative description of the valuation processes in place and sensitivity of recurring Level 3 measurements to changes in unobservable inputs will be required. Entities will also be required to disclose the categorization by level of the fair value hierarchy for items that are not measured at fair value in the balance sheet but for which the fair value is required to be disclosed. ASU 2011-04 is effective for annual periods beginning after December 15, 2011, and is to be applied prospectively. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). The amendments in this ASU require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. In December 2011, the FASB deferred portions of this update in its issuance of ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05 (“ASU 2011-12”). The amendment requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-12 defers only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. ASU 2011-05 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2011, with early adoption permitted, but full retrospective application is required. The adoption of ASU 2011-05 and ASU 2011-12 did not have a material impact on the Company’s financial statement presentation.

In November 2011, the FASB issued ASU 2011-10, Property, Plant and Equipment (Topic 360): Derecognition of in Substance Real Estate—a Scope Clarification (a consensus of the FASB Emerging Issues Task Force) (“ASU 2011-10”). ASU 2011-10 requires a parent company that ceases to have a controlling financial interest in a subsidiary that is in substance real estate because the subsidiary has defaulted on its nonrecourse debt to use the FASB’s Real Estate guidance to determine whether to derecognize the in substance real estate entities. ASU 2011-10 is effective for reporting periods beginning on or after June 15, 2012. The adoption of ASU 2011 -10 did not have a material impact on the Company’s financial position or results of operations.

In December 2011, the FASB released ASU 2011 -11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011 -11”). ASU 2011 -11 requires companies to provide new disclosures about offsetting and related arrangements for financial instruments and derivatives. The provisions of ASU 2011 -11 are effective for reporting periods beginning on or after January 1, 2013, and are required to be applied retrospectively. The adoption of ASU 2011 -11 is not expected to have a material impact on the Company’s financial statement disclosures.

In February 2013, the FASB released ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU 2013-01”). ASU 2013-01 limits the scope of the new balance sheet offsetting disclosure requirements to derivatives (including bifurcated embedded derivatives), repurchase agreements and reverse repurchase agreements, and securities borrowing and lending transactions. Our adoption of this standard effective January 1, 2013 is not expected to have a material impact on the Company’s financial statement disclosures.

In February 2013, the FASB released ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

enhances the reporting of reclassifications out of accumulated other comprehensive income (“AOCI”). ASU 2013-02 sets requirements for presentation for significant items reclassified to net income in their entirety during the period and for items not reclassified to net income in their entirety during the period. It requires companies to present information about reclassifications out of AOCI in one place. It also requires companies to present reclassifications by component when reporting changes in AOCI balances. Our adoption of this standard effective January 1, 2013 is not expected to have a material impact on the Company’s financial statement disclosures.

3.	REAL ESTATE SECURITIES

The following is a summary of the Company’s securities at December 31, 2012 and 2011. CMBS, CMBS interest-only, GN construction securities, and GN permanent securities are classified as available-for-sale and reported at fair value with changes in fair value recorded in the current period in other comprehensive income. GNMA interest-only and FHLMC interest-only securities are recorded at fair value with changes in fair value recorded in current period earnings.

December 31, 2012

			Gross Unrealized				Weighted Average
Asset Type	Outstanding Face Amount	Amortized Cost Basis	Gains	Losses	Carrying Value	# of Securities	Rating (A)	Coupon %	Yield %	Remaining Maturity (years)
CMBS	$781,271	$783,454	$23,763	$(444)	$806,773	93	AAA	5.38%	4.77%	1.43
CMBS interest-only	234,463	25,219	1,924	—	27,143	3	AAA	2.11%	2.70%	3.28
GNMA interest-only	2,039,528	121,825	2,974	(3,802)	120,997	31	AAA	1.34%	8.79%	2.99
FHLMC interest-only	222,515	9,518	481	—	9,999	2	AAA	0.89%	5.31%	2.56
GN construction securities	43,023	44,435	7,459	(6)	51,843	10	AAA	5.03%	3.57%	6.54
GN permanent securities	105,566	109,008	214	(415)	108,807	18	AAA	5.22%	3.63%	2.68

Total	$3,426,366	$1,093,459	$36,815	$(4,667)	$1,125,562

December 31, 2011

			Gross Unrealized				Weighted Average
Asset Type	Outstanding Face Amount	Amortized Cost Basis	Gains	Losses	Carrying Value	# of Securities	Rating (A)	Coupon %	Yield %	Remaining Maturity (years)
CMBS	$1,619,706	$1,627,326	$18,176	$(754)	$1,644,748	136	AAA	5.24%	4.65%	1.45
CMBS interest-only	275,293	19,202	122	(71)	19,253	4	AAA	1.57%	6.94%	5.17
GNMA interest-only	1,453,721	92,328	5,425	(71)	97,682	21	AAA	1.40%	10.45%	8.48
FHLMC interest-only	119,418	1,772	—	(19)	1,753	1	AAA	0.32%	4.78%	5.84
FNMA	4,773	4,425	—	(129)	4,296	1	AAA	7.21%	8.02%	9.52
GN construction securities	24,801	25,586	6,109	—	31,695	6	AAA	5.29%	4.74%	6.92
GN permanent securities	140,211	146,602	337	(1,296)	145,643	15	AAA	5.64%	4.23%	3.50

Total	$3,637,923	$1,917,241	$30,169	$(2,340)	$1,945,070

(A)	Represents the weighted average of the ratings of all securities in each asset type, expressed as an S&P equivalent rating. For each security rated by multiple credit rating agencies, the lowest rating is used. Ratings provided were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative outlook” or “credit watch”) at any time.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

For the year ended December 31, 2010, there were realized gains of $1,260,855 on sales of GNMA interest-only securities included in sale of securities, net on the Company’s consolidated statements of income. There were no sales of GNMA interest-only securities in the two years ended December 31, 2012, and there were no sales of CMBS interest-only or FHLMC interest-only securities in the three years ended December 31, 2012.

The following is a breakdown of the fair value of the Company’s securities by remaining maturity based upon expected cash flows at December 31, 2012 and 2011 ($ in thousands):

December 31, 2012

Asset Type	Within 1 year	1-5 years	5-10 years	After 10 years	Total
CMBS	$324,559	$473,049	$9,165	$—	$806,773
CMBS interest-only	—	27,143	—	—	27,143
GNMA interest-only	1,186	119,811	—	—	120,997
FHLMC interest-only	—	9,999	—	—	9,999
GN construction securities	—	5,775	46,068	—	51,843
GN permanent securities	15,489	92,239	1,079	—	108,807

Total	$341,234	$728,016	$56,312	$—	$1,125,562

December 31, 2011

Asset Type	Within 1 year	1-5 years	5-10 years	After 10 years	Total
CMBS	$941,075	$659,662	$44,011	$—	$1,644,748
CMBS interest-only	832	—	18,421	—	19,253
GNMA interest-only	—	—	1,753	—	1,753
FHLMC interest-only	—	—	93,601	4,081	97,682
FNMA	—	—	4,296	—	4,296
GN construction securities	—	12,307	19,388	—	31,695
GN permanent securities	20,934	84,196	33,686	6,827	145,643

Total	$962,841	$756,165	$215,156	$10,908	$1,945,070

4.	MORTGAGE LOAN RECEIVABLES

For the year ended December 31, 2012, the Company originated/purchased $2,463,328,246 first mortgage and mezzanine loan receivables on commercial real estate properties and $15.7 million Federal Housing Authority (“FHA”) commercial mortgage loans and received $280,567,835 of principal repayments on outstanding loans. The Company participated in six securitization transactions by selling originated first mortgage loans totaling $1.599 billion and sold five loans totaling $150.7 million to the partnership described in Note 6.

For the year ended December 31, 2011, the Company originated $1,448,590,615 first mortgage and mezzanine loan receivables on commercial real estate properties and received $64,249,342 of principal repayments on outstanding loans. The Company participated in three securitization transactions by selling originated first mortgage loans totaling $1.014 billion, sold loans totaling $139.9 million to the Partnership described in Note 6, and an additional $229 million as a whole loan sale.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

December 31, 2012

	Outstanding Face Amount	Amortized Cost Basis	Weighted Average Yield	Remaining Maturity (years)
Mortgage loan receivables held for investment, at amortized cost	$331,719,768	$326,318,550	11.28%	2.27
Mortgage loan receivables held for sale	623,644,114	623,332,620	4.81%	8.84

Total	$955,363,882	$949,651,170

December 31, 2011

	Outstanding Face Amount	Amortized Cost Basis	Weighted Average Yield	Remaining Maturity (years)
Mortgage loan receivables held for investment, at amortized cost	$259,088,116	$255,196,384	9.94%	1.73
Mortgage loan receivables held for sale	258,841,725	258,841,725	5.56%	9.50

Total	$517,929,841	$514,038,109

The following table summarizes the mortgage loan receivables by loan type:

December 31, 2012

	Outstanding Face Amount	Amortized Cost Basis
Mortgage loan receivables held for sale
First mortgage loan	$623,644,114	$623,332,620

Total mortgage loan receivables held for sale	623,644,114	623,332,620

Mortgage loan receivables held for investment, at amortized cost
First mortgage loan	233,610,367	231,826,359
Mezzanine loan	94,346,656	92,629,446
Loan participation	3,762,745	3,762,745

Total mortgage loan receivables held for investment, at amortized cost	331,719,768	328,218,550

Reserve for loan losses	—	1,900,000

Total	$955,363,882	$949,651,170

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

December 31, 2011

	Outstanding Face Amount	Amortized Cost Basis
Mortgage loan receivables held for sale
First mortgage loan	$258,841,725	$258,841,725

Total mortgage loan receivables held for sale	258,841,725	258,841,725

Mortgage loan receivables held for investment, at amortized cost
First mortgage loan	233,040,964	230,829,024
Mezzanine loan	20,147,152	19,986,067
Loan participation	5,900,000	5,832,460

Total mortgage loan receivables held for investment, at amortized cost	259,088,116	256,647,551

Reserve for loan losses	—	1,451,167

Total	$517,929,841	$514,038,109

As described in Note 2, the Company evaluates each of its loans for impairment at least quarterly. Its loans are typically collateralized by real estate. As a result, the Company regularly evaluates the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral property, as well as the financial and operating capability of the borrower. Specifically, a property’s operating results and any cash reserves are analyzed and used to assess (i) whether cash flow from operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan at maturity, and/or (iii) the property’s liquidation value. The Company also evaluates the financial wherewithal of any loan guarantors as well as the borrower’s competency in managing and operating the properties. In addition the Company considers the overall economic environment, real estate sector, and geographic sub-market in which the borrower operates. Such impairment analyses are completed and reviewed by asset management personnel, who utilize various data sources, including (i) periodic financial data such as property occupancy, tenant profile, rental rates, operating expenses, the borrowers exit plan, and capitalization and discount rates, (ii) site inspections, and (iii) current credit spreads and other market data.

Reserve for Loan Losses

	For the year ended December 31,
	2012	2011	2010
Reserve for loan losses at beginning of year	$1,451,167	$1,451,167	$566,172
Reserve for loan losses	448,833	—	884,995
Charge-offs	—	—	—

Reserve for loan losses at end of year	$1,900,000	$1,451,167	$1,451,167

5.	REAL ESTATE

During 2012, the Company purchased 40 retail properties subject to long-term net lease obligations of $309,651,275. During 2011, the Company purchased one retail property subject to a long-term net lease obligation of $3,870,000. In 2012, 13 of these properties were sold for $75,646,207, resulting in a gain on sale of $1,275,235. There were no property sales in 2011. Additionally, the Company acquired, through a

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

majority owned joint venture with an operating partner, 427 residential condominium units for $119,000,000, some of which were subject to residential leases. Real estate consists of the following:

	For the year ended December 31,
	2012	2011
Land	54,234,563	7,361,598
Building (1)	296,432,261	17,282,224
In-place leases and other intangibles (1)	33,415,296	5,158,028

Real estate	$384,082,120	$29,801,850
Less: Accumulated depreciation and amortization	(4,060,448)	(967,137)

Real estate, net	$380,021,672	$28,834,713

(1)	The in-place and above/below market lease assets presented above were previously included within the Building line item in the above tables. As such amounts are separately identifiable intangible assets associated with the acquired real estate assets, management has corrected the above disclosure to separately disclose such amounts. There was no impact to real estate, net as previously disclosed or reported.

At December 31, 2012 gross intangible assets totalled $33,415,296 with total accumulated amortization of $996,999, resulting in net intangible assets of $32,418,297. At December 31, 2011 gross intangible assets totalled $5,158,028 with total accumulated amortization of $314,255, resulting in net intangible assets of $4,843,773, respectively. For the years ended December 31, 2012 and 2011, the Company recorded amortization expense of $690,086 and $226,103, respectively.

The following table presents expected amortization during the next five years and thereafter related to the acquired in-place lease intangibles, for property owned as of December 31, 2012:

Year ended December 31,	Amount
2013	$1,657,686
2014	1,657,686
2015	1,657,686
2016	1,657,686
2017	1,657,686
Thereafter	24,129,867

Total	$32,418,297

The following unaudited pro forma financial information has been prepared to provide information with regard to real estate acquisitions.

The accompanying unaudited pro forma information for the years ended December 31, 2012 and 2011 combine our historical operations with the purchase of each of the real estate described above, as if those transactions had occurred on January 1, 2011.

The unaudited pro forma information has been prepared based upon our historical consolidated financial statements and certain historical financial information of the acquired properties and should be read in conjunction with the consolidated financial statements and notes thereto. This unaudited pro forma

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

information may not be indicative of the results that actually would have occurred if these transactions had been in effect on the dates indicated, nor do they purport to represent our future results of operations.

	For the year ended December 31, 2012
	Company Historical	Acquisitions	Consolidated Pro Forma
Operating lease income	$8,331,338	$11,411,273	$19,742,611
Net income	172,373,934	12,812,695	185,186,629

	For the year ended December 31, 2011
	Company Historical	Acquisitions	Consolidated Pro Forma
Operating lease income	$2,290,291	$16,800,519	$19,090,810
Net income	71,731,679	8,728,471	80,460,150

The most significant adjustments made in preparing the unaudited pro forma information were to: (i) include the incremental operating lease income, (ii) include the incremental depreciation and, (iii) exclude transaction costs associated with the properties acquired.

Included in operating lease income is base rent, presented on a straight-line basis. The straight-line rent adjustment resulted in an increase to operating lease income of approximately $200,197 and $293,515 for the years ended December 31, 2012 and 2011, respectively.

From the date of acquisition through December 31, 2012, the Company recorded $5,389,246 of operating lease income from the real estate acquisitions.

6.	INVESTMENT IN EQUITY METHOD INVESTEE

On April 15, 2011, the Company entered into a limited partnership agreement and acquired a 100% general partnership interest and a 10% limited partnership interest in Ladder Capital Realty Income Partnership I LP (the “Partnership”). The Partnership was formed to acquire first loan mortgages collateralized by commercial real estate property for purposes of income and/or capital appreciation. The Company accounts for its interest in the Partnership using the equity method of accounting as it exerts significant influence but the unrelated limited partners have substantive participating rights. During the years ended December 31, 2012 and 2011, the Company contributed $9.3 million and $9.5 million, respectively, of cash into the Partnership. Simultaneously with the execution of the Partnership agreement, the Company was engaged as the Manager and is entitled to a fee based upon the average net equity invested in the Partnership, which is subject to a fee reduction in the event organization expenses (as defined in the Partnership Agreement) exceed $500,000. During the years ended December 31, 2012 and 2011, the Company recorded $744,182 and $356,329, respectively, in management fees, which is reflected in fee income in the consolidated statements of income. During the year ended December 31, 2012, the Company sold five loans to the Partnership for aggregate proceeds of $152.5 million, which exceeded its carrying value by $1.8 million and is included in sale of loans, net on the consolidated statements of operations. At December 31, 2012, the Partnership has total assets and liabilities of $234 million and $108 million, respectively. During the year ended December 31, 2011, the Company sold five loans to the Partnership for aggregate proceeds of $140.9 million, which exceeded its carrying value by $1.0 million and is included in sale of loans, net on the consolidated statements of operations. At December 31, 2011, the Partnership has total assets and liabilities of $144 million and $47 million, respectively. The Company is entitled to distributions based upon its proportionate interest of 10%, and is eligible for additional distributions up to 25% if certain return thresholds are met.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

7.	REPURCHASE FACILITIES AND NONRECOURSE DEBT

Repurchase Facilities/Agreements

The Company has entered into multiple committed master repurchase agreements in order to finance its lending activities throughout the fiscal year. The Company has entered into four committed master repurchase agreements, as outlined in the table below, with multiple counterparties totaling $ 1.1 billion of credit capacity. Assets pledged as collateral under these facilities are limited to CMBS securities and whole mortgage loans collateralized by first liens on commercial properties. The Company’s repurchase facilities include covenants covering net worth requirements, minimum liquidity levels, and maximum leverage ratios. The Company believes it is in compliance with all covenants as of December 31, 2012 and 2011.

The Company has the option to extend some of the current facilities subject to a number of conditions, including satisfaction of certain notice requirements, no event of default exists, and no margin deficit exists, all as defined in the repurchase facility agreements. The lenders have sole discretion with respect to the inclusion of collateral in these facilities, to determine the market value of the collateral on a daily basis, to be exercised on a good faith basis, and have the right to require additional collateral, a full and/or partial repayment of the facilities (margin call), or a reduction in unused availability under the facilities, sufficient to rebalance the facilities if the estimated market value of the included collateral declines.

December 31, 2012

Committed Amount	Outstanding Amount	Interest Rate(s) at Dec. 31, 2012	Maturity	Remaining Extension Options	Eligible Collateral	Carrying Amount of Collateral	Fair Value of Collateral
$300,000,000	$40,806,925	Between 2.459% and 2.958%	9/26/2013	N/A	First mortgage commercial real estate loans & investment grade commercial mortgage backed securities	$54,603,105	$61,155,699
$50,000,000	$28,995,000	2.708%	1/29/2013	N/A	First mortgage commercial real estate loans	$37,800,000	$42,518,901
$450,000,000	$133,165,026	Between 2.458% and 3.208%	5/24/2015	Two additional twelve month periods at Company’s option	First mortgage commercial real estate loans	$225,934,255	$237,654,929
$300,000,000	$23,400,000	2.710%	1/24/2014	N/A	First mortgage commercial real estate loans	$36,000,000	$41,080,320

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

December 31, 2011

Committed Amount	Outstanding Amount	Interest Rate(s) at Dec. 31, 2011	Maturity	Extension Options	Eligible Collateral	Carrying Amount of Collateral	Fair Value of Collateral
$300,000,000	$47,141,233	Between 2.528% and 3.028%	9/26/2013	One additional twelve month period at Company’s option	First mortgage commercial real estate loans & investment grade commercial mortgage backed securities	$68,861,771	$72,764,682
$50,000,000	$7,641,433	2.78%	1/29/2013	N/A	First mortgage commercial real estate loans	$11,562,313	$12,171,216
$300,000,000	$97,903,132	Between 2.528% and 3.153%	7/2/2012	One additional twelve month period at Company’s option	First mortgage commercial real estate loans	$196,657,040	$204,173,500
$300,000,000	$—		1/24/2013	One additional twelve month period at Company’s option	First mortgage commercial real estate loans	$—	$—

The Company has also entered into a term master repurchase agreement with a major US banking institution to finance CMBS securities. As of December 31, 2012, there are $278,020,851 in borrowings outstanding on the Company’s $600 million committed facility which mature in 2014. The borrowings under this agreement have a funding rate of 1.41% and are collateralized by real estate securities with a fair market value of $324,912,372 at December 31, 2012. As of December 31, 2011, there were $826,134,084 in borrowings outstanding. The borrowings under this agreement had funding rates ranging from 1.45% to 1.48% and are collateralized by real estate securities with a fair market value of $927,391,222 at December 31, 2011.

The Company has also entered into multiple master repurchase agreements with several counterparties. As of December 31, 2012 there was $289,528,900 and at December 31, 2011 there was $618,257,276 outstanding under such facilities with several counterparties. The borrowings under these agreements have

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

less than three month tenors and funding rates range from 0.70% to 1.71%, with typical advance rates between 60% and 95% of the collateral. These borrowings were collateralized by real estate securities with a fair market value of $349,585,161 at December 31, 2012 and $713,226,996 at December 31, 2011.

Nonrecourse Long-Term Financing (TALF)

Commencing in July 2009, the Company participated in the Term Asset-Backed Securities Loan Facility program (“TALF”). Under the TALF program, the Federal Reserve Bank of New York (“FRBNY”) lent on a nonrecourse basis an amount equal to the market value of the asset backed securities (“ABS”) collateralizing the borrowing, less a haircut. Substitution of collateral during the terms of the loans was not allowed. TALF loans were not subject to mark-to-market or re-margining requirements. Any remittance of principal or interest on eligible collateral had to be used immediately to pay interest due on, or reduce the principal amount of, the TALF loan. Collateral haircuts were established by the FRBNY for each class of eligible collateral, based on the price volatility of each class of eligible collateral. The FRBNY assessed a nonrecourse loan fee (0.2% of financed amount) at the inception of each loan transaction. The Company borrowed a total of $1,137,958,984 under the program, at fixed interest rates ranging from 2.72% to 3.87%, with initial maturity dates ranging from July 2012 to March 2015. On March 31, 2010, FRBNY ceased making new loans under the TALF program. In 2011, the Company repaid the remaining borrowings under the TALF program in full and had no liability as of December 31, 2011.

Long Term Debt Financing

During 2012, the Company executed ten term debt agreements to finance real estate held for investment. During 2011, the Company executed one term debt agreement to finance real estate held for investment. These nonrecourse debt agreements are fixed rate financing at rates ranging from 4.85% to 6.75%, maturing in 2020, 2021 and 2022 and totaled $103,755,644 at December 31, 2012 and $18,564,040 at December 31, 2011.

FHLB Financing

On July 11, 2012, Tuebor became a member of the FHLB and subsequently drew its first secured funding advances from the FHLB. As of December 31, 2012, Tuebor had $262 million of borrowings outstanding (with an additional $738 million (unaudited) of committed term financing available to us from the FHLB), with terms of 6 months to 5 years, interest rates of 0.39% to 0.93%, and advance rates of 87% to 95% of the collateral. Collateral for the borrowings was comprised of $333 million of CMBS and U.S. Agency Securities. Tuebor is subject to state regulations which require that dividends (including dividends to the Company as its parent) may only be made with regulatory approval.

Senior Unsecured Notes

On September 14, 2012, the Company issued $325 million in principal amount of 7.375% Senior Notes due on October 1, 2017 (the “Notes”) at par. The Notes will pay interest semi-annually in cash in arrears on April 1 and October 1 of each year, beginning on September 19, 2012. The Notes are unsecured and are subject to covenants, including limitations on the incurrence of additional debt, restricted payments, liens, sales of assets, affiliate transactions and other covenants typical for financings of this type.

The Company issued the Notes with Ladder Capital Finance Corporation, as co-issuers on a joint and several basis. Ladder Capital Finance Corporation is a 100% owned finance subsidiary of Ladder Capital Finance Holdings LLLP with no assets or operations. None of Ladder Capital Finance Holdings LLLP’s other subsidiaries currently guarantee the Notes.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

The following schedule reflects the Company’s borrowings by maturity:

2012
2013	$408,330,826
2014	349,420,851
2015	148,165,026
2016	65,000,000
2017	410,000,000
Thereafter	103,755,644

$1,484,672,347

8.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is based upon market quotations, broker quotations, counterparty quotations or pricing services quotations, which provide valuation estimates based upon reasonable market order indications and are subject to significant variability based on market conditions, such as interest rates, credit spreads and market liquidity. The fair value of the mortgage loan receivables held for sale is based upon a securitization model utilizing market data from recent securitization spreads and pricing.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Fair Value Summary Table

The carrying values and estimated fair values of the Company’s financial instruments, that are both reported at fair value on a recurring basis (as indicated) or amortized cost/par, at December 31, 2012 and 2011 are as follows ($ in thousands):

December 31, 2012

					Weighted Average
	Outstanding Face Amount	Amortized Cost Basis	Fair Value	Fair Value Method	Yield %	Remaining Maturity (years)
Assets:
CMBS(1)	$781,271	$783,454	$806,773	Broker quotations, pricing services	4.77%	1.43
CMBS interest-only(1)	234,463	25,219	27,143	Broker quotations, pricing services	2.70%	3.28
GNMA interest-only(1)	2,039,528	121,825	120,997	Broker quotations, pricing services	8.79%	2.99
FHLMC interest-only(1)	222,515	9,518	9,999	Broker quotations, pricing services	5.31%	2.56
GN construction securities(1)	43,023	44,435	51,843	Broker quotations, pricing services	3.57%	6.54
GN permanent securities(1)	105,566	109,008	108,807	Broker quotations, pricing services	3.63%	2.68
Mortgage loan receivable held for investment, at amortized cost	331,720	326,319	331,720	Discounted Cash Flow(3)	11.28%	2.27
Mortgage loan receivable held for sale	623,644	623,333	674,414	Discounted Cash Flow(4)	4.81%	8.84
FHLB Stock(6)	13,100	13,100	13,100	(6)	3.50%	N/A
Liabilities:
Repurchase agreements—short term	359,331	359,331	359,331	Discounted Cash Flow(2)	1.47%	0.13
Repurchase agreements—long term	434,586	434,586	434,586	Discounted Cash Flow(2)	1.87%	1.47
Long term financing	103,756	103,756	106,517	Discounted Cash Flow(2)	5.35%	9.32
Borrowings from the FHLB	262,000	262,000	262,787	Discounted Cash Flow(2)	0.61%	3.06
Senior unsecured notes	325,000	325,000	333,938	Broker quotations, pricing services	7.38%	4.75
Nonhedge derivatives(1)(5)	904,350	N/A	(12,821)	Counterparty quotations	N/A	4.32

(1)	Measured at fair value on a recurring basis.
(2)	Fair value for repurchase agreement liabilities is estimated to approximate carrying amount primarily due to the short interest rate reset risk (30 days) of the financings and the high credit quality of the assets collateralizing these positions. For the nonrecourse term financing, the amortized cost approximates the fair value discounting the expected cash flows. If the collateral is determined to be impaired, the related financing would be revalued accordingly. There are no impairments on any security positions.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

(3)	Fair value for mortgage loan receivable, held for investment is estimated to approximate carrying amount for those assets with short interest rate reset risk (30 days).
(4)	Fair value for mortgage loan receivable, held for sale is measured at fair value using a securitization model utilizing market data from recent securitization spreads and pricing.
(5)	The outstanding face amount of the nonhedge derivatives represents the notional amount of the underlying contracts.
(6)	Fair Value for FHLB stock approximates outstanding face amount as the Company is restricted from trading it and can only put the stock back to the FHLB at par.

December 31, 2011

					Weighted Average
	Outstanding Face Amount	Amortized Cost Basis	Fair Value	Fair Value Method	Yield %	Remaining Maturity (years)
Assets:
CMBS(1)	$1,619,706	$1,627,326	$1,644,748	Broker quotations, pricing services	4.65%	1.45
CMBS interest-only(1)	275,293	19,202	19,253	Broker quotations, pricing services	6.94%	5.17
GNMA interest-only(1)	1,453,721	92,328	97,682	Broker quotations, pricing services	10.45%	8.48
FHLMC interest-only(1)	119,418	1,772	1,753	Broker quotations, pricing services	4.78%	5.84
FNMA(1)	4,773	4,425	4,296	Broker quotations, pricing services	8.02%	9.52
GN construction securities(1)	24,801	25,586	31,695	Broker quotations, pricing services	4.74%	6.92
GN permanent securities(1)	140,211	146,602	145,643	Broker quotations, pricing services	4.23%	3.50
Mortgage loan receivable held for investment, net	259,088	255,196	259,088	Discounted Cash Flow(3)	9.94%	1.73
Mortgage loan receivable held for sale	258,842	258,842	272,386	Discounted Cash Flow(4)	5.56%	9.50
Liabilities:
Repurchase agreements—short term	618,257	618,257	618,257	Discounted Cash Flow(2)	1.28%	0.08
Repurchase agreements—long term	978,820	978,820	978,820	Discounted Cash Flow(2)	1.67%	1.16
Long term financing	18,564	18,564	18,700	Discounted Cash Flow(2)	6.59%	8.88
Nonhedge derivatives(1)(5)	760,850	N/A	(25,742)	Counterparty quotations	N/A	2.38

(1)	Measured at fair value on a recurring basis.
(2)	Fair value for repurchase agreement liabilities is estimated to approximate carrying amount primarily due to the short interest rate reset risk (30 days) of the financings and the high credit quality of the assets collateralizing these positions. For the nonrecourse term financing, the amortized cost approximates the fair value discounting the expected cash flows. If the collateral is determined to be impaired, the related financing would be revalued accordingly. There are no impairments on any security positions.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

(3)	Fair value for mortgage loan receivable, held for investment is estimated to approximate carrying amount for those assets with short interest rate reset risk (30 days).
(4)	Fair value for mortgage loan receivable, held for sale is measured at fair value using a securitization model utilizing market data from recent securitization spreads and pricing.
(5)	The outstanding face amount of the nonhedge derivatives represents the notional amount of the underlying contracts.

Derivative Instruments

The Company uses derivative instruments primarily to economically manage the fair value variability of fixed rate assets caused by interest rate fluctuations. The following is a breakdown of the derivatives outstanding as of December 31, 2012 and 2011:

December 31, 2012

		Fair Value
Contract Type	Notional	Positive(1)	Negative(1)	Net
Caps
1MO LIB	$128,750,000	$21	$—	$21
Futures
5-years US T-Note	111,100,000	254,906	1,563	253,344
10-years US T-Note	319,500,000	3,650,938	243,609	3,407,328

Total futures	430,600,000	3,905,844	245,172	3,660,672
Swaps
3MO LIB	174,500,000	—	17,788,614	(17,788,614)

Total swaps	174,500,000	—	17,788,614	(17,788,614)

Credit Derivatives
CMBX	67,000,000	1,779,458	—	1,779,458
TRX	68,500,000	—	481,377	(481,377)
S&P 500 Put Options	4,000,000	3,770	—	3,770
Call Option CBOE SPX Vol Index	31,000,000	5,426	—	5,426

Total credit derivatives	170,500,000	1,788,654	481,377	1,307,277

Total derivatives	$904,350,000	$5,694,519	$18,515,163	$(12,820,644)

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

December 31, 2011

		Fair Value
Contract Type	Notional	Positive(1)	Negative(1)	Net
Caps
1MO LIB	$240,000,000	$1,819	$—	$1,819
Futures
5-years US T-Note	20,600,000	—	46,672	(46,672)
10-years US T-Note	176,000,000	—	2,273,453	(2,273,453)

Total futures	196,600,000	—	2,320,125	(2,320,125)
Swaps
1MO LIB	10,000,000	—	100,438	(100,438)
3MO LIB	314,250,000	—	23,322,963	(23,322,963)

Total swaps	324,250,000	—	23,423,401	(23,423,401)

Total derivatives	$760,850,000	$1,819	$25,743,526	$(25,741,707)

(1)	Included in derivative instruments, at fair value, in the accompanying consolidated balance sheet

The following table indicates the net realized gains/(losses) and unrealized appreciation/(depreciation) on derivatives, by primary underlying risk exposure, as included in net result from derivatives transactions in the consolidated statements of operations for the years ended December 31, 2012, 2011 and 2010.

	For the years ended December 31,
Contract Type	2012	2011	2010
Caps	$(1,798)	$(97,375)	$(523,939)
Futures	(16,987,085)	(50,943,683)	(3,101,616)
Swaps	(13,616,493)	(30,333,068)	(17,121,528)
Credit Derivatives	(5,045,613)	—	—

Total	$(35,650,989)	$(81,374,126)	$(20,747,083)

The Company’s counterparties held $32.2 million, $36.8 million and $19.4 million of cash margin as collateral for derivatives as of December 31, 2012, 2011 and 2010, respectively.

Credit Risk-Related Contingent Features

The Company has agreements with certain of its derivative counterparties that contain a provision whereby if the Company defaults on certain of its indebtedness, the Company could also be declared in default on its derivatives, resulting in an acceleration of payment under the derivatives.

Valuation Hierarchy

In accordance with the authoritative guidance on fair value measurements and disclosures under GAAP (FASB—Accounting Standards Codification Topic 820), the methodologies used for valuing such instruments have been categorized into three broad levels as follows:

Level 1—Quoted prices in active markets for identical instruments.

Level 2—Valuations based principally on other observable market parameters, including

•	Quoted prices in active markets for similar instruments,

•	Quoted prices in less active or inactive markets for identical or similar instruments,

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

•	Other observable inputs (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates), and

•	Market corroborated inputs (derived principally from or corroborated by observable market data).

Level 3—Valuations based significantly on unobservable inputs.

•

Valuations based on third party indications (broker quotes, counterparty quotes or pricing services) which were, in turn, based significantly on unobservable inputs or were otherwise not supportable as Level 2 valuations.

•	Valuations based on internal models with significant unobservable inputs.

Pursuant to the authoritative guidance, these levels form a hierarchy. The Company follows this hierarchy for its financial instruments measured at fair value on a recurring basis. The classifications are based on the lowest level of input that is significant to the fair value measurement.

It is the Company’s policy to determine when transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

The following table summarizes the Company’s financial assets and liabilities, that are both reported at fair value on a recurring basis (as indicated) or amortized cost/par, at December 31, 2012 and 2011 ($ in thousands):

December 31, 2012

	Outstanding Face Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Assets:
CMBS*	$781,271	$—	$806,773	$—	$806,773
CMBS interest-only*	234,463	—	27,143	—	27,143
GNMA interest-only*	2,039,528	—	120,997	—	120,997
FHLMC interest-only*	222,515	—	9,999	—	9,999
GN construction securities*	43,023	—	51,843	—	51,843
GN permanent securities*	105,566	—	108,807	—	108,807
Mortgage loan receivable held for investment	331,720	—	—	331,720	331,720
Mortgage loan receivable held for sale	623,644	—	—	674,414	674,414
FHLB Stock	13,100	13,100	—	—	13,100

Liabilities:
Repurchase agreements—short term	359,331	—	359,331	—	359,331
Repurchase agreements—long term	434,586	—	434,586	—	434,586
Long term financing	103,756	—	—	106,517	106,517
Borrowings from the FHLB	262,000	—	—	262,787	262,787
Senior unsecured notes	325,000	—	333,938	—	333,938
Nonhedge derivatives*	904,350	—	(12,821)	—	(12,821)

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

December 31, 2011

	Outstanding Face Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Assets:
CMBS*	$1,619,706	$—	$1,644,748	$—	$1,644,748
CMBS interest-only*	275,293	—	19,253	—	19,253
GNMA interest-only*	1,453,721	—	97,682	—	97,682
FHLMC interest-only*	119,418	—	1,753	—	1,753
FNMA*	4,773	—	4,296	—	4,296
GN construction securities*	24,801	—	31,695	—	31,695
GN permanent securities*	140,211	—	145,643	—	145,643
Mortgage loan receivable held for investment	259,088	—	—	259,088	259,088
Mortgage loan receivable held for sale	258,842		—	272,386	272,386

Liabilities:
Repurchase agreements—short term	618,257	—	618,257	—	618,257
Repurchase agreements—long term	978,820	—	978,820	—	978,820
Long term financing	18,564	—	—	18,700	18,700
Nonhedge derivatives*	760,850	—	(25,742)	—	(25,742)

*	Measured at fair value on a recurring basis. The outstanding face amount of the nonhedge derivatives represents the notional amount of the underlying contracts.

9.	PARTNERS’ CAPITAL

On April 20, 2010, 910,491 Class A-2 Common units were issued to a new member of the management team, with a Threshold Amount, as defined in the Company’s Limited Liability Company Agreement (“LLC Agreement”), and a market value of $0.85 per unit. The Threshold Amount is the dollar amount equal to the amount that would, in the reasonable determination of the Company’s Board of Directors (the “Board”), be distributed with respect to one of the Company’s then issued and outstanding Original Class A-2 Common Units, as defined in the Company’s LLC Agreement, with a Threshold Amount of zero dollars ($0).

On June 4, 2012, 1,127,543 Class A-2 Common Units and 31,451.61 Series B Participating Preferred Units were granted to a new member of the management team. The grants issued are subject to a thirty-six (36) month vesting period, commencing on January 1, 2012. In addition, the new member purchased 24,193.55 Series B Participating Preferred Units as well as received an option to purchase an additional 24,193.55 Series B Participating Preferred Units within one year of grant date at a price of $124 per unit. The fair value of the units at grant date was $130 per unit, and the difference is recognized to deferred compensation expense over the vesting period.

Effective August 9, 2011, the Company converted from a limited liability company to a limited liability limited partnership.

Series B Participating Preferred Units Offering

In August 2011, the Company completed a private offering of its Series B Participating Preferred units. Certain members of the management team, the TowerBrook Funds, GI Partners, as well as other investors purchased 2,075,619 Series B Participating Preferred units of the Company (the “Series B Preferred” or the “Interests”) at a price of $124.00 per unit or $257,376,700. Additional distributions to both the Series A and B Preferred unit

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

holders and Common unit holders will be made based on their relative percentage of outstanding units at the time, as defined in the Limited Liability Limited Partnership Agreement.

Cash Distributions to Partners

Distributions (other than tax distributions which are described below) will be made in the priorities described below at such times and in such amounts as the Company’s Board of Directors determines as follows:

First, to the holders of Series A and B Preferred pro rata based on the then Series A and B Participating Preferred Unreturned Capital Value (as defined in the LLC Agreement) of each such holder’s Interests; and

Second, to the holders of Series A and B Participating Preferred Units and Class A Common Units as follows: (A) to the holders of the Series A and B Participating Preferred Units (pro rata based on the number of then issued and outstanding Series A and B Participating Preferred Units), an amount equal to the product of (x) the Series A and B Participating Preferred Percentage as of the date of such distribution multiplied by (y) the amount to be distributed; and (B) to the holders of the Class A Common Units, (pro rata based on the then Aggregate Class A Common Units Outstanding), including any deemed owners of Class A-2 Common Units, an amount equal to the product of (xx) the Class A Common Percentage as of the date of such distribution multiplied by (yy) the amount to be distributed, taking into account the relevant Threshold Amounts, as appropriate.

Notwithstanding the foregoing, subject to available liquidity as determined by Company’s Board of Directors, the Company intends to make quarterly tax distributions equal to a partner’s “Quarterly Estimated Tax Amount”, which shall be computed (as more fully described in the Company’s LLC agreement) for each partner as the product of (x) the federal taxable income (or alternative minimum taxable income, as the case may be, allocated by the Company to such partner in respect of the partnership interests of the Company held by such partner and (y) the highest marginal blended federal, state and local income tax rate applicable to an individual residing in New York, NY, taking into account for federal income tax purposes, the deductibility of state and local taxes.

Allocation of Income and Loss

Income and losses are allocated among the partners in a manner to reflect as closely as possible the amount each partner would be distributed under the LLLP agreement upon liquidation of the Company’s assets.

Accumulated Other Comprehensive Income Roll-forward

Accumulated other comprehensive income consists of unrealized gains on investments in real estate securities. The following is the rollforward of accumulated other comprehensive income included in capital:

Accumulated Other Comprehensive Income
Beginning balance, January 1, 2010	$14,139,376
change(1)	21,744,363

Ending balance, December 31, 2010	35,883,739
change(1)	(13,389,456)

Ending balance, December 31, 2011	22,494,283
change(1)	10,000,809

Ending balance, December 31, 2012	$32,495,092

(1)	Amount of change reflects increases (decreases) in unrealized gains/(losses) related to investments in real estate securities, net of reclassification adjustments.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

10.	RELATED PARTY TRANSACTIONS

The Company entered into a loan referral agreement with Meridian Capital Group LLC (“Meridian”), which is an affiliate of the chairman of the Company’s board of managers and an investor in the Company. The agreement provides for the payment of referral fees for loans originated pursuant to a formula based on the Company’s net profit, as defined in the agreement, payable annually in arrears. While the arrangement gives rise to a potential conflict of interest, full disclosure is given and the borrower waives the conflict in writing. This agreement is cancelable by the Company based on the occurrence of certain events, or by Meridian for nonpayment of amounts due under the agreement. The Company incurred fees of $1,683,594 during 2012 for loans originated in accordance with this agreement, of which $1,683,594 is accrued for and paid as of December 31, 2012. The Company incurred fees of $219,597 during 2011 for loans originated in accordance with this agreement, of which $219,597 is accrued for and payable as of December 31, 2011. The Company incurred fees of $437,548 during 2010 for loans originated in accordance with this agreement. These fees are reflected in operating expenses in the accompanying consolidated statement of income.

11.	COMPENSATION PLANS

The 2008 Incentive Equity Plan of the Company, was adopted by the Board on September 22, 2008 (the “2008 Plan”), and provides certain executives, other key employees and directors of the Company or any other Ladder Company (as defined in the 2008 Plan) with additional incentives.

As discussed in Note 9, on April 20, 2010, 910,491 Class A-2 Common Units were granted to an executive of the Company. The grants issued are subject to a forty-two (42) month vesting period, commencing on April 20, 2010. On June 4, 2012, 1,127,543 Class A-2 Common Units and 31,451.61 Series B Participating Preferred Units were granted to a new member of the management team. The grants issued are subject to a thirty-six (36) month vesting period, commencing on January 1, 2012. In addition, the new member purchased 24,193.55 Series B Participating Preferred Units as well as received an option to purchase an additional 24,193.55 Series B Participating Preferred Units within one year of grant date at a price of $124 per unit. The fair value of the units at grant date was $130 per unit, and the difference is recognized to deferred compensation expense over the vesting period.

The Company has estimated the fair value of such units granted utilizing a discounted cash flow model as of the last capital call date. Key input assumptions have been estimated based on certain assumptions with respect to management’s prior experience, current market conditions and projected conditions of the commercial real estate industry. All units issued under the 2008 Plan are amortized over the units’ vesting periods and charged against income. The Company recognized equity-based compensation expense of $2,407,773, $150,696 and $173,803 for the years ended December 31, 2012, 2011 and 2010, respectively.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

A summary of the grants is presented below:

	For the Years Ended December 31,
	2012		2011		2010
	Number of Units	Weighted Average Fair Value	Number of Units	Weighted Average Fair Value	Number of Units	Weighted Average Fair Value
Grants—Class A-2 Common Units	1,127,543	$1,360,106	—	$—	910,491	$23,107
Grants—Series B Participating Preferred Units	31,452	4,088,710
Amortization to compensation expense
Class A-2 Common Units		(515,300)		(150,696)		(173,803)
Series B Participating Preferred Units		(1,892,473)		—		—

Total amortization to compensation expense		$(2,407,773)		$(150,696)		$(173,803)

Deferred Compensation Plan

In February 2012, the employees contributed $2,156,283 to the Phantom Equity Investment Plan. In December 2012, the employees contributed $4,275,371 to the Phantom Equity Investment Plan. Under the Plan, there are annual mandatory contributions to the Plan based upon a minimum level of total compensation in addition to elective contributions. Mandatory contributions are subject to one-third vesting over a three year period following the applicable Plan year in which the related compensation was earned and are generally forfeited upon a participant’s resignation or termination for cause. Elective contributions are immediately vested upon contribution. The compensation expense relating to the deferred compensation plan is recognized at the contribution date. The employees receive phantom units of Series B Participating Preferred Units at the fair market value of the units.

12.	COMMITMENTS

Leases

The Company entered into an operating lease for its office space. The lease commenced on January 5, 2009 and expires on May 30, 2015. There is an option to renew the lease for an additional five years at an increased monthly rental. In 2011, the Company entered into 2 new leases for both its primary office space as well as for a secondary space. The lease on the primary office space commenced on October 2, 2011 and expires on January 31, 2022. The lease for the second location commenced on September 15, 2011 and expires on November 30, 2014. In 2012, the Company entered into one new lease for secondary office space. The lease commenced on May 1, 2012 and expires on May 1, 2015. The following is a schedule of future minimum rental payments required under the above operating leases:

Year ended December 31,	Amount
2013	$1,814,847
2014	1,814,045
2015	1,381,992
2016	1,125,069
2017	1,180,400
Thereafter	4,819,967

Total	$12,136,320

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

GN Construction Loan Securities

The Company committed to purchase GNMA construction loan securities over a period of twelve to fifteen months. As of December 31, 2012, the Company’s commitment to purchase these securities at fixed prices ranging from 101.13 to 107.25 was $178,738,909, of which $42,030,253 was funded, with $136,708,656 remaining to be funded. As of December 31, 2011, the Company’s commitment to purchase these securities at fixed prices ranging from 101.13 to 106.63 totaled $144,359,451, of which $28,021,632 was funded, with $116,337,819 remaining to the funded. The fair value of those commitments at December 31, 2012 and 2011 was $3.4 million and $4.1 million, respectively, which was determined by pricing services as adjusted for estimated liquidity discounts and is included in other liabilities on the balance sheet.

13.	RISKS AND UNCERTAINTIES

The following summary of certain risk factors is not intended to be a comprehensive summary of all of the risks of the Company’s investments or all of risks inherent in investing in the Company.

Interest Rate Risk

The nature of the Company’s business exposes it to market risk arising from changes in interest rates. Changes, both increases and decreases, in the rates the Company is able to charge its borrowers, the yields the Company is able to achieve in its securities investments, and the Company’s cost of borrowing directly impacts its net income. The Company’s interest income stream from loans and securities is generally fixed over the life of its assets, whereas it uses floating-rate debt to finance a significant portion of its investments. Another component of interest rate risk is the effect changes in interest rates will have on the market value of the assets the Company acquires. The Company faces the risk that the market value of its assets will increase or decrease at different rates than that of its liabilities, including its hedging instruments. The Company mitigates interest rate risk through utilization of hedging instruments, primarily interest rate swap and futures agreements. Interest rate swap and futures agreements are utilized to hedge against future interest rate increases on the Company’s borrowings and potential adverse changes in the value of certain assets that result from interest rate changes. The Company generally seeks to hedge assets that have a duration longer than two years, including newly originated conduit first mortgage loans, securities in the Company’s CMBS portfolio if long enough in duration, and most of its U.S. Agency Securities portfolio.

Market Value Risk

The Company’s securities investments are reflected at their estimated fair value. The change in estimated fair value of securities available-for-sale is reflected in accumulated other comprehensive income. The change in estimated fair value of Agency interest-only securities is recorded in current period earnings. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase. As market volatility increases or liquidity decreases, the market value of the Company’s assets may be adversely impacted. The Company’s fixed rate mortgage loan portfolio is subject to the same risks. However, to the extent those loans are classified as held for sale, they are reflected at the lower of cost or market. Otherwise, held for investment mortgage loans are reflected at values equal to the unpaid principal balances net of certain fees, costs and loan loss allowances.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Liquidity Risk

Market disruptions may lead to a significant decline in transaction activity in all or a significant portion of the asset classes in which the Company invests, and may at the same time lead to a significant contraction in short term and long term debt and equity funding sources. A decline in liquidity of real estate and real estate-related investments, as well as a lack of availability of observable transaction data and inputs, may make it more difficult to sell the Company’s investments or determine their fair values. As a result, the Company may be unable to sell its investments, or only able to sell its investments at a price that may be materially different from the fair values presented. Also, in such conditions, there is no guarantee that the Company’s borrowing arrangements or other arrangements for obtaining leverage will continue to be available, or if available, will be available on terms and conditions acceptable to the Company. In addition, a decline in market value of the Company’s assets may have particular adverse consequences in instances where it borrowed money based on the fair value of its assets. A decrease in the market value of the Company’s assets may result in the lender requiring it to post additional collateral or otherwise sell assets at a time when it may not be in the Company’s best interest to do so. Finally, the Company’s captive insurance company subsidiary is subject to state regulations which require that dividends may only be made with regulatory approval.

Credit Risk

The Company is subject to varying degrees of credit risk in connection with its investments. The Company seeks to manage credit risk by performing deep credit fundamental analysis of potential assets and through ongoing asset management. The Company’s investment guidelines do not limit the amount of its equity that may be invested in any type of its assets, however, investments greater than a certain size are subject to review of the Risk and Underwriting Committee of the Board of Directors.

Credit Spread Risk

Credit spread risk is the risk that interest rate spreads between two different financial instruments will change. In general, fixed-rate commercial mortgages and CMBS are priced based on a spread to Treasury swaps. The Company generally benefits if credit spreads narrow during the time that it holds a portfolio of mortgage loans or CMBS investments, and the Company may experience losses if credit spreads widen during the time that it holds a portfolio of mortgage loans or CMBS investments. The Company actively monitors its exposure to changes in credit spreads and The Company may enter into credit total return swaps or take positions in other credit related derivative instruments to moderate its exposure against losses associated with a widening of credit spreads.

Risks Related to Real Estate

Real estate and real estate-related assets are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans, which could also cause the Company to suffer losses.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Covenant Risk

In the normal course of business, the Company enters into loan agreements with certain lenders to finance its real estate investment transactions. These loan agreements contain, among other conditions, events of default and various covenants and representations. If such events are not cured by the Company or waived by the lenders, the lenders may decide to curtail or limit extension of credit, and the Company may be forced to repay its loans. For the years ended December 31, 2012, 2011 and 2010, the Company believes it was in compliance with all covenants.

Diversification Risk

The assets of the Company are concentrated in the real estate sector. Accordingly, the investment portfolio of the Company may be subject to more rapid change in value than would be the case if the Company were to maintain a wide diversification among investments or industry sectors. Furthermore, even within the real estate sector, the investment portfolio may be relatively concentrated in terms of geography and type of real estate investment. This lack of diversification may subject the investments of the Company to more rapid change in value than would be the case if the assets of the Company were more widely diversified.

Concentrations of Market Risk

Concentrations of market risk may exist with respect to the Company’s investments. Market risk is a potential loss the Company may incur as a result of changes in the fair values of its investments. The Company may also be subject to risk associated with concentrations of investments in geographic regions and industries.

Regulatory Risk

The Company established a broker-dealer subsidiary, Ladder Capital Securities LLC (“LCS”), which was initially licensed and capitalized to do business in July 2010. LCS is required to be compliant with the Financial Industry Regulatory Authority (“FINRA”) and Securities and Exchange Commission (“SEC”) requirements on an ongoing basis and is subject to multiple operating and reporting requirements that all broker-dealer entities are subject to. This governance is an increased level of compliance to operate within the broker-dealer requirements. In addition, Tuebor is subject to state regulation as a captive insurance company. If LCS or Tuebor fail to comply with regulatory requirements, they could be subject to loss of their licenses and registration and/or economic penalties.

14.	SEGMENT REPORTING

The Company has determined that it has three reportable segments based on how management reviews and manages its business. These reportable segments include Loans, Securities and Real Estate. The Loans segment includes mortgage loan receivables held for investment (balance sheet loans) and mortgage loan receivables held for sale (conduit loans). The Securities segment includes all of the Company’s activities related to real estate securities, which include CMBS and U.S. Agency Securities. The Real Estate segment includes net lease real estate held for investment and selected other real estate investments. Corporate/Other includes our investments in joint ventures, other asset management activities and operating expenses.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

The Company evaluates performance based on the following financial measures for each segment:

	Loans	Securities	Real Estate	Corporate/ Other(1)	Company Total
	($ in thousands)
2012
Interest income	$56,835	$80,613	$—	$(1,250)	$136,198
Interest expense	(9,244)	(15,807)	(3,595)	(7,826)	(36,472)

Net interest income (expense)	47,591	64,806	(3,595)	(9,076)	99,726
Provision for loan losses	(449)	—	—	—	(449)

Net interest income (expense) after provision for loan losses	47,142	64,806	(3,595)	(9,076)	99,277
Operating lease income	—	—	8,331	—	8,331
Sales of investments, net	152,829	19,014	1,275	1,784	174,902
Fee income	6,886	251	823	828	8,788
Net result from derivative transactions	(25,236)	(10,415)	—	—	(35,651)
Earnings from investment in equity method investee	—	—	—	1,256	1,256
Unrealized gain (loss) on agency IO securities, net	—	(5,681)	—	—	(5,681)

Total other income	134,479	3,169	10,429	3,868	151,945
Salaries and employee benefits	(21,500)	—	—	(29,590)	(51,090)
Operating expenses	(5,635)	(107)	(5,925)	(9,866)	(21,533)
Depreciation	—	—	(3,093)	(548)	(3,641)

Total costs and expenses	(27,135)	(107)	(9,018)	(40,004)	(76,264)
Tax expense	—	—	—	(2,584)	(2,584)

Segment profit (loss)	$154,486	$67,868	$(2,184)	$(47,796)	$172,374
Total assets	$949,651	$1,125,562	$380,022	$173,795	$2,629,030

2011
Interest income	$34,926	$97,828	$—	$543	$133,297
Interest expense	(10,374)	(24,281)	(1,176)	(5)	(35,836)

Net interest income (expense)	24,552	73,547	(1,176)	538	97,461
Provision for loan losses	—	—	—	—	—

Net interest income (expense) after provision for loan losses	24,552	73,547	(1,176)	538	97,461
Operating lease income	—	—	2,290	—	2,290
Sales of investments, net	66,301	20,081	—	(30)	86,352
Fee income	2,742	—	1	401	3,144
Net result from derivative transactions	(50,802)	(30,572)	—	—	(81,374)
Earnings from investment in equity method investee	—	—	—	347	347
Unrealized gain (loss) on agency IO securities, net	—	1,591	—	—	1,591

Total other income	18,241	(8,900)	2,291	718	12,350
Salaries and employee benefits	(5,470)	—	—	(20,979)	(26,449)
Operating expenses	(1,193)	—	(94)	(7,790)	(9,077)
Depreciation	—	—	(704)	(340)	(1,044)

Total costs and expenses	(6,663)	—	(798)	(29,109)	(36,570)
Tax expense	—	—	—	(1,510)	(1,510)

Segment profit (loss)	$36,130	$64,647	$317	$(29,363)	$71,731
Total assets	$514,038	$1,945,070	$28,835	$166,446	$2,654,389

2010
Interest income	$18,347	$110,571	$—	$383	$129,301
Interest expense	(8,406)	(40,333)	(338)	203	(48,874)

Net interest income (expense)	9,941	70,238	(338)	586	80,427
Provision for loan losses	(885)	—	—	—	(885)

Net interest income (expense) after provision for loan losses	9,056	70,238	(338)	586	79,542
Operating lease income	—	—	1,012	—	1,012
Sales of investments, net	30,533	22,086	2,419	—	55,038
Fee income	1,248	—	—	154	1,402
Net result from derivative transactions	(8,018)	(12,729)	—	—	(20,747)
Earnings from investment in equity method investee	—	—	—	—	—
Unrealized gain (loss) on agency IO securities, net	—	2,547	—	—	2,547

Total other income	23,763	11,904	3,431	154	39,252
Salaries and employee benefits	(3,700)	—	—	(15,828)	(19,528)
Operating expenses	(53)	(5)	(18)	(7,137)	(7,213)
Depreciation	—	—	(263)	(146)	(409)

Total costs and expenses	(3,753)	(5)	(281)	(23,111)	(27,150)
Tax expense	—	—	—	(600)	(600)

Segment profit (loss)	$29,066	$82,137	$2,812	$(22,971)	$91,044
Total assets	$509,804	$1,925,510	$25,669	$126,805	$2,587,788

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

(1)	Corporate/Other represents all corporate level and unallocated items including any intercompany eliminations necessary to reconcile to consolidated Company totals. This caption also includes the Company’s joint venture investment and strategic investments that are not related to the other reportable segments above, including the Company’s investment in FHLB stock of $13.1 million as of December 31, 2012.

15.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 29, 2013 and determined disclosure of the following is necessary:

Master Repurchase Agreement

On April 10, 2013, the Company has amended its existing master repurchase agreement and facility with one of its lenders in order to finance its lending activities. The existing agreement was modified to provide, among other things, an increase in financing availability from $50 million to $250 million, an initial term of one year with up to two 1 year extensions and the ability to finance a broader range of loan assets that may include transitional loans and condominium loans.

New Credit Agreement

On January 24, 2013, the Company has entered into a $50 million credit agreement with one of its multiple committed financing counterparties in order to finance its securities and lending activities.

COMM 2013-LC6 Securitization

The Company participated in a securitization transaction by selling originated first mortgage loans totaling $522.2 million, of which, $440.2 million was included in Mortgage loan receivables held for sale as of December 31, 2012. The transaction settled on January 30, 2013.

LCCM 2013-GCP Securitization

The Company contributed one loan to a single asset securitization transaction by selling a first mortgage loan, originated in 2013, totaling $275.0 million. The transaction settled on March 21, 2013.

Ladder Capital Finance Holdings LLLP

Consolidated Balance Sheets

(unaudited)

	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$45,883,737	$45,178,565
Cash collateral held by broker	40,899,667	63,990,568
Mortgage loan receivables held for investment, at amortized cost	333,953,973	326,318,550
Mortgage loan receivables held for sale	577,340,067	623,332,620
Real estate securities, at fair value:
Investment grade commercial mortgage backed securities	579,740,627	806,773,207
GN construction securities	20,728,142	51,842,317
GN permanent securities	116,686,605	108,807,295
Interest-only securities	170,367,777	158,138,700
Real estate, net	521,369,055	380,021,672
Investments in unconsolidated joint ventures	10,250,537	12,674,652
FHLB stock	28,900,000	13,100,000
Derivative instruments	16,128,129	5,694,519
Due from brokers	3,333,236	1,901,713
Accrued interest receivable	9,855,951	12,082,604
Other assets	22,826,212	19,172,873

Total assets	$2,498,263,715	$2,629,029,855

Liabilities and Capital

Liabilities
Repurchase agreements	$254,977,525	$793,916,703
Long-term financing	166,270,074	103,755,644
Borrowings from the FHLB	498,000,000	262,000,000
Senior unsecured notes	325,000,000	325,000,000
Derivative instruments	8,750,622	18,515,163
Accrued expenses	41,943,975	19,273,388
Other liabilities	15,874,406	5,379,088

Total liabilities	1,310,816,602	1,527,839,986

Commitments and contingencies

Capital
Partners’ capital
Series A preferred units	827,258,769	782,832,687
Series B preferred units	291,496,047	272,818,838
Common units	59,999,899	44,956,178

Total partners’ capital	1,178,754,715	1,100,607,703
Noncontrolling interest	8,692,398	582,166

Total capital	1,187,447,113	1,101,189,869

Total liabilities and capital	$2,498,263,715	$2,629,029,855

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Income

(unaudited)

	For the six months ended June 30,
	2013	2012
Net interest income
Interest income	$61,429,106	$71,178,568
Interest expense	23,411,488	16,047,015

Net interest income	38,017,618	55,131,553

Provision for loan losses	300,000	148,833

Net interest income after provision for loan losses	37,717,618	54,982,720

Other income
Operating lease income	15,390,326	2,290,022
Sale of loans, net	121,444,307	57,082,983
Sale of securities, net	5,876,315	10,176,188
Sale of real estate, net	7,362,721	1,474,585
Fee income	3,602,878	6,352,354
Net result from derivative transactions	22,948,736	(22,706,350)
Earnings from investment in unconsolidated joint ventures	989,351	800,939
Unrealized gain (loss) on agency IO securities, net	(5,038,843)	(2,044,154)

Total other income	172,575,791	53,426,567

Costs and expenses
Salaries and employee benefits	33,593,393	23,253,956
Operating expenses	5,009,124	5,017,386
Real estate operating expenses	6,425,142	—
Fee expense	5,193,012	2,080,319
Depreciation	6,199,189	964,252

Total costs and expenses	56,419,860	31,315,913

Income before taxes	153,873,549	77,093,374
Tax expense	3,683,520	414,169

Net income	150,190,029	76,679,205
Net (income) loss attributable to noncontrolling interest	327,030	(7,813)

Net income attributable to preferred and common unit holders	$150,517,059	$76,671,392

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Comprehensive Income

(unaudited)

	For the six months ended June 30,
	2013	2012
Net income	$150,190,029	$76,679,205

Other comprehensive income (loss)
Unrealized gains on securities
Unrealized gain (loss) on real estate securities, available for sale	(10,955,184)	20,507,155
Reclassification adjustment for gains included in net income	(5,876,315)	(10,176,188)

Total other comprehensive income (loss)	(16,831,499)	10,330,967

Comprehensive income	133,358,530	87,010,172

Comprehensive (income) loss attributable to noncontrolling interest	327,030	(7,813)

Comprehensive income attributable to preferred and common unit holders	$133,685,560	$87,002,359

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Changes in Capital

(unaudited)

	Partners' Capital Units			Partners' Capital
	Series A Preferred Units	Series B Preferred Units	Common Units	Series A Preferred Units	Series B Preferred Units	Common Units	Total Partners' Capital	Noncontrolling Interest	Total Capital
Balance, December 31, 2011	6,115,500	2,075,619	21,423,312	707,847,217	257,376,700	23,713,486	988,937,403	125,000	989,062,403

Contributions	—	24,194	—	—	3,000,000	—	3,000,000	521,875	3,521,875
Distributions	—	—	—	(58,396,459)	(2,529,456)	(15,235,385)	(76,161,300)	(15,625)	(76,176,925)
Equity based compensation	—	31,452	1,127,543	—	1,892,473	515,300	2,407,773	—	2,407,773
Net income (loss)	—	—	—	126,069,687	12,362,100	33,991,231	172,423,018	(49,084)	172,373,934
Other comprehensive income	—	—	—	7,312,242	717,021	1,971,546	10,000,809	—	10,000,809

Balance, December 31, 2012	6,115,500	2,131,265	22,550,855	$782,832,687	$272,818,838	$44,956,178	$1,100,607,703	$582,166	$1,101,189,869

Contributions	—	14,516	—	—	1,800,000	—	1,800,000	8,437,262	10,237,262
Distributions	—	—	—	(36,517,843)	(10,602,713)	(11,780,141)	(58,900,697)	(7,813)	(58,908,510)
Equity based compensation	—	9,101	—	—	1,343,278	226,684	1,569,962	—	1,569,962
Net income (loss)	—	—	—	91,135,655	29,427,536	29,946,055	150,509,246	(319,217)	150,190,029
Other comprehensive income	—	—	—	(10,191,730)	(3,290,892)	(3,348,877)	(16,831,499)	—	(16,831,499)

Balance, June 30, 2013	6,115,500	2,154,882	22,550,855	$827,258,769	$291,496,047	$59,999,899	$1,178,754,715	$8,692,398	$1,187,447,113

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Cash Flows

(unaudited)

	For the six months ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$150,190,029	$76,679,205
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6,199,189	964,252
Unrealized (gain) loss on derivative instruments	(20,178,151)	(2,435,117)
Unrealized gain (loss) on agency IO securities, net	5,038,843	2,044,154
Loan loss provision	300,000	148,833
Cash collateral held by broker—derivatives	(25,850,397)	(58,713,619)
Amortization of equity based compensation	1,569,962	1,320,849
Amortization of deferred financing costs included in interest expense	1,820,122	1,297,774
Accretion/amortization of discount, premium and other fees	24,605,139	13,900,555
Realized gain on sale of real estate securities	(5,876,315)	(10,176,188)
Realized gain on sale of mortgage loan receivables	(121,444,307)	(57,082,983)
Realized gain on sale of real estate	(7,362,721)	(1,474,585)
Origination of mortgage loan receivables held for sale	(1,213,546,008)	(850,014,068)
Repayment of mortgage loan receivables held for sale	4,767,867	50,321,708
Proceeds from sales of mortgage loan receivables held for sale	1,384,535,274	687,517,332
Accrued interest receivable	2,226,653	(1,108,469)
Earnings on investment in unconsolidated joint ventures	(989,351)	(800,939)
Distributions of return on capital from investment in unconsolidated joint ventures	2,988,807	917,097
Changes in operating assets and liabilities:
Due to broker	—	125,255
Due from broker	(1,431,523)	(1,435,509)
Other assets	(9,310,495)	(239,780)
Accrued expenses and other liabilities	40,260,837	10,571,745

Net cash provided by (used in) operating activities	218,513,454	(137,672,498)

Cash flows used in investing activities:
Acquisition of fixed assets	—	(46,188)
Purchases of real estate securities	(113,439,927)	(321,522,611)
Repayment of real estate securities	210,159,099	487,146,262
Proceeds from sales of real estate securities	98,964,627	159,173,209
Purchase of FHLB stock	(15,800,000)	—
Origination and purchases of mortgage loan receivables held for investment	(179,021,609)	(265,361,633)
Repayment of mortgage loan receivables held for investment	164,521,316	124,559,934
Reduction (addition) of cash collateral held by broker	41,876,366	—
Capital contributions to investment in unconsolidated joint ventures	(3,725,552)	(3,444,812)
Distributions of return of capital from investment in unconsolidated joint ventures	4,150,211	4,605,349
Purchases of real estate	(157,996,522)	(120,651,486)
Proceeds from sale of real estate	18,086,325	70,883,494

Net cash provided by (used in) investing activities	67,774,334	135,341,518

Cash flows from financing activities:
Deferred financing costs	3,533,380	(885,886)
Repayment of repurchase agreement	(3,061,960,487)	(8,143,756,082)
Proceeds from repurchase agreement	2,523,021,309	8,192,448,872
Repayment of borrowings under credit agreements	(30,000,000)	—
Proceeds from borrowings under credit agreements	30,000,000	—
Proceeds from long-term financing	62,547,354	11,000,000
Repayment of long-term financing	(32,924)	(18,102)
Proceeds from FHLB borrowings	2,414,000,000	—
Repayments of FHLB borrowings	(2,178,000,000)	—
Purchase of derivative instruments	(20,000)	—
Partners' capital contributions	1,800,000	3,000,000
Partners' capital distributions	(58,900,697)	(40,407,465)
Capital contributed by a noncontrolling interest	8,437,262	—
Capital distributed to a noncontrolling interest	(7,813)	(7,813)

Net cash provided by (used in) financing activities	(285,582,616)	21,373,524

Net increase / (decrease) in cash	705,172	19,042,544
Cash at beginning of period	45,178,565	83,350,445

Cash at end of period	$45,883,737	$102,392,989

Supplemental information:
Cash paid for interest	$22,763,174	$13,376,808
Cash paid for taxes	$5,828,477	$414,169

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

1.    ORGANIZATION AND OPERATIONS

On February 25, 2008, Ladder Capital Finance Holdings LLC (the “LLC”) was organized as a Delaware limited liability company. Effective August 9, 2011, the LLC converted from a limited liability company to a limited liability limited partnership and the members of the LLC were admitted as partners in a newly formed company, Ladder Capital Finance Holdings LLLP (the LLC and Ladder Capital Finance Holding LLLP are collectively referred to as the “Company”). The Company serves as the holding company for its wholly-owned or controlled subsidiaries that collectively operate as a leading commercial real estate finance company. The Company’s existence is perpetual unless dissolved and terminated in accordance with the provisions of the corresponding operating agreements.

The Company conducted and completed a private offering of its Series A participating preferred units (the “Offering”) and a private offering of its Series B participating preferred units (the “Series B Offering”) and, through its wholly-owned subsidiaries, is using the proceeds of the Offering and the Series B Offering to originate and invest in a diverse portfolio of real estate-related assets. The Company’s primary business strategy is originating conduit first mortgage loans on stabilized, income producing commercial real estate properties that can be securitized. In addition to conduit loans, the Company also invests in balance sheet loans held for investment, investment grade-rated securities secured by first mortgage loans on commercial real estate and selected net leased and other commercial real estate assets.

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, the unaudited financial information for the interim periods presented in this report reflects all normal and recurring adjustments necessary for a fair statement of results of operations, financial position and cash flows. The interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2012, which are included in the Company’s annual report, as certain disclosures that would substantially duplicate those contained in the audited consolidated financial statements have not been included in this interim report. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year. The interim consolidated financial statements have been prepared, without audit, and do not necessarily include all information and footnotes necessary for a fair statement of our consolidated financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements include the Company’s accounts and those of its subsidiaries which are majority-owned and/or controlled by the Company and variable interest entities for which the Company has determined itself to be the primary beneficiary, if any. All significant intercompany transactions and balances have been eliminated.

Noncontrolling interests in consolidated subsidiaries are defined as “the portion of the equity (net assets) in the subsidiaries not attributable, directly or indirectly, to a parent.” Noncontrolling interests are presented as a separate component of capital in the consolidated balance sheets. In addition, the presentation of net income attributes earnings to preferred and common unit holders (controlling interest) and noncontrolling interests.

Certain prior period amounts have been revised to reflect amounts associated with the noncontrolling interests of the preferred shareholders of the Company’s consolidated real estate investment trust (“REIT”)

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

subsidiary. Specifically, the prior period amounts have been revised to separately reflect the allocation of $7,813 of income and related distributions to noncontrolling interests in the consolidated statements of income and of cash flows for the six months ended June 30, 2012. These balances and amounts have previously been classified in the balances and amounts attributable to partners’ capital (common units). Management believes the impact of the revisions to the 2012 financial statements is inconsequential.

In addition, the prior period amounts in the table in footnote 5 have been revised to separately reflect in-place leases and other intangibles in real estate, net. This balance has previously been classified as building.

As of June 30, 2013, the Company’s significant accounting policies, which are detailed in the Company’s audited consolidated financial statements for the year ended December 31, 2012, have not changed materially.

Revision of Previously Issued Financial Statements

In connection with the preparation of the Registration Statement, the Company identified and corrected an error in the manner in which it accounted for the unrealized gains/losses related to its investment in agency interest-only securities. The error impacted the financial statements for the six months ended June 30, 2013 and 2012 and the quarterly periods within those periods. Specifically, the Company historically incorrectly accounted for its investments in agency interest-only securities as available-for-sale securities, rather than as financial instruments containing an embedded derivative for which the change in fair value is recorded in earnings. The effect of the correction is the reclassification of unrealized gains and losses on agency interest-only securities from other comprehensive income to a component of net income, and accordingly impacts the consolidated statements of income, cash flows, comprehensive income, changes in capital, and segment reporting included in Note 15. In accordance with accounting guidance found in ASC 250-10 (SEC Staff Accounting Bulletin No. 99, Materiality), the Company has concluded that the non-cash error in accounting for its agency interest-only securities is not material to the financial statements for any prior period when taken as a whole, both on a quantitative and qualitative basis, and the effects of the revision are summarized in the following tables:

Consolidated Statements of Income

	For the six months ended June 30, 2013			For the six months ended June 30, 2012
	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised
Unrealized gain (loss) on agency IO securities, net	$—	$(5,038,843)	$(5,038,843)	$—	$(2,044,154)	$(2,044,154)
Total other income	177,614,634	(5,038,843)	172,575,791	55,470,721	(2,044,154)	53,426,567
Income before taxes	158,912,392	(5,038,843)	153,873,549	79,137,528	(2,044,154)	77,093,374
Net income	155,228,872	(5,038,843)	150,190,029	78,723,359	(2,044,154)	76,679,205
Net income attributable to preferred and common unit holders	155,555,902	(5,038,843)	150,517,059	78,715,546	(2,044,154)	76,671,392

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

Consolidated Statements of Comprehensive Income

	For the six months ended June 30, 2013			For the six months ended June 30, 2012
	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised
Net income	$155,228,872	$(5,038,843)	$150,190,029	$78,723,359	$(2,044,154)	$76,679,205
Unrealized gain (loss) on real estate securities, available for sale	(15,994,027)	5,038,843	(10,955,184)	18,463,001	2,044,154	20,507,155
Total other comprehensive income (loss)	(21,870,342)	5,038,843	(16,831,499)	8,286,813	2,044,154	10,330,967

Statements of Changes in Capital

	Series A Preferred Units	Series B Preferred Units	Common Units	Total Partners’ Capital	Total Capital
For the six months ended June 30, 2013:
Net income—As originally reported	$94,186,751	$30,412,730	$30,948,608	$155,548,089	$155,228,872
Net income—Adjustments	(3,051,096)	(985,194)	(1,002,553)	(5,038,843)	(5,038,843)
Net income—As Revised	91,135,655	29,427,536	29,946,055	150,509,246	150,190,029

Other compehensive income—As originally reported	(13,242,826)	(4,276,086)	(4,351,430)	(21,870,342)	(21,870,342)
Other compehensive income—Adjustments	3,051,096	985,194	1,002,553	5,038,843	5,038,843
Other compehensive income—As Revised	(10,191,730)	(3,290,892)	(3,348,877)	(16,831,499)	(16,831,499)

For the six months ended June 30, 2012:
Net income—As originally reported	62,978,687	—	15,744,672	78,723,359	78,723,359
Net income—Adjustments	(1,635,323)	—	(408,831)	(2,044,154)	(2,044,154)
Net income—As Revised	61,343,364	—	15,335,841	76,679,205	76,679,205

Other compehensive income—As originally reported	6,629,450	—	1,657,363	8,286,813	8,286,813
Other compehensive income—Adjustments	1,635,323	—	408,831	2,044,154	2,044,154
Other compehensive income—As Revised	8,264,773	—	2,066,194	10,330,967	10,330,967

Consolidated Statements of Cash Flows

	For the six months ended June 30, 2013			For the six months ended June 30, 2012
	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised
Net income	$155,228,872	$(5,038,843)	$150,190,029	$78,723,359	$(2,044,154)	$76,679,205
Unrealized (gain) loss on agency IO securities, net	—	5,038,843	5,038,843	—	2,044,154	2,044,154

Consolidated Statements of Income

	For the three months ended March 31, 2013			For the three months ended March 31, 2012
	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised
Unrealized gain (loss) on agency IO securities, net	$—	$(249,900)	$(249,900)	$—	$(1,263,142)	$(1,263,142)
Total other income	102,006,085	(249,900)	101,756,185	43,279,987	(1,263,142)	42,016,845
Income before taxes	92,402,544	(249,900)	92,152,644	54,895,582	(1,263,142)	53,632,440
Net income	90,334,781	(249,900)	90,084,881	54,590,636	(1,263,142)	53,327,494
Net income attributable to preferred and common unit holders	90,307,537	(249,900)	90,057,637	54,586,730	(1,263,142)	53,323,588

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

Consolidated Statements of Comprehensive Income

	For the three months ended March 31, 2013			For the three months ended March 31, 2012
	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised
Net income	$90,334,781	$(249,900)	$90,084,881	$54,590,636	$(1,263,142)	$53,327,494
Unrealized gain (loss) on real estate securities, available for sale	737,856	249,900	987,756	8,238,100	1,263,142	9,501,242
Total other comprehensive income (loss)	(1,827,037)	249,900	(1,577,137)	6,971,253	1,263,142	8,234,395

Statements of Changes in Capital

	Series A Preferred Units	Series B Preferred Units	Common Units	Total Partners’ Capital	Total Capital
For the three months ended March 31, 2013:
Net income—As originally reported	$53,862,333	$18,402,517	$18,042,687	$90,307,537	$90,334,781
Net income—Adjustments	(149,049)	(50,923)	(49,928)	(249,900)	(249,900)
Net income—As Revised	53,713,284	18,351,594	17,992,759	90,057,637	90,084,881

Other comprehensive income—As originally reported	(1,089,704)	(372,306)	(365,027)	(1,827,037)	(1,827,037)
Other comprehensive income—Adjustments	149,049	50,923	49,928	249,900	249,900
Other comprehensive income—As Revised	(940,655)	(321,383)	(315,099)	(1,577,137)	(1,577,137)

Consolidated Statements of Cash Flows

	For the three months ended March 31, 2013			For the three months ended March 31, 2012
	As Originally Reported	Adjustments	As Revised	As Originally Reported	Adjustments	As Revised
Net income	$90,334,781	$(249,900)	$90,084,881	$54,590,636	$(1,263,142)	$53,327,494
Unrealized (gain) loss on agency IO securities, net	—	(249,900)	(249,900)	8,238,100	(1,263,142)	6,974,958

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the balance sheets. In particular, the estimates used in the pricing process for real estate securities, is inherently subjective and imprecise. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all investments with original maturities of three months or less to be cash equivalents. The Company maintains cash accounts at several financial institutions, which are insured up to a maximum of $250,000 as of June 30, 2013 and December 31, 2012. At June 30, 2013 and December 31, 2012 and at various times during the years, balances exceeded the insured limits. In addition, the Company maintains a cash account at the Federal Home Loan Bank (“FHLB”).

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

Transfer of Financial Assets

For a transfer of financial assets to be considered a sale, the transfer must meet the sale criteria of ASC 860 under which we must surrender control over the transferred assets. The assets must be isolated from us, even in bankruptcy or other receivership; the purchaser must have the right to pledge or sell the assets transferred and we may not have an option or obligation to reacquire the assets. If the sale criteria are not met, the transfer is considered to be a secured borrowing, the assets remain on our consolidated balance sheets and the sale proceeds are recognized as a liability.

The transfers of financial assets via sales of loans into securitizations have been treated as sales by us under ASC 860.

Real Estate Securities

The Company designates its real estate securities investments on the date of acquisition of the investment. Real estate securities that the Company does not hold for the purpose of selling in the near-term, but may dispose of prior to maturity, are designated as available-for-sale and are carried at estimated fair value with the net unrealized gains or losses recorded as a component of other comprehensive income (loss) in partners’ capital. Similar treatment is afforded to our portfolio of CMBS interest-only securities available for sale. The Company’s FHLMC and GNMA interest-only securities (“Agency interest-only securities”) are considered to be hybrid financial instruments that contain embedded derivatives. As a result, the Company accounts for them as hybrid instruments in their entirety at fair value with changes in fair value recognized in earnings in the consolidated statements of income in accordance with ASC 815. The Company’s recognition of interest income from its Agency interest-only securities, including effective interest from amortization of premiums, follows the company’s Revenue Recognition policy as disclosed within this footnote for recognizing interest income on its securities. The interest income recognized from the Company’s Agency interest-only securities is recorded in interest income on the consolidated statements of income. The Company uses the specific identification method when determining the cost of securities sold and the amount reclassified out of accumulated other comprehensive income into earnings. The Company accounts for the changes in the fair value of the unfunded portion of its GNMA Construction securities as available for sale securities. Unrealized losses on securities that, in the judgment of management, are other than temporary are charged against earnings as a loss in the consolidated statements of income. The Company estimates the fair value of its CMBS primarily based on pricing services and broker quotes for the same or similar securities in which it has invested. Different judgments and assumptions could result in materially different estimates of fair value.

When the estimated fair value of an available-for-sale security is less than amortized cost, the Company will consider whether there is an other-than-temporary impairment in the value of the security. An impairment will be considered other-than-temporary based on consideration of several factors, including (i) if the Company intends to sell the security, (ii) if it is more likely than not that the Company will be required to sell the security before recovering its cost, or (iii) the Company does not expect to recover the security’s cost basis (i.e., credit loss). A credit loss will have occurred if the present value of cash flows expected to be collected from the debt security is less than the amortized cost basis. If the Company intends to sell an impaired debt security or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the impairment is other-than-temporary and will be recognized currently in earnings equal to the entire difference between fair value and amortized cost. If a credit loss exists, but the Company does not intend to, nor is it more likely than not that it will be required to sell before recovery, the impairment is other-than-temporary and will be separated into (i) the estimated amount relating to the credit loss, and (ii) the amount relating to all other factors. Only the estimated credit loss amount is recognized currently in earnings, with the

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

remainder of the loss recognized in other comprehensive income. Estimating cash flows and determining whether there is other-than-temporary impairment require management to exercise judgment and make significant assumptions, including, but not limited to, assumptions regarding estimated prepayments, loss assumptions, and assumptions regarding changes in interest rates. As a result, actual impairment losses, and the timing of income recognized on these securities, could differ from reported amounts.

No other-than-temporary impairment charges have been provided for in the financial statements at June 30, 2013 and December 31, 2012.

The Company considers information from selected third party pricing services in determining the fair value of its securities. The Company develops an understanding of the valuation methodologies used by such pricing services through discussions with their representatives and review of their valuation methodologies used for different types of securities.

The Company understands that the pricing services develop estimates of fair value for CMBS and U.S. Agency Securities using various techniques, including discussion with their internal trading desks, proprietary models and matrix pricing approaches. The Company does not have access to, and are therefore not able to review in detail, the inputs used by the pricing services in developing their estimates of fair value. However, on at least a monthly basis as part of our closing process, the Company evaluates the fair value information provided by the pricing services by comparing this information for reasonableness against its direct observations of market activity for similar securities and anecdotal information obtained from market participants that, in its assessment, is relevant to the determination of fair value. This process may result in the Company “challenging” the estimate of fair value for a security if it is unable to reconcile the estimate provided by the pricing service with its assessment of fair value for the security. Accordingly, in following this approach, the Company’s objective is to ensure that the information used by pricing services in their determination of fair value of securities is reasonable and appropriate.

The Company requests prices for each of its CMBS and U.S. Agency Securities investments from three different sources. Typically, two prices per security are obtained. The Company may also develop a price for a security based on its direct observations of market activity and other observations if there is either significant variation in the values obtained from the pricing services or if the Company challenges the prices provided. The Company then utilizes the simple average of the available prices to determine the value used for financial reporting. The Company may occasionally utilize broker quotes as a price validation; however, since broker quotes are non-binding, the Company does not consider them to be a primary source for valuation.

Since inception, the Company has not encountered significant variation in the values obtained from the various pricing sources. In the extremely limited occasions where the prices received were challenged, the challenge resulted in the prices provided by the pricing services being updated to reflect current market updates or cash flow assumptions. The lack of significant variation and challenges are directly related to the high liquidity and transparency of the securities that constitute the portfolio.

Investments in Unconsolidated Joint Ventures

The Company accounts for its investments in unconsolidated joint ventures under the equity method of accounting. The Company applies the equity method by initially recording these investments at cost, as investments in unconsolidated joint ventures, subsequently adjusted for equity in earnings and cash contributions and distributions.

On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investments in unconsolidated joint ventures may be impaired. An investment is impaired only if management’s

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

estimate of the value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the value of the investment. The Company’s estimates of value for each investment (particularly in commercial real estate joint ventures) are based on a number of assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for tenants, changes in market rental rates, and operating costs. As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the values estimated by management in its impairment analyses may not be realized, and actual losses or impairment may be realized in the future. See Note 6: Investments in Unconsolidated Joint Ventures.

Revenue Recognition

Interest income is accrued based on the outstanding principal amount and contractual terms of the Company’s loans and securities. Discounts or premiums associated with the purchase of loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected recovery period of the investment. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections. The Company has historically collected, and expects to continue to collect, all contractual amounts due on its loans and CMBS. As a result, the Company does not adjust the projected cash flows to reflect anticipated credit losses for these types of investments. If the performance of a credit deteriorated security is more favorable than forecasted, the Company will generally accrete more credit discount into interest income than initially or previously expected. These adjustments are made prospectively beginning in the period subsequent to the determination that a favorable change in performance is projected. Conversely, if the performance of a credit deteriorated security is less favorable than forecasted, an other-than-temporary impairment may be taken, and the amount of discount accreted into income will generally be less than previously expected.

The effective yield on these securities is based on the projected cash flows from each security, which is estimated based on the Company’s observation of the then current information and events and will include assumptions related to interest rates, prepayment rates and the timing and amount of credit losses. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses (if applicable), and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the yield/interest income recognized on such securities. Actual maturities of the securities are affected by the contractual lives of the associated mortgage collateral, periodic payments of scheduled principal, and repayments of principal. Therefore, actual maturities of the securities will generally be shorter than stated contractual maturities.

For loans that the Company has not elected to record at fair value under FASB ASC 825 and are classified as held for investment, origination fees and direct loan origination costs are also recognized in interest income over the loan term as a yield adjustment using the effective interest method. For loans classified as held for sale and that the Company has not elected to record at fair value under FASB ASC 825, origination fees and direct loan origination costs are deferred reducing the basis of the loan and are realized as a portion of the gain/(loss) on sale of loans when sold. As of June 30, 2013 and December 31, 2012, the Company did not hold any loans for which the fair value option was elected.

The Company utilizes expected cash flows, prepayment speed and default assumptions in calculating expected yield on securities portfolio. The effective yield is updated on a prospective basis based upon changes in those assumptions.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

For our securities rated below AA, which represents approximately 14.6% of the Company’s CMBS portfolio as of June 30, 2013, cash flows from a security are estimated applying assumptions used to determine the fair value of such security and the excess of the future cash flows over the investment are recognized as interest income under the effective yield method. The Company will review and, if appropriate, make adjustments to, its cash flow projections at least quarterly and monitor these projections based on input and analysis received from external sources and its judgment about interest rates, prepayment rates, the timing and amount of credit losses and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in interest income recognized and amortization of any premium or discount on, or the carrying value of, such securities.

Fee Expense

Fee expense is comprised primarily of closing fees paid related to purchases of real estate and management fees incurred. In addition, the Company entered into a loan referral agreement with Meridian Capital Group LLC, as disclosed in Note 11. The agreement provides for the payment of referral fees for loans originated pursuant to a formula based on the Company’s net profit, as defined in the agreement, payable annually in arrears. While the arrangement gives rise to a potential conflict of interest, full disclosure is given and the borrower waives the conflict in writing.

Recently Issued and Adopted Accounting Pronouncements

In December 2011, the Financing Accounting Standards Board (“FASB”) released Accounting Standards Update (“ASU”) No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). ASU 2011-11 requires companies to provide new disclosures about offsetting and related arrangements for financial instruments and derivatives. The provisions of ASU 2011-11 are effective for reporting periods beginning on or after January 1, 2013, and are required to be applied retrospectively. The adoption of ASU 2011-11 did not have a material impact on the Company’s consolidated financial condition or results of operations, but did impact financial statement disclosures.

In February 2013, the FASB released ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU 2013-01”). ASU 2013-01 limits the scope of the new balance sheet offsetting disclosure requirements to derivatives (including bifurcated embedded derivatives), repurchase agreements and reverse repurchase agreements, and securities borrowing and lending transactions. The adoption of this standard effective January 1, 2013 did not have a material impact on the Company’s consolidated financial condition or results of operations, but did impact financial statement disclosures.

In February 2013, the FASB released ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 enhances the reporting of reclassifications out of accumulated other comprehensive income (“AOCI”). ASU 2013-02 sets requirements for presentation for significant items reclassified to net income in their entirety during the period and for items not reclassified to net income in their entirety during the period. It requires companies to present information about reclassifications out of AOCI in one place. It also requires companies to present reclassifications by component when reporting changes in AOCI balances. The adoption of this standard effective January 1, 2013 did not have a material impact on the Company’s consolidated financial condition or results of operations, but did impact financial statement disclosures.

In February 2013, the FASB issued ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

(ASU 2013-04”). ASU 2013-04 addresses the recognition, measurement, and disclosure of certain obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. U.S. GAAP does not currently include specific guidance on accounting for such obligations with joint and several liability which has resulted in diversity in practice. The ASU requires an entity to measure these obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The ASU is to be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the updates scope that exist within the Company’s statement of financial position at the beginning of the year of adoption. This guidance will be effective for the Company beginning January 1, 2014. The Company anticipates that the adoption of this standard will not have a material impact on its consolidated financial statements or footnote disclosures.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

3.    MORTGAGE LOAN RECEIVABLES

June 30, 2013

	Outstanding Face Amount	Carrying Value	Weighted Average Yield	Remaining Maturity (years)
Mortgage loan receivables held for investment, at amortized cost	$342,860,538	$333,953,972	10.98%	2.21
Mortgage loan receivables held for sale	579,863,409	577,340,068	4.91%	9.10

Total	$922,723,947	$911,294,040

December 31, 2012

	Outstanding Face Amount	Carrying Value	Weighted Average Yield	Remaining Maturity (years)
Mortgage loan receivables held for investment, at amortized cost	$331,719,768	$326,318,550	11.28%	2.27
Mortgage loan receivables held for sale	623,644,114	623,332,620	4.81%	8.84

Total	$955,363,882	$949,651,170

The following table summarizes the mortgage loan receivables by loan type:

	As of June 30, 2013		As of December 31, 2012
	Outstanding Face Amount	Carrying Value	Outstanding Face Amount	Carrying Value
Mortgage loan receivables held for sale
First mortgage loan	$579,863,409	$577,340,068	$623,644,114	$623,332,620

Total mortgage loan receivables held for sale	579,863,409	577,340,068	623,644,114	623,332,620
Mortgage loan receivables held for investment, at amortized cost
First mortgage loan	244,061,995	238,701,258	233,610,367	231,826,359
Mezzanine loan	95,223,191	93,877,362	94,346,656	92,629,446
Loan participation	3,575,352	3,575,352	3,762,745	3,762,745

Total mortgage loan receivables held for investment, at amortized cost	342,860,538	336,153,972	331,719,768	328,218,550

Reserve for loan losses	—	2,200,000	—	1,900,000

Total	$922,723,947	$911,294,040	$955,363,882	$949,651,170

For the six months ended June 30, 2013, the Company originated/purchased $1,392,567,617 first mortgage and mezzanine loan receivables on commercial real estate properties and received $169,289,183 of principal repayments on outstanding loans. The Company participated in three securitization transactions by selling originated first mortgage loans totaling $1,153,649,767, sold two loans totaling $92,750,000 to a third party, and sold one loan totaling $17,200,000 to the partnership described in Note 6.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

For the six months ended June 30, 2012, the Company originated/purchased $1,115,375,701 first mortgage and mezzanine loan receivables on commercial real estate properties and received $174,881,642 of principal repayments on outstanding loans. The Company participated in two securitization transactions by selling originated first mortgage loans totaling $562,795,767 and sold one loan totaling $68,700,000 to the partnership described in Note 6.

The transfers of financial assets via sales of loans have been treated as sales by us under ASC 860 as there were no assets considered a portion of a financial asset sold in which the Company retains an interest that would preclude sales accounting.

For the six months ended June 30, 2013, the activity in our loan portfolio was as follows:

	Mortgage loan
	receivables held	Mortgage loan
	for investment, at	receivables held
	amortized cost	for sale
Balance December 31, 2012	$326,318,550	$623,332,620
Origination of mortgage loan receivables	179,021,609	1,213,546,008
Repayment of mortgage loan receivables	(164,521,316)	(4,767,867)
Proceeds from sales of mortgage loan receivables	(17,200,000)	(1,367,335,274)
Realized gain on sale of mortgage loan receivables	139,901	121,304,406
Transfer between held for investment and held for sale	8,739,826	(8,739,826)
Accretion/amortization of discount, premium and other fees	1,755,403	—
Loan loss provision	(300,000)	—

Balance June 30, 2013	$333,953,973	$577,340,067

The Company evaluates each of its loans for potential losses at least quarterly. Its loans are typically collateralized by real estate. As a result, the Company regularly evaluates the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral property, as well as the financial and operating capability of the borrower. Specifically, a property’s operating results and any cash reserves are analyzed and used to assess (i) whether cash flow from operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan at maturity, and/or (iii) the property’s liquidation value. The Company also evaluates the financial wherewithal of any loan guarantors as well as the borrower’s competency in managing and operating the properties. In addition the Company considers the overall economic environment, real estate sector, and geographic sub-market in which the collateral property is located. Such impairment analyses are completed and reviewed by asset management personnel, who utilize various data sources, including (i) periodic financial data such as property occupancy, tenant profile, rental rates, operating expenses, the borrowers exit plan, and capitalization and discount rates, (ii) site inspections, and (iii) current credit spreads and other market data. As a result of this analysis, the Company has concluded that none of its loans are individually impaired; however, based on the inherent risks shared among the loans as a group, it is probable that the loans had incurred an impairment due to common characteristics and inherent risks in the portfolio, and therefore the Company has recorded a reserve, based on a targeted percentage level which it seeks to maintain over the life of the portfolio, for loan losses totaling $300,000 for the six months ended June 30, 2013, and $148,833 for the six months ended June 30, 2012.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

Reserve for Loan Losses

	For the six months ended June 30,
	2013	2012
Reserve for loan losses at beginning of period	$1,900,000	$1,451,167
Reserve for loan losses	300,000	148,833
Charge-offs	—	—

Reserve for loan losses at end of period	$2,200,000	$1,600,000

4.    REAL ESTATE SECURITIES

The following is a summary of the Company’s securities at June 30, 2013 and December 31, 2012. CMBS, CMBS interest-only, GN construction securities, and GN permanent securities are classified as available-for-sale and reported at fair value with changes in fair value recorded in the current period in other comprehensive income. GNMA interest-only and FHLMC interest-only securities are recorded at fair value with changes in fair value recorded in current period earnings.

June 30, 2013

			Gross Unrealized				Weighted Average
Asset Type	Outstanding Face Amount	Amortized Cost Basis	Gains	Losses	Carrying Value	# of Securities	Rating(1)	Coupon %	Yield %	Remaining Maturity (years)
CMBS	$564,467	$566,847	$14,542	$(1,649)	$579,740	70	AAA	5.39%	4.55%	1.61
CMBS interest-only	423,861	48,466	2,026	(634)	49,858	4	AAA	1.77%	5.09%	4.16
GNMA interest-only	1,985,708	117,132	1,690	(7,316)	111,506	34	AAA	1.18%	8.00%	2.91
FHLMC interest-only	221,128	8,763	241	—	9,004	2	AAA	0.95%	5.31%	2.29
GN construction securities	20,887	21,523	171	(966)	20,728	9	AAA	4.44%	3.73%	7.19
GN permanent securities	111,617	114,592	2,766	(671)	116,687	14	AAA	5.59%	4.69%	3.50

Total	$3,327,668	$877,323	$21,436	$(11,236)	$887,523

December 31, 2012

			Gross Unrealized				Weighted Average
Asset Type	Outstanding Face Amount	Amortized Cost Basis	Gains	Losses	Carrying Value	# of Securities	Rating(1)	Coupon %	Yield %	Remaining Maturity (years)
CMBS	$781,271	$783,454	$23,763	$(444)	$806,773	93	AAA	5.38%	4.77%	1.43
CMBS interest-only	234,463	25,219	1,924	—	27,143	3	AAA	2.11%	2.70%	3.28
GNMA interest-only	2,039,528	121,825	2,974	(3,802)	120,997	31	AAA	1.34%	8.79%	2.99
FHLMC interest-only	222,515	9,518	481	—	9,999	2	AAA	0.89%	5.31%	2.56
GN construction securities	43,023	44,390	7,459	(6)	51,843	10	AAA	5.03%	3.57%	6.54
GN permanent securities	105,566	109,008	214	(415)	108,807	18	AAA	5.22%	3.63%	2.68

Total	$3,426,366	$1,093,414	$36,815	$(4,667)	$1,125,562

(1)	Represents the weighted average of the ratings of all securities in each asset type, expressed as an S&P equivalent rating. For each security rated by multiple rating agencies, the lowest rating is used. Ratings provided were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative outlook” or “credit watch”) at any time.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

There were no realized gains (losses) on sales of GNMA interest-only or FHLMC interest-only securities included in sale of securities, net on the Company’s consolidated statements of income for the six months ended June 30, 2013 and 2012.

The following is a breakdown of the fair value of the Company’s securities by remaining maturity based upon expected cash flows at June 30, 2013 and December 31, 2012 ($ in thousands):

June 30, 2013

Asset Type	Within 1 year	1-5 years	5-10 years	After 10 years	Total
CMBS	$204,743	$360,483	$14,514	$—	$579,740
CMBS interest-only	—	25,314	24,544	—	49,858
GNMA interest-only	558	110,948	—	—	111,506
FHLMC interest-only	—	9,004	—	—	9,004
GN construction securities	—	796	19,932	—	20,728
GN permanent securities	10,715	76,300	29,672	—	116,687

Total	$216,016	$582,845	$88,662	$—	$887,523

December 31, 2012

Asset Type	Within 1 year	1-5 years	5-10 years	After 10 years	Total
CMBS	$324,559	$473,049	$9,165	$—	$806,773
CMBS interest-only	—	27,143	—	—	27,143
GNMA interest-only	1,186	119,811	—	—	120,997
FHLMC interest-only	—	9,999	—	—	9,999
GN construction securities	—	5,775	46,068	—	51,843
GN permanent securities	15,489	92,239	1,079	—	108,807

Total	$341,234	$728,016	$56,312	$—	$1,125,562

5.    REAL ESTATE, NET

During the six months ended June 30, 2013, the Company purchased one retail property subject to long-term net lease obligations for a total of $4,990,741, one 13 story office building for $18,000,000, and through a consolidated, majority owned joint venture with an operating partner, a portfolio of office properties for $135,000,000. During the six months ended June 30, 2012, the Company purchased 21 retail properties subject to long-term net lease obligations for a total of $120,651,486. During the six months ended June 30, 2013, there were no sales of these properties. During the six months ended June 30, 2012, 12 of these properties were sold for $70,883,494, resulting in a gain on sale of $1,474,585.

On December 20, 2012, the Company acquired, through a consolidated, majority owned joint venture with an operating partner, 427 residential condominium units for $119,000,000, most of which are subject to residential leases. The Company consolidates the condominium’s homeowners’ association given its control of that legal entity and the entity’s balances consisting largely of cash and other reserves of $2,537,318 are included in other assets and other liabilities on the Company’s consolidated balance sheet. During the six months ended June 30, 2013, 43 of these condominium units were sold for $18,086,325, resulting in a gain on sale of $7,362,721. In addition, during the six months ended June 30, 2013, the Company recorded $2,737,687, of rental income from the condominium units subject to residential leases. The residential leases are typically less than one year terms, non-cancellable but are fully transferable upon sale of the condominium unit subject to lease.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

	June 30, 2013	December 31, 2012
Land	$73,629,415	$54,234,563
Building	399,615,460	296,432,261
In-place leases and other intangibles	58,045,655	33,415,296

Real estate	531,290,530	384,082,120
Less: Accumulated depreciation and amortization	(9,921,475)	(4,060,448)

Real estate, net	$521,369,055	$380,021,672

The Company’s intangible assets are comprised of in-place leases, favorable/unfavorable leases compared to market leases and other intangibles. At June 30, 2013 gross intangible assets totaled $58,045,655 with total accumulated amortization of $2,496,645, resulting in net intangible assets of $55,549,010. At December 31, 2012 gross intangible assets totaled $33,415,296 with total accumulated amortization of $996,999, resulting in net intangible assets of $32,418,297. For the six months ended June 30, 2013, the Company recorded amortization expense of $1,173,860, respectively. For the six months ended June 30, 2012, the Company recorded amortization expense of $182,494.

The following table presents expected amortization during the next five years and thereafter related to the acquired in-place lease intangibles, for property owned as of June 30, 2013:

Period ended December 31,	Amount
2013 (last 6 months)	$1,244,013
2014	2,488,027
2015	2,488,027
2016	2,488,027
2017	2,488,027
Thereafter	44,352,889

Total	$55,549,010

The following is a schedule of contractual future minimum rent under leases at June 30, 2013:

Period ended December 31,	Amount
2013 (last 6 months)	$23,645,610
2014	41,471,627
2015	38,896,223
2016	33,018,820
2017	28,776,349
Thereafter	293,464,550

Total	$459,273,179

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

The following unaudited pro forma information has been prepared based upon our historical consolidated financial statements and certain historical financial information of the acquired properties, which are accounted for as business combinations, and should be read in conjunction with the consolidated financial statements and notes thereto. This unaudited pro forma information may not be indicative of the results that actually would have occurred if these transactions had been in effect on the dates indicated, nor do they purport to represent our future results of operations.

	For the six months ended June 30, 2013
	Company Historical	Acquisitions	Consolidated Pro Forma
Operating lease income	$15,390,326	7,795,693	$23,186,019
Net income	150,190,029	1,469,101	151,659,130
Net (income) loss attributable to noncontrolling interest	327,030	(307,540)	19,490
Net income attributable to preferred and common unit holders	150,517,059	1,161,562	151,678,621

	For the six months ended June 30, 2012
	Company Historical	Acquisitions	Consolidated Pro Forma
Operating lease income	$2,290,022	10,875,353	$13,165,375
Net income	76,679,205	2,879,833	79,559,038
Net (income) loss attributable to noncontrolling interest	(7,813)	(531,477)	(539,290)
Net income attributable to preferred and common unit holders	76,671,392	2,348,356	79,019,748

The most significant adjustments made in preparing the unaudited pro forma information were to: (i) include the incremental operating lease income, (ii) include the incremental depreciation and, (iii) exclude transaction costs associated with the properties acquired.

From the date of acquisition through June 30, 2013, the Company recorded $3,265,458 of operating lease income from the real estate acquisitions.

6.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

As of June 30, 2013, the Company had an aggregate investment of $10,250,537 in its equity method joint ventures. The Company formed these ventures with unaffiliated third parties, or acquired interests in them, to invest in first mortgage loans held for investment and to hold an equity interest acquired in connection with the refinancing of a first mortgage loan on an office building. As of June 30, 2013, the Company owned: a 100% general partnership interest and a 10% limited partnership interest in Ladder Capital Realty Income Partnership I LP (the “Partnership”), and a 25% membership interest in Grace Lake JV, LLC (the “LLC”).

The Company accounts for its interest in the Partnership using the equity method of accounting as it exerts significant influence but the unrelated limited partners have substantive participating rights. The Company accounts for its interest in the LLC using the equity method of accounting as it has a 25% investment, compared to the 75% investment of its operating partner, and therefore does not exert significant influence.

The following is a summary of the financial position of the unconsolidated joint ventures in which the Company had investment interests as of June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Total assets	$228,011,813	$234,316,162

Total liabilities	133,468,460	107,534,277

Partners’/members’ capital	$94,543,353	$126,781,885

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

The following is a summary of the Company’s investments in unconsolidated joint ventures as of June 30, 2013 and December 31, 2013:

Entity	June 30, 2013	December 31, 2012
Ladder Capital Realty Income Partnership I LP	$8,107,639	$12,674,652
Grace Lake JV, LLC	2,142,898	—

Company’s investment in unconsolidated joint ventures	$10,250,537	$12,674,652

The following is a summary of the results from operations of the unconsolidated joint ventures for the period in which the Company had investment interests during the six months ended June 30, 2013 and 2012:

	Six months ended June 30,
	2013	2012
Total revenues	$19,986,771	$7,800,905
Total expenses	5,730,803	2,654,816

Net income	$14,255,968	$5,146,089

The following is a summary of the Company’s allocated earnings based on its ownership interests from investment in unconsolidated joint ventures for the six months ended June 30, 2013 and 2012:

	Six months ended June 30,
Entity	2013	2012
Ladder Capital Realty Income Partnership I LP	$839,351	$800,939
Grace Lake JV, LLC	150,000	—

Company’s investment in unconsolidated joint ventures	$989,351	$800,939

Ladder Capital Realty Income Partnership I LP

On April 15, 2011, the Company entered into a limited partnership agreement and acquired a 100% general partnership interest and a 10% limited partnership interest in the Partnership. Simultaneously with the execution of the Partnership agreement, the Company was engaged as the Manager of the Partnership and is entitled to a fee based upon the average net equity invested in the Partnership, which is subject to a fee reduction in the event organization expenses (as defined in the Partnership agreement) exceed $500,000. During the six months ended June 30, 2013, the Company recorded $468,861 in management fees, which is reflected in fee income in the consolidated statements of income. During the six months ended June 30, 2012, the Company recorded $344,594 in management fees.

During the six months ended June 30, 2013, the Company sold one loan to the Partnership for aggregate proceeds of $17,200,000, which exceeded its carrying value by $139,901, and is included in sale of loans, net on the consolidated statements of operations. During the six months ended June 30, 2012, the Company sold one loan to the Partnership for aggregate proceeds of $68,700,000, which exceeded its carrying value by $619,069 and is included in sale of loans, net on the consolidated statements of operations.

The Company is entitled to income allocations and distributions based upon its limited partnership interest of 10% and are eligible for additional distributions of up to 25% if certain return thresholds are met upon asset

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

sale or maturity. As of June 30, 2013 and December 31, 2012, the return thresholds have been met on certain assets that have matured.

Grace Lake JV, LLC

In connection with the origination of a loan in April 2012, the Company received a 25% equity kicker with the right to convert upon a capital event. On March 22, 2013, the loan was refinanced and the Company converted its interest into a 25% limited liability company interest in Grace Lake JV, LLC, which holds an investment in an office building. After taking into account the preferred return of 8.25% and the return of all equity remaining in the property to the Company’s operating partner, the Company is entitled to 25% the distribution of all excess cash flows.

7.    FINANCING

Committed Loan and Securities Repurchase Facilities

The Company has entered into multiple committed master repurchase agreements in order to finance its lending activities throughout the fiscal year. The Company has entered into four committed master repurchase agreements, as outlined in the table below, with multiple counterparties totaling $1,300,000,000 of credit capacity. Assets pledged as collateral under these facilities are limited to CMBS securities and whole mortgage loans collateralized by first liens on commercial properties. The Company’s repurchase facilities include covenants covering net worth requirements, minimum liquidity levels, and maximum leverage ratios. The Company believes it is in compliance with all covenants as of June 30, 2013 and December 31, 2012.

The Company has the option to extend some of the current facilities subject to a number of conditions, including satisfaction of certain notice requirements, no event of default exists, and no margin deficit exists, all as defined in the repurchase facility agreements. The lenders have sole discretion with respect to the inclusion of collateral in these facilities, to determine the market value of the collateral on a daily basis, to be exercised on a good faith basis, and have the right to require additional collateral, a full and/or partial repayment of the facilities (margin call), or a reduction in unused availability under the facilities, sufficient to rebalance the facilities if the estimated market value of the included collateral declines.

The Company has also entered into a term master repurchase agreement with a major U.S. banking institution to finance CMBS securities totaling $600,000,000.

Uncommitted Securities Repurchase Facilities

The Company has also entered into multiple master repurchase agreements with several counterparties collateralized by real estate securities. The borrowings under these agreements have typical advance rates between 60% and 95% of the collateral.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

June 30, 2013

Committed Amount	Outstanding Amount	Interest Rate(s) at June 30, 2013	Maturity	Remaining Extension Options	Eligible Collateral	Carrying Amount of Collateral	Fair Value of Collateral
$300,000,000	$—	—	5/18/2015	Two additional twelve month periods at Company’s option	First mortgage commercial real estate loans	$—	$—

$250,000,000	$—	—	4/10/2014	Two additional 364 day periods at Company’s option	First mortgage commercial real estate loans	$—	$—

$450,000,000	$—	—	5/26/2015	Two additional twelve month periods at Company’s option	First mortgage commercial real estate loans	$—	$—

$300,000,000	$—	—	1/24/2014	N/A	First mortgage commercial real estate loans	$—	$—

$1,300,000,000	$—					$—	$—

$600,000,000	$113,191,525	1.410%	1/27/2014	N/A	Investment grade commercial real estate securities	$128,249,072	$128,249,072

$—	$141,786,000	Between 0.650% and 1.540%	7/10/2013 - 7/30/2013	N/A	Investment grade commercial real estate securities	$164,814,322	$164,814,322

$1,900,000,000	$254,977,525					$293,063,394	$293,063,394

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

December 31, 2012

Committed Amount	Outstanding Amount	Interest Rate(s) at Dec. 31, 2012	Maturity	Remaining Extension Options	Eligible Collateral	Carrying Amount of Collateral	Fair Value of Collateral
$300,000,000	$40,806,925	Between 2.459% and 2.958%	9/26/2013	N/A	First mortgage commercial real estate loans & investment grade commercial mortgage backed securities	$54,603,105	$61,155,699

$50,000,000	$28,995,000	2.708%	1/29/2013	N/A	First mortgage commercial real estate loans	$37,800,000	$42,518,901

$450,000,000	$133,165,026	Between 2.458% and 3.208%	5/24/2015	Two additional twelve month periods at Company’s option	First mortgage commercial real estate loans	$225,934,255	$237,654,929

$300,000,000	$23,400,000	2.710%	1/24/2014	N/A	First mortgage commercial real estate loans	$36,000,000	$41,080,320

$1,100,000,000	$226,366,951					$354,337,359	$382,409,849

$600,000,000	$278,020,851	1.408%	1/25/2016	N/A	Investment grade commercial real estate securities	$324,912,372	$324,912,372

$—	$289,528,900	Between 0.700% and 1.711%	1/7/2013- 1/23/2013	N/A	Investment grade commercial real estate securities	$349,585,161	$349,585,161

$1,700,000,000	$793,916,702					$1,028,834,892	$1,056,907,382

Borrowings under Credit Agreement

On January 24, 2013, the Company entered into a $50,000,000 credit agreement with one of its multiple committed financing counterparties in order to finance its securities and lending activities. As of June 30, 2013 there were no borrowings outstanding under the Company’s credit agreement.

Long Term Financing

During the six months ended June 30, 2013, the Company executed six term debt agreements to finance real estate. During 2012, the Company executed ten term debt agreements to finance real estate. These nonrecourse debt agreements are fixed rate financing at rates ranging from 4.25% to 6.75%, maturing in 2018, 2020, 2021, 2022 and 2023 and totaled $166,270,074 at June 30, 2013 and $103,755,644 at December 31, 2012.

Borrowings from the FHLB

On July 11, 2012, Tuebor Captive Insurance Company LLC (“Tuebor”), a wholly-owned consolidated subsidiary, became a member of the FHLB and subsequently drew its first secured funding advances from the FHLB. As of June 30, 2013, Tuebor had $498,000,000 of borrowings outstanding (with an additional $902,000,000 of committed term financing available to us from the FHLB), with terms of overnight to 7 years,

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

interest rates of 0.20% to 2.40%, and advance rates of 87% to 95% of the collateral. Collateral for the borrowings was comprised of $494,933,356 of CMBS and other commercial real estate securities guaranteed by a U.S. governmental agency or by a government sponsored entity (together, “U.S. Agency Securities”) and $220,678,248 of first mortgage commercial real estate loans. As of December 31, 2012, Tuebor had $262,000,000 of borrowings outstanding, with terms of 6 months to 5 years, interest rates of 0.39% to 0.93%, and advance rates of 87% to 95% of the collateral. Collateral for the borrowings was comprised of $333,580,527 of CMBS and U.S. Agency Securities. Tuebor is subject to state regulations which require that dividends (including dividends to the Company as its parent) may only be made with regulatory approval.

Senior Unsecured Notes

On September 14, 2012, the Company issued $325,000,000 in principal amount of 7.375% Senior Notes due on October 1, 2017 (the “Notes”) at par. The Notes require interest payments semi-annually in cash in arrears on April 1 and October 1 of each year, beginning on September 19, 2012. The Notes are unsecured and are subject to covenants, including limitations on the incurrence of additional debt, restricted payments, liens, sales of assets, affiliate transactions and other covenants typical for financings of this type.

The Company issued the Notes with Ladder Capital Finance Corporation, as co-issuers on a joint and several basis. Ladder Capital Finance Corporation is a 100% owned finance subsidiary of Ladder Capital Finance Holdings LLLP with no assets or operations. None of Ladder Capital Finance Holdings LLLP’s other subsidiaries currently guarantee the Notes.

The following schedule reflects the Company’s contractual payments under borrowings by maturity:

Period ending December 31,	Borrowings by Maturity
2013 (last 6 months)	$241,786,000
2014	186,191,525
2015	75,000,000
2016	95,000,000
2017	420,000,000
Thereafter	226,270,074

$1,244,247,599

8.     FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is based upon market quotations, broker quotations, counterparty quotations or pricing services quotations, which provide valuation estimates based upon reasonable market order indications and are subject to significant variability based on market conditions, such as interest rates, credit spreads and market liquidity. The fair value of the mortgage loan receivables held for sale is based upon a securitization model utilizing market data from recent securitization spreads and pricing.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

Fair Value Summary Table

The carrying values and estimated fair values of the Company’s financial instruments, that are both reported at fair value on a recurring basis (as indicated) or amortized cost/par, at June 30, 2013 and December 31, 2012 are as follows ($ in thousands):

June 30, 2013

					Weighted Average
	Outstanding Face Amount	Amortized Cost Basis	Fair Value	Fair Value Method	Yield %	Remaining Maturity (years)
Assets:
CMBS(1)	$564,467	$566,847	$579,740	Broker quotations, pricing services	4.55%	1.61
CMBS interest-only(1)	423,861	48,466	49,858	Broker quotations, pricing services	5.09%	4.16
GNMA interest-only(1)	1,985,708	117,132	111,506	Broker quotations, pricing services	8.00%	2.91
FHLMC interest-only(1)	221,128	8,763	9,004	Broker quotations, pricing services	5.31%	2.29
GN construction securities(1)	20,887	21,523	20,728	Broker quotations, pricing services	3.73%	7.19
GN permanent securities(1)	111,617	114,592	116,687	Broker quotations, pricing services	4.69%	3.50
Mortgage loan receivable held for investment, at amortized cost	342,861	333,954	342,861	Discounted Cash Flow(3)	10.98%	2.21
Mortgage loan receivable held for sale	579,863	577,340	583,514	Discounted Cash Flow(4)	4.91%	9.10
FHLB stock(6)	28,900	28,900	28,900	(6)	3.50%	N/A
Nonhedge derivatives(1)(5)	187,500	N/A	16,128	Counterparty quotations	N/A	1.28

Liabilities:
Repurchase agreements—short-term	254,978	254,978	254,978	Discounted Cash Flow(2)	1.24%	0.29
Long-term financing	166,270	166,270	160,536	Discounted Cash Flow(2)	5.14%	8.67
Borrowings from the FHLB	498,000	498,000	495,970	Discounted Cash Flow(2)	0.64%	2.59
Senior unsecured notes	325,000	325,000	331,500	Broker quotations, pricing services	7.38%	4.25
Nonhedge derivatives(1)(5)	685,700	N/A	8,751	Counterparty quotations	N/A	2.18

(1)	Measured at fair value on a recurring basis.
(2)	Fair value for repurchase agreement liabilities is estimated to approximate carrying amount primarily due to the short interest rate reset risk (30 days) of the financings and the high credit quality of the assets collateralizing these positions. For the borrowings from the FHLB, the carrying value approximates the fair value discounting the expected cash flows. For the long-term financing, the carrying value approximates the fair value discounting the expected cash flows. If the collateral is determined to be impaired, the related financing would be revalued accordingly. There are no impairments on any security positions.
(3)	Fair value for mortgage loan receivables, held for investment is estimated to approximate the outstanding face amount given the short interest rate reset risk (30 days) and no significant change in credit risk.
(4)	Fair value for mortgage loan receivables, held for sale is measured at fair value using a hypothetical securitization model utilizing market data from recent securitization spreads and pricing.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

(5)	The outstanding face amount of the nonhedge derivatives represents the notional amount of the underlying contracts.
(6)	The fair value of the FHLB stock approximates outstanding face amount as the Company is restricted from trading the stock and it can only put the stock back to the FHLB, at the FHLB’s discretion, at par.

December 31, 2012

					Weighted Average
	Outstanding Face Amount	Amortized Cost Basis	Fair Value	Fair Value Method	Yield %	Remaining Maturity (years)
Assets:
CMBS(1)	$781,271	$783,454	$806,773	Broker quotations, pricing services	4.77%	1.43
CMBS interest-only(1)	234,463	25,219	27,143	Broker quotations, pricing services	2.70%	3.28
GNMA interest-only(1)	2,039,528	121,825	120,997	Broker quotations, pricing services	8.79%	2.99
FHLMC interest-only(1)	222,515	9,518	9,999	Broker quotations, pricing services	5.31%	2.56
GN construction securities(1)	43,023	44,390	51,843	Broker quotations, pricing services	3.57%	6.54
GN permanent securities(1)	105,566	109,008	108,807	Broker quotations, pricing services	3.63%	2.68
Mortgage loan receivable held for investment, at amortized cost	331,720	326,319	331,720	Discounted Cash Flow(3)	11.28%	2.27
Mortgage loan receivable held for sale	623,644	623,333	674,414	Discounted Cash Flow(4)	4.81%	8.84
FHLB stock(6)	13,100	13,100	13,100	(6)	3.50%	N/A
Nonhedge derivatives(1)(5)	600,750	N/A	5,695	Counterparty quotations	N/A	4.70

Liabilities:
Repurchase agreements—short-term	359,331	359,331	359,331	Discounted Cash Flow(2)	1.47%	0.13
Repurchase agreements—long-term	434,586	434,586	434,586	Discounted Cash Flow(2)	1.87%	1.47
Long-term financing	103,756	103,756	106,517	Discounted Cash Flow(2)	5.35%	9.32
Borrowings from the FHLB	262,000	262,000	262,787	Discounted Cash Flow(2)	0.61%	3.06
Senior unsecured notes	325,000	325,000	333,938	Broker quotations, pricing services	7.38%	4.75
Nonhedge derivatives(1)(5)	303,600	N/A	18,515	Counterparty quotations	N/A	3.56

(1)	Measured at fair value on a recurring basis.
(2)

Fair value for repurchase agreement liabilities is estimated to approximate carrying amount primarily due to the short interest rate reset risk (30 days) of the financings and the high credit quality of the assets collateralizing these positions. For the borrowings from the FHLB, the carrying value approximates the fair value discounting the expected cash flows. For the long-term financing, the

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

carrying value approximates the fair value discounting the expected cash flows. If the collateral is determined to be impaired, the related financing would be revalued accordingly. There are no impairments on any security positions.
(3)	Fair value for mortgage loan receivables, held for investment is estimated to approximate the outstanding face amount given the short interest rate reset risk (30 days and no significant change in credit risk).
(4)	Fair value for mortgage loan receivables, held for sale is measured at fair value using a hypothetical securitization model utilizing market data from recent securitization spreads and pricing.
(5)	The outstanding face amount of the nonhedge derivatives represents the notional amount of the underlying contracts.
(6)	The fair value of the FHLB stock approximates outstanding face amount as the Company is restricted from trading the stock and it can only put the stock back to the FHLB, at the FHLB’s discretion, at par.

Valuation Hierarchy

In accordance with the authoritative guidance on fair value measurements and disclosures under GAAP (FASB—Accounting Standards Codification Topic 820), the methodologies used for valuing such instruments have been categorized into three broad levels as follows:

Level 1—Quoted prices in active markets for identical instruments.

Level 2—Valuations based principally on other observable market parameters, including

•	Quoted prices in active markets for similar instruments,

•	Quoted prices in less active or inactive markets for identical or similar instruments,

•	Other observable inputs (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates), and

•	Market corroborated inputs (derived principally from or corroborated by observable market data).

Level 3—Valuations based significantly on unobservable inputs.

•

Valuations based on third party indications (broker quotes, counterparty quotes or pricing services) which were, in turn, based significantly on unobservable inputs or were otherwise not supportable as Level 2 valuations.

•	Valuations based on internal models with significant unobservable inputs.

Pursuant to the authoritative guidance, these levels form a hierarchy. The Company follows this hierarchy for its financial instruments measured at fair value on a recurring basis. The classifications are based on the lowest level of input that is significant to the fair value measurement.

It is the Company’s policy to determine when transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

The following table summarizes the Company’s financial assets and liabilities, that are both reported at fair value on a recurring basis (as indicated) or amortized cost/par, at June 30, 2013 and December 31, 2012 ($ in thousands):

June 30, 2013

	Outstanding Face Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Assets:
CMBS*	$564,467	$—	$579,740	$—	$579,740
CMBS interest-only*	423,861	—	49,858	—	49,858
GNMA interest-only*	1,985,708	—	111,506	—	111,506
FHLMC interest-only*	221,128	—	9,004	—	9,004
GN construction securities*	20,887	—	20,728	—	20,728
GN permanent securities*	111,617	—	116,687	—	116,687
Mortgage loan receivable held for investment	342,861	—	—	342,861	342,861
Mortgage loan receivable held for sale	579,863	—	—	583,514	583,514
FHLB stock	28,900	—	—	28,900	28,900
Nonhedge derivatives*	187,500	—	16,128	—	16,128

Liabilities:
Repurchase agreements—short-term	254,978	—	254,978	—	254,978
Repurchase agreements—long-term	—	—	—	—	—
Long-term financing	166,270	—	—	160,536	160,536
Borrowings from the FHLB	498,000	—	—	495,970	495,970
Senior unsecured notes	325,000	—	331,500	—	331,500
Nonhedge derivatives*	685,700	—	8,751	—	8,751

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

December 31, 2012

	Outstanding Face Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Assets:
CMBS*	$781,271	$—	$806,773	$—	$806,773
CMBS interest-only*	234,463	—	27,143	—	27,143
GNMA interest-only*	2,039,528	—	120,997	—	120,997
FHLMC interest-only*	222,515	—	9,999	—	9,999
GN construction securities*	43,023	—	51,843	—	51,843
GN permanent securities*	105,566	—	108,807	—	108,807
Mortgage loan receivable held for investment	331,720	—	—	331,720	331,720
Mortgage loan receivable held for sale	623,644	—	—	674,414	674,414
FHLB stock	13,100	—	—	13,100	13,100
Nonhedge derivatives*	600,750	—	5,695	—	5,695

Liabilities:
Repurchase agreements—short-term	359,331	—	359,331	—	359,331
Repurchase agreements—long-term	434,586	—	434,586	—	434,586
long-term financing	103,756	—	—	106,517	106,517
Borrowings from the FHLB	262,000	—	—	262,787	262,787
Senior unsecured notes	325,000	—	333,938	—	333,938
Nonhedge derivatives*	303,600	—	18,515	—	18,515

*	Measured at fair value on a recurring basis. The outstanding face amount of the nonhedge derivatives represents the notional amount of the underlying contracts.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

9.    DERIVATIVE INSTRUMENTS

The Company uses derivative instruments primarily to economically manage the fair value variability of fixed rate assets caused by interest rate fluctuations. The following is a breakdown of the derivatives outstanding as of June 30, 2013 and December 31, 2012:

June 30, 2013

		Fair Value
Contract Type	Notional	Positive(1)	Negative(1)	Net
Caps
1MO LIB	$139,500,000	$123	$—	$123
Futures
5-years U.S. T-Note	73,300,000	13,499,814	—	13,499,814
10-year U.S. T-Note	434,500,000	1,072,906	—	1,072,906

Total futures	507,800,000	14,572,720	—	14,572,720
Swaps
3MO LIB	144,400,000	918,689	8,542,645	(7,623,956)
Credit Derivatives
CMBX	10,000,000	560,580	—	560,580
CDX	33,500,000	—	207,977	(207,977)
Call Option CBOE SPX Vol Index	38,000,000	76,017	—	76,017

Total credit derivatives	81,500,000	636,597	207,977	428,620

Total derivatives	$873,200,000	$16,128,129	$8,750,622	$7,377,507

December 31, 2012

		Fair Value
Contract Type	Notional	Positive(1)	Negative(1)	Net
Caps
1MO LIB	$128,750,000	$21	$—	$21
Futures
5-years U.S. T-Note	111,100,000	254,906	1,563	253,344
10-year U.S. T-Note	319,500,000	3,650,938	243,609	3,407,328

Total futures	430,600,000	3,905,844	245,172	3,660,672
Swaps
3MO LIB	174,500,000	—	17,788,614	(17,788,614)
Credit Derivatives
CMBX	67,000,000	1,779,458	—	1,779,458
TRX	68,500,000	—	481,377	(481,377)
S&P 500 Put Options	4,000,000	3,770	—	3,770
Call Option CBOE SPX Vol Index	31,000,000	5,426	—	5,426

Total credit derivatives	170,500,000	1,788,654	481,377	1,307,277

Total derivatives	$904,350,000	$5,694,519	$18,515,163	$(12,820,644)

(1)	Included in derivative instruments, at fair value, in the accompanying consolidated balance sheet

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

The following table indicates the net realized gains/(losses) and unrealized appreciation/(depreciation) on derivatives, by primary underlying risk exposure, as included in net result from derivatives transactions in the consolidated statements of operations for the six months ended June 30, 2013 and 2012.

	For the six months ended June 30,
Contract Type	2013	2012
Caps	$102	$(1,100)
Futures	19,016,265	(13,566,949)
Swaps	6,116,243	(9,568,629)
Credit Derivatives	(2,183,874)	430,328

Total	$22,948,736	$(22,706,350)

The Company’s counterparties held $13,422,531 and $32,207,997 of cash margin as collateral for derivatives as of June 30, 2013 and December 31, 2012, respectively, which is included in cash collateral held by brokers in the consolidated balance sheets.

Credit Risk-Related Contingent Features

The Company has agreements with certain of its derivative counterparties that contain a provision whereby if the Company defaults on certain of its indebtedness, the Company could also be declared in default on its derivatives, resulting in an acceleration of payment under the derivatives. As of June 30, 2013 and December 31, 2012, the Company was in compliance with these requirements and not in default on its indebtedness. As of June 30, 2013 and December 31, 2012, there was $12,920,000 and $24,691,197 of cash collateral held by the derivative counterparties for these derivatives, respectively. No additional cash would be required to be posted if the acceleration of payment under the derivatives was triggered.

As of June 30, 2013

Offsetting of Financial Assets and Derivative Assets

				Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Gross amounts offset in the balance sheet	Net amounts of assets presented in the balance sheet	Financial instruments	Cash collateral received	Net amount
Derivatives	16,128,129	—	16,128,129	—	6,092,401	10,035,728

Total	16,128,129	—	16,128,129	—	6,092,401	10,035,728

As of June 30, 2013

Offsetting of Financial Liabilities and Derivative Liabilities

				Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Gross amounts offset in the balance sheet	Net amounts of liabilities presented in the balance sheet	Financial instruments	Cash collateral paid	Net amount
Derivatives	8,750,622	—	8,750,622	994,706	12,450,000	(3,699,378)
Repurchase agreements	254,977,525		254,977,525	293,063,394	—	254,977,525

Total	263,728,147	—	263,728,147	294,058,100	12,450,000	251,278,147

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

As of December 31, 2012

Offsetting of Financial Assets and Derivative Assets

				Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Gross amounts offset in the balance sheet	Net amounts of assets presented in the balance sheet	Financial instruments	Cash collateral received	Net amount
Derivatives	5,694,519	—	5,694,519	—	4,841,197	853,322

Total	5,694,519	—	5,694,519	—	4,841,197	853,322

As of December 31, 2012

Offsetting of Financial Liabilities and Derivative Liabilities

				Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Gross amounts offset in the balance sheet	Net amounts of liabilities presented in the balance sheet	Financial instruments	Cash collateral received	Net amount
Derivatives	18,515,163	—	18,515,163	—	27,366,800	(8,851,637)
Repurchase agreements	793,916,703		793,916,703	1,028,834,892	—	(234,918,189)

Total	812,431,866	—	812,431,866	1,028,834,892	27,366,800	(243,769,826)

Master netting agreements that the Company has entered into with its derivative and repurchase agreement counterparties allow for netting of the same transaction, in the same currency, on the same date. The Company does not present its derivative and repurchase agreements net on the consolidated financial statements.

10.    PARTNERS’ CAPITAL

Pursuant to the LLLP Agreement, the Company’s general partner has delegated all management powers to the Company’s Board of Directors, who, pursuant to the same LLLP Agreement, are appointed by certain significant investors and the CEO of the Company. All other rights as to distributions and income allocations for each class of partners are described below.

Cash Distributions to Partners

Distributions (other than tax distributions which are described below) will be made in the priorities described below at such times and in such amounts as the Company’s Board of Directors determines as described below. All capitalized items used in this section but not defined shall have the respective meanings given to such capitalized terms in the LLLP Agreement.

First, to the holders of Series A and B Preferred pro rata based on the then Series A and B Participating Preferred Unreturned Capital Value (as defined in the LLLP Agreement) of each such holder’s Interests; and

Second, to the holders of Series A and B Participating Preferred Units and Class A Common Units as follows: (A) to the holders of the Series A and B Participating Preferred Units (pro rata based on the number of then issued and outstanding Series A and B Participating Preferred Units), an amount equal to the product of

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

(x) the Series A and B Participating Preferred Percentage as of the date of such distribution multiplied by (y) the amount to be distributed; and (B) to the holders of the Class A Common Units, (pro rata based on the then Aggregate Class A Common Units Outstanding), including any deemed owners of Class A-2 Common Units, an amount equal to the product of (xx) the Class A Common Percentage as of the date of such distribution multiplied by (yy) the amount to be distributed, taking into account the relevant Threshold Amounts, as appropriate.

Notwithstanding the foregoing, subject to available liquidity as determined by Company’s Board of Directors, the Company intends to make quarterly tax distributions equal to a partner’s “Quarterly Estimated Tax Amount”, which shall be computed (as more fully described in the Company’s LLLP agreement) for each partner as the product of (x) the federal taxable income (or alternative minimum taxable income, as the case may be, allocated by the Company to such partner in respect of the partnership interests of the Company held by such partner and (y) the highest marginal blended federal, state and local income tax rate applicable to an individual residing in New York, NY, taking into account for federal income tax purposes, the deductibility of state and local taxes.

Allocation of Income and Loss

Income and losses are allocated among the partners in a manner to reflect as closely as possible the amount each partner would be distributed under the LLLP Agreement upon liquidation of the Company’s assets.

Changes in Accumulated Other Comprehensive Income

For the six months ended June 30, 2013	Unrealized gain (loss) on real estate securities, available for sale
Beginning balance	$32,495,092

Other comprehensive income before reclassifications	(10,955,184)
Amounts reclassified from accumulated other comprehensive income(1)	(5,876,315)

Net current-period other comprehensive income	(16,831,499)

Ending balance	$15,663,593

(1)	Amount of reclassification solely relates to realized gain/loss on sale of securities.

11.    RELATED PARTY TRANSACTIONS

The Company entered into a loan referral agreement with Meridian Capital Group LLC (“Meridian”), which is an affiliate of a member of the Company’s Board of Directors and an investor in the Company. The agreement provides for the payment of referral fees for loans originated pursuant to a formula based on the Company’s net profit, as defined in the agreement, payable annually in arrears. While the arrangement gives rise to a potential conflict of interest, full disclosure is given and the borrower waives the conflict in writing. This agreement is cancelable by the Company based on the occurrence of certain events, or by Meridian for nonpayment of amounts due under the agreement. The Company incurred fees of $300,000 during the six months ended June 30, 2013 for loans originated in accordance with this agreement, of which $300,000 is accrued for and payable as of June 30, 2013. The Company incurred fees of $240,000 during the six months ended June 30, 2012 for loans

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

originated in accordance with this agreement, of which $240,000 was accrued for and payable as of June 30, 2012. These fees are reflected in fee expense in the accompanying consolidated statements of income.

12.    STOCK BASED COMPENSATION PLANS

The 2008 Incentive Equity Plan of the Company, as amended in 2012, was adopted by the Board of Directors on September 22, 2008 (the “2008 Plan”), and provides certain executives, other key employees and directors of the Company or any other Ladder Company (as defined in the 2008 Plan) with additional incentives.

On April 20, 2010, 910,491 Class A-2 Common Units were granted to an executive of the Company. The grants issued are subject to a forty-two (42) month vesting period, commencing on April 20, 2010. On June 4, 2012, 1,127,543 Class A-2 Common Units and 31,451.61 Series B Participating Preferred Units were granted to a new member of the management team. The grants issued are subject to a thirty-six (36) month vesting period, commencing on January 1, 2012 and vest monthly. In addition, the new member purchased 24,193.55 Series B Participating Preferred Units as well as received an option to purchase an additional 24,193.55 Series B Participating Preferred Units within one year of grant date at a price of $124 per unit. The fair value of the units at grant date was $130 per unit, and the difference is recognized to deferred compensation expense over the vesting period. The option in respect of 14,516.13 Series B Participating Preferred Units was exercised on May 29, 2013 at an exercise price of $124.0 per unit. The remaining options held were terminated on May 29, 2013. On May 20, 2013, 6,570 Series B Participating Preferred Units were granted to a new employee. The grant issued is subject to a thirty-six (36) month vesting period, commencing on February 1, 2013 and vests monthly. On June 3, 2013, 2,531 Series B Participating Preferred Units were granted to a new employee. The grant issued is subject to a thirty-six (36) month vesting period, commencing on February 1, 2013 and vests monthly.

The Company has estimated the fair value of such units granted utilizing a price to earnings ratio of comparable companies, which is approved by the Board of Directors. Key input assumptions have been estimated based on certain assumptions with respect to management’s prior experience, current market conditions and projected conditions of the commercial real estate industry. All units issued under the 2008 Plan are amortized over the units’ vesting periods and charged against income. The Company recognized equity-based compensation expense of $1,569,962 for the six months ended June 30, 2013. The Company recognized equity based compensation expense of $1,320,849 for the six months ended June 30, 2012.

A summary of the grants is presented below:

	For the six months ended June 30,
	2013		2012
	Number of Units	Weighted Average Fair Value	Number of Units	Weighted Average Fair Value
Grants—Class A-2 Common Units	—	$—	1,127,543	$1,360,106
Grants—Series A Participating Preferred Units	—	—	—	—
Grants—Series B Participating Preferred Units	9,101	1,365,150	40,323	5,241,935
Amortization to compensation expense
Class A-2 Common Units		(226,684)		(447,193)
Series A Participating Preferred Units		—		—
Series B Participating Preferred Units		(1,343,278)		(873,656)

Total amortization to compensation expense		$(1,569,962)		$(1,320,849)

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

Deferred Compensation Plan

In February 2012, the employees contributed $2,156,283 to the Phantom Equity Investment Plan. There have been no contributions to the Phantom Equity Investment Plan for the six months ended June 30, 2013. Under the plan, there are both elective and mandatory contributions to the plan based upon a minimum level of total compensation. Mandatory contributions are subject to one-third vesting over a three year period following the applicable plan year in which the related compensation was earned. Elective contributions are immediately vested upon contribution. Compensation expense is liability based and 100% expensed upon contribution. The employees receive phantom units of Series B Participating Preferred Units at the fair market value of the units. As of June 30, 2013 there have been $6,431,654 total contributions to the Phantom Equity Investment Plan resulting in 42,722 phantom units outstanding, of which 20,651 are unvested.

13.    COMMITMENTS

Leases

The Company entered into an operating lease for its office space. The lease commenced on January 5, 2009 and expires on May 30, 2015. There is an option to renew the lease for an additional five years at an increased monthly rental. The office space has subsequently been subleased to a third party. Income received on the subleased office space is included in operating expenses on the consolidated statements of income. In 2011, the Company entered into a new lease for its primary office space which commenced on October 1, 2011 and expires on January 31, 2022. In 2012, the Company entered into one new lease for secondary office space. The lease commenced on May 15, 2012 and expires on May 14, 2015.

The following is a schedule of future minimum rental payments required under the above operating leases:

Year ended December 31,	Amount
2013 (last 6 months)	$890,146
2014	1,781,716
2015	1,381,992
2016	1,125,069
2017	1,180,400
Thereafter	4,819,967

Total	$11,179,290

GN Construction Loan Securities

The Company committed to purchase GNMA construction loan securities over a period of twelve to fifteen months. As of June 30, 2013, the Company’s commitment to purchase these securities at fixed prices ranging from 101.1 to 107.3 was $87,735,763, of which $20,127,039 was funded, with $67,608,724 remaining to be funded. As of December 31, 2012, the Company’s commitment to purchase these securities at fixed prices ranging from 101.1 to 107.3 was $178,738,909, of which $42,030,253 was funded, with $136,708,656 remaining to be funded. The fair value of those commitments at June 30, 2013 and December 31, 2012 was ($448,262) and $3,448,503, respectively, which was determined by pricing services as adjusted for estimated liquidity discounts and is included in GN construction securities on the consolidated balance sheets.

14.    RISKS AND UNCERTAINTIES

The following summary of certain risk factors is not intended to be a comprehensive summary of all of the risks of the Company’s investments or all of risks inherent in investing in the Company.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

Interest Rate Risk

The nature of the Company’s business exposes it to market risk arising from changes in interest rates. Changes, both increases and decreases, in the rates the Company is able to charge its borrowers, the yields the Company is able to achieve in its securities investments, and the Company’s cost of borrowing directly impacts its net income. The Company’s interest income stream from loans and securities is generally fixed over the life of its assets, whereas it uses floating-rate debt to finance a significant portion of its investments. Another component of interest rate risk is the effect changes in interest rates will have on the market value of the assets the Company acquires. The Company faces the risk that the market value of its assets will increase or decrease at different rates than that of its liabilities, including its hedging instruments. The Company mitigates interest rate risk through utilization of hedging instruments, primarily interest rate swap and futures agreements. Interest rate swap and futures agreements are utilized to hedge against future interest rate increases on the Company’s borrowings and potential adverse changes in the value of certain assets that result from interest rate changes. The Company generally seeks to hedge assets that have a duration longer than two years, including newly originated conduit first mortgage loans, securities in the Company’s CMBS portfolio if long enough in duration, and most of its U.S. Agency Securities portfolio.

Market Value Risk

The Company’s securities investments are reflected at their estimated fair value. The change in estimated fair value of securities available-for-sale is reflected in accumulated other comprehensive income. The change in estimated fair value of Agency interest-only securities is recorded in current period earnings. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase. As market volatility increases or liquidity decreases, the market value of the Company’s assets may be adversely impacted. The Company’s fixed rate mortgage loan portfolio is subject to the same risks. However, to the extent those loans are classified as held for sale, they are reflected at the lower of cost or market. Otherwise, held for investment mortgage loans are reflected at values equal to the unpaid principal balances net of certain fees, costs and loan loss allowances.

Liquidity Risk

Market disruptions may lead to a significant decline in transaction activity in all or a significant portion of the asset classes in which the Company invests, and may at the same time lead to a significant contraction in short-term and long-term debt and equity funding sources. A decline in liquidity of real estate and real estate-related investments, as well as a lack of availability of observable transaction data and inputs, may make it more difficult to sell the Company’s investments or determine their fair values. As a result, the Company may be unable to sell its investments, or only able to sell its investments at a price that may be materially different from the fair values presented. Also, in such conditions, there is no guarantee that the Company’s borrowing arrangements or other arrangements for obtaining leverage will continue to be available, or if available, will be available on terms and conditions acceptable to the Company. In addition, a decline in market value of the Company’s assets may have particular adverse consequences in instances where it borrowed money based on the fair value of its assets. A decrease in the market value of the Company’s assets may result in the lender requiring it to post additional collateral or otherwise sell assets at a time when it may not be in the Company’s best interest to do so. Finally, the Company’s captive insurance company subsidiary is subject to state regulations which require that dividends may only be made with regulatory approval.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

Credit Risk

The Company is subject to varying degrees of credit risk in connection with its investments. The Company seeks to manage credit risk by performing deep credit fundamental analysis of potential assets and through ongoing asset management. The Company’s investment guidelines do not limit the amount of its equity that may be invested in any type of its assets, however, investments greater than a certain size are subject to review of the Risk and Underwriting Committee of the Board of Directors.

Credit Spread Risk

Credit spread risk is the risk that interest rate spreads between two different financial instruments will change. In general, fixed-rate commercial mortgages and CMBS are priced based on a spread to Treasury swaps. The Company generally benefits if credit spreads narrow during the time that it holds a portfolio of mortgage loans or CMBS investments, and the Company may experience losses if credit spreads widen during the time that it holds a portfolio of mortgage loans or CMBS investments. The Company actively monitors its exposure to changes in credit spreads and the Company may enter into credit total return swaps or take positions in other credit related derivative instruments to moderate its exposure against losses associated with a widening of credit spreads.

Risks Related to Real Estate

Real estate and real estate-related assets are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans, which could also cause the Company to suffer losses.

Covenant Risk

In the normal course of business, the Company enters into loan agreements with certain lenders to finance its real estate investment transactions. These loan agreements contain, among other conditions, events of default and various covenants and representations. If such events are not cured by the Company or waived by the lenders, the lenders may decide to curtail or limit extension of credit, and the Company may be forced to repay its loans. For the years ended December 31, 2012, 2011 and 2010, the Company believes it was in compliance with all covenants.

Concentration Risk

The assets of the Company are concentrated in the real estate sector. Accordingly, the investment portfolio of the Company may be subject to more rapid change in value than would be the case if the Company were to maintain a wide diversification among investments or industry sectors. Furthermore, even within the real estate sector, the investment portfolio may be relatively concentrated in terms of geography and type of real estate investment. This lack of diversification may subject the investments of the Company to more rapid change in value than would be the case if the assets of the Company were more widely diversified.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

Regulatory Risk

The Company established a broker-dealer subsidiary, Ladder Capital Securities LLC (“LCS”), which was initially licensed and capitalized to do business in July 2010. LCS is required to be compliant with the Financial Industry Regulatory Authority (“FINRA”) and Securities and Exchange Commission (“SEC”) requirements on an ongoing basis and is subject to multiple operating and reporting requirements that all broker-dealer entities are subject to. This governance is an increased level of compliance to operate within the broker-dealer requirements. The Company established a registered investment advisor subsidiary, Ladder Capital Adviser LLC (“LCA”). LCA is required to be compliant with SEC requirements on an ongoing basis and is subject to multiple operating and reporting requirements that all registered investment advisers are subject to. In addition, Tuebor is subject to state regulation as a captive insurance company. If LCS, LCA or Tuebor fail to comply with regulatory requirements, they could be subject to loss of their licenses and registration and/or economic penalties.

15.    SEGMENT REPORTING

The Company has determined that it has three reportable segments based on how management reviews and manages its business. These reportable segments include Loans, Securities, and Real Estate. The Loans segment includes mortgage loan receivables held for investment (balance sheet loans) and mortgage loan receivables held for sale (conduit loans). The Securities segment includes all of the Company’s activities related to real estate securities, which include investments in CMBS and U.S. Agency securities. The Real Estate segment includes net lease real estate and selected other real estate investments. Corporate/Other includes our investments in joint ventures, other asset management activities and operating expenses.

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

The Company evaluates performance based on the following financial measures for each segment ($ in thousands):

	Loans	Securities	Real Estate	Corporate/ Other(1)	Company Total
Six months ended June 30, 2013
Interest income	$32,789	$28,611	$—	$29	$61,429
Interest expense	(3,355)	(2,046)	(4,000)	(14,010)	(23,411)

Net interest income (expense)	29,434	26,565	(4,000)	(13,981)	38,018
Provision for loan losses	(300)	—	—	—	(300)

Net interest income (expense) after provision for loan losses	29,134	26,565	(4,000)	(13,981)	37,718
Operating lease income	—	—	15,390	—	15,390
Sales of investments, net	121,305	5,876	7,363	140	134,684
Fee income	1,325	8	213	2,057	3,603
Net result from derivative transactions	14,112	8,836	—	—	22,949
Earnings from investment in unconsolidated joint ventures	—	—	—	989	989
Unrealized gain (loss) from agency IO securities, net	—	(5,039)	—	—	(5,039)

Total other income	136,743	9,681	22,966	3,186	172,576
Salaries and employee benefits	(16,300)	—	—	(17,293)	(33,593)
Operating expenses	103	—	—	(5,113)	(5,010)
Real estate operating expenses	—	—	(6,425)	—	(6,425)
Fee expense	(1,562)	(357)	(3,057)	(217)	(5,193)
Depreciation	—	—	(5,925)	(274)	(6,199)

Total costs and expenses	(17,759)	(357)	(15,407)	(22,897)	(56,420)
Tax expense	—	—	(474)	(3,210)	(3,684)
Segment profit (loss)	$148,118	$35,889	$3,085	$(36,902)	$150,190

Total assets	$911,295	$887,523	$521,369	$178,077	$2,498,264
Six months ended June 30, 2012
Interest income	$25,284	$45,555	$—	$340	$71,179
Interest expense	(4,045)	(10,158)	(930)	(914)	(16,047)

Net interest income (expense)	21,239	35,397	(930)	(574)	55,132
Provision for loan losses	(149)	—	—	—	(149)

Net interest income (expense) after provision for loan losses	21,090	35,397	(930)	(574)	54,983
Operating lease income	—	—	2,290	—	2,290
Sales of investments, net	56,487	10,264	1,475	508	68,733
Fee income	5,689	—	319	345	6,352
Net result from derivative transactions	(15,567)	(7,139)	—	—	(22,706)
Earnings from investment in unconsolidated joint ventures	—	—	—	801	801
Unrealized gain (loss) from agency IO securities, net	—	(2,044)	—	—	(2,044)

Total other income	46,609	1,081	4,083	1,654	53,426
Salaries and employee benefits	(9,150)	—	—	(14,104)	(23,254)
Operating expenses	79	—	—	(5,096)	(5,017)
Fee expense	(1,908)	(44)	(8)	(120)	(2,080)
Depreciation	—	—	(690)	(274)	(964)

Total costs and expenses	(10,979)	(44)	(698)	(19,594)	(31,316)
Tax expense	—	—	—	(414)	(414)

Segment profit (loss)	$56,720	$36,433	$2,455	$(18,929)	$76,679
Total assets	$825,605	$1,623,180	$79,387	$249,672	$2,777,844

Ladder Capital Finance Holdings LLLP

Notes to Consolidated Financial Statements

(unaudited)

(1)	Corporate/Other represents all corporate level and unallocated items including any intercompany eliminations necessary to reconcile to consolidated Company totals. This caption also includes the Company’s investment in unconsolidated joint ventures and strategic investments that are not related to the other reportable segments above, including the Company’s investment in FHLB stock of $28.9 million as of June 30, 2013.

16.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 16, 2013, the issuance date of the financial statements, and determined disclosure of the following is necessary:

WFCM 2013-LC12 Securitization

The Company participated in a securitization transaction by selling originated first mortgage loans totaling principal of $553,375,420, of which $430,240,067 was included in Mortgage loan receivables held for sale as of June 30, 2013. The transaction settled on July 30, 2013.

Schedule III—Real Estate and Accumulated Depreciation

Ladder Capital Finance Holdings LLLP

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION

December 31, 2012

($ in thousands)

Description	Encumbrances	Initial Cost to Company		Costs Capitalized Subsequent to Acquisition	Gross Amount at which Carried at Close of Period			Accumulated Depreciation	Date Acquired	Year Built	Life on which Depreciation in Latest Statement of Income is Computed

		Land	Buildings		Land	Buildings	Total
Real Estate Under Operating Leases:
Retail Property in Satsuma, FL	—	$79	$1,013	—	$79	$1,013	$1,092	$32	Apr. 2012	2011	15-35 yrs.
Retail Property in Middleburg, FL	—	184	994	—	184	994	1,178	32	Apr. 2012	2011	15-35 yrs.
Retail Property in DeLeon, FL	—	239	1,003	—	239	1,003	1,242	16	Aug. 2012	2011	15-36 yrs.
Retail Property in OrangeCity, FL	—	229	1,088	—	229	1,088	1,317	29	May. 2012	2011	15-35 yrs.
Retail Property in Yulee, FL	—	329	1,010	—	329	1,010	1,339	21	Jul. 2012	2012	15-35 yrs.
Retail Property in Spartanburg, SC	—	828	3,042	—	828	3,042	3,870	194	Jan. 2011	2007	12-42 yrs.
Retail Property in Mount Airy, NC	—	725	3,767	—	725	3,767	4,492	—	Dec. 2012	2007	31 yrs.
Retail Property in Abingdon, VA	—	700	3,988	—	700	3,988	4,688	—	Dec. 2012	2006	31 yrs.
Retail Property in Lexington, SC	—	1,644	3,088	—	1,644	3,088	4,732	256	Jun. 2010	2009	13-48 yrs.
Retail Property in Elkton, MD	—	963	3,909	—	963	3,909	4,872	293	Jul. 2010	2008	14-49 yrs.
Retail Property in Gallatin, TN	—	1,750	3,312	—	1,750	3,312	5,062	9	Dec. 2012	2007	31 yrs.
Retail Property in Tupelo, MS	—	1,120	4,008	—	1,120	4,008	5,128	305	Aug. 2010	2007	12-47 yrs.
Retail Property in Greenwood, AR	—	1,278	3,869	—	1,278	3,869	5,147	81	Apr. 2012	2009	13-43 yrs.
Retail Property in Johnson City, TN	—	800	4,462	—	800	4,462	5,262	—	Dec. 2012	2007	31 yrs.
Retail Property in Douglasville, GA	—	1,717	3,692	—	1,717	3,692	5,409	278	Aug. 2010	2008	13-48 yrs.
Retail Property in Chattanooga, TN	—	903	4,800	—	903	4,800	5,703	—	Dec. 2012	2008	11-41 yrs.
Retail Property in Lilburn, GA	—	1,090	4,701	—	1,090	4,701	5,791	353	Aug. 2010	2007	12-47 yrs.
Retail Property in Aiken, SC	—	1,600	4,326	—	1,600	4,326	5,926	—	Dec. 2012	2008	31 yrs.
Retail Property in Palmview, TX	—	950	5,870	—	950	5,870	6,820	—	Dec. 2012	2012	31 yrs.
Retail Property in Millbrook, AL	—	975	5,966	—	975	5,966	6,941	142	Mar. 2012	2008	31 yrs.
Retail Property in Wichita, KS	—	1,200	6,000	—	1,200	6,000	7,200	—	Dec. 2012	2012	25 yrs.
Retail Property in Tilton, NH	—	1,476	5,780	—	1,476	5,780	7,256	79	Sep. 2012	1996	10-20 yrs.
Retail Property in Sennett, NY	—	1,147	6,328	—	1,147	6,328	7,475	79	Sep. 2012	1996	10-23 yrs.
Retail Property in Columbia, SC	—	2,148	5,652	—	2,148	5,652	7,800	165	Apr. 2012	2011	14-34 yrs.
Retail Property in Snellville, GA	—	1,293	6,707	—	1,293	6,707	8,000	195	Apr. 2012	2011	14-34 yrs.
Retail Property in Jonesboro, AR	—	2,615	5,785	—	2,615	5,785	8,400	40	Oct. 2012	2012	15-35 yrs.
Retail Property in Mt. Juliet, TN	—	2,739	6,361	—	2,739	6,361	9,100	17	Nov. 2012	2012	15-35 yrs.
Retail Property in Pittsfield, MA	—	1,801	12,899	—	1,801	12,899	14,700	364	Feb. 2012	2011	14-34 yrs.
Retail Property in Mooresville, NC	—	2,615	15,028	—	2,615	15,028	17,643	180	Sep. 2012	2000	12-24 yrs.
Retail Property in Waldorf, MD	—	4,933	13,870	—	4,933	13,870	18,803	170	Sep. 2012	1999	10-25 yrs.
Retail Property in Saratoga Springs, NY	—	749	19,474	—	749	19,474	20,223	202	Sep. 2012	1994	15-27 yrs.
Retail Property in Vineland, NJ	—	1,482	21,024	—	1,482	21,024	22,506	222	Sep. 2012	2003	12-30 yrs.
Retail Property in North Dartsmouth, MA	—	7,033	22,932	—	7,033	22,932	29,965	305	Sep. 2012	1989	10-20 yrs.
Retail Property in Las Vegas, NV	—	4,900	114,100	—	4,900	114,100	119,000	—	Dec. 2012	2010	53 yrs.

	$—	$54,234	$329,848	$—	$54,234	$329,848	$384,082	$4,060

Reconciliation of Real Estate:

The following table reconciles Real Estate from January 1, 2010 to December 31, 2012:

	2012	2011	2010
Balance at January 1	$29,802	$25,932	$—
Improvements and additions	428,651	3,870	63,583
Acquisitions through foreclosure	—	—	—
Dispositions	(74,371)	—	(37,651)
Impairments	—	—	—

Balance at December 31	$384,082	$29,802	$25,932

Reconciliation of Accumulated Depreciation:

The following table reconciles Accumulated Depreciation from January 1, 2010 to December 31, 2012:

	2012	2011	2010
Balance at January 1	$967	$263	$—
Additions	3,093	704	263
Dispositions	—	—	—

Balance at December 31	$4,060	$967	$263

Ladder Capital Finance Holdings LLLP

Schedule IV—Mortgage Loans on Real Estate

As of December 31, 2012

Type of Loan	Underlying Property Type	Contractual Interest Rates	Final Maturity Dates	Periodic Payment Terms(1)	Location	Face amount of Mortgages	Carrying Amount of Mortgages
First Mortgage	Retail	4.90%	Dec 2022	IO	Pensacola Beach, FL	69,000,000	68,935,000
First Mortgage	Office	LIBOR + 8.0%, 8.25% Floor	May 2014	P&I	Van Buren Township, MI	65,381,809	64,944,025
First Mortgage	Office	4.43%	Oct 2018	IO	Long Island City, NY	62,000,000	62,000,000
First Mortgage	Hotel	4.81%	Dec 2017	IO	Chicago, IL	48,000,000	48,000,000
First Mortgage	Residential	4.65%	Dec 2022	IO	Washington, MI	45,900,000	45,900,000
First Mortgage	Multi-family	5.46%	Jul 2021	IO	Carteret, NJ	36,000,000	36,000,000
First Mortgage	Retail	LIBOR + 9.0%, 10.5% Floor	May 2014	P&I	Austin, TX	32,910,092	32,528,156
First Mortgage	Retail	LIBOR + 11.1%, 12.4% Floor	Jan 2014	IO	New York, NY	31,500,000	31,185,000
First Mortgage	Mixed Use	5.92%	Jan 2025	IO	North Hollywood, CA	30,300,000	30,300,000
First Mortgages individually <3%	Retail, Office, Mixed Use, Hotel, Multi-family	Fixed: 3.67% - 15% Variable: LIBOR + 6.75% to LIBOR + 11.00%	2013 - 2033			440,025,325	439,129,542

First Mortgages						$861,017,227	$858,921,724

Subordinate Mortgage	Land	14.65%	Jan 2014	IO		35,000,000	34,176,000
Subordinate Mortgages individually <3%	Retail, Office, Hotel, Multi-family	Fixed: 6.04% - 12%	2016-2022			59,346,656	58,453,446

Subordinated Mortgages						$94,346,656	$92,629,446

Total Mortgages						$955,363,882	$951,551,170

(1)	IO = Interest Only
P&I = Principal and interest

Reconciliation of Mortgage Loans on Real Estate:

The following table reconciles Mortgage Loans on Real Estate from January 1, 2010 to December 31, 2012:

	2012	2011	2010
Balance at January 1	$514,038,109	$509,803,975	$123,136,364
Additions	2,463,328,246	1,444,354,090	784,107,320
Repayments	(280,567,836)	(64,249,342)	(69,904,380)
Sales	(1,904,189,552)	(1,444,330,798)	(358,544,564)
Realized gain on sales	154,613,009	66,270,758	30,532,843
Accretion/amortization of discount, premium and other fees	2,878,027	2,189,426	1,361,387
Provisions for loan loss	(448,833)	—	(884,995)

Balance at December 31	$949,651,170	$514,038,109	$509,803,975

$325,000,000

Ladder Capital Finance Holdings LLLP

Ladder Capital Finance Corporation

Exchange Offer for 7.375% Senior Notes due 2017

Prospectus

                    , 2013

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Ladder Capital Finance Holdings LLLP (a Delaware limited liability limited partnership and referred to herein as the “Delaware LLLP”)

The Delaware LP is empowered by Section 17–108 of the Delaware Revised Uniform Limited Partnership Act, subject to the limitations in the partnership agreement, to indemnify and hold harmless any person against any and all claims and demands. The Delaware LP must indemnify and hold harmless any person, who incurs liability as a partner, employee, agent or otherwise, against all liabilities and expenses (including judgments, fines, penalties and counsel fees) reasonably incurred in connection with any actual or threatened proceeding, whether civil or criminal, by reason of such person being or having been a partner, or by serving in such other capacity, except with respect to any matter which constitutes willful misconduct, bad faith, gross negligence or reckless disregard, criminal intent or material breach of the partnership agreement. The Delaware LP must advance to such person reasonable attorney’s fees and other costs and expenses incurred in connection with the defense of such action or proceeding. This right of indemnity is not exclusive of other rights to which such person may be entitled by law.

The Delaware LP maintains insurance on behalf of the directors and officers of its partner insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Ladder Capital Finance Corporation (a Delaware corporation and referred to herein as the “Delaware Corporation”)

Section 102 of the Delaware General Corporation Law (the “DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damage for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Delaware corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the Delaware corporation or is or was serving at its request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if the person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Delaware corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Delaware corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the Delaware corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Delaware Corporation’s certificates of incorporation include a provision that limits the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent such limitation is not permitted under the DGCL.

The Delaware Corporation’s certificates of incorporation and/or by-laws provide that the Delaware Corporation must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Delaware Corporation’s certificates of incorporation and/or by-laws provide that it may additionally indemnify its agents and employees to the fullest extent permitted by Delaware law, but if such agent or employee is serving at another entity at the request of the Delaware Corporation’s board of directors, then the Delaware Corporation must indemnify such agent or employee.

In addition, the Delaware Corporation maintains insurance on behalf of its directors and officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index, which is incorporated herein by reference.

Financial Statements and Financial Statement Schedules

See Financial Statement Index on page F-1.

ITEM 22. UNDERTAKINGS

The undersigned registrants hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(f)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(h)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 21, 2013.

LADDER CAPITAL FINANCE HOLDINGS LLLP (Registrant)

By:	/s/ Brian Harris
Brian Harris
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Brian Harris Brian Harris	Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2013

/s/ Marc Fox Marc Fox	Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2013

* Alan Fishman	Chairman of the Board of Directors	August 21, 2013

* Jonathan Bilzin	Director	August 21, 2013

* Amin Hariri	Director	August 21, 2013

* Ralph Herzka	Director	August 21, 2013

* As Attorney-in-Fact
By:	/s/ Marc Fox
Marc Fox

Name	Title	Date

* Neal Moszkowski	Director	August 21, 2013

* Howard Park	Director	August 21, 2013

* Joel C. Peterson	Director	August 21, 2013

* As Attorney-in-Fact
By:	/s/ Marc Fox
Marc Fox

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 21, 2013.

LADDER CAPITAL FINANCE CORPORATION (Registrant)

By:	/s/ Pamela McCormack
Pamela McCormack
Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Pamela McCormack Pamela McCormack	Secretary (Principal Executive Officer)	August 21, 2013

/s/ Marc Fox Marc Fox	Assistant Secretary and Director (Principal Financial and Accounting Officer)	August 21, 2013

/s/ Robert Perelman Robert Perelman	Director	August 21, 2013

EXHIBIT INDEX

Exhibit No.	Description

*3.1	Certificate of Formation of Ladder Capital Finance Holdings LLC

*3.2	Certificate of Conversion from Limited Liability Company to a Limited Partnership of Ladder Capital Finance Holdings LLLP

*3.3	Certificate of Limited Partnership of Ladder Capital Finance Holdings LLLP

*3.4	Limited Liability Limited Partnership Agreement of Ladder Capital Finance Holdings LLLP

*3.5	First Amendment to the Limited Liability Limited Partnership Agreement of Ladder Capital Finance Holdings LLLP

*3.6	Certificate of Incorporation of Ladder Capital Finance Corporation

*3.7	By-laws of Ladder Capital Finance Corporation

*4.1	Indenture, dated as of September 19, 2012, among Ladder Capital Finance Holdings LLLP, Ladder Capital Finance Corporation and Wilmington Trust, National Association, as trustee

*4.2	Registration Rights Agreement, dated as of September 19, 2012, by and among Ladder Capital Finance Holdings LLLP, Ladder Capital Finance Corporation and J.P. Morgan Securities LLC, as representative of the initial purchasers

†5.1	Legal opinion of Kirkland & Ellis LLP

*10.1	Form of Employment Agreement

†10.2	Director Agreement of Alan Fishman

†12.1	Computation of Ratio of Earnings to Fixed Charges

*21.1	Subsidiaries of Ladder Capital Finance Holdings LLLP

23.1	Consent of PricewaterhouseCoopers LLP

†23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included on signature pages to the registration statement)

*25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, with respect to the Indenture governing the Notes

*99.1	Form of Letter of Transmittal

†99.2	Real Estate Operations Acquired and Properties Securing Significant Loans

†	Exhibit previously filed on June 5, 2013
*	Exhibit previously filed on April 29, 2013